As filed with the Securities and Exchange Commission on December 22, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Outfront Media Capital LLC

and

Outfront Media Capital Corporation,

wholly owned subsidiaries of

OUTFRONT Media Inc.

Additional Registrants Listed on Schedule A Hereto

(Exact name of registrant as specified in its charter)

Outfront Media Capital LLC		Outfront Media Capital Corporation
Delaware	6798	Delaware
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(State or other jurisdiction of incorporation or organization)
46-4221811		35-2490863
(I.R.S. Employer Identification No.)		(I.R.S. Employer Identification No.)

405 Lexington Avenue, 17th Floor

New York, New York 10174

(212) 297-6400

(Address, including zip code, and telephone number, including area code, of each of the registrants’ principal executive offices)

Richard H. Sauer

Executive Vice President, General Counsel and Secretary

OUTFRONT Media Inc.

405 Lexington Avenue, 17th Floor

New York, NY 10174

(212) 297-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Boris Dolgonos

Jones Day

222 East 41st Street

New York, New York 10017-6702

(212) 326-3939

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
5.250% Senior Notes due 2022	$550,000,000	100%	$550,000,000	$63,910
Guarantees of 5.250% Senior Notes due 2022	—	—	—	—(2)
5.625% Senior Notes due 2024	$400,000,000	100%	$400,000,000	$46,480
Guarantees of 5.625% Senior Notes due 2024	—	—	—	—(2)
5.875% Senior Notes due 2025	$450,000,000	100%	$450,000,000	$52,290
Guarantees of 5.875% Senior Notes due 2025	—	—	—	—(2)

(1)	Calculated pursuant to Rule 457(f) of the Securities Act of 1933. Represents the maximum aggregate principal amount of securities that may be offered in the exchange offer described in this registration statement.
(2)	Pursuant to Rule 457(n) of the Securities Act of 1933, no separate fee is payable with respect to guarantees.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

SCHEDULE A

Name	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Century Prince Street, Inc.	New York	6500	20-3375351
Fuel Outdoor LLC	New York	6500	26-0074879
Fuel Outdoor Holdings LLC	Delaware	6500	20-3995011
Fuel Outdoor San Francisco LLC	Delaware	6500	20-4663829
Metro Fuel LLC	Delaware	6500	20-5376145
Millennium Billboards L.L.C.	New York	6500	13-4006979
Mizey Realty Co., Inc.	New York	6500	13-4042269
Motion Pictures Promotions, LLC	New York	6500	45-2384053
Outdoor Inc.	Maryland	6500	86-0736400
Outfront Media Boston LLC	New York	6500	27-0631945
Outfront Media Bus Advertising LLC	New York	6500	20-3168797
Outfront Media Chicago LLC	New York	6500	27-0631907
Outfront Media Citylites LLC	New York	6500	45-2447339
Outfront Media Electrical & Maintenance LLC	New York	6500	13-4084174
Outfront Media Group LLC	Delaware	6500	13-2660769
OUTFRONT Media Inc.	Maryland	6500	46-4494703
Outfront Media Kiosk Advertising LLC	New York	6500	13-4054284
Outfront Media L.A. Inc.	Delaware	6500	54-2092523
Outfront Media LLC	Delaware	6500	46-4042148
Outfront Media Miami Holdings LLC	New York	6500	27-0631866
Outfront Media Miami LLC	Delaware	6500	20-5053402
Outfront Media Minnesota LLC	New York	6500	27-3978383
Outfront Media Outernet Inc.	Delaware	6500	04-3531204
Outfront Media San Francisco LLC	New York	6500	27-0631817
Outfront Media Sign Erectors LLC	New York	6500	13-4089506
Outfront Media Sports Inc.	Delaware	6500	77-0141025
Outfront Media Transportation Advertising LLC	New York	6500	20-5694015
Outfront Media VW Communications LLC	New York	6500	13-3984032
Outfront Media Wall to Wall LLC	Delaware	6500	22-3666517

The information in this prospectus is not complete and may be changed. We may not sell securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 22, 2014

PROSPECTUS

Outfront Media Capital LLC

and

Outfront Media Capital Corporation,

wholly owned subsidiaries of

OUTFRONT Media Inc.

OFFER TO EXCHANGE

Up to $550,000,000 aggregate principal amount of 5.250% Senior Notes due 2022 for any and all outstanding 5.250% Senior Notes due 2022

AND

Up to $400,000,000 aggregate principal amount of 5.625% Senior Notes due 2024 for any and all outstanding 5.625% Senior Notes due 2024

AND

Up to $450,000,000 aggregate principal amount of 5.875% Senior Notes due 2025 for any and all outstanding 5.875% Senior Notes due 2025

The Exchange Notes

We are offering to exchange our new registered 5.250% senior notes due 2022, which we refer to as the 2022 exchange notes, new registered 5.625% senior notes due 2024, which we refer to as the 2024 exchange notes, and new 5.875% senior notes due 2025, which we refer to as the 2025 exchange notes, for all of our outstanding unregistered 5.250% senior notes due 2022, which were issued on January 31, 2014 and October 1, 2014, which we refer to, collectively, as the 2022 original notes, all of our outstanding unregistered 5.625% senior notes due 2024, which were issued on January 31, 2014, which we refer to as the 2024 original notes and all of our outstanding unregistered 5.875% senior notes due 2025, which were issued on October 1, 2014, which we refer to as the 2025 original notes, respectively.

We refer to the 2022 exchange notes and the 2022 original notes, collectively, as the 2022 notes, the 2024 exchange notes and the 2024 original notes, collectively, as the 2024 notes and the 2025 exchange notes and the 2025 original notes, collectively, as the 2025 notes. We refer to the 2022 exchange notes, the 2024 exchange notes and the 2025 exchange notes, collectively, as the exchange notes and we refer to the 2022 original notes, the 2024 original notes and the 2025 original notes, collectively, as the original notes.

The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured senior basis by OUTFRONT Media Inc. and each of its direct and indirect subsidiaries that guarantees the Senior Credit Facilities (as defined herein). We refer to each entity that guarantees the exchange notes as a “Guarantor.”

The terms of the exchange notes are substantially identical to the terms of the outstanding notes of the applicable series, except that the exchange notes will be registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act, and the transfer restrictions and registration rights and related special interest provisions applicable to the outstanding notes will not apply to the exchange notes. Each series of exchange notes will be part of the same series of corresponding outstanding notes and will be issued under the same indenture and supplemental indenture, as applicable.

The Exchange Offer

This exchange offer is subject to customary conditions that we may waive.

All 2022 original notes, 2024 original notes and 2025 original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for an equal principal amount of the 2022 exchange notes, 2024 exchange notes and 2025 exchange notes, respectively.

The exchange notes will be exchanged for outstanding original notes of the corresponding series in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Tenders of outstanding original notes may be withdrawn at any time before 9:00 a.m., New York City time, on the expiration date of this exchange offer.

We will not receive any proceeds from this exchange offer.

This exchange offer will expire at 9:00 a.m., New York City time, on                 , 2014, unless extended.

We do not intend to list the exchange notes on any securities exchange or to seek approval through any automated quotation system, and no active public market of the exchange notes is anticipated.

You should carefully consider the risk factors beginning on page 23 of this prospectus before deciding whether to participate in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2014.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with this exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

i

NOTICE TO INVESTORS

This prospectus contains summaries of the terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries of such agreements contained in this prospectus or incorporated by reference into this prospectus are qualified in their entirety by this reference. To the extent that any such agreement is attached as an exhibit to this registration statement, we will make a copy of such agreement available to you upon request.

The exchange notes will be available in book-entry form only. The exchange notes exchanged pursuant to this prospectus will be issued in the form of one or more global certificates, which will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global certificates will be shown on, and transfer of the global certificates will be effected only through, records maintained by DTC and its participants. After the initial issuance of the global certificates, notes in certificated form will be issued in exchange for global certificates only in the limited circumstances set forth in the indenture, dated as of January 31, 2014, as supplemented by the first supplemental indenture, dated as of October 1, 2014, and the second supplemental indenture, dated as of October 31, 2014, governing the 2022 notes and the 2024 notes, which we refer to herein as the 2022 & 2024 indenture, and the indenture, dated as of October 1, 2014, as supplemented by the first supplemental indenture, dated October 31, 2014, governing the 2025 notes, which we refer to herein as the 2025 indenture. We refer herein to the 2022 & 2024 indenture and the 2025 indenture, collectively, as the indentures. See “Book-Entry; Delivery and Form.”

NON-GAAP FINANCIAL MEASURES

In addition to results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) included in this prospectus, we include non-GAAP financial measures in this prospectus, including adjusted weighted average shares, operating income before depreciation, amortization, net (gains) losses on dispositions, stock based compensation, restructuring charges and Acquisition costs (“Adjusted OIBDA”), Adjusted OIBDA margin, funds from operations (“FFO”) and adjusted FFO (“AFFO”), FFO and AFFO per adjusted weighted average share for basic and diluted earnings per share (“EPS”), constant dollar revenues, same-site revenues, and, on a comparable basis, Adjusted OIBDA, FFO and AFFO and related per adjusted weighted average share amounts, each as defined and described in “Summary—Summary Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Since these non-GAAP financial measures are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, weighted average shares outstanding for basic and diluted EPS, operating income, net income, revenues and net income per common share for basic and diluted EPS, the most directly comparable GAAP financial measures, as indicators of our operating performance. These measures, as we calculate them, may not be comparable to similarly titled measures employed by other companies. In addition, these measures do not necessarily represent funds available for discretionary use and are not necessarily a measure of our ability to fund our cash needs. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

BASIS OF PRESENTATION AND CERTAIN DEFINED TERMS

Except as otherwise indicated or unless the context otherwise requires, all references in this prospectus to (i) “the Company,” “we,” “our,” “us,” “ourselves,” and “our company” mean OUTFRONT Media Inc. (formerly known as CBS Outdoor Americas Inc.), a Maryland corporation, and unless the context requires otherwise, its consolidated subsidiaries; (ii) “CBS” means CBS Corporation, a Delaware corporation, and, unless the context requires otherwise, its consolidated subsidiaries; (iii) “Finance LLC” means Outfront Media Capital LLC, a Delaware limited liability company, (iv) “Finance Corp.” means Outfront Media Capital Corporation, a Delaware corporation; (v) “the Issuers” and “the Borrowers” mean Finance Corp. and Finance LLC; (vi) “the CBS Exchange Offer” means CBS’ registered offer to exchange 97,000,000 shares of the Company’s common stock that were owned by CBS for outstanding shares of CBS Class B common stock; (vii) “the Separation” means the separation of the Company from CBS on July 16, 2014 in connection with CBS’ disposition of all of its shares of common stock of the Company in the CBS Exchange Offer; (viii) “Formation Borrowings” mean the issuance of $400.0 million aggregate principal amount of the existing 2022 notes and $400.0 million aggregate principal amount of the existing 2024 notes (as defined herein) and borrowings under the Term Loan (as defined below) on January 31, 2013; (ix) “Acquisition Borrowings” mean the issuance of $150.0 million aggregate principal amount of the new 2022 notes and $450.0 million aggregate principal amount of the 2025 notes and borrowings of $40.0 million under the Revolving Credit Facility (as defined herein) to finance a portion of the consideration for the Acquisition; (x) “Van Wagner” means Outfront Media VW Communications LLC (formerly known as Van Wagner Communications, LLC and formerly known as OA VW LLC), a New York limited liability company; (xi) “the Acquisition” means the acquisition by the Company of certain outdoor advertising businesses from Van Wagner for $690.0 million in cash, plus working capital adjustments; (xii) “the Acquired Business” means those certain outdoor advertising businesses of Van Wagner to be acquired in the Acquisition; (xiii) “the Seller” means Van Wagner Twelve Holdings, LLC, a Delaware limited liability company; (xiv) “the Purchase Agreement” means the Membership Interest Purchase Agreement, dated as of July 20, 2014, by and among the Company, Outfront Media LLC, Van Wagner, the Seller and Richard M. Schaps, pursuant to which we acquired the Acquired Business; (xv) “REIT” means real estate investment trust; and (xvi) the “E&P Purge” means the special dividend to the Company’s stockholders declared on October 29, 2014 to distribute accumulated earnings and profits as of July 17, 2014, the date we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes, including any earnings and profits allocated to the Company by CBS in connection with the Separation. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, U.S. Dollars. Unless otherwise indicated, all references in this prospectus to the “25 largest markets” in the United States, the “180 markets in the United States, Canada and Latin America” and “Nielson Designated Market Areas” are based on Nielsen Media Research’s Designated Market Area rankings as of January 1, 2014.

Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

MARKET AND INDUSTRY DATA

Although we are responsible for all of the disclosures contained in this prospectus, this prospectus contains industry, market and competitive position data and forecasts that are based on industry publications and studies conducted by third parties. The industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. The industry forward-looking statements included in this prospectus may be materially different than actual results.

TRADEMARKS AND TRADE NAMES

This prospectus contains references to a number of our trademarks (including service marks) that are registered trademarks or trademarks for which we have pending applications or common-law rights. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this prospectus that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “would,” “may,” “might,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “projects,” “predicts,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions related to the Acquisition and any potential benefits of the Acquisition, our REIT status and our capital resources, portfolio performance and results of operations.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	Declines in advertising and general economic conditions;

•	Competition;

•	Government regulation;

•	Our inability to increase the number of digital advertising displays in our portfolio;

•	Taxes, fees and registration requirements;

•	Our ability to obtain and renew key municipal concessions on favorable terms;

•	Decreased government compensation for the removal of lawful billboards;

•	Content-based restrictions on outdoor advertising;

•	Environmental, health and safety laws and regulations;

•	Seasonal variations;

•	Integrating the Acquired Business may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the Acquisition may not be fully realized;

•	Unknown risks inherent in the Acquisition, or certain assumptions with respect to the Acquired Business may prove to be inaccurate;

•	Acquisitions and other strategic transactions that we may pursue could have a negative effect on our results of operations;

•	Time and resources to comply with rules and regulations as a stand-alone public company;

•	Incremental costs incurred as a stand-alone public company;

•	Dependence on our management team and advertising executives;

•	The ability of our board of directors to cause us to issue additional shares of stock without stockholder approval;

•	Certain provisions of Maryland law may limit the ability of a third party to acquire control of us;

•	Our rights and the rights of our stockholders to take action against our directors and officers are limited;

•	We may not realize the expected benefits from the Separation;

•	Hedging transactions;

•	Establishing an operating partnership;

•	Asset impairment charges for goodwill;

•	Diverse risks in our international business;

•	A breach of our security measures;

•	Failure to comply with regulations regarding privacy and data protection;

•	Failing to establish in a timely manner a new, independently recognized brand name with a strong reputation;

•	The financial information included in this prospectus may not be a reliable indicator of our future results;

•	Cash available for distributions;

•	Our substantial indebtedness;

•	Restrictions in the agreements governing our indebtedness;

•	Incurrence of additional debt;

•	Interest rate risk exposure from our variable-rate indebtedness;

•	Our ability to generate cash to service our indebtedness;

•	Our dependence on cash flow generated by our subsidiaries;

•	Defaulting on our obligations to pay our other indebtedness;

•	The exchange notes are unsecured and effectively subordinated to the Issuers’ and the Guarantors’ indebtedness under the Senior Credit Facilities (as defined below) and any other secured indebtedness of the Issuer and the Guarantors to the extent of the value of the assets securing that indebtedness;

•	The exchange notes will be structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become Guarantors of the exchange notes;

•	The lenders under the Senior Credit Facilities have the discretion to release the subsidiary Guarantors under the Senior Credit Facilities in a variety of circumstances;

•	Certain exceptions under the indentures permit us to make distributions to maintain our REIT status even when we could not otherwise make restricted payments under the indentures;

•	The Issuers may not be able to repurchase the notes upon a change of control repurchase event;

•	Certain corporate events may not trigger a change of control;

•	Noteholders may not be able to determine when a change of control has occurred;

•	Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees;

•	Our guarantee of the exchange notes may not provide any additional credit support for the exchange notes;

•	Absence of an active trading market for the exchange notes;

•	A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies;

•	Many of the covenants in the indentures governing the exchange notes offered hereby will not apply during any period in which the exchange notes are rated investment grade by both Moody’s and Standard & Poor’s;

v

•	You may not be able to sell your original notes if you do not exchange them for exchange notes in this exchange offer;

•	Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for exchange notes in this exchange offer;

•	Some holders who exchange their original notes may be deemed to be underwriters;

•	We will not accept your original notes if you fail to follow the exchange offer procedures and, as a result, your original notes will continue to be subject to existing transfer restrictions;

•	The market price for the exchange notes may be volatile;

•	Legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the IRS;

•	Our failure to remain qualified to be taxed as a REIT;

•	REIT ownership limits;

•	Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends;

•	REIT distribution requirements;

•	Availability of external sources of capital;

•	We may face other tax liabilities even if we remain qualified to be taxed as a REIT;

•	Complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities;

•	Our ability to contribute certain contracts to a taxable REIT subsidiary (“TRS”);

•	Our planned use of TRSs may cause us to fail to remain qualified to be taxed as a REIT;

•	Our ability to hedge effectively;

•	Failure to meet the REIT income tests as a result of receiving non-qualifying income;

•	Even if we remain qualified to be taxed as a REIT, and we sell assets, we could be subject to tax on any unrealized net built-in gains in the assets held before electing to be treated as a REIT;

•	The IRS may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax;

•	Our lack of an operating history as a REIT; and

•	We may not be able to engage in desirable strategic or capital-raising transactions as a result of the Separation, and we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements in this prospectus apply as of the date of this prospectus or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.” We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision to participate in this exchange offer. You should read the entire prospectus carefully, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus before making an investment decision to participate in this exchange offer.

Overview

We are one of the largest providers of advertising space on out-of-home advertising structures and sites across the United States, Canada and Latin America. The majority of our inventory is billboard displays, which are primarily located on the most heavily traveled highways and roadways in the top Nielsen Designated Marketing Areas; and we operate transit advertising displays with exclusive multi-year contracts with municipalities in large cities across the United States. In total, we have displays in all of the 25 largest markets in the United States and over 180 markets in the United States, Canada and Latin America. Our top market, high profile location focused portfolio includes sites such as the Bay Bridge in San Francisco, Sunset Boulevard in Los Angeles, and both Grand Central Station and Times Square in New York. With TAB Out of Home Ratings, we are able to provide advertisers with the actual audience, in terms of size and demographic composition that is exposed to individual signs. The combination of location and audience delivery is a selling proposition unique to the out-of-home industry. The breadth and depth of our portfolio provides our customers with a multitude of options to address a wide range of marketing objectives from national, brand-building campaigns to hyper-local businesses that want to drive customers to their retail location “one mile down the road.”

We believe that out-of-home advertising is an attractive form of advertising as our displays are ALWAYS ON™ and cannot be turned off, skipped or fast-forwarded, and that it provides our customers with a differentiated advertising solution at an attractive price point relative to other forms of advertising. We also believe that out-of-home is effective as a “stand-alone” media form, and as an integral part of a multi-media campaign, providing enhancements to mobile, social and on-line advertising by amplifying small screen messaging. In addition to leasing displays, we provide other value-added services to our customers, such as pre-campaign category research, creative design support and post-campaign tracking and analytics. We use a real-time mobile operations reporting system that enables proof of performance to customers. We have a diversified base of customers across various industries. Our largest categories of advertisers during the nine months ended September 30, 2014 were retail, television and healthcare/pharmaceuticals, which represented 9%, 9% and 8% of our total U.S. revenues, respectively, and during the year ended December 31, 2013, were retail, television and entertainment, which represented 10%, 8% and 7% of our total U.S. revenues, respectively. As a result of our diverse base of customers, in the United States, during the nine months ended September 30, 2014 and for the year ended December 31, 2013, no single industry contributed more than 9% and 10%, respectively, of our revenues and no single customer represented greater than 1.4% and 1.7%, respectively, of our revenues.

As of September 30, 2014, we had 459 digital billboard displays in the United States. The majority of our digital billboard displays have been converted from traditional static billboard displays. Increasing the number of digital billboard displays in our most heavily trafficked locations is an important element of our organic growth strategy. Digital billboard displays have the potential to attract additional business from both new and existing customer categories. We believe that digital billboard displays are attractive to our customers because they allow for the development of richer and more visually engaging messages and provide our customers with the flexibility to target audiences by time of day and to quickly launch new advertising campaigns. In addition, digital billboard displays enable us to run multiple advertisements on each display (up to eight per minute). As a result, digital billboard displays generate approximately three to four times more revenue per display on average than traditional static billboard displays, and digital billboard displays generate higher profits and cash flows than traditional static billboard displays. As the costs to convert traditional static billboard displays to digital billboard displays have declined, we have accelerated our conversion efforts, adding approximately 113 digital billboard displays during the nine months ended September 30, 2014, approximately 110 digital billboard displays in each of 2013 and 2012 and approximately 70 digital billboard displays in 2011.

We generally (i) own the physical billboard structures on which we display advertising copy for our customers, (ii) hold the legal permits to display advertising thereon and (iii) lease the underlying sites. These lease agreements have terms varying between one month and multiple years, and usually provide renewal options. We estimate that approximately 75% of our billboard structures in the United States are “legal nonconforming” billboards, meaning they were legally constructed under laws in effect at the time they were built, but could not be constructed under current laws. These structures are often located in areas where it is difficult or not permitted to build additional billboards under current laws, which enhances the value of our portfolio. We have a highly diversified portfolio of advertising sites. As of September 30, 2014, we had approximately 22,800 lease agreements with approximately 18,400 different landlords. A substantial number of these lease agreements allow us to abate rent and/or terminate the lease agreement in certain circumstances, which may include where the structure is obstructed, where there is a change in traffic flow and/or where the advertising value of the sign structure is otherwise impaired, providing us with flexibility in renegotiating the terms of our leases with landlords.

We manage our business through the following two segments:

United States. As of September 30, 2014, we had the largest number of advertising displays of any out-of-home advertising company operating in the 25 largest markets in the United States. For each of the nine months ended September 30, 2014 and the year ended December 31, 2013, our U.S. segment generated 20% of its revenues in the New York City metropolitan area and 13% and 12%, respectively, of its revenues in the Los Angeles metropolitan area. For the nine months ended September 30, 2014, our U.S. segment generated $842.4 of revenues and $293.0 of Adjusted OIBDA. For the year ended December 31, 2013, our U.S. segment generated $1.13 billion of revenues and $406.4 million of Adjusted OIBDA.

International. Our International segment includes our operations in Canada and Latin America, including Mexico, Argentina, Brazil, Chile and Uruguay. For the nine months ended September 30, 2014, our International segment generated $116.4 million of revenues and $16.9 million of Adjusted OIBDA. For the year ended December 31, 2013, our International segment generated $163.9 million of revenues and $29.1 million of Adjusted OIBDA.

The Acquisition

On October 1, 2014, we completed the Acquisition for $690.0 million in cash, plus working capital adjustments. The Acquisition was funded with cash on hand and the net proceeds from the issuance and sale of $450.0 million aggregate principal amount of 2025 original notes and $150.0 million aggregate principal amount of 2022 original notes. The Acquired Business constitutes the largest U.S. private portfolio of outdoor advertising assets. These assets are located throughout the United States in top Nielson Designated Market Areas, such as New York, Los Angeles, Chicago, Philadelphia and Dallas, and include “top of the pyramid” and iconic locations. We believe that the Acquired Business will further leverage our operating expense infrastructure. In addition, the geographic distribution and quality of the assets acquired will enhance our advertising platform and further complement our national advertiser strategies. For the nine months ended September 30, 2014 and the year ended December 31, 2013, the Acquired Business generated revenue of $152.1 million and $206.3 million, respectively. See “The Acquisition.”

History

Our corporate history can be traced back to companies that helped to pioneer the growth of out-of-home advertising in the United States, such as Outdoor Systems, Inc., 3M National, Gannett Outdoor and TDI Worldwide Inc. In 1996, a predecessor of CBS acquired TDI Worldwide Inc., which specialized in transit advertising. Three years later, a predecessor of CBS acquired Outdoor Systems, Inc., which represented the consolidation of the outdoor advertising assets of large national operators such as 3M National, Gannett Outdoor (and its Canadian assets held in the name Mediacom) and Vendor (a Mexican outdoor advertising company) and many local operators in the United States, Canada and Mexico. In 2008, a subsidiary of CBS expanded our business into South America through the acquisition of International Outdoor Advertising Holdings Co., which operated in Argentina, Brazil, Chile and Uruguay. The company that we are today represents the hard-to-replicate combination of the assets of all of these businesses, as well as other acquisitions and internally developed assets.

On April 2, 2014, we completed an initial public offering (the “IPO”) of our common stock. On April 16, 2014, CBS received a private letter ruling from the Internal Revenue Service (the “IRS”) with respect to certain issues relevant to our ability to qualify as a REIT. On July 16, 2014, CBS completed the CBS Exchange Offer, and in connection with the CBS Exchange Offer, CBS disposed of all of its shares of our common stock. On July 16, 2014, in connection with the Separation, we ceased to be a member of the CBS consolidated tax group, and on July 17, 2014, we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes for our tax year commencing July 17, 2014 and ending December 31, 2014.

On November 20, 2014, the Company changed its legal name to “OUTFRONT Media Inc.”, and its common stock began trading on the New York Stock Exchange under its new ticker symbol “OUT”.

Business Strengths

Large-Scale Out-of-Home Advertising Platform. We believe our large-scale portfolio of advertising structures and sites, which will be increased by the Acquisition, provides a compelling value proposition to our customers because of our national footprint, large market presence and strategically placed assets in high-traffic locations. A number of our displays are located in areas where it is difficult or not permitted to build additional billboards under current laws, which enhances the value of our portfolio. The size of our portfolio provides us with economies of scale that allow us to operate, invest and grow our business in an efficient manner. For example, it allows us to cost-effectively roll out new technologies, such as digital billboard displays, and to efficiently service our customers’ campaigns through enhanced audience delivery, measurement and reporting capabilities.

Out-of-Home Advertising Is an Impactful and Cost-Effective Medium. Unlike other types of media, such as television, radio and the Internet, out-of-home advertising is ALWAYS ON™. It cannot be turned off, skipped or fast-forwarded. We believe that this helps our customers to better reach their target audiences. In addition, using out-of-home advertising can be a cost-effective way for advertisers to reach an audience relative to other forms of media; in 2012, outdoor advertising had an average cost per thousand impressions or “CPM” of $5.22 (i.e., on average, advertisers pay $5.22 for every thousand views of their advertisements on out-of-home advertising structures and sites), as compared with $14.98 for television and $35.50 for newspapers, according to a 2013 SNL Kagan report on Economics of Outdoor & Out-of-Home Advertising.

Significant Presence in Large Metropolitan Markets. Our portfolio includes advertising structures and sites in all of the 25 largest markets in the United States, covering approximately 50% of the U.S. population. We believe that our positions in major metropolitan markets, such as New York City, Los Angeles, Chicago,

Washington, D.C. and San Francisco, are desirable to customers wishing to reach large audiences. We believe that our strong positions in these markets provide us with an advantage in attracting national advertising campaigns and enable us to take advantage of increased urbanization within the United States. Our large-scale portfolio allows our customers to reach a national audience and also provides the flexibility to tailor campaigns to specific regions or markets. The addition of the Acquired Business will enhance our presence in major metropolitan markets and provide more opportunities to attract national advertising campaigns. For each of the nine months ended September 30, 2014 and the year ended December 31, 2013, we generated approximately 40% of our U.S. revenues from national advertising campaigns. Many of our advertising displays are located in strategic locations with limited supply, including the Bay Bridge in San Francisco, Sunset Boulevard in Los Angeles, and both Grand Central Station and Times Square in New York.

Diverse and Long-Standing Customer Base. Our revenues are derived from a broad, diverse set of national, regional and local customers across a range of industries. During the year ended December 31, 2013, in the United States, we served approximately 19,700 customers and no single customer contributed more than 1.7% of our revenues. Our broad customer base includes companies in the entertainment, retail, healthcare, telecom, restaurant, financial services, travel and leisure and automotive industries. For the nine months ended September 30, 2014, in the United States, no single industry contributed more than 9% of our revenues. For the year ended December 31, 2013, in the United States, no single industry contributed more than 10% of our revenues. Many of our customers have utilized out-of-home advertising for decades and have been our customers for many years.

Strong Profitability and Significant Cash Flow Generation. Our business has been highly profitable and has generated significant cash flows. In the nine months ended September 30, 2014, our U.S. Adjusted OIBDA margin was 35%. In 2013, our U.S. Adjusted OIBDA margin was 36%. We also benefit from significant operating leverage due to our high proportion of fixed costs, which allows us to generate significant OIBDA and cash flows from incremental revenues. In the nine months ended September 30, 2014, we generated cash flows from operating activities of $184.5 million. In 2013, we generated cash flows from operating activities of $278.4 million. In addition, most of our capital expenditures are directed towards new revenue-generating projects, such as the conversion of traditional static billboard displays to digital billboard displays.

Experienced Management. Members of our management team have served as ambassadors for the promotion of out-of-home advertising as a preferred advertising medium, and we believe that they have been instrumental in the development of industry-wide initiatives to improve audience measurement and targeting capabilities. Our management team includes members of the board and committees of the Outdoor Advertising Association of America and other personnel who are closely involved in advocacy for constituents of the out-of-home advertising industry, including advertisers, consumers and communities.

Growth Strategy

Continued Conversion to Digital Billboard Displays. Increasing the number of digital billboard displays in our most heavily trafficked locations is an important element of our organic growth strategy, as digital billboard displays have the potential to attract additional business from both new and existing customers. Digital billboard displays generate approximately three to four times more revenue per display on average than traditional static billboard displays, and digital billboard displays generate higher profits and cash flows than traditional static billboard displays. In addition, digital billboard displays are attractive to our customers because they allow for the development of richer and more visually engaging messages and provide our customers with the flexibility both to target audiences by time of day and to quickly launch new advertising campaigns. As of September 30, 2014, we had 459 digital billboard displays in the United States, representing less than 1% of our total billboard displays in the United States. At the completion of the Acquisition, we added 16 digital assets. As the costs to convert traditional static billboard displays to digital billboard displays have declined, we have accelerated our conversion efforts, adding approximately 113 digital billboard displays during the nine months ended September 30, 2014, approximately 110 digital billboard displays in each of 2013 and 2012 and approximately 70 digital billboard displays in 2011. We intend to spend a significant portion of our capital expenditures in the coming years to continue to increase the number of digital billboard displays in our portfolio.

Drive Enhanced Revenue Management. We focus heavily on inventory management and advertising rate pricing to improve revenue yield over time across our portfolio of advertising structures and sites. By carefully managing our pricing on a market-by-market and display-by-display basis, we aim to improve profitability. We believe that closely monitoring pricing and improving pricing discipline will provide strong potential revenue enhancement.

Increased Use of Social Media and Mobile Technology Engagement. We believe there is potential for growth in the reach and effectiveness of out-of-home advertising through increased use of social media and mobile technology engagement. In the coming years, we intend to pursue these opportunities, including through possible strategic alliances and partnerships with social media and mobile technology companies.

Consider Selected Acquisition Opportunities. As part of our growth strategy, we frequently evaluate strategic opportunities to acquire new businesses and assets. Consistent with this strategy, we regularly evaluate potential acquisitions, ranging from small “tuck-in” transactions to larger acquisitions. See “—The Acquisition”. There can be no assurances that any transactions currently being evaluated will be consummated or, if consummated, that such transactions would prove beneficial to us.

Our national footprint in the United States and significant presence in Canada and the countries in which we operate in Latin America provide us with an attractive platform on which to add additional advertising structures and sites. Our scale gives us advantages in driving additional revenues and reducing operating costs from acquired billboards. We believe that there is significant opportunity for additional industry consolidation, and we will evaluate opportunities to acquire additional advertising businesses and structures and sites on a case-by-case basis.

Encourage Adoption of New Audience Measurement Systems. We believe that the accelerated adoption of the out-of-home advertising industry’s audience measurement system, the TAB Out-of-Home Ratings, will enhance the value of out-of-home advertising media by providing our customers with improved audience measurement and the ability to target by gender, age, ethnicity and income. We believe that by providing a consistent and reliable audience measurement metric comparable to those used by other media formats, the TAB Out-of-Home Ratings encourages the incorporation of out-of-home advertising media by independent marketing specialists and advertising agencies that increasingly rely on analytical models to design marketing campaigns.

Our Advertising Structures and Sites

Our advertising structures and sites are geographically diversified across 39 states and seven countries, as well as Washington D.C. and Puerto Rico. The following tables set forth information regarding the geographic diversification of our advertising structures and sites, which are listed in order of contributions to total revenue, information regarding the geographic diversification of the portfolio of outdoor advertising assets that constitute the Acquired Business and information regarding our advertising structures and sites combined with those of the Acquired Business.

The Company

	Percentage of Revenues for the Year Ended December 31, 2013				Number of Displays as of December 31, 2013
Location (Metropolitan Area)	Static Billboard Displays	Digital Billboard Displays	Transit and Other Displays	Total Displays	Static Billboard Displays	Digital Billboard Displays	Transit and Other Displays	Total	Percentage of Total Displays
New York, NY	3%	9%	52%	17%	164	6	168,435	168,605	47%
Los Angeles, CA	11%	5%	13%	11%	3,829	6	41,268	45,103	13%
State of New Jersey	5%	11%	<1%	4%	4,102	19	—	4,121	1%
Miami, FL	4%	3%	2%	3%	1,038	13	12,801	13,852	4%
Houston, TX	5%	2%	<1%	3%	1,205	8	—	1,213	<1%
Detroit, MI	4%	8%	1%	3%	2,353	22	13,483	15,858	4%
Washington, D.C.	<1%	—	10%	3%	11	—	19,761	19,772	6%
San Francisco, CA	3%	9%	1%	3%	1,442	13	545	2,000	1%
Atlanta, GA	2%	7%	3%	3%	2,418	35	16,361	18,814	5%
Chicago, IL	3%	2%	<1%	3%	956	7	—	963	<1%
Dallas, TX	3%	5%	1%	3%	723	18	294	1,035	<1%
Tampa, FL	3%	5%	<1%	2%	1,678	25	—	1,703	<1%
Phoenix, AZ	2%	6%	1%	2%	1,831	47	3,120	4,998	1%
Orlando, FL	2%	3%	<1%	2%	1,548	15	—	1,563	<1%
St. Louis, MO	2%	2%	<1%	1%	1,455	11	—	1,466	<1%
All Other United States and Puerto Rico	32%	22%	5%	24%	19,968	128	8,851	28,947	8%

Total United States	85%	99%	91%	87%	44,721	373	284,919	330,013	93%

Canada	7%	1%	5%	7%	6,036	18	8,327	14,381	4%
Mexico	5%	—	1%	3%	4,656	1	87	4,744	1%
South America	3%	—	3%	3%	2,402	—	4,648	7,050	2%

Total International	15%	1%	9%	13%	13,094	19	13,062	26,175	7%

Total	100%	100%	100%	100%	57,815	392	297,981	356,188	100%

Total revenues (in millions)	$852.5	$73.2	$368.3	$1,294.0

The Company and the Acquired Business Combined

Number of Displays as of December 31, 2013
Location (Metropolitan Area)	Static Billboard Displays (Acquired Business)	Static Billboard Displays (Combined)	Digital Billboard Displays (Acquired Business)	Digital Billboard Displays (Combined)	Transit and Other Displays (Acquired Business)	Transit and Other Displays (Combined)	Total (Acquired Business)	Total (Combined)	Percentage of Total Displays (Acquired Business)	Percentage of Total Displays (Combined)
New York, NY	266	430	12	18	4,613	173,048	4,891	173,496	54%	47%
Los Angeles, CA	611	4,440	3	9	331	41,599	945	46,048	10%	13%
State of New Jersey	—	4,102	—	19	—	—	—	4,121	—	1%
Miami, FL	22	1,060	—	13	851	13,652	873	14,725	10%	4%
Houston, TX	—	1,205	—	8	—	—	—	1,213	—	<1%
Detroit, MI	—	2,353	—	22	—	13,483	—	15,858	—	4%
Washington, D.C.	15	26	—	—	58	19,819	73	19,845	<1%	5%
San Francisco, CA	46	1,488	—	13	219	764	265	2,265	3%	1%
Atlanta, GA	—	2,418	—	35	—	16,361	—	18,814	—	5%
Chicago, IL	44	1,000	—	7	643	643	687	1,650	8%	<1%
Dallas, TX	7	730	—	18	—	294	7	1,042	<1%	<1%
Tampa, FL	—	1,678	—	25	—	—	—	1,703	—	<1%
Phoenix, AZ	—	1,831	—	47	—	3,120	—	4,998	—	1%
Orlando, FL	—	1,548	—	15	—	—	—	1,563	—	<1%
St. Louis, MO	—	1,455	—	11	—	—	—	1,466	—	<1%
All Other United States and Puerto Rico	61	20,029	—	128	1,337	10,188	1,398	30,345	15%	8%

Total United States	1,072	45,793	15	388	8,052	292,971	9,139	339,152	100%	93%

Canada	—	6,036	—	18	—	8,327	—	14,381	—	4%
Mexico	—	4,656	—	1	—	87	—	4,744	—	1%
South America	—	2,402	—	—	—	4,648	—	7,050	—	2%

Total International	—	13,094	—	19	—	13,062	—	26,175	—	7%

Total	1,072	58,887	15	407	8,052	306,033	9,139	365,327	100%	100%

Our Industry

Advertisers utilize out-of-home media to reach national, regional and local audiences in densely populated major metropolitan areas and along high-traffic expressways and major commuting routes, as well as throughout municipal transit systems. In 2013, out-of-home advertising spending in the United States totaled $7.9 billion, or 4.7% of the $167.3 billion that was spent across all U.S. major media categories, according to a 2014 Zenith Optimedia study on Advertising Expenditure Forecasts. Based on this study, since 2002, out-of-home advertising spending in the United States has increased at a 4.38% compound annual growth rate, has increased as a percentage of total media spending from 3.5% to 4.7% and is projected to continue gaining market share.

According to the report, out-of-home advertising spending in the United States is expected to grow at a compound annual growth rate of 4.8% from 2013 through 2016, and growth is expected to be 11.3% over the same time period for Latin America.

Out-of-home advertising is conducted through the following types of advertising structures and sites:

Billboards. Out-of-home advertising companies generally own billboards, which are located on sites leased through agreements with property owners. Billboard displays can be either static or digital and can come in a variety of forms, including on freestanding billboards and on the exterior and roofs of buildings. Billboards are generally classified by size as bulletins, posters or junior posters:

•	Bulletins vary in size and are most typically 14 feet high and 48 feet wide. Located along primary commuting routes, including major expressways and main intersections, bulletins garner high monthly rental rates because of their size and impact in highly trafficked areas.

•	Posters vary in size and are most typically 10 feet 5 inches high and 22 feet 8 inches wide, while junior posters are most typically 5 feet high and 11 feet wide. Located in commercial areas and near point-of-purchase locations, posters and junior posters are highly visible to vehicular traffic and are often placed in local neighborhoods where bulletins are not permitted under zoning laws.

Digital billboard displays represent approximately 1.4% of the current out-of-home billboard market with 5,200 displays, according to the Outdoor Advertising Association of America. The digital billboard display market is a targeted growth opportunity for many of the out-of-home advertising industry’s major participants. Digital billboard displays eliminate the need to physically change advertisement material, thereby resulting in reduced production costs. Digital billboard displays have also been met with high demand from advertisers due to the increased consumer engagement they allow in comparison to traditional out-of-home advertising mediums.

Transit and Other. Advertising displays are also placed on the interior and exterior of rail and subway cars and buses, as well as on benches, trains, trams, transit shelters, urban panels (i.e., smaller-sized billboards located at transit entrances), street kiosks and transit platforms. Out-of-home advertising companies generally hold multiyear contracts with municipalities and transit operators for the exclusive right to display advertising copy on their properties.

Our Tax Status

On April 16, 2014, CBS received a private letter ruling from the IRS with respect to certain issues relevant to our ability to qualify as a REIT. On July 16, 2014, we ceased to be a member of the CBS consolidated tax group and on July 17, 2014, we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes for the tax year commencing July 17, 2014, and ending December 31, 2014.

As long as we remain qualified to be taxed as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute to our stockholders. If we fail to qualify to be taxed as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and will be precluded from re-electing to be taxed as a REIT for the subsequent four taxable years following the year during which we lose our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property, and the income of our taxable REIT subsidiaries (“TRSs”) will be subject to taxation at regular corporate rates. Our qualification to be taxed as a REIT will depend upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue

Code of 1986, as amended (the “Code”), related to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

In order to comply with certain REIT qualification requirements, on October 29, 2014, our board of directors approved the E&P Purge, comprised of a special dividend of approximately $547.7 million, or $4.56 per share of common stock outstanding on the record date. The special dividend is payable on December 31, 2014, to stockholders of record on November 20, 2014. Stockholders had the right to elect to receive the special dividend in the form of either cash or shares of our common stock, however the aggregate amount of cash to be distributed will be $109.5 million, or 20% of the special dividend, with the balance of the special dividend payable in the form of common stock. Those electing cash will receive $1.34 in cash plus 0.1216 shares of our common stock, per share of common stock held on the record date, which together represents $4.56 per share of common stock. Those electing stock or not making an election will receive 0.1722 shares of our common stock, per share of common stock held on the record date, which represents $4.56 per share of common stock. We will issue approximately 16.5 million new shares of our common stock on December 31, 2014 in connection with the special dividend. The number of shares to be issued was determined based on the volume weighted average price of our common stock for the three trading days commencing on December 16, 2014, or $26.4974 per share. A portion ($100.0 million) of the IPO proceeds was retained by us and will be applied to the cash portion of the E&P Purge. CBS will transfer the balance of the cash portion of the E&P Purge (approximately $9.5 million) to us prior to the special dividend to stockholders.

Prior to the Separation, we were a member of CBS’s consolidated tax group and were taxable as a regular domestic C corporation for U.S. federal income tax purposes (i.e., we were subject to taxation at regular corporate rates). Pursuant to the tax matters agreement that we entered into with CBS, we are liable to pay CBS for any taxes imposed on or related to us while we were a member of the CBS consolidated tax group. The tax matters agreement also separately allocates among the parties any tax liability arising as a result of any failure of the Separation to qualify as a tax-free transaction based on actions taken during the two-year period following the Separation. After the Separation, CBS ceased to own at least 80% of our outstanding common stock, and as a result, we were no longer a member of CBS’s consolidated tax group.

Distribution Policy

On April 28, 2014, we announced that our board of directors had authorized a quarterly cash dividend of $0.37 per share on our common stock, which was paid on June 30, 2014 to stockholders of record at the close of business on June 9, 2014. On August 6, 2014, we announced that our board of directors had authorized a quarterly cash dividend of $0.37 per share on our common stock, which was paid on September 30, 2014 to stockholders of record at the close of business on September 9, 2014. On October 29, 2014, we announced that our board of directors had authorized a quarterly cash dividend $0.37 per share on our common stock, which was paid on December 15, 2014 to stockholders of record at the close of business on November 18, 2014. On October 29, 2014, our board of directors approved a special dividend of approximately $547.7 million to our stockholders in connection with our conversion to a REIT, which is payable on December 31, 2014, to stockholders of record on November 20, 2014. See “—Our Tax Status.” These dividend amounts are based on our historical results of operations and cash flows, and our pro forma results of operations. We believe this financial information provides a reasonable basis to evaluate our ability to pay future dividends.

U.S. federal income tax law generally requires that, to maintain our status as a REIT, we must distribute annually at least 90% of our REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that we pay tax at regular corporate rates to the extent that we annually distribute less than 100% of our taxable income. We intend to pay regular quarterly distributions to holders of our common stock in an amount not less than 100% of our REIT taxable income (determined before the deduction for dividends paid).

Distributions that we make will be authorized and determined by our board of directors in its sole discretion out of assets legally available therefor. While we anticipate maintaining relatively stable distribution(s) during each year, the amount, timing and frequency of distributions will be at the sole discretion of the board of directors, and distributions will be declared based upon various factors, including but not limited to: the amount of the E&P Purge, future taxable income, limitations contained in debt instruments, debt service requirements, operating cash inflows and outflows, including capital expenditures and acquisitions, limitations on our ability to use cash generated in the TRSs to fund distributions and applicable law. We may need to increase our borrowings in order to fund our intended distributions. We expect that, at least initially, our distributions may exceed our net income under GAAP, due, in part, to noncash expenses included in net income (loss).

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although we may designate a portion of the distributions as qualified dividend income or capital gain dividends and a portion of the distributions may constitute a return of capital or be taxable as capital gain. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income dividends, return of capital, qualified dividends, income or capital gain dividends or nondividend distributions. Our debt agreements permit us to make cash distributions in order to maintain our status as a REIT, subject to certain conditions.

Corporate Information

Our principal executive offices are located at 405 Lexington Avenue, 17th Floor, New York, NY 10174. Our telephone number is (212) 297-6400.

The Exchange Offer

The Exchange Offer	This is an offer to exchange, in denominations of $2,000 and multiples of $1,000 in excess thereof, exchange notes for like amounts of original notes. The exchange notes are substantially identical to the applicable series of original notes, except that the exchange notes generally will be freely transferable. Based upon interpretations by the staff of the Securities and Exchange Commission, or the SEC, set forth in no action letters issued to unrelated third parties, we believe that you can transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:

•	acquire the exchange notes in the ordinary course of your business;

•	are not and do not intend to become engaged in a distribution of the exchange notes;

•	are not an “affiliate” (within the meaning of the Securities Act) of ours;

•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes from us or our affiliates; and

•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes in a transaction as part of its market-making or other trading activities.

If any of these conditions are not satisfied and you transfer any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. See “The Exchange Offer—Purpose of the Exchange Offer.”

Registration Rights Agreements	Under registration rights agreements applicable to the original notes, we have agreed to use our commercially reasonable best efforts to consummate the exchange offer or cause the original notes to be registered under the Securities Act to permit resales. If we are not in compliance with our obligations under the registration rights agreements, additional interest will accrue on the original notes in addition to the interest that otherwise is due on the original notes. If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no additional interest beyond the interest that otherwise is due on the original notes will be payable on the original notes. The exchange notes will not contain any provisions regarding the payment of additional interest. See “The Exchange Offer—Additional Interest.”

Minimum Condition	This exchange offer is not conditioned on any minimum aggregate principal amount of any series of original notes being tendered in the exchange offer.

Expiration Date	The exchange offer will expire at 9:00 a.m., New York City time, on , 2014, unless we extend it with respect to any series of original notes.

Exchange Date	We will accept original notes for exchange at the time when all conditions of the exchange offer are satisfied or waived. We will deliver the exchange notes promptly after we accept the original notes.

Conditions to the Exchange Offer	Our obligation to complete the exchange offer is subject to certain conditions. See “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to terminate or amend this exchange offer at any time prior to the expiration date upon the occurrence of certain specified events.

Withdrawal Rights	You may withdraw the tender of your original notes at any time before the expiration of this exchange offer on the expiration date. Any original notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of this exchange offer.

Procedures for Tendering Original Notes	See “The Exchange Offer—How to Tender.”

United States Federal Income Tax Consequences	Your exchange of an original note for an exchange note of the corresponding series will not constitute a taxable exchange and you will not recognize any taxable income, gain or loss upon the receipt of an exchange note pursuant to the exchange offer. See “United States Federal Income Tax Consequences.”

Effect on Holders of Original Notes	If this exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of original notes will have no further registration or other rights under the registration rights agreements, except under limited circumstances. See “The Exchange Offer—Other.”

Holders of original notes who do not tender their original notes will continue to hold those original notes. All untendered, and tendered but unaccepted original notes, will continue to be subject to the transfer restrictions provided for in the original notes and the indentures. To the extent that original notes are tendered and accepted in this exchange offer, the trading market, if any, for the applicable series of original notes could be adversely affected. See “Risk Factors—Risks Related to the Exchange Offer—You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer,” “Risk Factors—Risks Related to the Exchange Offer—Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer” and “The Exchange Offer—Other.”

Appraisal Rights	Holders of original notes do not have appraisal or dissenters’ rights under applicable law or the applicable indenture. See “The Exchange Offer—Terms of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.

Exchange Agent	Deutsche Bank Trust Company Americas, the trustee under the indentures, is serving as the exchange agent in connection with this exchange offer.

Terms of the Exchange Notes

Issuers	Finance LLC and Finance Corp.

Exchanges Notes	$550,000,000 aggregate principal amount of 5.250% Senior Notes due 2022.

$400,000,000 aggregate principal amount of 5.625% Senior Notes due 2024.

$450,000,000 aggregate principal amount of 5.875% Senior Notes due 2025.

Maturity Date	The 2022 exchange notes will mature on February 15, 2022.

The 2024 exchange notes will mature on February 15, 2024.

The 2025 exchange notes will mature on March 15, 2025.

Interest	The 2022 exchange notes will bear interest at a rate of 5.250% per annum, the 2024 exchange notes will bear interest at rate of 5.625% per annum and the 2025 exchange notes will bear interest at a rate of 5.875% per annum.

Interest Payment Dates	Interest is payable on the 2022 exchange notes on May 15 and November 15 of each year, commencing on May 15, 2014.

Interest is payable on the 2024 exchange notes on May 15 and November 15 of each year, commencing on May 15, 2014.

Interest is payable on the 2025 exchange notes on March 15 and September 15 of each year, commencing on March 15, 2015.

At maturity, the Issuers will pay accrued and unpaid interest from the most recent date to which interest has been paid or provided for.

Guarantees	The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by the Company and each of its direct and indirect subsidiaries that guarantees the Senior Credit Facilities. If the Issuers cannot make payments on the exchange notes when they are due, the Guarantors must make the payments instead. Each of the entities comprising the Acquired Business (other than joint ventures) are Guarantors.

Ranking	The exchange notes and the guarantees will be the senior unsecured obligations of the Issuers and the Guarantors. The exchange notes will rank:

•	pari passu in right of payment with each Issuer’s existing and future senior indebtedness, including the Senior Credit Facilities;

•	senior in right of payment to each Issuer’s future subordinated indebtedness;

•	effectively subordinated to all secured indebtedness of each Issuer (including the Senior Credit Facilities) to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to all existing and future indebtedness and liabilities of the Issuers’ subsidiaries that do not guarantee the notes.

Each of the guarantees will rank:

•	pari passu in right of payment with each Guarantor’s existing and future senior indebtedness, including the guarantees under the Senior Credit Facilities;

•	senior in right of payment to each Guarantor’s future subordinated indebtedness;

•	effectively subordinated to all secured indebtedness of each Guarantor (including the guarantees under the Senior Credit Facilities) to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to all existing and future indebtedness and liabilities of the Guarantors’ subsidiaries (other than the Issuers in the case of the Company) that do not guarantee the notes.

As of September 30, 2014, on a pro forma basis, after giving effect to the Acquisition and the Acquisition Borrowings, we would have had consolidated secured indebtedness of approximately $798.2 million.

Our non-guarantor subsidiaries (other than the Issuers) accounted for approximately $116.4 million, or 12%, of our total revenue and approximately $16.9 million, or 6%, of our Adjusted OIBDA, in each case, for the nine months ended September 30, 2014, and approximately $163.9 million, or 13%, of our total revenue and approximately $29.1 million, or 7%, of our Adjusted OIBDA, in each case, for the year ended December 31, 2013. In addition, our non-guarantor subsidiaries (other than the Issuers) accounted for approximately $352.2 million and approximately $383.6 million, or 10% and 11%, of our total assets as of September 30, 2014 and December 31, 2013, respectively.

On a pro forma basis, after giving effect to the Acquisition and the Acquisition Borrowings, our non-guarantor subsidiaries (other than the Issuers) accounted for approximately $116.4 million, or 10%, of our total revenue and approximately $16.9 million, or 5%, of our Adjusted OIBDA, in each case, for the nine months ended September 30, 2014, and approximately $163.9 million, or 11%, of our total revenue and approximately $29.1 million, or 7%, of our Adjusted OIBDA, in each case, for the year ended December 31, 2013. In addition, on a pro forma basis, after giving effect to the Acquisition and the Acquisition Borrowings, our non-guarantor subsidiaries (other than the Issuers) accounted for approximately $383.6 million, or 9% of our total assets as of September 30, 2014.

Optional Redemption	With respect to the 2022 notes:

The Issuers may redeem some or all of the 2022 notes at any time, or from time to time, on or after February 15, 2017 at the prices and as described under the caption “Description of the Exchange Notes—Mandatory Redemption; Offers to Purchase; Other Purchases—Optional Redemption,” together with accrued and unpaid interest, if any, to the date of redemption.

Prior to February 15, 2017, the Issuers may redeem up to 35% of the aggregate principal amount of the 2022 notes issued under the 2022 & 2024 indenture, in an amount not to exceed the net cash proceeds from certain equity offerings, at a redemption price of 105.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 65% of the aggregate principal amount of the 2022 notes originally issued under the 2022 & 2024 indenture remains outstanding after such redemption.

In addition, the Issuers may redeem some or all of the 2022 notes at any time, or from time to time, prior to February 15, 2017, at a price equal to 100% of the principal amount of the notes to be redeemed, plus the applicable “make-whole” premium plus accrued and unpaid interest, if any, to the date of redemption.

With respect to the 2024 notes:

The Issuers may redeem some or all of the 2024 notes at any time, or from time to time, on or after February 15, 2019, at the prices and as described under the caption “Description of the Exchange Notes—Mandatory Redemption; Offers to Purchase; Other Purchases—Optional Redemption,” together with accrued and unpaid interest, if any, to the date of redemption.

Prior to February 15, 2017, the Issuers may redeem up to 35% of the aggregate principal amount of the 2025 notes issued under the 2022 & 2024 indenture, in an amount not to exceed the net cash proceeds from certain equity offerings, at a redemption price of 105.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 65% of the aggregate principal amount of the 2024 notes originally issued under the 2022 & 2024 indenture remains outstanding after such redemption.

In addition, the Issuers may redeem some or all of the 2024 notes at any time, or from time to time, prior to February 15, 2019, at a price equal to 100% of the principal amount of the notes to be redeemed, plus the applicable “make-whole” premium plus accrued and unpaid interest, if any, to the date of redemption.

With respect to the 2025 notes:

The Issuers may redeem some or all of the 2025 notes at any time, or from time to time, on or after September 15, 2019, at the prices and as described under the caption “Description of the Exchange Notes—Mandatory Redemption; Offers to Purchase; Other Purchases—Optional Redemption,” together with accrued and unpaid interest, if any, to the date of redemption.

Prior to September 15, 2017, the Issuers may redeem up to 35% of the aggregate principal amount of the 2025 notes issued under the 2025 indenture, in an amount not to exceed the net cash proceeds from certain equity offerings, at a redemption price of 105.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 65% of the aggregate principal amount of the 2025 notes originally issued under the 2025 indenture remains outstanding after such redemption.

In addition, the Issuers may redeem some or all of the 2025 notes at any time, or from time to time, prior to September 15, 2019, at a price equal to 100% of the principal amount of the notes to be redeemed, plus the applicable “make-whole” premium plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control Offer	If we experience a change of control accompanied by a decline in the rating of either series of exchange notes, each holder of such series of exchange notes will have the right to require us to repurchase all or any part of their exchange notes of such series at a purchase price of 101% of the aggregate principal amount of such exchange notes, plus accrued and unpaid interest, if any, to the applicable repurchase date. See “Description of the Exchange Notes—Mandatory Redemption; Offers to Purchase; Other Purchases—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Offer	If the Company or its restricted subsidiaries sell assets under certain circumstances and do not apply the proceeds as provided in “Description of the Exchange Notes,” the Company or any restricted subsidiary must use the excess proceeds from such asset sales to offer to repurchase the exchange notes at a repurchase price equal to 100% of the principal amount of the exchange notes repurchased, plus accrued and unpaid interest, if any, to the applicable repurchase date. See “Description of the Exchange Notes—Mandatory Redemption; Offers to Purchase; Other Purchases—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The 2022 & 2024 indenture and 2025 indenture each contain covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to:

•	incur additional indebtedness, guarantee indebtedness or issue disqualified stock or, in the case of such subsidiaries, preferred stock;

•	pay dividends on, repurchase or make distributions in respect of the Company’s or Finance LLC’s capital stock or make other restricted payments;

•	make certain investments or acquisitions;

•	sell, transfer or otherwise convey certain assets;

•	create liens;

•	enter into sale/leaseback transactions;

•	enter into agreements restricting certain subsidiaries’ ability to pay dividends or make other intercompany transfers;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s or its subsidiaries’ assets;

•	enter into transactions with affiliates;

•	prepay certain kinds of indebtedness; and

•	issue or sell stock of the Company’s subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described under “Description of the Exchange Notes—Mandatory Redemption; Offers to Purchase; Other Purchases—Repurchase at the Option of Holders—Asset Sales” and “Description of the Exchange Notes—Certain Covenants.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer. See “Use of Proceeds.”

Risk Factors	Participating in the exchange offer involves risks. You should carefully read and consider the information set forth under “Risk Factors,” beginning on page 18, and all other information in this prospectus before participating in the exchange offer.

Summary Financial Data

The following table sets forth our summary historical combined consolidated financial data for the periods indicated. The summary historical consolidated statements of operations and cash flow data for the nine months ended September 30, 2014 and 2013 and the summary historical consolidated balance sheet data at September 30, 2014 have been derived from our unaudited historical consolidated financial statements, which are included elsewhere in this prospectus. The summary historical combined consolidated statements of operations and cash flow data for each of the years ended December 31, 2013, 2012 and 2011 and the summary historical combined consolidated balance sheet data as of December 31, 2013 and 2012 have been derived from our audited combined consolidated financial statements for such years, which are included elsewhere in this prospectus. The summary historical combined consolidated balance sheet information as of December 31, 2011 has been derived from our audited combined consolidated financial statements, which are not included in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as our audited combined consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this information. The summary historical consolidated statements of operations and cash flow data for the nine months ended September 30, 2014 and the summary historical consolidated balance sheet data at September 30, 2014 are not necessarily indicative of the results to be expected for the year ended December 31, 2014 or for any future period. The summary pro forma condensed consolidated statements of operations for the nine months ended September 30, 2014 and for the year ended December 31, 2013 and the summary pro forma condensed consolidated balance sheet information as of September 30, 2014 have been derived from our unaudited pro forma condensed consolidated financial statements, included elsewhere in this prospectus.

The summary unaudited pro forma condensed consolidated statements of operations and balance sheet, as well as the calculations of pro forma FFO and AFFO, have been adjusted to reflect the IPO, our REIT election, the E&P Purge, the consummation of the Acquisition and the Acquisition Borrowings. The summary unaudited pro forma condensed consolidated balance sheet at September 30, 2014 is presented as if each of these events, except for the IPO, which was completed on April 2, 2014, and the REIT election, which was effective July 17, 2014, occurred at September 30, 2014. The summary unaudited pro forma condensed consolidated statement of operations and the calculations of unaudited pro forma FFO and AFFO for the year ended December 31, 2013 and the summary unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2014 are presented as if each of these events had occurred on January 1, 2013 and also include pro forma adjustments to reflect a full period of incremental costs associated with operating as a stand-alone public company, interest expense relating to the Formation Borrowings incurred on January 31, 2014 and dilution from the conversion of outstanding CBS RSUs (as defined herein) to our RSUs in connection with the IPO and the conversion of outstanding stock options to purchase CBS Class B common stock to our stock options to purchase our common stock in connection with the Separation. The summary unaudited pro forma condensed consolidated financial data are presented for information purposes only, are based on currently available information and are not necessarily indicative of our financial position or results of operations that would have occurred had the factors listed above taken place on the applicable dates, nor are they necessarily indicative of future results. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The actual adjustments may differ from the pro forma adjustments, and the differences may be material.

Our historical combined consolidated financial data for each of the years presented and for the nine months ended September 30, 2013 have been presented on a “carve-out” basis from CBS’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities attributable to CBS’s Outdoor Americas operating segment and include allocations of expenses from CBS. These allocations reflect significant assumptions, and the selected historical combined consolidated financial information set forth below and the financial statements included elsewhere in this prospectus do not necessarily reflect what our results of operations, financial condition or cash flows would have been if we had operated as a stand-alone company during the periods presented, and, accordingly, such information should not be relied upon as an indicator of our future performance, financial condition or liquidity.

You should read the following information together with “Risk Factors,” “Use of Proceeds,” “Selected Combined Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “the Acquisition” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Nine Months Ended September 30,	Nine Months Ended September 30,				Year Ended December 31,
	Pro Forma(c)	Historical				Pro Forma(c)	Historical
	2014	2014		2013		2013	2013		2012		2011
(in millions)
Statement of Operations data:
Revenues	$1,110.9	$958.8		$950.1		$1,500.3	$1,294.0		$1,284.6		$1,277.1
Less:
Operating, selling, general and administrative expenses	795.7	666.0		645.5		1,072.4	879.2		876.2		862.8

Adjusted OIBDA(a)	315.2	292.8		304.6		427.9	414.8		408.4		414.3
Less:
Stock-based compensation	13.8	7.4		5.8		7.4	7.5		5.7		5.0
Restructuring charges	6.9	6.2		—		—	—		2.5		3.0
Acquisition costs	—	1.4		—		—	—		—		—
Net (gain) loss on dispositions	(1.4)	(1.4)		(9.8)		(27.2)	(27.3)		2.2		2.0
Depreciation	81.8	79.3		78.3		107.8	104.5		105.9		109.0
Amortization	93.8	67.3		68.2		126.1	91.3		90.9		102.9

Operating income	$120.3	$132.6		$162.1		$213.8	$238.8		$201.2		$192.4
Benefit (provision) for income taxes	$(4.2)	$202.9		$(70.5)		$(5.7)	$(96.6)		$(89.0)		$(87.8)
Net income	$35.4	$279.1		$93.5		$101.6	$143.5		$113.4		$107.1
FFO(b)		$409.3		$216.8		$279.9	$299.5		$288.0		$296.1
AFFO(b)		$166.1		$196.4		$273.3	$259.9		$271.2		$316.2
Balance Sheet data (at period end):
Property and equipment, net	$754.4	$704.4					$755.4		$807.9		$858.2
Total assets	$4,035.6	$3,522.8					$3,355.5		$3,464.9		$3,603.0
Current liabilities	$256.3	$237.9					$212.2		$205.6		$196.7
Long-term debt	$2,198.5	$1,598.2					$—		$—		$—
Total stockholders’ equity/invested equity	$1,459.8	$1,567.0					$2,754.4		$2,843.9		$2,990.6
Cash Flow data:
Cash flow provided by operating activities(d)		$184.5		$178.7			$281.1		$305.9		$340.1
Capital expenditures(d): Growth(d)		$28.2		$27.3			$37.2		$34.2		$28.2
Maintenance(d)		15.4		14.2			23.7		14.0		15.4

Total capital expenditures(d)		$43.6		$41.5			$60.9		$48.2		$43.6

Cash paid for taxes		$31.4		$75.3			$112.8		$96.5		$50.9

Ratio of earnings to fixed charges(e)		1.6	x	3.2	x		3.5	x	3.2	x	3.1	x

(a)	Adjusted OIBDA is a non-GAAP financial measure. We calculate “Adjusted OIBDA” as operating income before depreciation, amortization, net (gains) losses on dispositions, stock-based compensation, restructuring charges and Acquisition costs. We use Adjusted OIBDA to evaluate our operating performance. Adjusted OIBDA is among the primary measures we use for managing our business, evaluating our operating performance and planning and forecasting future periods, as it is an important indicator of our operational strength and business performance. Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentation of Adjusted OIBDA, as a supplemental measure, is useful in evaluating our business because eliminating certain non-comparable items highlight operational trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that this supplemental measure provides users with an important perspective on our operating performance and also makes it easier for users to compare our results with other companies that have different financing and capital structures or tax rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information about Adjusted OIBDA.
(b)	We calculate FFO in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO reflects net income adjusted to exclude gains and losses from the sale of real estate assets, depreciation and amortization of real estate assets and amortization of direct lease acquisition costs, as well as the same adjustments for our equity-based investments, as applicable. We calculate AFFO as FFO adjusted to include cash paid for direct lease acquisition costs as such costs are generally amortized over a period ranging from four weeks to one year and therefore are incurred on a regular basis. AFFO also includes cash paid for maintenance capital expenditures since these are routine uses of cash that are necessary for our operations. In addition, AFFO excludes costs related to the Acquisition and restructuring charges, as well as certain non-cash items, including non-real estate depreciation and amortization, deferred income taxes, stock-based compensation expense, accretion expense, the non-cash effect of straight-line rent and amortization of deferred financing costs. We use FFO and AFFO measures for managing our business and for planning and forecasting future periods, and each is an important indicator of our operational strength and business performance, especially compared to other REITs. Our management believes users are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of FFO and AFFO, as supplemental measures, are useful in evaluating our business because adjusting results to reflect items that have more bearing on the operating performance of REITs highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users with an important perspective on our operating performance and also make it easier to compare our results to other companies in our industry, as well as to REITs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information about FFO and AFFO.

The following table presents a reconciliation of net income to FFO and AFFO:

	Nine Months Ended September 30,		Year Ended December 31,
	Historical		Pro Forma	Historical
	2014	2013	2013	2013	2012	2011
(in millions)
Net income(1)	$279.1	$93.5	$103.0	$143.5	$113.4	$107.1
Depreciation of billboard advertising structures	73.6	73.2	100.5	97.5	98.8	101.3
Amortization of real estate-related intangible assets	32.2	32.5	58.9	43.2	42.5	53.5
Amortization of direct lease acquisition costs	24.2	22.7	34.5	30.9	31.1	32.1
Net (gain) loss on disposition of billboard advertising structures, net of tax	(0.4)	(5.7)	(16.4)	(16.4)	1.3	1.2
Adjustment related to equity-based investments	0.6	0.6	0.8	0.8	0.9	0.9

FFO	409.3	216.8	281.3	299.5	288.0	296.1
Adjustment for deferred income taxes	(246.4)	(8.8)	(4.9)	(19.4)	(5.7)	33.6
Cash paid for direct lease acquisition costs	(24.3)	(24.1)	(35.2)	(31.6)	(30.9)	(31.8)
Maintenance capital expenditures(d)	(15.4)	(14.2)	(25.6)	(23.7)	(14.0)	(15.4)
Restructuring charges—severance, net of tax	2.4	—	—	—	—	—
Acquisition costs, net of tax	1.3	—	—	—	—	—
Other depreciation	5.7	5.1	7.3	7.0	7.1	7.7
Other amortization	10.9	13.0	32.7	17.2	17.3	17.3
Stock-based compensation expense	10.9	5.8	7.4	7.5	5.7	5.0
Non-cash effect of straight-line rent	(0.7)	1.0	1.0	1.2	1.2	1.0
Accretion expense	1.7	1.8	2.3	2.2	2.5	2.7
Amortization of deferred financing costs	10.7	—	8.0	—	—	—

AFFO	$166.1	$196.4	$274.3	$259.9	$271.2	$316.2

(1)	Our net income reflects our tax status as a regular domestic C corporation for U.S. federal income tax purposes through July 16, 2014. On July 17, 2014, we began operating in a manner that will allow us to qualify to be taxed as a REIT for U.S. federal income tax purposes for our tax year commencing July 17, 2014 and ending December 31, 2014 and, therefore, our tax expense in future periods is expected to be substantially lower than it has been historically. Historically, we incurred a tax benefit of $202.9 million for the nine months ended September 30, 2014, and income tax expense of $70.5 million, $96.6 million, $89.0 million and $87.8 million for the nine months ended September 30, 2013, and the years ended December 31, 2013, 2012 and 2011, respectively, and our assumed cash paid for taxes during these periods were $31.4 million and $75.3 million in the nine months ended September 30, 2014 and 2013, respectively, and $112.8 million, $96.5 million and $50.9 million in the years ended December 31, 2013, 2012 and 2011, respectively.

(c)	Pro forma amounts do not include adjustments for the cost savings expected as a result of the Acquisition. We estimate that our annualized cost savings will be approximately $28.0 million. See Note 5 under “Unaudited Pro Forma Condensed Consolidated Financial Statements” for further information.
(d)	Prior period amounts have been revised to the current presentation to reflect non-cash purchases of property, plant and equipment. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cash Flows.”
(e)	For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before benefit (provision) for income taxes and equity in earnings of investee companies plus fixed charges and distributions from investee companies. Fixed charges consist of interest expensed, amortization of deferred financing costs and debt discount, and estimated interest within rental expense.

RISK FACTORS

Investment in the notes involves risks. In addition to other information contained in this prospectus, you should carefully consider the following factors before acquiring the notes offered by this prospectus. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business and Operations

Our business is sensitive to a decline in advertising expenditures, general economic conditions and other external events beyond our control.

We derive our revenues from providing advertising space to customers on out-of-home advertising structures and sites. Our contracts with our customers generally cover periods ranging from four weeks to one year. A decline in the economic prospects of advertisers, the economy in general or the economy of any individual geographic market or industry, particularly a market or industry in which we conduct substantial business, such as the New York City, Los Angeles and New Jersey metropolitan areas, and the retail, healthcare/pharmaceuticals and television industries, could alter current or prospective advertisers’ spending priorities. Disasters, acts of terrorism, political uncertainty, extraordinary weather events, hostilities and power outages could interrupt our ability to display advertising on our advertising structures and sites and lead to a reduction in economic certainty and advertising expenditures. Any reduction in advertising expenditures could harm our business, financial condition or results of operations. In addition, advertising expenditures by companies in certain sectors of the economy represent a significant portion of our revenues. See “Business and Properties—Our Portfolio of Outdoor Advertising Structures and Sites—Investment Diversification.” Any political, economic, social or technological change resulting in a reduction in these sectors’ advertising expenditures could adversely affect our business, financial condition and results of operations.

We operate in a highly competitive industry.

The outdoor advertising industry is fragmented, consisting of several large companies operating on a national basis, such as our company, Clear Channel Outdoor Holdings, Inc., JCDecaux S.A. and Lamar Advertising Company, as well as hundreds of smaller regional and local companies operating a limited number of displays in a single or a few local markets. We compete with these companies for both customers and display locations. If our competitors offer advertising displays at rates below the rates we charge our customers, we could lose potential customers and could be pressured to reduce our rates below those currently charged to retain customers, which could have an adverse effect on our business, financial condition and results of operations. A majority of our display locations are leased, and a significant portion of those leases are month-to-month or have a short remaining term. If our competitors offer to lease display locations at rental rates higher than the rental rates we offer, we could lose display locations and could be pressured to increase rental rates above those we currently pays to site landlords, which could have an adverse effect on our business, financial condition and results of operations.

We also compete with other media, including broadcast and cable television, radio, print media, the Internet and direct mail marketers, within their respective markets. In addition, we compete with a wide variety of out-of-home media, including advertising in shopping centers, airports, movie theaters, supermarkets and taxis. Advertisers compare relative costs of available media, including the average cost per thousand impressions or “CPM,” particularly when delivering a message to customers with distinct demographic characteristics. In competing with other media, the outdoor advertising industry relies on its relative cost efficiency and its ability to reach specific markets, geographic areas and/or demographics. If we are unable to compete on these terms, we could lose potential customers and could be pressured to reduce rates below those we currently charge to retain customers, which could have an adverse effect on our business, financial condition and results of operations.

Government regulation of outdoor advertising may restrict our outdoor advertising operations.

The outdoor advertising industry is subject to governmental regulation and enforcement at the federal, state and local levels in the United States and to national, regional and local restrictions in foreign countries. These regulations have a significant impact on the outdoor advertising industry and our business. See “Regulation.” Regulations and proceedings have made it increasingly difficult to develop new outdoor advertising structures and sites. If there are changes in laws and regulations affecting outdoor advertising at any level of government, if there is an increase in the enforcement of regulations or allegations of noncompliance or if we are unable to resolve allegations, our structures and sites could be subject to removal or modification. If we are unable to obtain acceptable arrangements or compensation in circumstances in which our structures and sites are subject to removal or modification, it could have an adverse effect on our business, financial condition and results of operations. In addition, governmental regulation of advertising displays could limit our installation of additional advertising displays, restrict advertising displays to governmentally controlled sites or permit the installation of advertising displays in a manner that benefits our competitors disproportionately, any of which could have an adverse effect on our business, financial condition and results of operations.

Our inability to increase the number of digital advertising displays in our portfolio could have an adverse effect on our business, financial condition and results of operations.

Our ability to increase the number of digital advertising displays in our portfolio is subject to governmental laws and regulations. For example, in 2013 a California court ruled in favor of a competitor who challenged the validity of our digital display permits in the City of Los Angeles and held that such permits should be invalidated. As another example, in January 2013, Scenic America, Inc., a nonprofit membership organization, filed a lawsuit against the U.S. Department of Transportation and the Federal Highway Administration alleging, among other things, that the Federal Highway Administration exceeded its authority when, in 2007, the Federal Highway Administration issued guidance to assist its division offices in evaluating state regulations that authorize the construction and operation of digital billboards. The case was dismissed in June 2014, but Scenic America filed a notice of appeal in August 2014. If the Federal Highway Administration guidance is vacated, the Federal Highway Administration could then elect to undertake rulemaking or other new administrative action with respect to digital billboard displays that, if enacted in a way that places additional restrictions on digital billboards, could also have an adverse effect on our business, financial condition and results of operations.

Any new governmental restrictions on digital advertising displays could limit our installation of additional digital advertising displays, restrict digital advertising displays to governmentally controlled sites or permit the installation of digital advertising displays in a manner that benefits our competitors disproportionately, any of which could have an adverse effect on our business, financial condition and results of operations. Furthermore, as digital advertising displays are introduced into the market on a large scale, existing regulations that currently do not apply to digital advertising displays by their terms could be revised to impose specific restrictions on digital advertising displays. See “Regulation.”

In addition, implementation of digital advertising displays by us or our competitors at a rate that exceeds the ability of the market to derive new revenues from those displays could also have an adverse effect on our business, financial condition and results of operations.

Taxes, fees and registration requirements may reduce our profits or expansion opportunities.

A number of foreign, state and local governments have implemented or initiated taxes (including taxes on revenue from outdoor advertising or for the right to use outdoor advertising assets), fees and registration requirements in an effort to decrease or restrict the number of outdoor advertising structures and sites or raise revenue, or both. For example, a tax was imposed on the outdoor advertising industry in Toronto. These efforts may continue, and, if we are unable to pass on the cost of these items to our customers, the increased imposition of these measures could have an adverse effect on our business, financial condition and results of operations.

The success of our transit advertising business is dependent on obtaining and renewing key municipal concessions on favorable terms.

Our transit shelter and transit systems businesses require us to obtain and renew contracts with municipalities and other governmental entities. All of these contracts have fixed terms and generally provide for payments to the governmental entity of a revenue share and/or a fixed payment amount. When these contracts expire, we generally must participate in highly competitive bidding processes in order to obtain a new contract. Our inability to successfully obtain or renew these contracts on favorable economic terms or at all could have an adverse effect on our financial condition and results of operations. In addition, the loss of a key municipal concession in one location could adversely affect our ability to compete in other locations by reducing our scale and ability to offer customers multiregional and national advertising campaigns. These factors could have an adverse effect on our financial condition and results of operations.

Government compensation for the removal of lawful billboards could decrease.

Although federal, state and local government authorities from time to time use the power of eminent domain to remove billboards, U.S. law requires payment of compensation if a government authority compels the removal of a lawful billboard along a primary or interstate highway that was built with federal financial assistance. Additionally, many states require similar compensation (or relocation) with regard to compelled removals of lawful billboards in other locations. Some local governments have attempted to force removal of billboards after a period of years under a concept called amortization. Under this concept, the governmental body asserts that just compensation has been earned by continued operation of the billboard over a period of time. Thus far, we have generally been able to obtain satisfactory compensation for our billboards purchased or removed as a result of governmental action, although there is no assurance that this will continue to be the case in the future, and, if it does not continue to be the case, there could be an adverse effect on our business, financial condition and results of operations.

Content-based restrictions on outdoor advertising may further restrict the categories of customers that can advertise using our structures and sites.

Restrictions on outdoor advertising of certain products and services are or may be imposed by federal, state and local laws and regulations. For example, tobacco products have been effectively banned from outdoor advertising in all of the jurisdictions in which we currently do business. In addition, state and local governments in some cases limit outdoor advertising of alcohol, which represented 4% of our U.S. revenues for the nine months ended September 30, 2014, and 5% of our U.S. revenues for the year ended December 31, 2013. Legislation regulating out-of-home advertising due to content-based restrictions could cause a reduction in our revenues from leasing advertising space on outdoor advertising displays that display such advertisements and a simultaneous increase in the available space on the existing inventory of billboards in the outdoor advertising industry, which could have an adverse effect on our business, financial condition and results of operations.

Environmental, health and safety laws and regulations may limit or restrict some of our operations.

As the owner or operator of various real properties and facilities, we must comply with various foreign, federal, state and local environmental, health and safety laws and regulations. We and our properties are subject to such laws and regulations related to the use, storage, disposal, emission and release of hazardous and nonhazardous substances and employee health and safety. Historically, with the exception of safety upgrades, we have not incurred significant expenditures to comply with these laws. However, additional laws that may be passed in the future, or a finding of a violation of or liability under existing laws, could require us to make significant expenditures and otherwise limit or restrict some of our operations, which could have an adverse effect on our business, financial condition and results of operations.

Our operating results are subject to seasonal variations and other factors.

Our business has experienced and is expected to continue to experience seasonality due to, among other things, seasonal advertising patterns and seasonal influences on advertising markets. Typically, our revenues and profits are highest in the fourth quarter, during the holiday shopping season, and lowest in the first quarter, as advertisers cut back on spending following the holiday shopping season. The effects of such seasonality make it difficult to estimate future operating results based on the previous results of any specific quarter, which may make it difficult to plan capital expenditures and expansion, could affect operating results and could have an adverse effect on our business, financial condition and results of operations.

Integrating the Acquired Business may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the Acquisition may not be fully realized.

The success of the Acquisition, including the realization of anticipated benefits and cost savings, will depend, in part, on our ability to successfully combine the Acquired Business with our business. It is possible that the integration process, the alignment of standards, controls, procedures, culture and policies between our business and the Acquired Business or the uncertainty about the effect of the Acquisition could result in the loss by us or the Acquired Business of billboard leases, franchises, advertisers or key employees, the disruption of our ongoing businesses or the ongoing business of the Acquired Business, or our inability to fully achieve the anticipated benefits and cost savings of the Acquisition on a timely basis, or at all, any of which could have an adverse effect on us or the Acquired Business before or after completion of the Acquisition. Further, we may incur greater than anticipated costs and expenditures to integrate the Acquired Business with our business and integration efforts may divert management attention and resources, which could have an adverse effect on us or the Acquired Business before or after completion of the Acquisition.

There may be unknown risks inherent in the Acquisition, or certain assumptions with respect to the Acquired Business may prove to be inaccurate, which could result in a material adverse effect on our business.

Although we have conducted a due diligence review of the Acquired Business, we may not be aware of all of the risks associated with the Acquired Business and certain of our assumptions with respect to the Acquired Business may prove to be inaccurate. Any discovery of adverse or inaccurate information concerning the Acquired Business could result in unexpected litigation or regulatory exposure, unfavorable accounting treatment, unexpected increases in taxes due, a loss of anticipated tax benefits or other adverse effects on our business, operating results or financial condition. While we are entitled to seek indemnification in certain circumstances, successfully asserting indemnification or enforcing such indemnification could be costly and time consuming or may not be successful at all.

Acquisitions and other strategic transactions that we may pursue could have a negative effect on our results of operations.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue additional acquisitions of business and/or assets and other strategic transactions, including the disposition of certain businesses and/or assets. These acquisitions or transactions could be material, and involve numerous risks, including:

•	Acquisitions or other strategic transactions may prove unprofitable and fail to generate anticipated cash flows or gains;

•	integrating acquired businesses and/or assets may be more difficult, costly or time consuming than expected and the anticipated benefits and costs savings of such acquisitions or transactions may not be fully realized, for example,

•	we may need to recruit additional senior management, as we cannot be assured that senior management of acquired businesses and/or assets will continue to work for us, and we cannot be certain that our recruiting efforts will succeed;

•	unforeseen difficulties could divert significant time, attention and effort from management that could otherwise be directed at developing existing business;

•	we may encounter difficulties expanding corporate infrastructure to facilitate the integration of our operations and systems with those of acquired businesses and/or assets, which may cause us to lose the benefits of any expansion t; or

•	we may lose billboard leases, franchises or advertisers in connection with such acquisitions or transactions, which could disrupt our ongoing businesses; we may not be aware of all of the risks associated with any acquired businesses and/or assets and certain of our assumptions with respect to these acquired businesses and/or assets may prove to be inaccurate, which could result in unexpected litigation or regulatory exposure, unfavorable accounting treatment, unexpected increases in taxes due, a loss of anticipated tax benefits or other adverse effects on our business, operating results or financial condition;

•	we may not be able to obtain financing necessary to fund potential acquisitions or strategic transactions;

•	we may face increased competition for acquisitions of businesses and assets from other outdoor advertising companies, some of which may have greater financial resources than we do, which may result in higher prices for those businesses and assets;

•	we may enter into markets and geographic areas where we have limited or no experience; and

•	because we must comply with various requirements under the Code in order to maintain our qualification to be taxed as a REIT, including restrictions on the types of assets we may hold, the sources of our income and accumulation of earnings and profits, our ability to engage in certain acquisitions or strategic transactions, such as acquisitions of C corporations, may be limited. See “—Risks Related to Our REIT Election and Our Status as a REIT—Complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities.”

Further, additional acquisitions by us may require antitrust review by U.S. federal antitrust agencies and may require review by foreign antitrust agencies under the antitrust laws of foreign jurisdictions. We can give no assurances that the U.S. Department of Justice, the U.S. Federal Trade Commission or foreign antitrust agencies will not seek to bar us from acquiring additional advertising businesses in any market.

As a stand-alone public company, we will expend additional time and resources to comply with rules and regulations that did not previously apply to us.

Upon completion of the IPO, we became required to implement substantial control systems and procedures in order to satisfy our periodic and current reporting requirements under applicable SEC regulations and comply with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and applicable listing standards. As a result, we began incurring significant legal, accounting and other expenses that we had not previously incurred, and our management and other personnel will need to devote a substantial amount of time to comply with these rules and regulations. These costs and time commitments could be substantially more than we currently expect. Therefore, our historical consolidated and unaudited pro forma condensed consolidated financial statements may not be indicative of our future costs and performance as a stand-alone public company. If our finance and accounting personnel are unable for any reason to respond adequately to the increased demands resulting from being an independent public company, the quality and timeliness of our financial reporting may suffer, and we could experience significant deficiencies or material weaknesses in our disclosure controls and procedures or internal control over financial reporting.

An inability to establish effective disclosure controls and procedures and internal control over financial reporting or remediate existing deficiencies could cause us to fail to meet our reporting obligations under the Exchange Act, or result in material weaknesses, material misstatements or omissions in our Exchange Act reports, any of which could have an adverse effect on our business, financial condition and results of operations.

We have incurred and will continue to incur significant charges in connection with the Separation and incremental costs as a stand-alone public company.

We will need to replicate or replace certain functions, systems and infrastructure to which we no longer have the same access after the Separation. We will also need to make investments or hire additional employees to operate without the same access to CBS’s existing operational and administrative infrastructure. These initiatives will be costly to implement. Due to the scope and complexity of the underlying projects relative to these efforts, the amount of total costs could be materially higher than we estimate, and the timing of the incurrence of these costs is subject to change.

Prior to the IPO, CBS performed or supported many important corporate functions for us. Our financial statements reflect charges for these services on an allocation basis. In connection with the IPO, we entered into a transition services agreement with CBS, pursuant to which CBS is providing us with certain services, and we are providing CBS with certain limited services, in each case, on an interim basis for a limited period until the other party no longer requires such services to be performed by the other party. The services to be provided to us by CBS include legal, finance, information technology, insurance, tax and employment functions. In connection with the Separation, we amended the transition services agreement to extend the time periods in which CBS will provide the transaction services described above to January 16, 2015 or to July 16, 2015, as applicable, depending on the services being provided. The agreed-upon charges for such services are generally on a cost-plus-margin basis and each party has agreed to reimburse the other for its out-of-pocket costs in connection therewith. The liability of each party under the transition services agreement for the services it provides is generally limited. We anticipate that we will generally be in a position to complete the transition from all services provided by CBS on or before 12 months following the completion of the Separation. See “Certain Relationships and Related Party Transactions—Agreements Between CBS and the Company Related to the IPO, the CBS Exchange Offer or the Separation—Transition Services Agreement.”

We may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost, comparable to those that we receive from CBS under the transition services agreement. Additionally, after the transition services agreement terminates, we may be unable to sustain the services at the same levels or obtain the same benefits as when we were receiving such services and benefits from CBS. When we begin to operate these functions separately, if we do not have our own adequate systems and business functions in place, or are unable to obtain them from other providers, we may not be able to operate our business effectively or at comparable costs, and our profitability may decline. In addition, we have historically received informal support from CBS, which may not be addressed in the transition services agreement. The level of this informal support may diminish or be eliminated in the future.

We are dependent on our management team, and the loss of senior executive officers or other key employees could have an adverse effect on our business, financial condition and results of operations.

We believe our future success depends on the continued service and skills of our existing management team and other key employees with experience and business relationships within their respective segments. The loss of one or more of these key personnel could have an adverse effect on our business, financial condition and results of operations because of their skills, knowledge of the market, years of industry experience and the difficulty of finding qualified replacement personnel. If any of these personnel were to leave and compete with us, it could have an adverse effect on our business, financial condition and results of operations.

Our board of directors has the power to cause us to issue additional shares of stock without stockholder approval.

Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our charter permits a majority of our entire board of directors to, without stockholder approval, amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Our charter also permits our board of directors to classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors will be able to establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for shares of stock or otherwise be in the best interests of our stockholders.

Certain provisions of Maryland law may limit the ability of a third party to acquire control of us.

Certain provisions of the Maryland General Corporation Law (the “MGCL”) may have the effect of delaying or preventing a transaction or a change in control of us that might involve a premium price for shares of our stock or otherwise be in the best interests of our stockholders, including:

•	“business combination” provisions that, subject to certain exceptions, prohibit certain business combinations between a Maryland corporation and an “interested stockholder” (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of a corporation’s outstanding voting stock or an affiliate or associate of a corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes two super-majority stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that, subject to certain exceptions, holders of “control shares” of a Maryland corporation (defined as voting shares of stock that, if aggregated with all other shares of stock owned or controlled by the acquirer, would entitle the acquirer to exercise voting power in the election of directors within one of three increasing ranges) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares,” subject to certain exceptions) have no voting rights except to the extent approved by its stockholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all interested shares.

Additionally, we have elected to be subject to Title 3, Subtitle 8 of the MGCL, which permits our board of directors, without stockholder approval and regardless of what is provided in our charter or bylaws, to implement certain takeover defenses.

Our board of directors has by resolution exempted from the provisions of the Maryland business combination act all business combinations (i) between CBS or its affiliates and us and (ii) between us and any other person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). In addition, our bylaws contain a provision opting out of the Maryland control share acquisition act. Moreover, our charter provides that vacancies on our board may be filled only by the remaining directors and that directors elected by the board to fill vacancies will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies. Our charter provides that, subject to the rights, if any, of holders of any class or series of preferred stock to elect or remove one or more directors, members of our board of directors may be removed only for cause (as defined in our charter), and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Our bylaws provide that our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws. There can be no assurance that these exemptions or provisions will not be amended or eliminated at any time in the future.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law. In addition, our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; and

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, trustee or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee of our company or a predecessor of our company.

The indemnification and payment or reimbursement of expenses provided by the indemnification provisions of our charter and bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification, or payment or reimbursement of expenses may be or may become entitled under any statute, bylaw, resolution, insurance, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, we have entered into separate indemnification agreements with each of our directors. Each indemnification agreement provides, among other things, for indemnification as provided in the agreement and otherwise to the fullest extent permitted by law and our charter and bylaws against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such advancement.

Accordingly, in the event that any of our directors or officers are exculpated from, or indemnified against, liability but whose actions impede our performance, we and our stockholders’ ability to recover damages from that director or officer will be limited.

We may not realize the expected benefits from the Separation of our business from CBS.

Having completed the Separation, there is a risk that we may be more susceptible to market fluctuations and other adverse events than we would have otherwise been while we were still a part of CBS. As part of CBS, we were able to benefit from CBS’s operating diversity, economies of scale and related cost benefits and access to capital for investments, which benefits may no longer be available to us due to the Separation.

As an independent public company that has completed the Separation, we believe that our businesses will benefit from, among other things, sharpened focus on the financial and operational resources of our specific business, allowing management to design and implement a capital structure, corporate strategies and policies that are based primarily on the business characteristics and strategic opportunities of our businesses. We anticipate this will allow us to respond more effectively to industry dynamics and to allow us to create effective incentives for management and employees that are more closely tied to business performance. However, we may not be able to achieve some or all of the expected benefits. If we fail to achieve some or all of the benefits in the time we expect, it could have an adverse effect on our business, financial condition and results of operations.

Hedging transactions could have a negative effect on our results of operations.

We may enter into hedging transactions, including without limitation, with respect to foreign currency exchange rates and interest rate exposure on one or more of our assets or liabilities. The use of hedging transactions involves certain risks, including: (1) the possibility that the market will move in a manner or direction that would have resulted in a gain for us had a hedging transaction not been utilized, in which case our performance would have been better had we not engaged in the hedging transaction; (2) the risk of an imperfect correlation between the risk sought to be hedged and the hedging transaction used; (3) the potential illiquidity for the hedging instrument used, which may make it difficult for us to close out or unwind a hedging transaction; (4) the possibility that our counterparty fails to honor its obligations; and (5) the possibility that we may have to post collateral to enter into hedging transactions, which we may lose if we are unable to honor our obligations. We intend to remain qualified to be taxed as a REIT for U.S. federal income tax purposes, as a result of which we have limitations on our income sources, and the hedging strategies available to us will be more limited than those available to companies that are not REITs.

We may establish an operating partnership, which could result in conflicts of interests between our stockholders and holders of our operating partnership units and could limit our liquidity or flexibility.

In the future, we may establish an operating partnership. If we establish an operating partnership, persons holding operating partnership units may have the right to vote on certain amendments to the partnership agreement of our operating partnership, as well as on certain other matters. Unitholders holding these voting rights may be able to exercise them in a manner that conflicts with the interests of our stockholders. Circumstances may arise in the future when the interests of unitholders in our operating partnership conflict with the interests of our stockholders. As the sole member of the general partner of the operating partnership or as the managing member, we would have fiduciary duties to the unitholders of the operating partnership that may conflict with duties that our officers and directors owe to us.

In addition, if we establish an operating partnership, we may acquire certain assets by issuing units in our operating partnership in exchange for an asset owner contributing such assets to the partnership or a subsidiary. If we enter into such transactions, in order to induce the contributors of such assets to accept units in our operating partnership, rather than cash, in exchange for their assets, it may be necessary for us to provide them additional incentives. For instance, our operating partnership’s limited partnership or limited liability company agreement may provide that any unitholder of our operating partnership may exchange units for cash equal to the value of an equivalent number of shares of our common stock or, at our option, for shares of our common stock on a one-for-one basis. We may also enter into additional contractual arrangements with asset contributors under which we would agree to repurchase a contributor’s units for shares of our common stock or cash, at the option of the contributor, at set times. If the contributor required us to repurchase units for cash pursuant to such a provision, it would limit our liquidity and thus our ability to use cash to make other investments, satisfy other obligations or make distributions to stockholders. Moreover, if we were required to repurchase units for cash at a time when we did not have sufficient cash to fund the repurchase, we might be required to sell one or more assets to raise funds to satisfy this obligation. Furthermore, we might agree that if distributions the contributor received as a unitholder in our operating partnership did not provide the contributor with a defined return, then upon redemption of the contributor’s units we would pay the contributor an additional amount necessary to achieve that return. Such a provision could further negatively impact our liquidity and flexibility. Finally, in order to allow a contributor of assets to defer taxable gain on the contribution of assets to our operating partnership, we might agree not to sell a contributed asset for a defined period of time or until the contributor exchanged the contributor’s units for cash or shares. Such an agreement would prevent us from selling those properties, even if market conditions made such a sale favorable to us.

We could suffer losses due to asset impairment charges for goodwill.

A significant portion of our assets consists of goodwill. We test goodwill for impairment during the fourth quarter of each year and between annual tests if events or circumstances require an interim impairment assessment. A downward revision in the estimated fair value of a reporting unit could result in a noncash impairment charge. Any such impairment charge could have a material adverse effect on our reported net income.

We face diverse risks in our international business, which could adversely affect our business, financial condition and results of operations.

Our International segment contributed approximately 12% and approximately 13% to total revenues in the nine months ended September 30, 2014 and 2013, respectively. Our International segment contributed approximately 13% to total revenues in 2013, approximately 14% to total revenues in 2012 and approximately 18% to total revenues in 2011. Inherent risks in our international business activities could decrease our International sales and have an adverse effect on our business, financial condition and results of operations. These risks include potentially unfavorable foreign economic conditions, political conditions or national priorities, foreign government regulation and changes in such regulation, violations of applicable anticorruption laws or regulations, potential expropriation of assets by foreign governments, the failure to bridge cultural differences and limited or prohibited access to our foreign operations and the support they provide. We may also have difficulty repatriating profits or be adversely affected by exchange rate fluctuations in our international business.

If our security measures are breached, we may face liability, and public perception of our services could be diminished, which would negatively impact our ability to attract business partners and advertisers.

Although we have implemented physical and electronic security measures to protect against the loss, misuse and alteration of our websites, digital assets and proprietary business information as well as consumer, business partner and advertiser personally identifiable information, no security measures are perfect and impenetrable and we may be unable to anticipate or prevent unauthorized access. A security breach could occur due to the actions of outside parties, employee error, malfeasance or a combination of these or other actions. If an actual or perceived breach of our security occurs, we could lose competitively sensitive business information or suffer disruptions to our business operations. In addition, the public perception of the effectiveness of our security measures or services could be harmed, we could lose consumers, business partners and advertisers, and we could suffer financial exposure in connection with remediation efforts, investigations and legal proceedings and changes in our security and system protection measures.

Regulations and consumer concerns regarding privacy and data protection, or any failure to comply with these regulations, could negatively impact our business.

We collect and utilize demographic and other information, including personally identifiable information, from and about consumers, business partners, advertisers and website users. We are subject to numerous federal, state, local and foreign laws, rules and regulations as well as industry standards and regulations regarding consumer protection, information security, data protection and privacy, among other things. Many of these laws and industry standards and regulations are still evolving and changes in the ways that data is permitted to be collected, stored, used and/or disclosed may negatively impact the way that we are able to conduct business. In addition, changes in consumer expectations and demands regarding privacy, information security and data protection may result in further restrictions on the way we collect, use, disclose and derive economic value from data that we purchase and/or collect, and may limit our ability to offer targeted advertising opportunities to our business partners and advertisers. Although we have implemented policies and procedures designed to comply with all applicable laws, rules, industry standards and regulations, any failure or perceived failure by us to comply with our policies or applicable regulatory requirements related to consumer protection, information security, data protection and/or privacy could result in a loss of confidence, a loss of goodwill, damage to our brand, loss of consumers, business partners and advertisers, adverse regulatory proceedings and/or civil litigation, which could negatively impact our business.

If we fail to establish our new, independently recognized brand name with a strong reputation, our revenue and profitability could decline.

In connection with the IPO, we entered into a license agreement with a wholly owned subsidiary of CBS, pursuant to which we had the right to use “CBS” in the corporate names of the Company and the right to use the “CBS” mark and the “CBS” logo on our advertising billboards for a limited period of time following the Separation. On November 20, 2014, we rebranded, and the Company changed its legal name to “OUTFRONT Media Inc.” and changed the logo on its advertising billboards to “OUTFRONT”. We may not be able to maintain or enjoy comparable name recognition or status under our new brand as we did using the “CBS Outdoor” brand name. In addition, we may face the risk of claims that we have infringed third parties’ intellectual property rights with respect to our trademarks, which could be expensive and time consuming to defend, could require us to alter our trademarks, and/or could require us to pay license, royalty or other fees to third parties in order to continue using our trademarks. If we are unable to successfully manage the transition of our business to our new brand, our revenue and profitability could decline, which could adversely affect our business.

A portion of the historical financial information that we have included in this prospectus may not be representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.

The historical consolidated financial information for each of the years presented and for the nine months ended September 30, 2013 has been presented on a “carve-out” basis from CBS’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities attributable to CBS’s Outdoor Americas operating segment and include allocations of expenses from CBS. As a result, this historical financial information may not necessarily reflect what our financial condition, results of operations or cash flows would have been had we been an independent, stand-alone entity during the periods presented or what they will be in the future. For additional information, see “Selected Combined Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto, which are included elsewhere in this prospectus.

Our cash available for distribution to stockholders may not be sufficient to make distributions at expected levels, and we may need to borrow in order to make such distributions or may not be able to make such distributions in full.

Distributions that we make will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor. While we anticipate maintaining relatively stable distribution(s) during each year, the amount, timing and frequency of distributions will be at the sole discretion of our board of directors and will be declared based upon various factors, including, but not limited to: the amount of the E&P Purge, future taxable income, limitations contained in debt instruments, debt service requirements, operating cash inflows and outflows, including capital expenditures and acquisitions, limitations on our ability to use cash generated in the TRSs to fund distributions and applicable law. We may need to increase our borrowings in order to fund our intended distributions. See “Summary—Distribution Policy.”

Risks Related to the Exchange Notes

We have substantial indebtedness that could adversely affect our financial condition.

On January 31, 2014, Finance LLC and Finance Corp. borrowed $800.0 million under a term loan due in 2021 (the “Term Loan”), and entered into a $425.0 million Revolving Credit Facility maturing in 2019 (the “Revolving Credit Facility” and, together with the Term Loan, the “Senior Credit Facilities”), which are governed by a credit agreement, dated as of January 31, 2014, (the “Credit Agreement”). On January 31, 2014, the Borrowers also issued $400.0 million aggregate principal amount of the 2022 original notes and $400.0 million aggregate principal amount of 2024 original notes in a private placement. As of September 30, 2014, we had total indebtedness of approximately $1.6 billion (consisting of the $798.2 million Term Loan and $800.0 million of original notes) and undrawn commitments under the Senior Credit Facilities of $425.0 million, excluding $20.5 million in letters of credit issued against the Revolving Credit Facility. As of September 30, 2014, on a pro forma basis, after giving effect to the Acquisition and the Acquisition Borrowings, we would have had total indebtedness of approximately $2.2 billion (consisting of the $798.2 million Term Loan and $1.4 billion of original notes) and undrawn commitments under the Senior Credit Facilities of $425.0 million, excluding $20.5 million of letters of credit issued against the Revolving Credit Facility.

Our level of debt could have important consequences, including:

•	making it more difficult for us to satisfy our obligations with respect to the exchange notes and our other debt;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing the availability of cash flow to fund acquisitions, working capital, capital expenditures, research and development efforts and other corporate purposes;

•	increasing our vulnerability to and limiting our flexibility in planning for, or reacting to, changes in the business, the industries in which we operate, the economy and governmental regulations;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	exposing us to the risk of increased interest rates as borrowings under the Senior Credit Facilities are expected to be subject to variable rates of interest;

•	placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	limiting our ability to borrow additional funds.

The terms of the Credit Agreement and the indentures governing the exchange notes restrict our current and future operations, particularly our ability to incur debt that we may need to fund initiatives in response to changes in our business, the industries in which we operate, the economy and governmental regulations.

The Credit Agreement and the indentures governing the exchange notes contain a number of restrictive covenants that impose significant operating and financial restrictions on us and our subsidiaries and limit our ability to engage in actions that may be in our long-term best interests, including restrictions on our and our subsidiaries’ ability to:

•	incur additional indebtedness;

•	pay dividends on, repurchase or make distributions in respect of our capital stock;

•	make investments or acquisitions;

•	sell, transfer or otherwise convey certain assets;

•	change our accounting methods;

•	create liens;

•	enter into sale/leaseback transactions;

•	enter into agreements restricting the ability to pay dividends or make other intercompany transfers;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our or our subsidiaries’ assets;

•	enter into transactions with affiliates;

•	prepay certain kinds of indebtedness;

•	issue or sell stock of our subsidiaries; and

•	change the nature of our business.

In addition, the Credit Agreement has a financial covenant that requires us to maintain a maximum net secured leverage ratio. Our ability to meet this financial covenant may be affected by events beyond our control.

As a result of all of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions could hinder our ability to grow in accordance with our strategy or inhibit our ability to adhere to our intended distribution policy and, accordingly, may cause us to incur additional U.S. federal income tax liability beyond current expectations.

A breach of the covenants under the Credit Agreement or either of the indentures governing the exchange notes could result in an event of default under the applicable agreement. Such a default would allow the lenders under the Senior Credit Facilities and holders of the exchange notes to accelerate the repayment of such debt and may result in the acceleration of the repayment of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the Credit Agreement would also permit the lenders under the Senior Credit Facilities to terminate all other commitments to extend additional credit under the Senior Credit Facilities.

Furthermore, if we were unable to repay the amounts due and payable under the Senior Credit Facilities, those lenders could proceed against the collateral that secures such indebtedness. In the event our creditors accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness.

Despite our substantial indebtedness level, we and our subsidiaries may be able to incur substantially more indebtedness, including secured indebtedness. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may incur significant additional indebtedness in the future, including secured indebtedness. Although the indentures governing the exchange notes and the Credit Agreement contain restrictions on the incurrence of additional indebtedness and additional liens, these restrictions will be subject to a number of qualifications and exceptions, and the additional indebtedness, including secured indebtedness, incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the exchange notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our business. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. If new debt is added to our current debt levels, the related risks that we now face would increase.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under the Senior Credit Facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remains the same, and our net income and cash flows will correspondingly decrease. At our level of indebtedness, as of September 30, 2014, each 1/8% change in interest rates on our variable rate indebtedness would have resulted in a $1.0 million change in annual estimated interest expense. This amount will increase due to the borrowings we expect to make under our Revolving Credit Facility in connection with the Acquisition. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce future interest rate volatility. However, we may not elect to maintain such interest rate swaps with respect to any of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

To service our indebtedness, we require a significant amount of cash and our ability to generate cash depends on many factors beyond our control.

Our ability to make cash payments on and to refinance our indebtedness, including the original notes and the exchange notes, and to fund planned capital expenditures will depend on our ability to generate significant operating cash flow in the future. Our ability to generate such cash flow is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to generate cash flow may be affected by our REIT compliance obligations and any consequences of failing to remain qualified as a REIT. See “—Risks Related to Our Status as a REIT.”

Our business may not generate cash flow from operations in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. If we cannot service our indebtedness, we may have to take actions such as refinancing or restructuring our indebtedness, selling assets or reducing or delaying capital expenditures, strategic acquisitions and investments. Such actions, if necessary, may not be effected on commercially reasonable terms or at all. Our ability to refinance or restructure our debt will depend on the condition of the capital markets and our financial condition at the applicable time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Further, the Credit Agreement and the indentures governing the exchange notes restrict our ability to undertake or use the proceeds from such measures.

Repayment of our debt, including the exchange notes, is dependent on cash flow generated by our subsidiaries.

We conduct substantially all of our operations through our subsidiaries other than the Issuers, some of which will not be guarantors of the exchange notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the exchange notes, is dependent on the generation of cash flow by such subsidiaries and their ability to make such cash available to the Issuers, by dividend, debt repayment or otherwise. Unless they are guarantors of the exchange notes or our other indebtedness, such subsidiaries do not have any obligation to pay amounts due on the exchange notes or our other indebtedness or to make funds available for that purpose. These subsidiaries may not be able to, or may not be permitted to, make distributions to enable the Issuers to make payments in respect of our indebtedness, including the exchange notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit the Issuers’ ability to obtain cash from such subsidiaries. While the indentures governing the exchange notes and the Credit Agreement limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we or the Issuers do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the exchange notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial condition and results of operations and our ability to satisfy our obligations under the exchange notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the exchange notes.

Any default under the agreements governing our indebtedness, including our Senior Credit Facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the exchange notes. In addition, if we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness (including covenants in the Credit Agreement and the indentures governing the exchange notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest; the lenders under the Senior Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may need to obtain waivers from the required lenders under the Senior Credit Facilities to avoid being in default. If we breach our covenants under the credit agreement governing the Senior Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the Senior Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The exchange notes are unsecured and effectively subordinated to the Issuers’ and the Guarantors’ indebtedness under the Senior Credit Facilities and any other secured indebtedness of the Issuers and the Guarantors to the extent of the value of the assets securing that indebtedness.

The exchange notes are not secured by any of the Issuers’ or the Guarantors’ assets. As a result, the exchange notes and the guarantees will be effectively subordinated to the Issuers’ and the Guarantors’ indebtedness under the Senior Credit Facilities with respect to the assets that secure that indebtedness. As of September 30, 2014, we had indebtedness of approximately $1.6 billion. Of this indebtedness, approximately $798.2 million is secured. As of September 30, 2014, on a pro forma basis, after giving effect to the Acquisition and the Acquisition Borrowings, we would have had total indebtedness of approximately $2.2 billion, $798.2 million of which would have been secured and undrawn commitments under the Senior Credit Facilities of $425.0 million, excluding $20.5 million of letters of credit issued against the Revolving Credit Facility. Any additional indebtedness under the Senior Credit Facilities will be secured. In addition, we may incur additional secured debt in the future. The effect of the effective subordination of the exchange notes to our secured indebtedness, to the extent of the collateral therefor, is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of the Issuers or the Guarantors, the proceeds from the sale of assets securing our secured indebtedness will be available to repay obligations on the exchange notes only after all obligations under the Senior Credit Facilities and any other secured debt has been paid in full. As a result, the noteholders may receive less, ratably, than the holders of secured debt in the event of a bankruptcy, insolvency, liquidation, dissolution or reorganization of the Issuers or the Guarantors.

The exchange notes will be structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become Guarantors of the exchange notes.

The exchange notes will be guaranteed by each of our existing and future subsidiaries that guarantees the Senior Credit Facilities. Our subsidiaries that do not guarantee the exchange notes, including our non-domestic, non-wholly owned and immaterial subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the exchange notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The exchange notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a Guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment from that subsidiary. For information regarding the portion of our revenues, Adjusted OIBDA and total assets attributable to our non-guarantor subsidiaries, see “Summary—The Exchange Offer.”

In addition, the indentures governing the exchange notes will, subject to certain limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

In addition, our subsidiaries that provide, or will provide, guarantees of the exchange notes will be automatically released from those guarantees upon the occurrence of certain events, including the following:

•	the release or discharge of the guarantee by any subsidiary Guarantor of the Senior Credit Facilities or the guarantee that resulted in the creation of the guarantee of the exchange notes by such subsidiary Guarantor, except, in each case, a discharge or release by or as a result of payment under such guarantee;

•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary Guarantor;

•	the designation of any subsidiary Guarantor as an unrestricted subsidiary; or

•	the discharge of the Issuers’ obligations in a manner not in violation of the terms of the applicable indenture, or the Issuers exercising their legal defeasance or covenant defeasance options as described under “Description of Exchange Notes—Legal Defeasance and Covenant Defeasance.”

If any guarantee of a subsidiary Guarantor is released, no holder of the exchange notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any noteholders. See “Description of the Exchange Notes—Guarantees.”

The lenders under the Senior Credit Facilities will have the discretion to release the subsidiary Guarantors under the Senior Credit Facilities in a variety of circumstances, which will cause those Guarantors to be released from their guarantees of the exchange notes.

While any obligations under the Senior Credit Facilities remain outstanding, any guarantee of the exchange notes by a subsidiary Guarantor may be released without action by, or consent of, any holder of the exchange notes or the trustee under either indenture governing the exchange notes, if the release of the guarantee of the Senior Credit Facilities by such subsidiary Guarantor is approved by the lenders under the Senior Credit Facilities or otherwise permitted under the Senior Credit Facilities. See “Description of the Exchange Notes—Guarantees.” The lenders under the Senior Credit Facilities will have the discretion to release the guarantees of subsidiary Guarantors under the Senior Credit Facilities in all cases, and will be obligated to release the guarantees of subsidiary Guarantors in a variety of circumstances. You will not have a claim as a creditor against any subsidiary Guarantor that is no longer a Guarantor of the exchange notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries Guarantors will effectively be senior to claims of noteholders.

Certain exceptions under the indentures governing the exchange notes permit us to make distributions to maintain our REIT status even when we could not otherwise make restricted payments under the applicable indenture.

The indentures governing the exchange notes permit us to pay the cash portion of the E&P Purge, and to make cash distributions thereafter in order to maintain our status as a REIT, in each case subject to certain conditions but notwithstanding any failure to satisfy the conditions in the applicable indenture to making distributions generally. For a more complete discussion of the restricted payment and debt incurrence covenants of the indenture applicable to the exchange notes, see “Description of the Exchange Notes—Certain Covenants—Limitation on Restricted Payments.”

The Issuers may not be able to repurchase the exchange notes upon a change of control repurchase event.

Upon the occurrence of specific kinds of change of control events accompanied by a decline in the rating of the exchange notes, the Issuers will be required to offer to repurchase all outstanding notes, including the exchange notes, at 101% of their principal amount, plus accrued and unpaid interest, if any, to the applicable repurchase date. Additionally, under the Senior Credit Facilities, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the credit agreement and terminate their commitments to lend.

The source of funds for any purchase of the exchange notes and repayment of borrowings under the Senior Credit Facilities would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. The Issuers may not be able to repurchase the exchange notes upon a change of control repurchase event because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control repurchase event and repay the other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain such financing on satisfactory terms or at all. Further, the Issuers’ ability to repurchase the exchange notes may be limited by law. In order to avoid the obligations to repurchase the exchange notes and events of default and potential breaches of the credit agreement governing the Senior Credit Facilities, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

Certain corporate events may not trigger a change of control, in which case we will not be required to redeem the exchange notes.

The indentures governing the exchange notes permit us to engage in certain important corporate events that would increase indebtedness or alter our business but would not constitute a “change of control” as defined in the indentures governing exchange notes. If we effected a leveraged recapitalization or other non-change of control transactions that resulted in an increase in indebtedness, adversely affected our credit rating or fundamentally changed our business, our ability to make payments on the notes would be adversely affected. However, the Issuers would not be required to offer to repurchase the notes, and you would be required to continue to hold your notes, despite our decreased ability to meet our obligations under the notes. See “Description of the Exchange Notes—Mandatory Redemption; Offers to Purchase; Other Purchases—Repurchase at the Option of Holders—Change of Control.”

Noteholders may not be able to determine when a change of control giving rise to their right to have the exchange notes repurchased has occurred following a sale of “substantially all” of our assets.

The definitions of change of control in the indentures governing the exchange notes include a phrase related to the sale of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “substantially all” of our assets. As a result, it may be unclear as to whether a change of control has occurred and whether we are required to make an offer to repurchase the exchange notes.

Federal and state fraudulent transfer laws may permit a court to void the exchange notes and/or the guarantees and, if that occurs, you may not receive any payments on the exchange notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the exchange notes and the incurrence of the guarantees of the exchange notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the exchange notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if the Issuers or any of the Guarantors, as applicable, (a) issued the exchange notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the exchange notes or incurring the guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	the Issuers or any of the Guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the exchange notes or the incurrence of the guarantees;

•	the issuance of the exchange notes or the incurrence of the guarantees left the Issuers or any of the Guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business; or

•	the Issuers or any of the Guarantors intended to, or believed that the Issuers or such Guarantor would, incur debts beyond their ability to pay as they mature.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a Guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent such Guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the exchange notes or the applicable guarantee. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds to make a dividend payment or otherwise retire or redeem equity interests of the debtor.

We cannot be certain as to the standards a court would use to determine whether or not the Issuers or the Guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the exchange notes or the guarantees would be subordinated to the Issuers or any of the Guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the exchange notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the exchange notes or that guarantee, could subordinate the exchange notes or that guarantee to presently existing and future indebtedness of the Issuers or of the related Guarantor or could require the noteholders to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the exchange notes.

The indentures governing the exchange notes contain a “savings clause” intended to limit each subsidiary Guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. There can be no assurance that this provision will be upheld as intended.

As a court of equity, a bankruptcy court may subordinate claims in respect of the exchange notes to other claims against the Issuers under the principle of equitable subordination if the court determines that (a) the holder of exchange notes engaged in some type of inequitable conduct, (b) the inequitable conduct resulted in injury to the Issuers’ other creditors or conferred an unfair advantage upon the holders of exchange notes and (c) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

The Company’s guarantee of the exchange notes may not provide any additional credit support for the exchange notes.

Because the Company has no significant operations or assets, its guarantee of the exchange notes provides little, if any, additional credit support for the exchange notes and investors should not rely on its guarantee.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

We do not intend to list the exchange notes on any national securities exchange or include the exchange notes in any automated quotation system. The initial purchasers of the original notes have advised us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the exchange notes and, if commenced, may discontinue their market-making activities at any time without notice. Therefore, an active market for any series of exchange notes may not develop or be maintained, which would adversely affect the market price and liquidity of such series of exchange notes. In that case, the noteholders may not be able to sell their exchange notes at a particular time or at a favorable price, if at all.

Even if an active trading market for the exchange notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your exchange notes. In addition, the exchange notes may trade at a discount from the initial offering price of the corresponding original notes, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances related to the basis of the rating, such as adverse changes, warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the exchange notes. Credit ratings are not recommendations to purchase, hold or sell the exchange notes. Additionally, credit ratings may not reflect the potential effect of risks related to the structure or marketing of the exchange notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the exchange notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your exchange notes without a substantial discount.

Many of the covenants in the indentures governing the exchange notes will not apply during any period in which the exchange notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the covenants in the indentures governing the exchange notes will not apply to us during any period in which the applicable series are rated investment grade by both Moody’s and Standard & Poor’s, provided at such time no default or event of default has occurred and is continuing. Such covenants restrict, among other things, our ability to pay distributions, incur debt and enter into certain other transactions. There can be no assurance that any series will ever be rated investment grade, or that if they are rated investment grade, that they will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indentures governing the exchange notes. See “Description of the Exchange Notes—Certain Covenants.”

Risks Related to the Exchange Offer

You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer.

If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will continue to be subject to the restrictions on transfer as stated in the legends on the original notes. In general, you may not offer, sell or otherwise transfer the original notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Currently, we do not anticipate that we will register the original notes under the Securities Act. Except for limited instances involving the initial purchasers or holders of original notes who are not eligible to participate in the exchange offer or who receive freely transferable exchange notes in the exchange offer, we will not be under any obligation to register the original notes under the Securities Act under the registration rights agreements or otherwise. Also, if the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on your original notes.

Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.

To the extent that original notes are exchanged in the exchange offer, the trading market for the original notes that remain outstanding may be significantly more limited. As a result, the liquidity of the original notes not tendered for exchange in the exchange offer could be adversely affected. The extent of the market for original notes will depend upon a number of factors, including the number of holders of original notes remaining outstanding and the interest of securities firms in maintaining a market in the original notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for original notes that are not exchanged in the exchange offer may be affected adversely to the extent that original notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the original notes that are not exchanged more volatile.

Some holders who exchange their original notes may be deemed to be underwriters.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We will not accept your original notes for exchange if you fail to follow the exchange offer procedures and, as a result, your original notes will continue to be subject to existing transfer restrictions and you may not be able to sell your original notes.

We will issue exchange notes as part of the exchange offer only after a timely receipt of your original notes and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange. See “The Exchange Offer.”

The market price for the exchange notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes offered hereby. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your exchange notes.

Risks Related to Our Status as a REIT

Legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the IRS, could have a negative effect on us.

The rules dealing with U.S. federal income taxation are continually under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury (the “Treasury”). Changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect us or our investors. We cannot predict how changes in the tax laws might affect us or our investors. New legislation, Treasury or tax regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify to be taxed as a REIT and the U.S. federal income tax consequences to us and our investors of such qualification.

On February 26, 2014, the Chairman of the Ways and Means Committee of the U.S. House of Representatives released draft proposals titled the Tax Reform Act of 2014 that include several provisions that would impact our ability to remain qualified to be taxed as a REIT. Under the draft proposals, in the case of a tax-free separation of a parent and a subsidiary such as the split-off, both the parent and the newly separated subsidiary would be prohibited from qualifying as a REIT for 10 years following such tax-free separation. In addition, the draft proposals would impose immediate corporate level tax on the built-in gain in the assets of every C corporation that elects to be treated as a REIT, effective for elections made after February 26, 2014. The draft proposals would also require that a REIT distribute earnings and profits accumulated prior to its conversion to a REIT in cash, rather than a combination of cash and stock, effective for distributions made after February 26, 2014. Finally, the proposals would, effective December 31, 2016, exclude all tangible property with a depreciable class life of less than 27.5 years (such as the advertising structures and sites owned and leased by us) from the definition of “real property” for purposes of the REIT asset and income tests. If any of these proposals or legislation containing similar provisions, with such effective dates, were to become law, it could eliminate our ability to qualify to be taxed as a REIT and we would be subject to U.S. federal income tax on our taxable income at regular corporate rates. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to holders of our common stock, which in turn could have an adverse impact on the value of our common stock.

If we fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.

On July 17, 2014, we began operating in a manner that will allow us to qualify to be taxed as a REIT for U.S. federal income tax purposes for our tax year commencing July 17, 2014 and ending December 31, 2014. We have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (“REIT Tax Counsel”), with respect to our qualification to be taxed as a REIT. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of REIT Tax Counsel represents only the view of REIT Tax Counsel, based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by CBS and us, including representations related to the values of our assets and the sources of our income. The opinion was expressed as of the date issued. REIT Tax Counsel will have no obligation to advise us or the holders of our common stock of any subsequent changes in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of REIT Tax Counsel and our qualification to be taxed as a REIT will depend on satisfaction by us of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, and compliance with these requirements will not be monitored by REIT Tax Counsel. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals.

CBS received a private letter ruling from the IRS with respect to certain issues relevant to our ability to qualify to be taxed as a REIT. Although we may generally rely upon the ruling, no assurance can be given that the IRS will not challenge our qualification to be taxed as a REIT if the representations made by CBS are inaccurate or on the basis of other issues or facts outside the scope of the ruling. If we were to fail to remain qualified to be taxed as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to holders of our common stock, which in turn could have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain Code provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify to be taxed as a REIT.

Qualifying to be taxed as a REIT involves highly technical and complex provisions of the Code, and failure to comply with these provisions could jeopardize our REIT qualification.

Qualification to be taxed as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent failure to comply with these provisions could jeopardize our REIT qualification. Our ability to remain qualified to be taxed as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to remain qualified to be taxed as a REIT may depend in part on the actions of third parties over which we have no control or only limited influence.

The ownership limitations that apply to REITs, as prescribed by the Code and by our charter, may inhibit market activity in the shares of our common stock and restrict our business combination opportunities.

In order for us to qualify to be taxed as a REIT, not more than 50% in value of the outstanding shares of our stock may be owned, beneficially or constructively, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of each taxable year after the first year for which we elect to qualify to be taxed as a REIT. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year (other than the first taxable year for which we elect to be taxed as a REIT). Subject to certain exceptions, our charter authorizes our board of directors to take such actions as are necessary and desirable to preserve our qualification to be taxed as a REIT. Our charter also provides that, unless exempted by the board of directors, no person may own more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock or 9.8% in value of the aggregate outstanding shares of all classes and series of our stock. A person that did not acquire more than 9.8% of our outstanding stock may nonetheless become subject to our charter restrictions in certain circumstances, including if repurchases by us cause a person’s holdings to exceed such limitations. The constructive ownership rules are complex and may cause shares of stock owned directly or constructively by a group of related individuals to be constructively owned by one individual or entity. These ownership limits could delay or prevent a transaction or a change in control of our company that might involve a premium price for shares of our stock or otherwise be in the best interests of our stockholders.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

The maximum U.S. federal income tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts or estates is currently 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although these rules do not adversely affect the taxation of REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts or estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

REIT distribution requirements could adversely affect our ability to execute our business plan.

To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gains. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT but distribute less than 100% of our REIT taxable income, determined without regard to the dividends-paid deduction and including any net capital gains, we will be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will be subject to a nondeductible 4% excise tax if the amount that we actually distribute to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Code.

From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may our ability to grow, which could adversely affect the value of our common stock.

To fund our growth strategy and refinance our indebtedness, we may depend on external sources of capital, which may not be available to us on commercially reasonable terms or at all.

To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gains. As a result of these requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, solely from operating cash flows. Consequently, we expect to rely on third-party capital market sources for debt or equity financing to fund our business strategy. In addition, we will likely need third-party capital market sources to refinance our indebtedness at maturity. Continued or increased turbulence in the United States or international financial markets and economies could adversely impact our ability to replace or renew maturing liabilities on a timely basis or access the capital markets to meet liquidity and capital expenditure requirements and may result in adverse effects on our business, financial condition and results of operations. As such, we may not be able to obtain financing on favorable terms or at all. Our access to third-party sources of capital also depends, in part, on:

•	the market’s perception of our growth potential;

•	our then-current levels of indebtedness;

•	our historical and expected future earnings, cash flows and cash distributions; and

•	the market price per share of our common stock.

In addition, our ability to access additional capital may be limited by the terms of the indebtedness we incurred in connection with the Formation Borrowings, which may restrict our incurrence of additional debt. If we cannot obtain capital when needed, we may not be able to acquire or develop properties when strategic opportunities arise or refinance our debt, which could have an adverse effect on our business, financial condition and results of operations.

Even if we remain qualified to be taxed as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income and state or local income, property and transfer taxes. For example, in order to meet the REIT qualification requirements, we may hold some of our assets or conduct certain of our activities through one or more TRSs or other subsidiary corporations that will be subject to foreign, federal, state and local corporate-level income taxes as regular C corporations. In addition, we may incur a 100% excise tax on transactions with a TRS if the transactions are not conducted on an arm’s-length basis. Any of these taxes would decrease cash available for distribution to holders of our common stock.

Complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities.

To qualify to be taxed as a REIT for U.S. federal income tax purposes, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and “real estate assets” (as defined in the Code), including certain mortgage loans and securities. The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or forgo otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to holders of our common stock.

In addition to the assets tests set forth above, to qualify to be taxed as a REIT we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distributes to our stockholders and the ownership of our stock. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying to be taxed as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Complying with REIT requirements may depend on our ability to contribute certain contracts to a taxable REIT subsidiary.

Our ability to satisfy certain REIT requirements may depend on us contributing to a TRS certain contracts, or portions of certain contracts, with respect to outdoor advertising assets that do not qualify as real property for purposes of the REIT asset tests. Moreover, our ability to satisfy the REIT requirements may depend on us properly allocating between us and our TRS the revenue or cost, as applicable, associated with the portion of any such contract contributed to the TRS. There can be no assurance that the IRS will not determine that such contribution was not a true contribution as between us and our TRS or that we did not properly allocate the applicable revenues or costs. Were the IRS successful in such a challenge, it could adversely impact our ability to qualify to be taxed as a REIT or our effective tax rate and tax liability.

Our planned use of taxable REIT subsidiaries may cause us to fail to qualify to be taxed as a REIT.

The net income of our TRSs is not required to be distributed to us, and income that is not distributed to us generally will not be subject to the REIT income distribution requirement. However, there may be limitations on our ability to accumulate earnings in our TRSs and the accumulation or reinvestment of significant earnings in our TRSs could result in adverse tax treatment. In particular, if the accumulation of cash in our TRSs causes the fair market value of our securities in our TRSs and certain other nonqualifying assets to exceed 25% of the fair market value of our assets, we would fail to qualify to be taxed as a REIT.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Any income from a hedging transaction that we enter into primarily to manage risk of currency fluctuations or to manage risk of interest rate changes with respect to borrowings made or to be made or to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that we enter into other types of hedging transactions or fail to properly identify such a transaction as a hedge, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may be required to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS may be subject to tax on gains or expose us to greater risks associated with changes in interest rates that we would otherwise choose to bear. In addition, losses in our TRS will generally not provide any tax benefit, except that such losses could theoretically be carried back or forward against past or future taxable income in the TRS.

If we fail to meet the REIT income tests as a result of receiving non-qualifying rental income, we would be required to pay a penalty tax in order to retain our REIT status.

Certain income we receive could be treated as non-qualifying income for purposes of the REIT requirements. Even if we have reasonable cause for a failure to meet the REIT income tests as a result of receiving non-qualifying rental income, we would nonetheless be required to pay a penalty tax in order to retain our REIT status.

Even if we remain qualified to be taxed as a REIT, we could be subject to tax on any unrealized net built-in gains in the assets held before electing to be treated as a REIT.

Following the REIT election, we will own appreciated assets that were held by a C corporation and were acquired by us in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation. If we dispose of any such appreciated assets in a taxable transaction during the 10-year period following our acquisition of the assets from the C corporation (i.e., during the 10-year period following our qualification to be taxed as a REIT), we will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were acquired by us (i.e., at the time that we became a REIT) over the adjusted tax basis of such assets on such date, which are referred to as built-in gains. We would be subject to this tax liability even if we maintain our status as a REIT. Any recognized built-in gain will retain its character as ordinary income or capital gain and will be taken into account in determining REIT taxable income and our distribution requirement for the year such gain is recognized. Any tax on the recognized built-in gain will reduce REIT taxable income. We may choose not to sell in a taxable transaction appreciated assets that we might otherwise sell during the 10-year period in which the built-in gain tax applies in order to avoid the built-in gain tax. However, there can be no assurances that such a taxable transaction will not occur. If we sell such assets in a taxable transaction, the amount of corporate tax that we will pay will vary depending on the actual amount of net built-in gain or loss present in those assets as of the time we became a REIT. The amount of tax could be significant.

The IRS may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax.

From time to time, we may sell outdoor advertising assets. The IRS may deem one or more sales of our outdoor advertising assets to be “prohibited transactions” (generally, sales or other dispositions of property that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business). If the IRS takes the position that we have engaged in a “prohibited transaction,” the gain we recognize from such sale would be subject to a 100% tax. We do not intend to hold outdoor advertising assets as inventory or for sale in the ordinary course of business; however, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances and there is no assurance that our position will not be challenged by the IRS especially if we make frequent sales or sales of outdoor advertising assets in which we have short holding periods.

We have limited operating history as a REIT, and our inexperience may impede our ability to successfully manage our business or implement effective internal controls.

We have limited operating history as a REIT. We cannot assure you that our past experience will be sufficient to successfully operate our company as a REIT. We are in the process of implementing substantial control systems and procedures in order to maintain our qualification to be taxed as a REIT. As a result, we are incurring and will continue to incur significant legal, accounting and other expenses that we have not previously incurred, and management and other personnel will need to devote a substantial amount of time to comply with these rules and regulations and establish the corporate infrastructure and controls demanded of a REIT. These costs and time commitments could be substantially more than currently expected. Therefore, our historical combined consolidated and unaudited pro forma condensed combined consolidated financial statements may not be indicative of our future costs and performance as a REIT.

We may not be able to engage in desirable strategic or capital-raising transactions as a result of the Separation, and we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions.

Under the tax matters agreement that we have entered into with CBS, for two years following the Separation, we generally will be required to indemnify CBS against any tax resulting from the Separation to the extent that such tax resulted from, among other things, the Company (1) entering into any transaction pursuant to which all or a portion of our common stock would be acquired, whether by merger or otherwise, (2) issuing equity securities beyond certain thresholds, (3) repurchasing our common stock, (4) ceasing to actively conduct the U.S. portion of the outdoor business, or (5) taking or failing to take any other action that prevents the Separation and related transactions from being tax-free. Our indemnification obligations to CBS and its subsidiaries, officers and directors are not limited by any maximum amount. If we are required to indemnify CBS or such other persons under the circumstances set forth in the tax matters agreement, we may be subject to substantial liabilities. We could be liable to CBS for consolidated group losses used by us even if we do not owe any amount to a governmental authority. For more information, see “Certain Relationships and Related Party Transactions—Agreements Between CBS and the Company Related to the IPO, the CBS Exchange Offer or the Separation—Tax Matters Agreement.”

These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of exchange notes in the exchange offer. The exchange notes will evidence the same debt as the original notes tendered in exchange for the exchange notes. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

SELECTED COMBINED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical combined consolidated financial data for the periods presented. The selected historical consolidated statements of operations and cash flow data for the nine months ended September 30, 2014 and 2013 and the selected historical consolidated balance sheet data at September 30, 2014 have been derived from our unaudited historical consolidated financial statements, which are included elsewhere in this prospectus. The selected historical combined consolidated statements of operations and cash flow data for each of the years ended December 31, 2013, 2012 and 2011 and the selected historical combined consolidated balance sheet data as of December 31, 2013 and 2012 have been derived from our audited combined consolidated financial statements for such years, which are included in this prospectus. The selected historical combined consolidated statements of operations and cash flow data for the year ended December 31, 2010 and the selected historical combined consolidated balance sheet information as of December 31, 2011 have been derived from our audited historical combined consolidated financial statements, which are not included in this prospectus. The selected historical combined consolidated statements of operations and cash flow data for the year ended December 31, 2009 and the selected historical combined consolidated balance sheet information as of December 31, 2010 and 2009 and for the nine month period ended September 30, 2013, have been derived from our unaudited historical combined consolidated financial statements, which are not included in this prospectus. The unaudited combined consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this information. The summary historical consolidated statements of operations and cash flow data for the nine months ended September 30, 2014 and the summary historical consolidated balance sheet data at September 30, 2014 are not necessarily indicative of the results to be expected for the year ended December 31, 2014 or for any future period.

Our historical combined consolidated financial data for each of the years presented and for the nine months ended September 30, 2013 have been presented on a “carve-out” basis from CBS’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities attributable to CBS’s Outdoor Americas operating segment and include allocations of expenses from CBS. These allocations reflect significant assumptions, and the selected historical combined consolidated financial information set forth below and the financial statements included elsewhere in this prospectus do not necessarily reflect what our results of operations, financial condition or cash flows would have been if we had operated as a stand-alone company during the periods presented, and, accordingly, such information should not be relied upon as an indicator of our future performance, financial condition or liquidity.

You should read the following information together with “Risk Factors,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto, included elsewhere in this prospectus.

	Nine Months Ended September 30,				Year Ended December 31,
(in millions)	2014		2013		2013		2012		2011		2010		2009
Statement of Operations data:
Revenues	$958.8		$950.1		$1,294.0		$1,284.6		$1,277.1		$1,214.1		$1,103.5
Less:
Operating, selling, general and administrative expenses	666.0		645.5		879.2		876.2		862.8		864.1		831.1

Adjusted OIBDA(a)	292.8		304.6		414.8		408.4		414.3		350.0		272.4
Less:
Stock-based compensation	7.4		5.8		7.5		5.7		5.0		4.3		4.8
Restructuring charges	6.2		—		—		2.5		3.0		3.9		1.3
Acquisition costs	1.4		—		—		—		—		—		—
Net (gain) loss on dispositions	(1.4)		(9.8)		(27.3)		2.2		2.0		1.1		2.0
Depreciation	79.3		78.3		104.5		105.9		109.0		107.6		114.4
Amortization	67.3		68.2		91.3		90.9		102.9		106.6		104.6

Operating income	$132.6		$162.1		$238.8		$201.2		$192.4		$126.5		$45.3
Benefit (provision) for income taxes	$202.9		$(70.5)		$(96.6)		$(89.0)		$(87.8)		$(57.1)		$(20.8)
Net income	$279.1		$93.5		$143.5		$113.4		$107.1		$71.3		$21.9
FFO(b)	$409.3		$216.8		$299.5		$288.0		$296.1		$260.5		$209.8
AFFO(b)	$166.1		$196.4		$259.9		$271.2		$316.2		$284.8		$205.3
Balance Sheet data (at period end):
Property and equipment, net	$704.4				$755.4		$807.9		$858.2		$928.4		$982.5
Total assets	$3,522.8				$3,355.5		$3,464.9		$3,603.0		$3,751.5		$3,826.8
Current liabilities	$237.9				$212.2		$205.6		$196.7		$203.4		$188.8
Long-term debt	$1,598.2				$—		$—		$—		$—		$—
Total stockholders’ equity/ invested equity	$1,567.0				$2,754.4		$2,843.9		$2,990.6		$3,163.3		$3,291.7
Cash Flow data:
Cash flow provided by operating activities	$184.5		$178.7		$281.1		$305.9		$340.1		$271.9		$247.5
Capital expenditures(c):
Growth	$28.2		$27.3		$37.2		$34.2		$28.2		$26.8		$25.3
Maintenance	15.4		14.2		23.7		14.0		15.4		20.4		25.3

Total capital expenditures	$43.6		$41.5		$60.9		$48.2		$43.6		$47.2		$50.6

Cash paid for taxes	$31.4		$75.3		$112.8		$96.5		$50.9		$18.2		$14.4

Ratio of earnings to fixed charges(d)	1.6	x	3.2	x	3.5	x	3.2	x	3.1	x	2.4	x	1.5	x

(a)

Adjusted OIBDA is a non-GAAP financial measure. We calculate “Adjusted OIBDA” as operating income before depreciation, amortization, net (gains) losses on dispositions, stock-based compensation, restructuring charges and Acquisition costs. We use Adjusted OIBDA to evaluate our operating performance. Adjusted OIBDA is among the primary measures we use for managing our business, evaluating our operating performance and planning and forecasting future periods, as it is an important indicator of our operational strength and business performance. Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentation of Adjusted OIBDA, as a supplemental measure, is useful in evaluating our business because eliminating certain non-comparable items highlight operational trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that this supplemental measure provides users with an important perspective on our operating performance and also makes it easier for users to compare our results with other companies that have different financing and capital structures or tax rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information about Adjusted OIBDA.
(b)	We calculate FFO in accordance with the definition established by NAREIT. FFO reflects net income adjusted to exclude gains and losses from the sale of real estate assets, depreciation and amortization of real estate assets and amortization of direct lease acquisition costs, as well as the same adjustments for our equity-based investments, as applicable. We calculate AFFO as FFO adjusted to include cash paid for direct lease acquisition costs as such costs are generally amortized over a period ranging from four weeks to one year and therefore are incurred on a regular basis. AFFO also includes cash paid for maintenance capital expenditures since these are routine uses of cash that are necessary for our operations. In addition, AFFO excludes costs related to the Acquisition and restructuring charges, as well as certain non-cash items, including non-real estate depreciation and amortization, deferred income taxes, stock-based compensation expense, accretion expense, the non-cash effect of straight-line rent and amortization of deferred financing costs. We use FFO and AFFO for managing our business and for planning and forecasting future periods, and each is an important indicator of our operational strength and business performance, especially compared to other REITs. Our management believes users are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of FFO and AFFO, as supplemental measures, are useful in evaluating our business because adjusting results to reflect items that have more bearing on the operating performance of REITs highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users with an important perspective on our operating performance and also make it easier to compare our results to other companies in our industry, as well as to REITs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information about FFO and AFFO.

The following table presents a reconciliation of net income to FFO and AFFO:

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
(in millions)
Net income (loss)(1)	$279.1	$93.5	$143.5	$113.4	$107.1	$71.3	$21.9
Depreciation of billboard advertising structures	73.6	73.2	97.5	98.8	101.3	99.2	98.8
Amortization of real estate-related intangible assets	32.2	32.5	43.2	42.5	53.5	57.4	56.8
Amortization of direct lease acquisition costs	24.2	22.7	30.9	31.1	32.1	30.9	30.2
Net (gain) loss on disposition of billboard advertising structures, net of tax	(0.4)	(5.7)	(16.4)	1.3	1.2	0.7	1.2
Adjustment related to equity based investments	0.6	0.6	0.8	0.9	0.9	1.0	0.9

FFO	409.3	216.8	299.5	288.0	296.1	260.5	209.8
Adjustment for deferred income taxes	(246.4)	(8.8)	(19.4)	(5.7)	33.6	39.5	11.2
Cash paid for direct lease acquisition costs	(24.3)	(24.1)	(31.6)	(30.9)	(31.8)	(29.4)	(31.8)
Maintenance capital expenditures(c)	(15.4)	(14.2)	(23.7)	(14.0)	(15.4)	(20.4)	(25.3)
Restructuring charges—severance, net of tax	2.4	—	—	—	—	—	—
Acquisition costs, net of tax	1.3	—	—	—	—	—	—
Other depreciation	5.7	5.1	7.0	7.1	7.7	8.4	15.6
Other amortization	10.9	13.0	17.2	17.3	17.3	18.3	17.6
Stock-based compensation expense	10.9	5.8	7.5	5.7	5.0	4.3	4.8
Non-cash effect of straight-line rent	(0.7)	1.0	1.2	1.2	1.0	0.8	1.0
Accretion expense	1.7	1.8	2.2	2.5	2.7	2.8	2.4
Amortization of deferred financing costs	10.7	—	—	—	—	—	—

AFFO	$166.1	$196.4	$259.9	$271.2	$316.2	$284.8	$205.3

(1)	Our net income reflects our tax status as a regular domestic C corporation for U.S. federal income tax purposes through July 16, 2014. On July 17, 2014, we began operating in a manner that will allow us to qualify to be taxed as a REIT for U.S. federal income tax purposes for our tax year commencing July 17, 2014 and ending December 31, 2014 and therefore our tax expense in future periods is expected to be substantially lower than it has been historically. Historically, we incurred a tax benefit of $202.9 million for the nine months ended September 30, 2014 and income tax expense of $70.5 million, $96.6 million, $89.0 million and $87.8 million for the nine months ended September 30, 2013, and the years ended December 31, 2013, 2012 and 2011, respectively, and our assumed cash paid for taxes during these periods were $31.4 million and $75.3 million in the nine months ended September 30, 2014 and 2013, respectively, and $112.8 million, $96.5 million and $50.9 million in the years ended December 31, 2013, 2012 and 2011, respectively.

(c)	Prior period amounts have been revised to the current presentation to reflect non-cash purchases of property, plant and equipment. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cash Flows.”
(d)	For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before benefit (provision) for income taxes and equity in earnings of investee companies plus fixed charges and distributions from investee companies. Fixed charges consist of interest expensed, amortization of deferred financing costs and debt discount, and estimated interest within rental expense.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On April 2, 2014, we completed our IPO. On April 16, 2014, CBS received a private letter ruling from the IRS with respect to certain issues relevant to our ability to qualify to be taxed as a REIT. On July 16, 2014, CBS completed the CBS Exchange Offer, and in connection with the CBS Exchange Offer, CBS disposed of all of its shares of our common stock. On July 16, 2014, in connection with the Separation, we ceased to be a member of the CBS consolidated tax group, and on July 17, 2014, we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes for the tax year commencing July 17, 2014, and ending December 31, 2014. On October 1, 2014, we completed the Acquisition. On November 20, 2014, the Company changed its legal name to “OUTFRONT Media Inc.”, and its common stock began trading on the New York Stock Exchange under its new ticker symbol “OUT”.

The following unaudited pro forma condensed consolidated statements of operations and balance sheet, as well as the calculations of pro forma FFO and AFFO, have been adjusted to reflect the IPO, our REIT election, the E&P Purge, the consummation of the Acquisition and the Acquisition Borrowings. The unaudited pro forma condensed consolidated balance sheet at September 30, 2014 is presented as if each of these events, except for the IPO, which was completed on April 2, 2014, and the REIT election, which was effective July 17, 2014, occurred at September 30, 2014. The unaudited pro forma condensed consolidated statements of operations and the calculations of unaudited pro forma FFO and AFFO for the nine months ended September 30, 2014 and the year ended December 31, 2013 are presented as if each of these events had occurred on January 1, 2013 and also include pro forma adjustments to reflect a full period of incremental costs associated with operating as a stand-alone public company, interest expense relating to the Formation Borrowings incurred on January 31, 2014 and dilution from the conversion of outstanding CBS restricted stock units (“RSUs”) to our RSUs in connection with the IPO and the conversion of outstanding stock options to purchase CBS Class B common stock to our stock options to purchase our common stock (the “Stock Option Conversion”) in connection with the Separation.

The pro forma information is presented both before and after the E&P Purge. In order to comply with certain REIT qualification requirements, on October 29, 2014, our board of directors approved the E&P Purge, comprised of a special dividend of approximately $547.7 million, or $4.56 per share of common stock outstanding on the record date. The special dividend is payable on December 31, 2014, to stockholders of record on November 20, 2014. Stockholders had the right to elect to receive the special dividend in the form of either cash or shares of our common stock, however the aggregate amount of cash to be distributed will be $109.5 million, or 20% of the special dividend, with the balance of the special dividend payable in the form of common stock. Those electing cash will receive $1.34 in cash plus 0.1216 shares of our common stock, per share of common stock held on the record date, which together represents $4.56 per share of common stock. Those electing stock or not making an election will receive 0.1722 shares of our common stock, per share of common stock held on the record date, which represents $4.56 per share of common stock. We will issue approximately 16.5 million new shares of our common stock on December 31, 2014 in connection with the special dividend. The number of shares to be issued was determined based on the volume weighted average price of our common stock for the three trading days commencing on December 16, 2014, or $26.4974 per share. As stated in Note 1. “Initial Public Offering” below, a portion ($100.0 million) of the IPO proceeds was retained by us and will be applied to the cash portion of the E&P Purge. CBS will transfer the balance of the cash portion of the E&P Purge (approximately $9.5 million) to us prior to the special dividend to stockholders.

The unaudited pro forma condensed consolidated financial statements are based upon our historical consolidated financial statements, as well as those of the Acquired Business, for each period presented. In the opinion of management, all adjustments and/or disclosures necessary for a fair statement of the pro forma data have been made. These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and do not necessarily reflect what our results of operations and financial condition would have been had the transactions referred to above occurred on such dates. Accordingly, such information should not be relied upon as an indicator of our future performance, financial condition or liquidity.

These unaudited pro forma condensed consolidated financial statements and the notes thereto should be read together with the following information included elsewhere in this prospectus:

•	Our unaudited consolidated financial statements and the notes thereto as of and for the nine months ended September 30, 2014, and audited combined consolidated financial statements and the notes thereto for the year ended December 31, 2013.

•	The Acquired Business’ unaudited combined financial statements and the notes thereto as of and for the nine months ended September 30, 2014 and audited combined financial statements and the notes thereto for the year ended December 31, 2013.

•	The sections entitled “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “The Acquisition.”

OUTFRONT MEDIA INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AT SEPTEMBER 30, 2014

(in millions, except per share amounts)

	Historical	Acquisition Borrowings		Acquisition		Pro Forma Before E&P Purge	E&P Purge		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$272.2	$588.4	(2)	$(729.4	)(5)	$131.2	$(100.0	)(6)	$31.2
Receivables, net	175.6	—		45.5	(5)	221.1	—		221.1
Prepaid expenses and other current assets	113.0	—		2.8	(5)	115.8	—		115.8

Total current assets	560.8	588.4		(681.1)		468.1	(100.0)		368.1
Property and equipment, net	704.4	—		50.0	(5)	754.4	—		754.4
Goodwill	1,860.4	—		269.4	(5)	2,129.8	—		2,129.8
Intangible assets, net	320.1	—		352.0	(5)	672.1	—		672.1
Other assets	77.1	9.2	(2)	24.9	(5)	111.2	—		111.2

Total assets	$3,522.8	$597.6		$15.2		$4,135.6	$(100.0)		$4,035.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$237.9	$(1.6	)(2)	$20.0	(5)	$256.3	$—		$256.3

Total current liabilities	237.9	(1.6)		20.0		256.3	—		256.3
Long-term debt	1,598.2	599.2	(2)	1.1	(5)	2,198.5	—		2,198.5
Deferred income tax liabilities, net	22.8	—		—		22.8	—		22.8
Other liabilities	96.9	—		1.3	(5)	98.2	—		98.2

Total liabilities	1,955.8	597.6		22.4		2,575.8	—		2,575.8
Stockholders’ equity:
Common stock, par value $.01 per share; 450.0 shares authorized; 120.0 shares issued and outstanding on a historical basis and on a pro forma before E&P Purge basis; 136.3 shares issued and outstanding on a pro forma basis	1.2	—		—		1.2	0.2	(6)	1.4
Additional paid-in capital	1,456.6	—		—		1,456.6	438.0	(6)	1,537.6
							(357.0	) (6)
Retained earnings	188.4	—		(7.2	) (5)	181.2	(181.2	) (6)	—
Accumulated other comprehensive loss	(79.2)	—		—		(79.2)	—		(79.2)

Total stockholders’ equity	1,567.0	—		(7.2)		1,559.8	(100.0)		1,459.8

Total liabilities and stockholders’ equity	$3,522.8	$597.6		$15.2		$4,135.6	$(100.0)		$4,035.6

The accompanying notes are an integral part of these

unaudited pro forma condensed consolidated financial statements.

OUTFRONT MEDIA INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2014

(in millions, except per share amounts)

	Historical	Formation Borrowings/ IPO/ Standalone costs		REIT Election/ Share- based Compen- sation Conver- sion		Acquisition Borrowings and Transaction Costs		Acquired Business		Pro Forma Before E&P Purge	E&P Purge		Pro Forma
Revenues	$958.8	$—		$—		$—		$152.1	(5)	$1,110.9	$—		$1,110.9
Operating expenses	512.3	—		—		—		105.2	(5)	617.5	—		617.5
Selling, general and administrative expenses	161.1	3.7	(4)	—		—		27.2	(5)(9)	192.0	—		192.0
Restructuring charges	6.2	—		—		—		0.7		6.9	—		6.9
Acquisition costs	1.4	—		—		(1.4	)(5)			—	—		—
Net gain on dispositions	(1.4)	—		—		—		—	(5)	(1.4)	—		(1.4)
Depreciation	79.3	—		—		—		2.5	(5)	81.8	—		81.8
Amortization	67.3	—		—		—		26.5	(5)	93.8	—		93.8

Operating income	132.6	(3.7)		—		1.4		(10.0)		120.3	—		120.3
Interest income (expense), net	(57.3)	(6.3	)(2)	—		(19.0	)(2)(5)	(0.3	)(5)	(82.9)	—		(82.9)
Other expense, net	(0.5)	—		—		—		—	(5)	(0.5)	—		(0.5)

Income before provision for income taxes and equity in earnings of investee companies	74.8	(10.0)		—		(17.6)		(10.3)		36.9	—		36.9
Benefit (provision) for income taxes	202.9	4.0	(3)	(211.2	)(3)	0.1		—	(5)	(4.2)	—		(4.2)
Equity in earnings of investee companies, net of tax	1.4	—		0.4	(3)	—		0.9	(5)	2.7	—		2.7

Net income	$279.1	$(6.0)		$(210.8)		$(17.5)		$(9.4)		$35.4	$—		$35.4

Net income per common share:
Basic	2.49									0.30			0.26
Diluted	2.47									0.29			0.26
Weighted average shares outstanding:
Basic	112.3	7.7	(1)	—		—		—		120.0	16.5	(6)	136.5
Diluted	112.8	7.7	(1)	1.4	(1)	—		—		121.9	16.5	(6)	138.4

The accompanying notes are an integral part of these

unaudited pro forma condensed consolidated financial statements.

OUTFRONT MEDIA INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

(in millions, except per share amounts)

	Historical	Formation Borrowings/ IPO/ Standalone costs		REIT Election/ Share- based Compen- sation Conver- sion		Acquisition Borrowings		Acquisition		Pro Forma Before E&P Purge	E&P Purge		Pro Forma
Revenues	$1,294.0	$—		$—		$—		$206.3	(5)	$1,500.3	$—		$1,500.3
Operating expenses	686.9	—		—		—		136.9	(5)	823.8	—		823.8
Selling, general and administrative expenses	199.8	23.3	(4)	—		—		32.9	(5)(9)	256.0	—		256.0
Net gain on dispositions	(27.3)	—		—		—		0.1	(5)	(27.2)	—		(27.2)
Depreciation	104.5	—		—		—		3.3	(5)	107.8	—		107.8
Amortization	91.3	—		—		—		34.8	(5)	126.1	—		126.1

Operating income	238.8	(23.3)		—		—		(1.7)		213.8	—		213.8
Interest expense	—	(74.6	)(2)	—		(35.5	)(2)	(0.5	)(5)	(110.6)	—		(110.6)
Other expense, net	(1.2)	—		—		—		0.5	(5)	(0.7)	—		(0.7)

Income before provision for income taxes and equity in earnings of investee companies	237.6	(97.9)		—		(35.5)		(1.7	)(5)	102.5	—		102.5
(Provision) benefit for income taxes	(96.6)	40.1	(3)	50.8	(3)	—		—	(5)	(5.7)	—		(5.7)
Equity in earnings of investee companies, net of tax	2.5	—		1.5	(3)	—		2.2	(5)	6.2	—		6.2

Net income	$143.5	$(57.8)		$52.3		$(35.5)		$0.5		$103.0	$—		$103.0

Net income per common share:
Basic	1.48									0.86			0.75
Diluted	1.48									0.85			0.75

Weighted average shares outstanding:
Basic	97.0	23.0		—		—		—		120.0	16.5	(6)	136.5
Diluted	97.0	23.0		1.4	(1)	—		—		121.4	16.5	(6)	137.9

The accompanying notes are an integral part of these

unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1) INITIAL PUBLIC OFFERING

On April 2, 2014, we completed an IPO of 23,000,000 shares of our common stock, representing 19% of our outstanding common stock, for $28.00 per share, for total net proceeds after underwriting discounts and commissions, of $615.0 million. On July 16, 2014, CBS completed the CBS Exchange Offer in which 97,000,000 shares of our common stock that were owned by CBS were exchanged for shares of CBS Class B common stock. In connection with the IPO and the CBS Exchange Offer, non-vested CBS RSUs and options held by our employees were converted into non-vested Company RSUs and options. The number of RSUs and options were converted to preserve the intrinsic value of the award at the time of conversion. Weighted average shares outstanding on a pro forma basis reflect the impact of the IPO, the CBS Exchange Offer and conversion of share-based compensation awards as if all shares and awards were outstanding since January 1, 2013.

2) FORMATION AND ACQUISITION BORROWINGS AND INTEREST

In connection with the Acquisition, we incurred indebtedness of $599.2 million, net of a $0.8 million debt discount. The adjustment to “Other assets” reflects the adjustment to estimated deferred financing costs associated with the Acquisition Borrowings. As of September 30, 2014, we had accrued $1.6 million of deferred financing costs associated with the Acquisition Borrowings.

Interest expense is adjusted by $25.6 million for the nine months ended September 30, 2014 and $115.6 million for the year ended December 31, 2013 to reflect interest for the entire period related to the $1.6 billion of debt incurred on January 31, 2014 in connection with the Formation Borrowings, including the amortization of deferred financing costs and commitment fees on the Senior Credit Facilities and the $600.0 million in Acquisition Borrowings, including deferred financing costs and commitment fees of $10.8 million related to the debt commitment obtained in connection with the Acquisition (see Note 5). The following table presents the pro forma adjustments to interest expense. The pro forma interest expense on the variable-rate Term Loan is calculated using a rate of 3.0%, which was the rate at September 30, 2014.

	Nine Months Ended September 30,	Year Ended December 31,
(in millions)	2014	2013
$800 million Term Loan	$18.2	$24.3
$400 million, 5.250% Senior Notes due 2022	15.8	21.0
$400 million, 5.625% Senior Notes due 2024	16.8	22.5
Amortization of deferred financing costs and commitment fees	5.1	6.8

Pro Forma Formation Borrowings interest expenses	55.9	74.6
$150 million, 5.250% Senior Notes due 2022	5.9	7.9
$450 million, 5.875% Senior Notes due 2025	19.8	26.4
Amortization of deferred financing costs and commitment fees	0.9	1.2

Pro Forma Acquisition Borrowings interest expenses	26.6	35.5

Other	0.4	0.5

Total Pro Forma interest expense	$82.9	$110.6

An increase or decrease of 1/8% in the interest rate on the Term Loan and Revolving Credit Facility will change annual interest expense by approximately $1.1 million.

3) REIT ELECTION AND INCOME TAXES

On April 16, 2014, CBS received a private letter ruling from the IRS with respect to certain issues relevant to our qualification to be taxed as a REIT. On July 16, 2014, we ceased to be a member of the CBS consolidated tax group, and on July 17, 2014, we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes for the tax year commencing July 17, 2014, and ending December 31, 2014. As long as we remain qualified to be taxed as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute to our stockholders. If we fail to qualify to be taxed as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and will be precluded from re-electing to be taxed as a REIT for the subsequent four taxable years following the year during which we lose our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property, and the income of our TRSs will be subject to taxation at regular corporate rates. The pro forma adjustment for the nine months ended September 30, 2014 includes the elimination of the $232.3 million income tax benefit recorded in the third quarter of 2014 to reverse substantially all of our net deferred income tax liabilities as a result of our REIT election. The pro forma adjustments for the nine months ended September 30, 2014 and the year ended December 31, 2013 to “(Provision) benefit for income taxes” of $21.1 million and $50.8 million, respectively, and to “Equity in earnings of investee companies, net of tax” of $0.4 million and $1.5 million, respectively, reflect the reversal of the tax provision on our taxable income prior to our REIT election that would not have been subject to U.S. federal income tax subsequent to our REIT election. Any remaining tax provision mainly reflects taxes on our TRSs.

The pro forma adjustments to the “(Provision) benefit for income taxes” related to the “Formation Borrowings/IPO and Stand-alone costs” on the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013 of $4.0 million and $40.1 million, respectively, are calculated at an effective tax rate of 40.0% and 41.0%, respectively. These adjustments reflect our current tax status as a regular domestic C corporation for U.S. federal income tax purposes.

4) INCREMENTAL STAND-ALONE PUBLIC COMPANY EXPENSES

As a stand-alone public company, we incur incremental expenses for services previously provided by CBS as well as for additional public company expenses that did not apply to us historically. In addition to costs already incurred, we estimate these expenses to be $3.7 million for the nine months ended September 30, 2014 and $23.3 million for the year ended December 31, 2013.

5) ACQUISITION

On October 1, 2014, we completed the Acquisition for $690.0 million in cash, plus working capital adjustments.

Allocation of Purchase Price

The allocation presented below represents the effect of recording on a preliminary basis the allocation of the consideration paid for the Acquired Business under the acquisition method of accounting:

(in millions)
Base purchase price	$690.0
Working capital and other adjustments	27.7

Estimated transaction consideration	$717.7

Current assets	$51.9
Property, plant and equipment	50.0
Goodwill	269.4
Intangible assets(a)	352.0
Other assets	24.9
Current liabilities	(28.1)
Long-term debt	(1.1)
Other liabilities	(1.3)

Total net assets acquired	$717.7

(a)	Intangible assets included with the preliminary purchase price allocation are as follows:

(in millions)	Preliminary Allocation (in millions)	Estimated Useful Life
Permits and leasehold agreements	$235.0	15 years
Franchise agreements	56.0	7-10 years
Advertising relationships	45.0	7 years
Other	16.0	5 years

	$352.0

The pro forma adjustments to effect the purchase price allocation have been made solely for the purpose of providing pro forma financial information based on current estimates and are subject to revision based on a final determination of fair value, which may not occur for several quarters. The final allocation of the consideration paid will be based upon fair values of assets and liabilities acquired upon closing of the Acquisition, determined based upon a third-party valuation. We expect that the actual purchase price allocation will be different from that which is presented in this prospectus and the difference could be material.

The following tables present detail of the amounts included within the acquisition column of the pro forma financial statements.

(in millions)	Historical	Purchase Accounting & Acquisition- Related Adjustments		Acquired Businesses
At September 30, 2014:
ASSETS
Current assets:
Cash and cash equivalents	$3.6	$(733.0	)(1)	$(729.4)
Receivables, net	45.5	—		45.5
Prepaid expenses and other current assets	3.5	(0.7	)(2)	2.8

Total current assets	52.6	(733.7)		(681.1)
Property and equipment, net	33.4	16.6	(2)(5)	50.0
Goodwill	2.5	266.9	(5)	269.4
Intangible assets, net	49.2	302.8	(5)	352.0
Other assets	12.1	12.8	(4)	24.9

Total assets	$149.8	$(134.6)		$15.2

LIABILITIES AND INVESTORS’ EQUITY/SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$35.3	$(15.3	)(2)	$20.0

Total current liabilities	35.3	(15.3)		20.0
Long-term debt	221.4	(220.3)		1.1
Deferred income tax liabilities, net	—	—		—
Other liabilities	17.1	(15.8	)(2)	1.3

Total liabilities	273.8	(251.4)		22.4

Investors’ equity/shareholders’ equity	(124.0)	124.0		—
Distribution in excess of earnings	—	(7.2	)(3)	(7.2)

Total investors’ equity/shareholders’ equity	(124.0)	116.8		(7.2)

Total liabilities and investors’ equity/shareholders’ equity	$149.8	$(134.6)		$15.2

(1)	Represents cash paid for estimated Acquisition consideration and $15.3 million of fees and expenses.
(2)	Primarily represents assets and liabilities not included in the Acquisition based upon the terms of the Purchase Agreement and $8.1 million of Acquisition costs, including commitment fees accrued at September 30, 2014.
(3)	Represents Acquisition-related expenses.
(4)	Represents increase in joint venture investments based upon the preliminary purchase accounting allocation, offset by the exclusion of assets not included within the Acquisition, based upon the terms of the Purchase Agreement.
(5)	Represents adjustment to step up assets based upon the preliminary purchase price allocation outlined above.

(in millions)	Historical	Purchase Accounting & Acquisition- Related Adjustments		Acquired Businesses
For the nine months ended September 30, 2014:
Revenues	$152.1	$—		$152.1
Operating expenses	105.2	—		105.2
Selling, general and administrative expenses	30.8	(3.6	)(1)	27.2
Restructuring charges	0.7	—		0.7
Depreciation	6.5	(4.0	)(2)	2.5
Amortization	7.6	18.9	(1)(2)	26.5

Operating income (loss)	1.3	(11.3)		(10.0)
Interest expense	(12.6)	12.3	(3)	(0.3)
Other expense, net	—	—		—

Income (loss) before provision for income taxes and equity in earnings of investee companies	(11.3)	1.0		(10.3)
(Provision) benefit for income taxes	0.1	(0.1	)(4)	—
Equity in earnings of investee companies, net of tax	0.9	—		0.9

Net income (loss)	$(10.3)	$0.9		$(9.4)

For the year ended December 31, 2013:
Revenues	$206.3	$—		$206.3
Operating expenses	136.9	—		136.9
Selling, general and administrative expenses	37.2	(4.3	)(1)	32.9
Net gain on dispositions	0.1	—		0.1
Depreciation	8.0	(4.7	)(2)	3.3
Amortization	10.2	24.6	(1)(2)	34.8

Operating income (loss)	13.9	(15.6)		(1.7)
Interest expense	(19.7)	19.2	(3)	(0.5)
Other expense, net	0.5	—		0.5

Income before provision for income taxes and equity in earnings of investee companies	(5.3)	3.6		(1.7)
(Provision) benefit for income taxes	0.2	(0.2	)(4)	—
Equity in earnings of investee companies, net of tax	2.2	—		2.2

Net income (loss)	$(2.9)	$3.4		$0.5

(1)	Primarily represents adjustment to conform the accounting policy for commissions, which we capitalize as lease acquisition costs and amortize over the life of the lease. The adjustment to capitalize lease acquisition costs was $3.1 million for the nine months ended September 30, 2014 and $3.6 million for the year ended December 31, 2013.
(2)	Represents adjustment to depreciation- and amortization-based property, plant and equipment and goodwill balances allocated within the preliminary purchase accounting allocation.
(3)	Represents the elimination of interest expense related to the Acquired Business’ senior secured credit facility, which will not be part of the Acquired Business’ assets and liabilities.
(4)	Represents an adjustment to historic tax expense to reflect our REIT conversion.

Transaction Costs

In the nine months ended September 30, 2014, we recorded $7.6 million of commitment and other fees in Interest income (expense), net, in the Consolidated Statement of Operations associated with a lender commitment to provide a senior unsecured bridge term loan facility for the purpose of financing the Acquisition in the event we did not complete the Acquisition Borrowings. In addition we also recorded $1.4 million of other Acquisition costs. These one-time transaction costs are removed from our historical results for the nine months ended September 30, 2014 within the unaudited pro forma condensed statement of operations.

Expected Cost Savings Resulting from the Acquisition

Based on current estimates and assumptions, we expect to achieve significant cost savings as a result of the Acquisition, principally by leveraging the scalability of our existing corporate administrative functions and information technology and systems. We estimate that our annualized cost savings will be approximately $28.0 million. These cost savings are not reflected within the unaudited pro forma condensed consolidated financial statements. As a result of conforming accounting policies, we will also reclassify approximately $4.0 million of commission expense from “Selling, general and administrative expenses” to “Amortization.” This adjustment is reflected within the unaudited pro forma condensed consolidated financial statements.

The foregoing future cost savings are based on our estimates and assumptions that, although we consider them reasonable, are inherently uncertain. These expected cost savings are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict. As a result, there can be no assurance that these or any other cost savings or synergies will actually be realized.

6) E&P PURGE

In order to comply with certain REIT qualification requirements, on October 29, 2014, our board of directors approved the E&P Purge, comprised of a special dividend of approximately $547.7 million, or $4.56 per share of common stock outstanding on the record date. The special dividend is payable on December 31, 2014, to stockholders of record on November 20, 2014. Stockholders had the right to elect to receive the special dividend in the form of either cash or shares of our common stock, however the aggregate amount of cash to be distributed will be $109.5 million, or 20% of the special dividend, with the balance of the special dividend payable in the form of common stock. Those electing cash will receive $1.34 in cash plus 0.1216 shares of our common stock, per share of common stock held on the record date, which together represents $4.56 per share of common stock. Those electing stock or not making an election will receive 0.1722 shares of our common stock, per share of common stock held on the record date, which represents $4.56 per share of common stock. We will issue approximately 16.5 million new shares of our common stock on December 31, 2014 in connection with the special dividend. The number of shares to be issued was determined based on the volume weighted average price of our common stock for the three trading days commencing on December 16, 2014, or $26.4974 per share.

The E&P Purge will result in a per share dilution to our stockholders. For the nine months ended September 30, 2014, the share portion of the E&P Purge would have reduced diluted net income per share by $0.04 and AFFO per diluted share by $0.19. For the year ended December 31, 2013, the share portion of the E&P Purge would have reduced diluted net income per share by $0.10 and AFFO per diluted share by $0.27. The amount of the E&P Purge in excess of retained earnings of $357.0 million has been reflected as a reduction to “additional paid-in-capital” on the pro forma condensed consolidated balance sheet.

We paid quarterly cash dividends of $0.37 per share on our common stock on June 30, 2014, September 30, 2014 and December 15, 2014. The E&P Purge will result in approximately 16.5 million additional shares of our common stock that are eligible for dividends declared in future periods. If the number of shares of our common stock outstanding on July 17, 2014, the date we began operating in a manner that will allows us to qualify as a REIT for U.S. federal income tax purposes, included this increase in outstanding shares, our June 30, 214 and September 30, 2014 quarterly cash dividends per share would have been $0.33 per share.

7) DIVIDEND

Although U.S. federal income tax law generally requires that a REIT distribute at least 90% of its REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gains), we intend to pay regular quarterly distributions to holders of our common stock in an amount not less than 100% of our REIT taxable income. For the year ended December 31, 2013, if we had elected to be taxed as a REIT, the distribution of 90% of REIT taxable income would have been approximately $142 million. However, as dividends are subject to board authorization, the actual dividend amount could have differed.

8) PRO FORMA FFO AND AFFO

The following tables present FFO, AFFO, and related per weighted average share amounts on a historical basis and on a pro forma basis to adjust net income to reflect additional costs we will incur as a stand-alone public company (See Note 4), interest expense from the Formation Borrowings and the Acquisition Borrowings (See Note 2), and the reduction to our tax provision and deferred taxes associated with our REIT election (See Note 3). Pro forma weighted average shares are adjusted to reflect our IPO and conversion of outstanding stock-based compensation awards (See Note 1), the Acquisition (See Note 5) and the issuance of our common stock in connection with the E&P Purge (See Note 6). FFO per weighted average share and AFFO per weighted average share are also presented both before and after the E&P Purge. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information about FFO and AFFO.

(in millions, except per share amounts)	Historical	Pro Forma Adjustments		Pro Forma Before E&P Purge	E&P Purge	Pro Forma
Nine months ended September 30, 2014:
Net income	$279.1	$(243.7	)(2)(3)(4)(5)	$35.4	$—	$35.4
Depreciation of billboard advertising structures	73.6	2.2	(5)	75.8	—	75.8
Amortization of real estate-related intangible assets	32.2	11.8	(5)	44.0	—	44.0
Amortization of direct lease acquisition costs	24.2	3.1	(5)	27.3	—	27.3
Net gain on disposition of billboard advertising structures, net of tax	(0.4)	—		(0.4)	—	(0.4)
Adjustment related to equity based investments	0.6	—		0.6	—	0.6

FFO(a)	409.3	(226.6)		182.7	—	182.7
Adjustment for deferred income taxes	(246.4)	248.1	(5)	1.7	—	1.7
Cash paid for direct lease acquisition costs	(24.3)	(3.1	)(5)	(27.4)	—	(27.4)
Maintenance capital expenditures	(15.4)	(1.8	)(5)	(17.2)	—	(17.2)
Restructuring charges—severance, net of tax	2.4	—		2.4	—	2.4
Acquisition costs, net of tax	1.3	—		1.3	—	1.3
Other depreciation	5.7	0.2	(5)	5.9	—	5.9
Other amortization	10.9	11.6	(5)	22.5	—	22.5
Stock-based compensation	10.9	2.9	(5)	13.8	—	13.8
Non-cash effect of straight-line rent	(0.7)	1.1	(5)	0.4	—	0.4
Accretion expense	1.7	—		1.7	—	1.7
Amortization of deferred financing costs	10.7	3.0	(5)	13.7	—	13.7

AFFO(a)	$166.1	$35.4		$201.5	$—	$201.5

FFO per weighted average share:
Basic	$3.64			$1.52		$1.34
Diluted	$3.63			$1.50		$1.32
AFFO per weighted average share:
Basic	$1.48			$1.68		$1.48
Diluted	$1.47			$1.65		$1.46
Weighted average shares outstanding:
Basic	112.3	7.7		120.0	16.5	136.5
Diluted	112.8	9.1		121.9	16.5	138.4

(in millions, except per share amounts)	Historical	Pro Forma Adjustments		Pro Forma Before E&P Purge	E&P Purge	Pro Forma
Year ended December 31, 2013:
Net income	$143.5	$(40.5	)(2)(3)(4)(5)	$103.0	$—	$103.0
Depreciation of billboard advertising structures	97.5	3.0	(5)	100.5	—	100.5
Amortization of real estate-related intangible assets	43.2	15.7	(5)	58.9	—	58.9
Amortization of direct lease acquisition costs	30.9	3.6	(5)	34.5	—	34.5
Net gain on disposition of billboard advertising structures, net of tax	(16.4)	—		(16.4)	—	(16.4)
Adjustment related to equity based investments	0.8	—		0.8	—	0.8

FFO(a)	299.5	(18.2)		281.3	—	281.3
Adjustment for deferred income taxes	(19.4)	14.5	(5)	(4.9)		(4.9)
Cash paid for direct lease acquisition costs	(31.6)	(3.6	)(5)	(35.2)	—	(35.2)
Maintenance capital expenditures(b)	(23.7)	(1.9	)(5)	(25.6)	—	(25.6)
Other depreciation	7.0	0.3	(5)	7.3	—	7.3
Other amortization	17.2	15.5	(5)	32.7	—	32.7
Stock-based compensation	7.5	(0.1	)(5)	7.4	—	7.4
Non-cash effect of straight-line rent	1.2	(0.2	)(5)	1.0	—	1.0
Accretion expense	2.2	0.1	(5)	2.3	—	2.3
Amortization of deferred financing costs	—	8.0	(5)	8.0	—	8.0

AFFO(a)	$259.9	$14.4		$274.3	$—	$274.3

FFO per weighted average share:
Basic	$3.09			$2.34		$2.06
Diluted	$3.09			$2.32		$2.04

AFFO per weighted average share:
Basic	$2.68			$2.29		$2.01
Diluted	$2.68			$2.26		$1.99

Weighted average shares outstanding:
Basic	97.0	23.0		120.0	16.5	136.5
Diluted	97.0	24.4		121.4	16.5	137.9

(a)

FFO and AFFO are non-GAAP financial measures. We calculate FFO in accordance with the definition established by NAREIT. FFO reflects net income adjusted to exclude gains and losses from the sale of real estate assets, depreciation and amortization of real estate assets and amortization of direct lease acquisition costs, as well as the same adjustments for our equity-based investments, as applicable. We calculate AFFO as FFO adjusted to include cash paid for direct lease acquisition costs as such costs are generally amortized over a period ranging from four weeks to one year and therefore are incurred on a regular basis. AFFO also includes cash paid for maintenance capital expenditures since these are routine uses of cash that are necessary for our operations. In addition, AFFO excludes costs related to the Acquisition and restructuring charges, as well as certain non-cash items, including non-real estate depreciation and amortization, deferred income taxes, stock-based compensation expense, accretion expense, the non-cash effect of straight-line rent and amortization of deferred financing costs. We use FFO and AFFO measures for managing our business and for planning and forecasting future periods, and each is an important indicator of our operational strength and business performance, especially compared to other REITs. Our management believes users are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of FFO and AFFO, as supplemental measures, are useful in evaluating our business because adjusting results to reflect items that have more bearing on the operating performance of REITs highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users with an important perspective on our operating performance and also make it easier to compare our results to other companies in our industry, as well as to REITs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information about FFO and AFFO.
(b)	Maintenance capital expenditures for the year ended December 31, 2013, has been revised to the current presentation to reflect non-cash purchases of property, plant and equipment.

9) Stock-Based Compensation

Stock-based compensation included within “Selling, general and administrative expenses” in the unaudited pro forma condensed consolidated statement of operations totaled $13.8 million for the nine months ended September 30, 2014 and $7.4 million for the year ended December 31, 2013.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(Tabular dollars in millions)

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (the “MD&A”) should be read in conjunction with our historical consolidated financial statements and the notes thereto and our unaudited pro forma condensed consolidated financial statements and the notes thereto, which are included elsewhere in this prospectus. This MD&A contains forward-looking statements that involve numerous risks and uncertainties. The forward-looking statements are subject to a number of important factors, including, but not limited to, those factors discussed in the section entitled “Risk Factors” and the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” that could cause our actual results to differ materially from the results described herein or implied by such forward-looking statements.

Our prior period financial statements and the notes thereto were presented on a “carve-out” basis from the consolidated financial statements of CBS, using the historical results of operations, cash flows, assets and liabilities attributable to CBS’s Outdoor Americas operating segment and include allocations of expenses from CBS. These allocations reflect significant assumptions, and the financial statements do not necessarily reflect what our financial position, results of operations or cash flows would have been had we been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of our future results of operations, financial position or cash flows.

Unless otherwise indicated, in the MD&A, we refer to the $450.0 million aggregate principal amount of 2025 original notes and $150.0 million aggregate principal amount of 2022 original notes issued on October 1, 2014 as the “New Senior Notes”, and we refer to the $400.0 million aggregate principal amount of the 2024 original notes and the $400.0 million aggregate principal amount of the 2022 original notes issued on January 31, 2014 as the “Senior Notes”.

Overview

We provide advertising space (“displays”) on out-of-home advertising structures and sites in the United States, Canada and Latin America. We manage our business through two segments—United States and International.

On April 2, 2014, we completed an IPO of 23,000,000 shares of our common stock, including 3,000,000 shares of our common stock sold pursuant to the underwriters’ option to purchase additional shares. See “—Our Initial Public Offering.”

On April 16, 2014, CBS received a private letter ruling from the IRS with respect to certain issues relevant to our ability to qualify as a REIT. On July 16, 2014, we ceased to be a member of the CBS consolidated tax group and on July 17, 2014, we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes for our tax year commencing July 17, 2014 and ending December 31, 2014.

On July 16, 2014, CBS completed the CBS Exchange Offer. In connection with the CBS Exchange Offer, CBS disposed of all of its shares of our common stock and as of July 16, 2014, we were separated from CBS and were no longer a subsidiary of CBS.

On October 1, 2014, we completed the Acquisition for $690.0 million in cash, plus working capital adjustments. See “—The Acquisition.”

On October 29, 2014, our board of directors approved the E&P Purge, comprised of a special dividend of approximately $547.7 million, or $4.56 per share of common stock outstanding on the record date. The special dividend is payable on December 31, 2014, to stockholders of record on November 20, 2014. Stockholders had the right to elect to receive the special dividend in the form of either cash or shares of our common stock, however the aggregate amount of cash to be distributed will be $109.5 million, or 20% of the special dividend, with the balance of the special dividend payable in the form of common stock. Those electing cash will receive $1.34 in cash plus 0.1216 shares of our common stock, per share of common stock held on the record date, which together represents $4.56 per share of common stock. Those electing stock or not making an election will receive 0.1722 shares of our common stock, per share of common stock held on the record date, which represents $4.56 per share of common stock. We will issue approximately 16.5 million new shares of our common stock on December 31, 2014 in connection with the special dividend. The number of shares to be issued was determined based on the volume weighted average price of our common stock for the three trading days commencing on December 16, 2014, or $26.4974 per share. As stated in “—Our Initial Public Offering”, a portion ($100.0 million) of the IPO proceeds was retained by us and will be applied to the cash portion of the E&P Purge. CBS will transfer the balance of the cash portion of the E&P Purge (approximately $9.5 million) to us prior to the special dividend to stockholders.

On November 20, 2014, the Company changed its legal name to “OUTFRONT Media Inc.”, and its common stock began trading on the New York Stock Exchange under its new ticker symbol “OUT”.

Business

We are one of the largest providers of advertising space on out-of-home advertising structures and sites across the United States, Canada and Latin America. The majority of our inventory is billboard displays, which are primarily located on the most heavily traveled highways and roadways in the top Nielsen Designated Marketing Areas; and we operate transit advertising displays with exclusive multi-year contracts with municipalities in large cities across the United States. In total, we have displays in all of the 25 largest markets in the United States and over 180 markets in the United States, Canada and Latin America. Our top market, high profile location focused portfolio includes sites such as the Bay Bridge in San Francisco, Sunset Boulevard in Los Angeles, and both Grand Central Station and Times Square in New York. With TAB Out of Home Ratings, we are able to provide advertisers with the actual audience, in terms of size and demographic composition that is exposed to individual signs. The combination of location and audience delivery is a selling proposition unique to the out-of-home industry. The breadth and depth of our portfolio provides our customers with a multitude of options to address a wide range of marketing objectives from national, brand-building campaigns to hyper-local businesses that want to drive customers to their retail location “one mile down the road.”

We believe that out-of-home advertising is an attractive form of advertising as our displays are ALWAYS ON™ and cannot be turned off, skipped or fast-forwarded, and that it provides our customers with a differentiated advertising solution at an attractive price point relative to other forms of advertising. We also believe that out-of-home is effective as a “stand-alone” media form, and as an integral part of a multi-media campaign, providing enhancements to mobile, social and on-line advertising by amplifying small screen messaging. In addition to leasing displays, we provide other value-added services to our customers, such as pre-campaign category research, creative design support and post-campaign tracking and analytics. We use a real-time mobile operations reporting system that enables proof of performance to customers. We have a diversified base of customers across various industries. Our largest categories of advertisers during the nine months ended September 30, 2014 were retail, television and healthcare/pharmaceuticals, which represented 9%, 9% and 8% of our total U.S. revenues, respectively, and during the year ended December 31, 2013, were retail, television and entertainment, which represented 10%, 8% and 7% of our total U.S. revenues, respectively. As a result of our diverse base of customers, in the United States, during the nine months ended September 30, 2014 and for the year ended December 31, 2013, no single industry contributed more than 9% and 10%, respectively, of our revenues and no single customer represented greater than 1.4% and 1.7%, respectively, of our revenues.

As of September 30, 2014, we had 459 digital billboard displays in the United States. The majority of our digital billboard displays have been converted from traditional static billboard displays. Increasing the number of digital billboard displays in our most heavily trafficked locations is an important element of our organic growth strategy. Digital billboard displays have the potential to attract additional business from both new and existing customer categories. We believe that digital billboard displays are attractive to our customers because they allow for the development of richer and more visually engaging messages and provide our customers with the flexibility to target audiences by time of day and to quickly launch new advertising campaigns. In addition, digital billboard displays enable us to run multiple advertisements on each display (up to eight per minute). As a result, digital billboard displays generate approximately three to four times more revenue per display on average than traditional static billboard displays, and digital billboard displays generate higher profits and cash flows than traditional static billboard displays. As the costs to convert traditional static billboard displays to digital billboard displays have declined, we have accelerated our conversion efforts, adding approximately 113 digital billboard displays during the nine months ended September 30, 2014, approximately 110 digital billboard displays in each of 2013 and 2012 and approximately 70 digital billboard displays in 2011.

We generally (i) own the physical billboard structures on which we display advertising copy for our customers, (ii) hold the legal permits to display advertising thereon and (iii) lease the underlying sites. These lease agreements have terms varying between one month and multiple years, and usually provide renewal options. We estimate that approximately 75% of our billboard structures in the United States are “legal nonconforming” billboards, meaning they were legally constructed under laws in effect at the time they were built, but could not be constructed under current laws. These structures are often located in areas where it is difficult or not permitted to build additional billboards under current laws, which enhances the value of our portfolio. We have a highly diversified portfolio of advertising sites. As of September 30, 2014, we had approximately 22,800 lease agreements with approximately 18,400 different landlords. A substantial number of these lease agreements allow us to abate rent and/or terminate the lease agreement in certain circumstances, which may include where the structure is obstructed, where there is a change in traffic flow and/or where the advertising value of the sign structure is otherwise impaired, providing us with flexibility in renegotiating the terms of our leases with landlords.

We manage our business through the following two segments:

United States. As of September 30, 2014, we had the largest number of advertising displays of any out-of-home advertising company operating in the 25 largest markets in the United States. For each of the nine months ended September 30, 2014 and for the year ended December 31, 2013, our U.S. segment generated 20% of its revenues in the New York City metropolitan area and 13% and 12%, respectively, of its revenues in the Los Angeles metropolitan area. For the nine months ended September 30, 2014, our U.S. segment generated $842.4 of revenues and $293.0 of Adjusted OIBDA. For the year ended December 31, 2013, our U.S. segment generated $1.13 billion of revenues and $406.4 million of Adjusted OIBDA.

International. Our International segment includes our operations in Canada and Latin America, including Mexico, Argentina, Brazil, Chile and Uruguay. For the nine months ended September 30, 2014, our International segment generated $116.4 million of revenues and $16.9 million of Adjusted OIBDA. For the year ended December 31, 2013, our International segment generated $163.9 million of revenues and $29.1 million of Adjusted OIBDA.

Our Initial Public Offering

On March 27, 2014, our registration statement on Form S-11 related to our IPO of our common stock was declared effective by the SEC. On April 2, 2014, we completed an IPO of 23,000,000 shares of our common stock, including 3,000,000 shares of our common stock sold pursuant to the underwriters’ option to purchase additional shares, at a price of $28.00 per share for total net proceeds, after underwriting discounts and commissions, of $615.0 million. Of the total net proceeds, $515.0 million was transferred to a wholly owned subsidiary of CBS as partial consideration for the contribution of the entities comprising CBS’ Outdoor Americas operating segment to us. The remaining $100.0 million was retained by us and will be applied to the cash portion of the E&P Purge to our stockholders.

The Acquisition

On October 1, 2014, we completed the Acquisition for $690.0 million in cash, plus working capital adjustments. The Acquisition was funded with cash on hand and the net proceeds from the New Senior Notes. In the nine months ended September 30, 2014, we recorded $7.6 million of commitment and other fees in Interest expense in the Consolidated Statement of Operations associated with a lender commitment to provide a senior unsecured bridge term loan facility for the purpose of financing the Acquisition in the event we did not complete the offering of the New Senior Notes.

Executive Departure

In the third quarter of 2014, we recorded a restructuring charge of $6.2 million associated with a management reorganization resulting in the departure of Wally Kelly, President and Chief Operating Officer, from the Company. The restructuring charge is comprised of severance charges, including stock-based compensation of $3.5 million.

Economic Environment

Our revenues and operating results are sensitive to fluctuations in advertising expenditures, general economic conditions and other external events beyond our control.

Business Environment

We operate in a highly competitive industry. Increasing the number of digital billboard displays in our most heavily trafficked locations is an important element of our organic growth strategy. Digital billboard displays generate approximately three to four times more revenue per display on average than traditional static billboard displays and are attractive to our customers because they allow for the development of richer and more visually engaging messages, provide our customers with the flexibility both to target audiences by time of day and to quickly launch new advertising campaigns, and eliminate or greatly reduce production costs.

Our revenues and profits may fluctuate due to seasonal advertising patterns and influences on advertising markets. Typically, our revenues and profits are highest in the fourth quarter, during the holiday shopping season, and lowest in the first quarter, as advertisers cut back on spending following the holiday shopping season.

Our large-scale portfolio allows our customers to reach a national audience and also provides the flexibility to tailor campaigns to specific regions or markets. For the nine months ended September 30, 2014 and 2013, we generated approximately 40% of our U.S. revenues from national advertising campaigns.

Our Tax Status

On April 16, 2014, CBS received a private letter ruling from the IRS with respect to certain issues relevant to our ability to qualify as a REIT. On July 16, 2014, we ceased to be a member of the CBS consolidated tax group and on July 17, 2014, we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes for the tax year commencing July 17, 2014, and ending December 31, 2014.

In the third quarter of 2014, as a result of our REIT conversion, substantially all deferred income tax liabilities, net, was reversed into Net income via a non-cash benefit of approximately $232.3 million. As a result of our REIT conversion, our expected effective tax rate for the second half of 2014 will be substantially lower than previous periods. Prior to July 17, 2014, our U.S. operating results were included in consolidated federal, and certain state and local income tax returns filed by CBS.

The income tax expense reflected in the Consolidated Statements of Operations, deferred tax assets and liabilities included in the Consolidated Statements of Financial Position and income tax payments reflected in the Condensed Consolidated Statements of Cash Flows were prepared as if these amounts were calculated on a separate tax return basis for us. We believe that the assumptions and estimates used to determine these tax amounts were reasonable. However, the consolidated financial statements herein may not necessarily reflect our income tax expense or tax payments, or what our tax amounts would have been if we had been a stand-alone company during the periods prior to July 17, 2014.

As long as we remain qualified to be taxed as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute to our stockholders. If we fail to qualify to be taxed as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and will be precluded from re-electing to be taxed as a REIT for the subsequent four taxable years following the year during which we lose our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property, and the income of our TRSs will be subject to taxation at regular corporate rates. Our qualification to be taxed as a REIT will depend upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code, related to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

Prior to the Separation, we were a member of CBS’s consolidated tax group and were taxable as a regular domestic C corporation for U.S. federal income tax purposes (i.e., we were subject to taxation at regular corporate rates). Pursuant to the tax matters agreement that we entered into with CBS, we are liable to pay CBS for any taxes imposed on or related to us while we were a member of the CBS consolidated tax group. The tax matters agreement also separately allocates among the parties any tax liability arising as a result of any failure of the Separation to qualify as a tax-free transaction based on actions taken during the two-year period following the Separation. After the Separation, CBS ceased to own at least 80% of our outstanding common stock, and as a result, we were no longer a member of CBS’s consolidated tax group.

Revenues

We derive revenues primarily from providing advertising space to customers on our advertising structures and sites. Our contracts with customers generally cover periods ranging from four weeks to one year. Revenues from billboard displays are recognized as rental income on a straight-line basis over the contract term. Transit and other revenues are recognized as earned, which is typically ratably over the contract period. For space provided to advertisers through the use of an advertising agency whose commission is calculated based on a stated percentage of gross advertising spending, our revenues are reported net of agency commissions.

Expenses

Operating Expenses. Our major categories of operating expenses are as follows:

Billboard property lease expenses. These expenses reflect the cost of leasing the real property on which our billboards are mounted. These lease agreements have terms varying between one month and multiple years, and usually provide renewal options. Rental expenses are comprised of a fixed monthly amount and under certain agreements, also include contingent rent, which varies based on the revenues we generate from the leased site. Property leases are generally paid in advance for periods ranging from one to twelve months. The fixed rent is expensed evenly over the contract term and the contingent rent is expensed as it becomes probable, which is consistent with when the related revenues are recognized.

Transit franchise expenses. These expenses reflect costs charged by municipalities and transit operators under transit advertising contracts and are generally calculated based on a percentage of the revenues we generate under the contract, with a minimum guarantee. The costs that are determined based on a percentage of revenues are expensed as incurred when the related revenues are recognized, and the minimum guarantee is expensed over the contract term.

Posting, maintenance and other site-related expenses. These expenses primarily reflect costs associated with posting and rotation, materials, repairs and maintenance, utilities and property taxes.

Selling, General and Administrative Expenses. Our selling, general and administrative (“SG&A”) expenses include selling costs, employee compensation and other costs for back office support. During 2014, we expect increased SG&A expenses associated with services previously provided by CBS as well as for additional public company expenses that did not apply to us historically.

Depreciation. Our depreciation primarily relates to our advertising structures which are depreciated over the shorter of the contract term or useful life. Depreciation also relates to furniture, equipment, buildings and improvements.

Amortization. Our intangible assets subject to amortization are primarily comprised of acquired permits and leasehold agreements and franchise agreements which grant us the right to operate out-of-home advertising structures in specified locations and the right to provide advertising space on railroad and municipal transit properties. Amortization also includes the amortization of direct lease acquisition costs, which are variable commissions directly associated with billboard revenues. These costs are amortized on a straight-line basis over the related customer lease term, which generally ranges from four weeks to one year.

Key Performance Indicators

Our management reviews our performance by focusing on the indicators described below.

Several of our key performance indicators are not prepared in conformity with GAAP. We believe these non-GAAP performance indicators are meaningful supplemental measures of our operating performance and should not be considered in isolation of, or as a substitute for, their most directly comparable GAAP financial measures.

In the nine months ended September 30, 2014, we incurred $18.5 million of costs associated with operating as a stand-alone public company ($14.2 million incrementally over 2013) and $57.3 million of interest expense relating to our entry into the Senior Credit Facilities, the issuance of the Senior Notes, and the lender commitment to provide a senior unsecured bridge term loan facility for the purpose of financing the Acquisition in the event we did not complete the offering of the New Senior Notes. In the nine months ended September 30, 2013, we incurred a significant net gain of $9.8 million on the disposition of most of our billboards in Salt Lake City in exchange for billboards in New Jersey.

In an effort to help users evaluate our operating performance for the nine months ended September 30, 2014 and 2013, where indicated, we present Adjusted OIBDA, FFO and AFFO and related per adjusted weighted average share amounts, on a comparable basis.

	Nine Months Ended September 30,
(in millions, except percentages)	2014	2013	% Change
Revenues	$958.8	$950.1	1%
Constant dollar revenues(a)	958.8	940.7	2
Operating income	132.6	162.1	(18)
Adjusted OIBDA(b):
Reported	292.8	304.6	(4)
On a comparable basis	292.8	290.4	1
FFO(b):
Reported	409.3	216.8	89
On a comparable basis	183.9	174.0	6
AFFO(b):
Reported	166.1	196.4	(15)
On a comparable basis	166.1	164.3	1
Net income	279.1	93.5	199

(a)	Revenues on a constant dollar basis are calculated as reported revenues excluding the impact of foreign currency exchange rates between periods. We provide constant dollar revenues to understand the underlying growth rate of revenue excluding the impact of changes in foreign currency exchange rates between periods, which are not under management’s direct control. Our management believes constant dollar revenues are useful to users because it enables them to better understand the level of growth of our business period to period. Since constant dollar revenues are not calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, revenues as an indicator of operating performance. Constant dollar revenues, as we calculate them, may not be comparable to similarly titled measures employed by other companies.
(b)	See “—Reconciliation of Non-GAAP Financial Measures” for a reconciliation of Operating income to Adjusted OIBDA, Net income to FFO and AFFO, and results on a comparable basis.

Adjusted OIBDA

We calculate Adjusted OIBDA as operating income before depreciation, amortization, net (gains) losses on dispositions, stock-based compensation, restructuring charges and Acquisition costs. We calculate Adjusted OIBDA margin by dividing Adjusted OIBDA by total revenues. Adjusted OIBDA and Adjusted OIBDA margin are among the primary measures we use for managing our business, evaluating our operating performance and planning and forecasting future periods, as each is an important indicator of our operational strength and business performance. Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of Adjusted OIBDA and Adjusted OIBDA margin, as supplemental measures, are useful in evaluating our business because eliminating certain non-comparable items highlight operational trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users with an important perspective on our operating performance and also make it easier for users to compare our results with other companies that have different financing and capital structures or tax rates.

FFO and AFFO

We calculate FFO in accordance with the definition established by NAREIT. FFO reflects net income adjusted to exclude gains and losses from the sale of real estate assets, depreciation and amortization of real estate assets and amortization of direct lease acquisition costs, as well as the same adjustments for our equity-based investments, as applicable. We calculate AFFO as FFO adjusted to include cash paid for direct lease acquisition costs as such costs are generally amortized over a period ranging from four weeks to one year and therefore are incurred on a regular basis. AFFO also includes cash paid for maintenance capital expenditures since these are routine uses of cash that are necessary for our operations. In addition, AFFO excludes costs related to the Acquisition and restructuring charges, as well as certain non-cash items, including non-real estate depreciation and amortization, deferred income taxes, stock-based compensation expense, accretion expense, the non-cash effect of straight-line rent and amortization of deferred financing costs. We use FFO and AFFO measures for managing our business and for planning and forecasting future periods, and each is an important indicator of our operational strength and business performance, especially compared to other REITs. Our management believes users are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of FFO, AFFO, and related per adjusted weighted average share amounts, as supplemental measures, are useful in evaluating our business because adjusting results to reflect items that have more bearing on the operating performance of REITs highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users with an important perspective on our operating performance and also make it easier to compare our results to other companies in our industry, as well as to REITs.

Adjusted Weighted Average Shares

We present weighted average shares on an adjusted basis for EPS to give effect to the 23,000,000 shares issued on April 2, 2014, in connection with the IPO and the 97,000,000 shares outstanding after our stock split, and on an adjusted basis for diluted EPS to also give effect to dilutive potential shares from grants of restricted share units (“RSUs”), performance-based RSUs (“PRSUs”) and stock options. We also present FFO and AFFO per adjusted weighted average share for basic and diluted EPS. Our management believes that these presentations are useful in evaluating our business because they allow users to evaluate our basic and diluted per share results after giving effect to the issuance of shares of our common stock in connection with our IPO, which increased our outstanding shares of common stock.

Comparable Basis Adjustments

We calculate Adjusted OIBDA, FFO and AFFO, and related per adjusted weighted average share amounts, in the nine months ended September 30, 2013 and 2014, on a comparable basis, by adjusting to (1) with respect to Adjusted OIBDA only, include incremental costs associated with operating as a stand-alone public company of $14.2 million in the nine months ended September 30, 2014, (2) with respect to FFO and AFFO, and related per adjusted weighted average share amounts, only, include incremental costs associated with operating as a stand-alone public company, net of tax, of $8.5 million in the nine months ended September 30, 2014, and interest expense, net of tax, of $34.3 million in the nine months ended September 30, 2014, relating to our entry into the Senior Credit Facilities, the issuance of the Senior Notes in the first quarter of 2014, and the lender commitment to provide a senior unsecured bridge term loan facility for the purpose of financing the Acquisition in the event we did not complete the offering of the New Senior Notes, (3) with respect to FFO and related per adjusted weighted average share amounts only, exclude restructuring charges, net of tax, of $5.6 million and costs related to the Acquisition, net of tax, of $1.3 million incurred in the nine months ended September 30, 2014, and an income tax benefit from the reversal of deferred tax liabilities due to our REIT conversion of $232.3 million, and (4) with respect to AFFO, and related per adjusted weighted average share amounts, only, include amortization of deferred financing costs of $10.7 million incurred in the nine months ended

September 30, 2014. Our management believes these adjusted presentations are useful in evaluating our business because they allow users to compare our operating performance for 2013 against the operating performance of the periods presented for 2014, taking into account certain significant costs arising as a result of the Separation and the Acquisition, as well as our REIT conversion.

Since adjusted weighted average shares, Adjusted OIBDA, Adjusted OIBDA margin, FFO and AFFO, FFO and AFFO per adjusted weighted average share for basic and diluted EPS and, on a comparable basis, Adjusted OIBDA, FFO and AFFO and related per adjusted weighted average share amounts, are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, weighted average shares outstanding for basic and diluted EPS, operating income, net income, revenues and net income per common share for basic and diluted EPS, the most directly comparable GAAP financial measures, as indicators of operating performance. These measures, as we calculate them, may not be comparable to similarly titled measures employed by other companies. In addition, these measures do not necessarily represent funds available for discretionary use and are not necessarily a measure of our ability to fund our cash needs.

Reconciliation of Non-GAAP Financial Measures

The following table reconciles operating income to Adjusted OIBDA, and net income to FFO and AFFO. The table also reconciles Adjusted OIBDA, FFO and AFFO to Adjusted OIBDA, FFO and AFFO, and related per adjusted weighted average share amounts, on a comparable basis.

	Nine Months Ended
	September 30,
(in millions, except per share amounts)	2014	2013
Operating income	$132.6	$162.1
Restructuring charges(a)	6.2	—
Acquisition costs(b)	1.4	—
Net gain on dispositions	(1.4)	(9.8)
Depreciation	79.3	78.3
Amortization	67.3	68.2
Stock-based compensation(a)	7.4	5.8

Adjusted OIBDA	292.8	304.6
Incremental stand-alone costs(c)	—	(14.2)

Adjusted OIBDA on a comparable basis	$292.8	$290.4

Net income	$279.1	$93.5
Depreciation of billboard advertising structures	73.6	73.2
Amortization of real estate-related intangible assets	32.2	32.5
Amortization of direct lease acquisition costs	24.2	22.7
Net (gain) loss on disposition of billboard advertising structures, net of tax	(0.4)	(5.7)
Adjustment related to equity-based investments	0.6	0.6

FFO	409.3	216.8
Restructuring charges, net of tax(a)	5.6	—
Acquisition costs, net of tax(b)	1.3	—
Income tax benefit from reversal of deferred tax liabilities due to REIT conversion	(232.3)	—
Incremental stand-alone costs, net of tax(c)	—	(8.5)
Incremental interest expense, net of tax(d)	—	(34.3)

FFO on a comparable basis	$183.9	$174.0

	Nine Months Ended
	September 30,
(in millions, except per share amounts)	2014	2013
FFO	$409.3	$216.8
Adjustment for deferred income taxes	(246.4)	(8.8)
Cash paid for direct lease acquisition costs	(24.3)	(24.1)
Maintenance capital expenditures(g)	(15.4)	(14.2)
Restructuring charges—severance, net of tax	2.4	—
Acquisition costs, net of tax(b)	1.3	—
Other depreciation	5.7	5.1
Other amortization	10.9	13.0
Stock-based compensation	10.9	5.8
Non-cash effect of straight-line rent	(0.7)	1.0
Accretion expense	1.7	1.8
Amortization of deferred financing costs	10.7	—

AFFO	166.1	196.4
Incremental stand-alone costs, net of tax(c)	—	(8.5)
Incremental interest expense, net of tax(d)	—	(34.3)
Amortization of deferred financing costs	—	10.7

AFFO on a comparable basis	$166.1	$164.3

FFO on a comparable basis, per adjusted weighted average share(e):
Basic	$1.53	$1.45
Diluted	$1.53	$1.44

AFFO on a comparable basis, per adjusted weighted average share(e):
Basic	$1.38	$1.37
Diluted	$1.38	$1.36

Adjusted weighted average shares(e):
Basic	120.0	120.0
Diluted	120.5	120.5

Weighted average shares outstanding(f):
Basic	112.3	112.3
Diluted	112.8	112.8

(a)	Restructuring charges relate to the severance of an executive and includes stock-based compensation expenses of $3.5 million.
(b)	Adjustment to reflect costs related to the Acquisition.
(c)	Adjustment to reflect incremental costs to operate as a stand-alone company at the same level as 2014.
(d)	Adjustment to reflect incremental interest expense, net of tax, at the same level as 2014.
(e)	Adjusted weighted average shares includes the 23,000,000 shares issued on April 2, 2014, in connection with the IPO and the 97,000,000 shares outstanding after our stock split(f) for basic EPS. See “—Our Initial Public Offering”. Adjusted weighted average shares for diluted EPS also includes dilutive potential shares from grants of RSUs, PRSUs and stock options.
(f)	On March 14, 2014, our board of directors declared a 970,000 to 1 stock split. As a result of the stock split, the 100 shares of our common stock then outstanding were converted into 97,000,000 shares of our common stock. The effects of the stock split have been applied retroactively to all reported periods for EPS purposes.
(g)	Prior period amounts have been revised to the current presentation to reflect non-cash purchases of property, plant and equipment.

FFO in the nine months ended September 30, 2014, of $409.3 million increased 89% compared to the same prior-year period, primarily due to the reversal of $232.3 million of deferred income tax liabilities due to our change in tax status to that of a REIT, partially offset by higher interest costs, net of tax, of $34.3 million and incremental stand-alone costs, net of tax, of $8.5 million. AFFO in the nine months ended September 30, 2014, was $166.1 million, a decrease of 15% compared to the same prior-year period. On a comparable basis, FFO increased 6% and AFFO increased 1% in the nine months ended September 30, 2014, compared to the same prior-year period. AFFO on a comparable basis per adjusted weighted average share was $1.38 per share for basic and diluted EPS in the nine months ended September 30, 2014. AFFO on a comparable basis per adjusted weighted average share was $1.37 for basic EPS and $1.36 for diluted EPS in the nine months ended September 30, 2013. The increase in FFO and FFO per adjusted weighted average share, on a comparable basis, for the nine months ended September 30, 2014, compared to the same prior-year period, was primarily due to the decline in the effective tax rate in 2014. The decline in our effective tax rate is due to our conversion to a REIT, effective July 17, 2014. AFFO and AFFO per adjusted weighted average share for the nine months ended September 30, 2014, on a comparable basis, increased 1% compared to the same prior-year period, due primarily to lower current income tax expense for the period, offset by a decline in pre-tax income and increases in maintenance capital expenditures and rent.

Analysis of Results of Operations—Nine Months Ended September 30, 2014 vs. Nine Months Ended September 30, 2013

Revenues

				(in constant dollars)(b)
	Nine Months Ended September 30,		% Change	Nine Months Ended September 30, 2013	% Change
(in millions, except percentages)	2014	2013
Revenues:
Billboard	$690.2	$685.8	1%	$678.6	2%
Transit and other	268.6	264.3	2	262.1	2

Total revenues	$958.8	$950.1	1	$940.7	2

Same-site revenues(a)	$953.6	$935.9	2
Non-comparable revenues	5.2	14.2	(63)

Total revenues	$958.8	$950.1	1

(a)	Same-site revenues are adjusted to exclude revenues attributable to any billboards or transit agreements which were not in place for both periods in their entirety, as a result of new acquisitions, new agreements, divestitures, and non-renewals (“non-comparable revenues”). We provide same-site revenues to understand the underlying growth rate of revenue excluding the impact of non-comparable revenues. Our management believes same-site revenues are useful to users because it enables them to better understand the level of growth of our business period to period. Since same-site revenues are not calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, revenues as an indicator of operating performance. Same-site revenues, as we calculate it, may not be comparable to similarly titled measures employed by other companies.
(b)	Revenues on a constant dollar basis are calculated as reported revenues excluding the impact of foreign currency exchange rates between periods.

Total revenues increased $8.7 million, or 1%, and same-site revenues increased $17.7 million, or 2%, in the nine months ended September 30, 2014, compared to the same prior-year period. Non-comparable revenues primarily reflect the November 2013 sale of our transit shelter operations in the greater Los Angeles area and the April 2014 non-renewal of an unprofitable contract. Our constant dollar revenues for the nine months ended September 30, 2014, increased 2% compared to the same prior-year period.

Total billboard revenues increased $4.4 million, or 1%, in the nine months ended September 30, 2014, compared to the same prior-year period, principally driven by growth in average revenue per display (yield) attributable to the conversion of traditional static billboard displays to digital billboard displays, partially offset by foreign currency exchange losses of $7.2 million. In constant dollars, billboard revenues increased $11.6 million, or 2%.

Total transit and other revenues increased $4.3 million, or 2%, in the nine months ended September 30, 2014, compared to the same prior-year period, driven by higher revenues in 2014 from the healthcare/pharmaceuticals and television industries and local sales in the New York metropolitan area, partially offset by lower revenues in 2014 from the beer/liquor industry, the sale of our transit shelter operations in the greater Los Angeles area, the non-renewal of an unprofitable contract and softer market conditions in national advertising.

Expenses

	Nine Months Ended
	September 30,		%
(in millions, except percentages)	2014	2013	Change
Expenses:
Operating	$512.3	$504.5	2%
Selling, general and administrative	161.1	146.8	10
Restructuring charges	6.2	—	*
Acquisition costs	1.4	—	*
Net (gain) loss on dispositions	(1.4)	(9.8)	(86)
Depreciation	79.3	78.3	1
Amortization	67.3	68.2	(1)

Total expenses	$826.2	$788.0	5

Operating Expenses

	Nine Months Ended
	September 30,		%
(in millions, except percentages)	2014	2013	Change
Operating expenses:
Billboard property lease	$214.3	$214.8	—%
Transit franchise	143.8	138.2	4
Posting, maintenance and other	154.2	151.5	2

Total operating expenses	$512.3	$504.5	2

Billboard property lease expenses represented 31% of billboard revenues in each of the nine months ended September 30, 2014, and 2013. Transit franchise expenses represented 64% of transit revenues in the nine months ended September 30, 2014, and 60% for the same prior-year period. The increase in transit franchise expenses as a percentage of transit revenues in both periods is due primarily to the timing of accruals, principally in the New York market, compared to the corresponding prior-year periods.

Posting, maintenance and other expenses as a percentage of Revenues were 16% in each of the nine months ended September 30, 2014 and 2013. Posting, maintenance and other expenses increased $2.7 million, or 2%, in the nine months ended September 30, 2014, compared to the same prior-year period, principally due to higher production and installation costs and an increase in property taxes.

Selling, General and Administrative Expenses

SG&A expenses represented 17% of Revenues in the nine months ended September 30, 2014, and 15% for the same prior-year period. SG&A expenses increased $14.3 million, or 10%, in the nine months ended September 30, 2014, compared to the same prior-year period, primarily due to incremental stand-alone costs of $14.2 million, a higher provision for bad debt relative to last year, as 2013 benefited from an improved trend in receivable collections, and increased compensation-related expenses, partially offset by lower costs associated with our conversion to a REIT.

Net Gain on Dispositions

Net gain on dispositions was $1.4 million in the nine months ended September 30, 2014, and includes a gain of $0.6 million related to the divestiture of a transit shelter operation in the greater Los Angeles area. Net gain on dispositions in the nine months ended September 30, 2013, includes a gain of $9.8 million from the disposition of most of our billboards in Salt Lake City in exchange for billboards in New Jersey.

Depreciation

Depreciation increased $1 million, or 1%, in the nine months ended September 30, 2014, compared to the same prior-year period, due primarily to higher depreciation associated with the increased number of digital billboards.

Amortization

Amortization decreased $0.9 million, or 1% in the nine months ended September 30, 2014, compared to the same prior-year period, principally driven by lower amortization due to dispositions in 2013. Amortization expense includes the amortization of direct lease acquisition costs of $24.2 million in the nine months ended September 30, 2014, and $22.7 million in the same prior-year period. Capitalized direct lease acquisition costs were $24.4 million in the nine months ended September 30, 2014, and $22.8 million in the same prior-year period.

Interest expense

Interest expense was $57.3 million in the nine months ended September 30, 2014. We incurred indebtedness of $1.6 billion on January 31, 2014. See “—Liquidity and Capital Resources.”

Benefit (Provision) for Income Taxes

Prior to the Separation, our income tax provisions were calculated on a separate tax return basis, even though our U.S. operating results were included in the consolidated federal, and certain state and local income tax returns of CBS. CBS manages its tax position for the benefit of the entire portfolio of its businesses and, as such, the assumptions, methodologies and calculations made for purposes of determining our tax provision and related tax accounts in the consolidated financial statements herein may differ from those made by CBS and, in addition, are not necessarily reflective of the tax strategies that we would have followed as a separate stand-alone company operating as a REIT.

As a REIT, we must distribute to our stockholders, for the tax year commencing July 17, 2014, and ending December 31, 2014, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on the undistributed income. In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute net income to our stockholders in a manner to satisfy the REIT 90% distribution requirement and to avoid the 4% nondeductible excise tax.

The benefit for income taxes was $202.9 million in the nine months ended September 30, 2014, including the reversal of $232.3 million, representing substantially all deferred income tax liabilities, net, as a result of our REIT conversion, and the provision for income taxes was $70.5 million for the same prior year period. Excluding the non-cash benefit recorded as a result of our REIT conversion in 2014, the effective income tax rate was 39.3% in the nine months ended September 30, 2014 and 43.5% for the same prior-year period. As a result of our REIT conversion, our expected effective tax rate in the future will be substantially lower.

Net income

In the nine months ended September 30, 2014, Net income was $279.1 million, an increase of $185.6 million compared to the same prior-year period, primarily due to the write-off of deferred taxes in connection with our conversion to a REIT and higher revenues, partially offset by the incurrence of after-tax interest expense, after-tax incremental stand-alone costs, restructuring charges and costs related to the Acquisition in 2014, and an after-tax gain on the disposition of most of our billboards in Salt Lake City in 2013.

Segment Results of Operations—For the Nine Months Ended September 30, 2014 and 2013

We present Adjusted OIBDA as the primary measure of profit and loss for our operating segments in accordance with Financial Accounting Standards Board (the “FASB”) guidance for segment reporting. See “—Key Performance Indicators.”

The following table presents our Revenues, Adjusted OIBDA, Operating income (loss) and Depreciation and Amortization by segment, in the nine months ended September 30, 2014 and 2013.

	Nine Months Ended
	September 30,
(in millions)	2014	2013
Revenues:
United States	$842.4	$827.6
International	116.4	122.5

Total revenues	958.8	950.1
Foreign currency exchange impact	—	(9.4)

Constant dollar revenues(a)	$958.8	$940.7

Operating income	$132.6	$162.1
Restructuring charges(b)	6.2	—
Acquisition costs(b)	1.4	—
Net gain on dispositions	(1.4)	(9.8)
Depreciation	79.3	78.3
Amortization	67.3	68.2
Stock-based compensation(b)	7.4	5.8

Adjusted OIBDA	$292.8	$304.6

Adjusted OIBDA:
United States	$293.0	$300.2
International	16.9	20.0
Corporate	(17.1)	(15.6)

Total Adjusted OIBDA	$292.8	$304.6

Operating income (loss):
United States	$168.5	$185.4
International	(3.8)	(1.9)
Corporate	(32.1)	(21.4)

Total operating income	$132.6	$162.1

(a)	Revenues on a constant dollar basis are calculated as reported revenues excluding the impact of foreign currency exchange rates between periods.
(b)	Restructuring charges, costs related to the Acquisition and stock-based compensation are classified as Corporate expenses.

United States

	Nine Months Ended
	September 30,		%
(in millions, except percentages)	2014	2013	Change
Revenues:
Billboard	$599.7	$589.8	2%
Transit and other	242.7	237.8	2

Total revenues	$842.4	$827.6	2

Same-site revenues(a)	$837.2	$813.4	3
Non-comparable revenues	5.2	14.2	(63)

Total revenues	842.4	827.6	2
Operating expenses	(435.8)	(426.1)	2
SG&A expenses	(113.6)	(101.3)	12

Adjusted OIBDA	$293.0	$300.2	(2)

Operating income	$168.5	$185.4	(9)
Net gain on dispositions	(1.3)	(10.0)	(87)
Depreciation and amortization	125.8	124.8	1

Adjusted OIBDA	$293.0	$300.2	(2)

(a)	Same-site revenues are adjusted to exclude revenues attributable to any billboards or transit agreements which were not in place for both periods in their entirety, as a result of new acquisitions, new agreements, divestitures, and non-renewals (“non-comparable revenues”).

Total U.S. revenues increased $14.8 million, or 2%, and U.S. same-site revenues increased $23.8 million, or 3%, in the nine months ended September 30, 2014, compared to the same prior-year period. Total revenue growth was led by increases in the retail, television, healthcare/pharmaceuticals and professional services categories. In the nine months ended September 30, 2014 and 2013, we generated approximately 40% of our U.S. revenues from national advertising campaigns.

Revenues from U.S. billboards increased $9.9 million, or 2%, in the nine months ended September 30, 2014, compared to the same prior-year period, reflecting growth in average revenue per display (yield) attributable to the conversion of traditional static billboard displays to digital billboard displays.

Transit and other revenues in the U.S. increased $4.9 million, or 2%, in the nine months ended September 30, 2014, compared to the same prior-year period, reflecting higher revenues in 2014 from the healthcare/pharmaceuticals and television industries and local sales in the New York metropolitan area, partially offset by lower revenues in 2014 from the beer/liquor industry, the sale of our transit shelter operations in the greater Los Angeles area, the non-renewal of an unprofitable contract and softer market conditions in national advertising.

U.S. operating and SG&A expenses increased $9.7 million and $12.3 million, or 2% and 12%, respectively, in the nine months ended September 30, 2014, compared to the same prior-year period, primarily due to incremental stand-alone costs, a higher provision for bad debt relative to last year, as 2013 benefited from an improved trend in receivable collections, increased compensation-related expenses, higher transit franchise expenses due to the increase in transit revenues, and the timing of accruals, principally in the New York market, compared to the corresponding prior-year periods.

U.S. Adjusted OIBDA decreased $7.2 million in the nine months ended September 30, 2014, compared to the same prior-year period, as the nine months ended September 30, 2014, includes $6.5 million of incremental stand-alone costs. Adjusted OIBDA margin decreased to 35% in the nine months ended September 30, 2014, from 36% in the same prior-year period.

International

				(in constant dollars)(b)
	Nine Months Ended September 30,		% Change	Nine Months Ended September 30, 2013	% Change
(in millions, except percentages)	2014	2013
Revenues:
Billboard	$90.5	$96.0	(6)%	$88.8	2%
Transit and other	25.9	26.5	(2)	24.3	7

Total revenues	$116.4	$122.5	(5)	$113.1	3

Same-site revenues(a)	$116.4	$122.5	(5)
Non-comparable revenues	—	—	*

Total revenues	$116.4	$122.5	(5)

Canada	$62.6	$63.4	(1)	$59.5	5
Latin America	53.8	59.1	(9)	53.6	—

Total revenues	116.4	122.5	(5)	113.1	3

Operating expenses	(76.5)	(78.4)	(2)	(72.2)	6
SG&A expenses	(23.0)	(24.1)	(5)	(21.4)	7

Adjusted OIBDA	$16.9	$20.0	(16)	$19.5	(13)

Operating income (loss)	$(3.8)	$(1.9)	100
Net (gain) loss on dispositions	(0.1)	0.2	*
Depreciation and amortization	20.8	21.7	(4)

Adjusted OIBDA	$16.9	$20.0	(16)

*	Calculation is not meaningful.
(a)	Same-site revenues are adjusted to exclude revenues attributable to any billboards or transit agreements which were not in place for both periods in their entirety, as a result of new acquisitions, new agreements, divestitures, and non-renewals (“non-comparable revenues”).
(b)	Revenues on a constant dollar basis are calculated as reported revenues excluding the impact of foreign currency exchange rates between periods.

Total international revenues decreased $6.1 million, or 5%, in the nine months ended September 30, 2014, compared to the same prior-year period, reflecting the negative impact of foreign exchange. In constant dollars, total international revenues increased 3%, driven by an increase in Canada of 5%.

International operating expenses decreased $1.9 million, or 2%, in the nine months ended September 30, 2014, compared to the same prior-year period, driven by the impact of foreign exchange rates, partially offset by an increase in billboard property and transit franchise lease costs in Canada and South America. International SG&A expenses decreased $1.1 million, or 5%, compared to the prior-year period, primarily driven by the impact of foreign exchange rate changes, partially offset higher compensation-related expenses and commissions.

International Adjusted OIBDA decreased $3.1 million, or 16%, in the nine months ended September 30, 2014, compared to the same prior-year period, driven by the decrease in revenues and higher expenses, both on a constant dollar basis. In constant dollars, international Adjusted OIBDA decreased $2.6 million in the nine months ended September 30, 2014, or 13%, compared to the same prior-year period.

Corporate

Corporate expenses primarily include expenses associated with employees who provide centralized services. Corporate expenses, excluding restructuring charges, costs related to the Acquisition and stock-based compensation, were $17.1 million in the nine months ended September 30, 2014 and $15.6 million in the same prior-year period, reflecting incremental stand-alone costs of $7.7 million, partially offset by lower costs associated with our conversion to a REIT.

Analysis of Results of Operations—2013 vs. 2012 and 2012 vs. 2011

The following table sets forth our results of operations.

	Year Ended December 31,
	2013	2012	2011
Revenues:
Billboard	$925.7	$913.6	$894.2
Transit and other	368.3	371.0	382.9

Total revenues	1,294.0	1,284.6	1,277.1

Expenses:
Operating	686.9	700.1	689.4
Selling, general and administrative	199.8	181.8	178.4
Restructuring charges	—	2.5	3.0
Net (gain) loss on dispositions	(27.3)	2.2	2.0
Depreciation	104.5	105.9	109.0
Amortization	91.3	90.9	102.9

Total expenses	1,055.2	1,083.4	1,084.7

Operating income	238.8	201.2	192.4
Other income (expense), net	(1.2)	(1.0)	.8

Income before income taxes and equity in earnings of investee companies	237.6	200.2	193.2
Provision for income taxes	(96.6)	(89.0)	(87.8)
Equity in earnings of investee companies, net of tax	2.5	2.2	1.7

Net income	$143.5	$113.4	$107.1

Revenues. For 2013, total revenues increased $9.4 million, or 1%, to $1.29 billion from $1.28 billion in 2012. Our “same-site” revenues, which exclude the impact of new billboards and transit agreements, as well as divested billboards and the nonrenewal of transit agreements, increased 1% compared to the prior year.

Total billboard revenues increased $12.1 million, or 1%, to $925.7 million in 2013 from $913.6 million in 2012, principally driven by an increase in the number of digital billboard displays, which were mainly converted from static displays, to approximately 390 at December 31, 2013 from approximately 280 at December 31, 2012.

Revenues generated from billboard displays that were digital at December 31, 2013 were $74.3 million for 2013, an increase of $13.0 million, or 21%, compared to revenues on the same billboard displays (whether static or digital) for the comparable prior-year period. Billboard revenue growth also reflects higher average rates in the United States, partially offset by lower political advertising in Mexico due to the presidential election in 2012, a decline in Canada and the negative impact of foreign exchange rate changes. Billboard occupancy in the United States in 2013 was comparable to 2012.

For 2013, total transit and other revenues decreased $2.7 million, to $368.3 million from $371.0 million in 2012, driven by a decrease of $5.7 million attributable to the nonrenewal of several low-margin and unprofitable transit agreements in Canada, partially offset by growth in the United States attributable to higher average rates.

The following table presents a reconciliation of same-site revenues to total reported revenues. Same-site revenues are adjusted to exclude revenues attributable to any billboards or transit agreements which were not in place for each of the years in their entirety, as a result of new acquisitions, new agreements, divestitures, and nonrenewals (“non-comparable revenues”).

Year Ended December 31,	2013	2012
Same-site revenues	$1,276.7	$1,261.5
Non-comparable revenues	17.3	23.1

Total revenues	$1,294.0	$1,284.6

For 2012, total revenues increased $7.5 million, or 1%, to $1.28 billion, compared to the prior year reflecting improvement in the economy, partially offset by the impact of the nonrenewal of certain contracts. Same-site revenues for 2012 increased 3% from 2011.

Total billboard revenues increased $19.4 million, or 2%, to $913.6 million in 2012 from $894.2 million in 2011, principally driven by an increase in the number of digital billboard displays, which were mainly converted from static displays, to approximately 280 at December 31, 2012 from approximately 170 at December 31, 2011. Revenues generated from billboard displays that were digital at December 31, 2012 were $57.4 million for 2012, an increase of $14.6 million, or 34%, compared to revenues on the same billboard displays (whether static or digital) for the comparable prior-year period. Billboard revenue growth also reflects increased occupancy in the United States and higher political advertising in Mexico due to the presidential election in 2012, partially offset by the negative impact of foreign exchange rate changes.

Total transit and other revenues decreased $11.9 million, or 3%, to $371.0 million in 2012 from $382.9 million in 2011, driven by the nonrenewal of several transit contracts with municipalities, mainly with the Toronto Transit Commission, which was partially offset by new transit contracts with the New York Metropolitan Transportation Authority (“MTA”) to operate certain digital transit displays in New York City. In aggregate, the nonrenewal and addition of new transit agreements resulted in a net decrease to transit and other revenues of eight percentage points. Absent these additional and nonrenewed agreements, underlying growth in transit revenues for 2012 mainly reflects increased occupancy.

The following table presents a reconciliation of same-site revenues to total reported revenues. Same-site revenues are adjusted to exclude revenues attributable to any billboards or transit agreements which were not in place for each of the years in their entirety, as a result of new acquisitions, new agreements, divestitures and nonrenewals.

Year Ended December 31,	2012	2011
Same-site revenues	$1,253.6	$1,217.0
Non-comparable revenues	31.0	60.1

Total revenues	$1,284.6	$1,277.1

Operating Expenses. For 2013, operating expenses decreased $13.2 million, or 2%, to $686.9 million from $700.1 million in 2012, and for 2012 increased $10.7 million, or 2%, to $700.1 million from $689.4 million in 2011.

The table below presents our operating expenses by type.

Year Ended December 31,	2013	2012	Increase/ (Decrease) 2013 vs. 2012		2011	Increase/ (Decrease) 2012 vs. 2011
Billboard property lease	$285.4	$279.0	$6.4	2%	$272.2	$6.8	2%
Transit franchise	197.1	203.8	(6.7)	(3)	208.1	(4.3)	(2)
Posting, maintenance and other site-related	195.6	207.8	(12.2)	(6)	198.5	9.3	5
Other	8.8	9.5	(.7)	(7)	10.6	(1.1)	(10)

Total operating expenses	$686.9	$700.1	$(13.2)	(2)	$689.4	$10.7	2

Billboard property lease expenses represented 42%, 40% and 39% of total operating expenses for 2013, 2012 and 2011, respectively. Billboard property lease expenses increased $6.4 million, or 2%, to $285.4 million in 2013 from $279.0 million in 2012, principally due to higher contractual rent from lease renewals and higher contingent rent expenses associated with increased billboard revenues. Billboard property lease expenses increased $6.8 million, or 2%, to $279.0 million in 2012 from $272.2 million in 2011, principally due to higher contingent rent expenses associated with the increase in billboard revenues. Billboard property lease expenses represented 31% of billboard revenues in each of 2013 and 2012, and represented 30% of billboard revenues in 2011.

Transit franchise expenses represented 29% of total operating expenses in each of 2013 and 2012, and represented 30% of total operating expenses for 2011. Transit franchise expenses decreased $6.7 million, or 3%, to $197.1 million in 2013 from $203.8 million in 2012, principally driven by cost reductions upon the renewal of a transit contract in Los Angeles at more favorable terms and the nonrenewal of several low margin and unprofitable transit agreements, mainly in Canada, partially offset by higher revenue-sharing expenses in the United States associated with the increase in the related transit and other revenues. For 2012, transit franchise expenses decreased $4.3 million, or 2%, to $203.8 million from $208.1 million in 2011, principally driven by the nonrenewal of the contract with the Toronto Transit Commission, partially offset by higher revenue-sharing expenses in the United States associated with the increase in transit and other revenues. Transit franchise expenses represented 62%, 64% and 63% of transit revenues in 2013, 2012 and 2011, respectively.

Posting, maintenance and other site-related expenses represented 28%, 30% and 29% of total operating expenses for 2013, 2012 and 2011, respectively. Posting, maintenance and other site-related expenses decreased $12.2 million, or 6%, to $195.6 million in 2013 from $207.8 million in 2012, principally due to a tax imposed on the billboard industry in Toronto, which resulted in a one-time retroactive payment of $7.9 million in 2012 and lower direct costs for compensation in 2013. For 2012, posting, maintenance and other site-related expenses increased $9.3 million, or 5%, to $207.8 million from $198.5 million in 2011, principally due to the aforementioned Toronto billboard tax which resulted in a $12.4 million expense in 2012. This increase was partially offset by cost decreases associated with foreign exchange rate changes.

Selling, General and Administrative Expenses. SG&A expenses represented 15% of revenues in 2013 and 14% of revenues in each of 2012 and 2011. SG&A expenses increased $18.0 million, or 10%, to $199.8 million in 2013 from $181.8 million in 2012, primarily reflecting professional fees of $7.3 million associated with matters related to our expected election and qualification to be taxed as a REIT, incremental costs of $5.2 million related to our preparation to operate as a stand-alone public company, and other increases in professional fees. For 2012, SG&A expenses increased $3.4 million, or 2%, to $181.8 million from $178.4 million in 2011, principally reflecting higher employee compensation expenses, including benefits.

Restructuring Charges. During 2012 and 2011, in efforts to reduce our cost structure, we recorded restructuring charges of $2.5 million and $3.0 million, respectively, primarily in the U.S. segment. The charges principally reflect severance costs associated with the elimination of positions across various departments. There were no restructuring charges in 2013.

Net (Gain) Loss on Dispositions. Net gain on dispositions in 2013 was $27.3 million, which included a gain of $9.8 million from the disposition of most of our billboards in Salt Lake City in exchange for billboards in New Jersey and a gain of $17.5 million associated with the disposition of our transit shelter operations in Los Angeles. During 2013, we sold 50% of our transit shelter operations in Los Angeles, and we and the buyer each subsequently contributed their respective 50% interests in these operations to a 50/50 joint venture they own together.

During 2012 and 2011, we recorded a net loss from dispositions of $2.2 million and $2.0 million, respectively.

Depreciation. For 2013, depreciation decreased $1.4 million, or 1%, to $104.5 million from $105.9 million in 2012. For 2012, depreciation decreased $3.1 million, or 3%, to $105.9 million from $109.0 million in 2011. Both of these decreases were principally driven by lower depreciation associated with disposed billboards.

Amortization. For 2013, amortization increased $0.4 million to $91.3 million from $90.9 million in 2012. For 2012, amortization decreased $12.0 million, or 12%, to $90.9 million from $102.9 million in 2011, principally a result of certain leasehold agreements becoming fully amortized. During 2013, 2012 and 2011, direct lease acquisition costs of $30.8 million, $31.4 million and $32.1 million, respectively, were capitalized and $30.9 million, $31.1 million and $32.1 million, respectively, were amortized.

Other Income (Expense), Net. For all the years presented “Other income (expense), net” primarily reflects foreign exchange gains and losses.

Provision for Income Taxes. Our income tax provisions as presented herein are calculated on a separate tax return basis, even though our U.S. operating results were included in the consolidated federal and certain state and local income tax returns of CBS. CBS manages its tax position for the benefit of the entire portfolio of its businesses and, as such, the assumptions, methodologies and calculations made for purposes of determining our tax provision and related tax accounts in the consolidated financial statements herein may differ from those made by CBS and, in addition, are not necessarily reflective of the tax strategies that we would have followed as a separate stand-alone company.

The provision for income taxes represents federal, state, local and foreign income taxes on income before taxes and equity in earnings of investee companies. The provision for income taxes was $96.6 million in 2013, $89.0 million in 2012 and $87.8 million in 2011, reflecting an effective income tax rate of 40.7% in 2013, 44.5% in 2012 and 45.4% in 2011. The decrease in the effective tax rate for 2013 was primarily driven by lower state taxes resulting from changes in state tax legislation.

Equity in Earnings of Investee Companies, Net of Tax. Equity in earnings of investee companies, net of tax of $2.5 million in 2013, $2.2 million for 2012 and $1.7 million for 2011 reflects our share of the operating results of our 50% owned joint ventures, which consists of two out-of-home advertising companies that operate transit shelters in Los Angeles and Vancouver.

Net Income. We reported net income of $143.5 million in 2013, $113.4 million in 2012 and $107.1 million in 2011. The increases in net income were mainly driven by revenue growth.

Segment Results of Operations—For the Years Ended December 31, 2013, 2012 and 2011

We present Adjusted OIBDA as the primary measure of profit and loss for our operating segments in accordance with FASB guidance for segment reporting.

The following tables present our revenues, Adjusted OIBDA, operating income (loss) and depreciation and amortization by segment, for each of the years ended December 31, 2013, 2012 and 2011.

Year Ended December 31,	2013	2012	2011
Revenues:
United States	$1,130.1	$1,098.6	$1,051.5
International	163.9	186.0	225.6

Total revenues	$1,294.0	$1,284.6	$1,277.1

Adjusted OIBDA:
United States	$406.4	$385.4	$364.7
International	29.1	30.5	57.2
Corporate	(20.7)	(7.5)	(7.6)

Total Adjusted OIBDA	414.8	408.4	414.3
Stock-based compensation(a)	(7.5)	(5.7)	(5.0)
Restructuring charges	—	(2.5)	(3.0)
Net gain (loss) on dispositions	27.3	(2.2)	(2.0)
Depreciation	(104.5)	(105.9)	(109.0)
Amortization	(91.3)	(90.9)	(102.9)

Operating income	238.8	201.2	192.4
Other income (expense), net	(1.2)	(1.0)	0.8

Income before income taxes and equity in earnings of investee companies	237.6	200.2	193.2
Provision for income taxes	(96.6)	(89.0)	(87.8)
Equity in earnings of investee companies, net of tax	2.5	2.2	1.7

Net income	$143.5	$113.4	$107.1

Year Ended December 31,	2013	2012	2011
Operating income (loss):
United States	$267.1	$216.4	$192.2
International	(0.1)	(2.0)	12.8
Corporate	(28.2)	(13.2)	(12.6)

Total operating income	$238.8	$201.2	$192.4

Year Ended December 31,	2013	2012	2011
Depreciation and amortization:
United States	$166.8	$165.6	$168.2
International	29.0	31.2	43.7

Total depreciation and amortization	$195.8	$196.8	$211.9

(a)	Stock-based compensation is classified as a corporate expense.

United States. Our U.S. segment contributed 87% to total revenues in 2013, 86% to total revenues in 2012 and 82% to total revenues in 2011.

2013 vs. 2012

Year Ended December 31,	2013	2012
Same-site revenues	$1,112.8	$1,083.2
Non-comparable revenues	17.3	15.4

Total revenues	1,130.1	1,098.6
Operating and SG&A expenses	(723.7)	(713.2)
Adjusted OIBDA	406.4	385.4
Restructuring charges	—	(1.8)
Net gain (loss) on dispositions	27.5	(1.6)
Depreciation and amortization	(166.8)	(165.6)

Operating income	$267.1	$216.4

For 2013, total U.S. revenues increased $31.5 million, or 3%, to $1.13 billion from $1.10 billion in 2012. Revenues from U.S. billboards increased $25.9 million, or 3%, to $796.6 million in 2013 from $770.7 million in 2012, reflecting growth attributable to the conversion of traditional static billboard displays to digital billboard displays, and an increase in average rates. Total revenue growth was led by increases from the New York City and San Francisco markets, which increased 3% and 10%, respectively. Revenues generated from billboard displays that were digital at December 31, 2013 were $72.7 million in 2013, an increase of $12.3 million, or 20%, compared with revenues on the same billboard displays (whether static or digital) in 2012. At December 31, 2013, there were 373 digital billboard displays in the United States, compared to 277 at December 31, 2012. Transit and other revenues in the United States increased $5.6 million, or 2%, to $333.5 million in 2013 from $327.9 million in 2012, reflecting an increase in average rates.

For 2013, U.S. operating and SG&A expenses increased $10.5 million, or 1%, to $723.7 million from $713.2 million in 2012. U.S. billboard property lease costs increased 4%, primarily reflecting higher contingent rent associated with the increase in revenues and higher contractual rent from lease renewals. U.S. transit franchise expenses decreased 2%, primarily reflecting cost reductions upon the renewal of a transit contract in Los Angeles at more favorable terms, partially offset by higher revenue-sharing expense associated with the increase in transit and other revenues. In the United States, billboard property lease expenses represented 29% and 30% of billboard revenues in 2013 and 2012, respectively, and transit franchise expenses represented 64% and 66% of transit revenues in 2013 and 2012, respectively.

For 2013, U.S. Adjusted OIBDA increased $21.0 million, or 5%, to $406.4 million from $385.4 million in 2012 and the Adjusted OIBDA margin increased to 36% in 2013 from 35% in 2012. Net gain on dispositions in 2013 was $27.5 million, which included a gain of $9.8 million from the disposition of most of our billboards in Salt Lake City in exchange for billboards in New Jersey and $17.5 million associated with the disposition of our transit shelter operations in Los Angeles. During 2013, we sold 50% of our transit shelter operations in Los Angeles, and we and the buyer each subsequently contributed our respective 50% interests in these operations to a 50/50 joint venture we own together.

2012 vs. 2011

Year Ended December 31,	2012	2011
Same-site revenues	$1,075.1	$1,032.4
Non-comparable revenues	23.5	19.1

Total revenues	1,098.6	1,051.5
Operating and SG&A expenses	(713.2)	(686.8)

Adjusted OIBDA	385.4	364.7
Restructuring charges	(1.8)	(2.2)
Net loss on dispositions	(1.6)	(2.1)
Depreciation and amortization	(165.6)	(168.2)

Operating income	$216.4	$192.2

For 2012, total U.S. revenues increased $47.1 million, or 4%, to $1.10 billion from $1.05 billion in 2011, primarily reflecting the conversion of additional traditional static billboard displays to digital billboard displays, which generate more revenues than traditional static billboard displays, and improvement in the economy. Total revenue growth was led by increases in our two largest markets, New York City and Los Angeles, which increased 11% and 4%, respectively. Revenues from U.S. billboards increased $23.9 million, or 3%, to $770.7 million in 2012 from $746.8 million in 2011, reflecting higher pricing and occupancy rates and growth attributable to an increase in the number of digital billboard displays to 277 at December 31, 2012 from 173 at December 31, 2011. Revenues generated from billboard displays that were digital at December 31, 2012 were $57.4 million for 2012, an increase of $14.6 million, or 34%, compared to revenues on the same billboard displays (whether static or digital) for the comparable prior-year period. Transit and other revenues in the United States increased $23.2 million, or 8%, to $327.9 million in 2012 from $304.7 million in 2011, principally driven by new contracts with the New York MTA to operate certain digital displays in New York City and an increase in occupancy.

For 2012, U.S. operating and SG&A expenses increased $26.4 million, or 4%, to $713.2 million from $686.8 million in 2011. U.S. billboard property lease costs increased 3%, primarily reflecting higher contingent rent expenses associated with the increase in billboard revenues. U.S. transit franchise expenses increased 9%, primarily reflecting higher revenue sharing expenses in the United States associated with the increase in the related transit and other revenues. In the United States, billboard property lease expenses represented 30% of billboard revenues in each of 2012 and 2011, and transit franchise expenses represented 66% and 65% of transit revenues in 2012 and 2011, respectively.

For 2012, U.S. Adjusted OIBDA increased $20.7 million, or 6%, to $385.4 million from $364.7 million in 2011 primarily driven by the aforementioned revenue growth. For the U.S., the Adjusted OIBDA margin was 35% in each of 2012 and 2011.

International. Our international segment contributed 13% to total revenues in 2013, 14% to total revenues in 2012 and 18% to total revenues in 2011.

2013 vs. 2012

Year Ended December 31,	2013	2012
Same-site revenues	$163.9	$178.3
Non-comparable revenues	—	7.7

Total revenues	163.9	186.0
Operating and SG&A expenses	(134.8)	(155.5)

Adjusted OIBDA	29.1	30.5
Restructuring charges	—	(0.7)
Net loss on dispositions	(0.2)	(0.6)
Depreciation and amortization	(29.0)	(31.2)

Operating loss	$(0.1)	$(2.0)

For 2013, total International revenues decreased $22.1 million, or 12%, to $163.9 million from $186.0 million in 2012. In constant dollars, which reflects revenues for the prior-year period translated based on foreign exchange rates during the current year period, total International revenues decreased 10%. Same-site revenues for our International segment decreased 8%, reflecting a decline in Canada associated with the residual impact from the nonrenewal of transit contracts in prior periods and lower political advertising revenues in Mexico due to the presidential election in 2012.

For 2013, International operating and SG&A expenses decreased $20.7 million, or 13%, to $134.8 million from $155.5 million in 2012, primarily driven by lower expenses from the nonrenewal of several low-margin and unprofitable contracts, a tax imposed on the billboard industry in Toronto, which included a one-time retroactive payment of $7.9 million in 2012, and the effect of foreign exchange rates.

For 2013, International Adjusted OIBDA decreased $1.4 million, or 5%, to $29.1 million from $30.5 million in 2012, driven by the decline in same-site revenues partially offset by the aforementioned impact from the tax imposed on the billboard industry in Toronto.

2012 vs. 2011

Year Ended December 31,	2012	2011
Same-site revenues	$178.5	$184.6
Non-comparable revenues	7.5	41.0

Total revenues	186.0	225.6
Operating and SG&A expenses	(155.5)	(168.4)

Adjusted OIBDA	30.5	57.2
Restructuring charges	(0.7)	(0.8)
Net (loss) gain on dispositions	(0.6)	0.1
Depreciation and amortization	(31.2)	(43.7)

Operating income (loss)	$(2.0)	$12.8

For 2012, total International revenues decreased $39.6 million, or 18%, to $186.0 million from $225.6 million in 2011 principally reflecting the nonrenewal of contracts in Canada, primarily with the Toronto Transit Commission, and the negative impact of foreign exchange rate changes. In constant dollars, total International revenues decreased 15%. Same-site revenues for our International segment decreased 3% reflecting the negative impact of foreign exchange rate changes.

For 2012, International operating and SG&A expenses decreased $12.9 million, or 8%, to $155.5 million from $168.4 million in 2011, principally reflecting cost decreases from the nonrenewal of transit contracts in Canada and the effect of foreign exchange rate changes, partially offset by a tax imposed on the outdoor billboard industry in Toronto which resulted in a $12.4 million payment in 2012, including a one-time retroactive payment of $7.9 million.

For 2012, International Adjusted OIBDA decreased $26.7 million, or 47%, to $30.5 million from $57.2 million in 2011, principally driven by the nonrenewal of transit contracts and the aforementioned tax imposed on the billboard industry in Toronto. International depreciation and amortization decreased $12.5 million to $31.2 million in 2012 from $43.7 million in 2011, principally resulting from certain leasehold agreements becoming fully amortized.

Corporate. Corporate expenses primarily include expenses associated with employees who provide centralized services. Corporate expenses, excluding stock-based compensation were $20.7 million for 2013, $7.5 million for 2012 and $7.6 million for 2011. The increase in corporate expenses in 2013 was primarily due to higher professional fees, which included professional fees of $7.3 million associated with matters related to our expected election and qualification to be taxed as a REIT, incremental costs of $5.2 million related to our preparation to operate as a stand-alone public company and higher employee compensation expenses, including benefits.

Quarterly Financial Data

Our revenues and profits experience seasonality due to seasonal advertising patterns and influences on advertising markets. Typically, our revenues and profits are highest in the fourth quarter, during the holiday shopping season, and lowest in the first quarter, as advertisers cut back on spending following the holiday shopping season.

The following tables present our quarterly results, by segment, for the years ended December 31, 2013 and 2012.

2013	First Quarter		Second Quarter		Third Quarter	Fourth Quarter		Total Year
Revenues:
United States	$245.2		$285.9		$296.5	$302.5		$1,130.1
International	34.0		46.8		41.7	41.4		163.9

Total revenues	$279.2		$332.7		$338.2	$343.9		$1,294.0

Adjusted OIBDA:
United States	$80.1		$106.5		$113.6	$106.2		$406.4
International	0.6		11.5		7.9	9.1		29.1
Corporate	(5.3)		(4.9)		(5.4)	(5.1)		(20.7)

Total Adjusted OIBDA	75.4		113.1		116.1	110.2		414.8
Stock-based compensation Net gain (loss) on dispositions	(1.6 9.8	) (a)	(1.6 (0.1	) )	(2.6 0.1)	(1.7 17.5	) (b)	(7.5 27.3)
Depreciation	(26.0)		(25.9)		(26.4)	(26.2)		(104.5)
Amortization	(22.9)		(22.7)		(22.6)	(23.1)		(91.3)

Total operating income	$34.7		$62.8		$64.6	$76.7		$238.8

Operating income (loss):
United States	$48.2		$65.2		$72.0	$81.7		$267.1
International	(6.6)		4.1		0.6	1.8		(0.1)
Corporate	(6.9)		(6.5)		(8.0)	(6.8)		(28.2)

Total operating income	$34.7		$62.8		$64.6	$76.7		$238.8

Net income	$19.9		$36.4		$37.2	$50.0		$143.5

(a)	During the first quarter of 2013, we exchanged most of our billboards in Salt Lake City for billboards in New Jersey, resulting in a gain of $9.8 million.
(b)	During the fourth quarter of 2013, we sold 50% of our transit shelter operations in Los Angeles, and we and the buyer each subsequently contributed our respective 50% interests in these operations to a 50/50 joint venture we own together. This transaction resulted in a gain of $17.5 million.

2012	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Revenues:
United States	$244.6	$281.7	$284.9	$287.4	$1,098.6
International	41.3	49.7	46.6	48.4	186.0

Total revenues	$285.9	$331.4	$331.5	$335.8	$1,284.6

Adjusted OIBDA:
United States	$76.7	$101.9	$108.1	$98.7	$385.4
International	5.9	13.3	11.0	0.3	30.5
Corporate	(1.7)	(1.6)	(2.0)	(2.2)	(7.5)

Total Adjusted OIBDA	80.9	113.6	117.1	96.8	408.4
Restructuring charges	—	(0.5)	(1.9)	(0.1)	(2.5)
Stock-based compensation	(1.3)	(1.5)	(1.5)	(1.4)	(5.7)
Net loss on dispositions	(0.8)	(0.7)	(0.3)	(0.4)	(2.2)
Depreciation	(26.5)	(26.8)	(26.7)	(25.9)	(105.9)
Amortization	(22.1)	(22.8)	(23.0)	(23.0)	(90.9)

Total operating income	$30.2	$61.3	$63.7	$46.0	$201.2

Operating income (loss):
United States	$35.1	$59.3	$64.5	$57.5	$216.4
International	(1.9)	5.1	2.7	(7.9)	(2.0)
Corporate	(3.0)	(3.1)	(3.5)	(3.6)	(13.2)

Total operating income	$30.2	$61.3	$63.7	$46.0	$201.2

Net income	$18.7	$37.2	$38.7	$18.8	$113.4

Financial Position

December 31, 2013 vs. December 31, 2012. Current assets increased by $2.2 million, reflecting a $9.6 million higher cash balance, which was partially offset by a decrease in other prepaid expenses of $6.3 million. The allowance for doubtful accounts as a percentage of receivables decreased to 8.1% at December 31, 2013 from 9.9% at December 31, 2012, reflecting the write-off of certain receivables in litigation. Of the total allowance of $15.7 million at December 31, 2013 and $19.3 million at December 31, 2012, $7.5 million and $10.9 million, respectively, was recorded to fully reserve receivables in litigation, which often take many years to resolve. For those receivables not in litigation, the balance of the allowance was 4.2% of such gross receivables at December 31, 2013 and 4.3% at December 31, 2012.

Net property and equipment, which is mainly comprised of advertising structures, decreased by $52.5 million to $755.4 million at December 31, 2013 from $807.9 million at December 31, 2012, primarily reflecting depreciation expense of $104.5 million and foreign currency translation adjustments, partially offset by capital expenditures of $58.2 million and the acquisition of billboards in New Jersey.

Our intangible assets are primarily comprised of acquired permit and leasehold agreements and franchise agreements which grant us the right to operate out-of-home structures in specified locations and the right to provide advertising space on railroad and municipal transit properties. Intangible assets of $364.4 million at December 31, 2013 decreased $55.6 million from $420.0 million at December 31, 2012, primarily reflecting amortization expense, partially offset by the acquisition of billboards in New Jersey.

Current liabilities increased by $6.6 million to $212.2 million at December 31, 2013 from $205.6 million at December 31, 2012, primarily due to an increase in accounts payable and deferred revenues, partially offset by lower accrued compensation reflecting the timing of payments.

Cash Flows

We have revised the previously reported condensed consolidated Statement of Cash Flows for the nine months ended September 30, 2013 and for the years ended December 31, 2013, 2012 and 2011. In prior periods, non-cash purchases of property and equipment were previously included within capital expenditures. The revision increased Net cash used in investing activities and increased Net cash provided by operating activities by $13.8 million for the nine months ended September 30, 2013. The revision increased Net cash used in investing activities and increased Net cash provided by operating activities by $2.7 million for the year ended December 31, 2013, and decreased Net cash used in investing activities and decreased Net cash provided by operating activities by $5.4 million, and $2.0 million for the years ended December 31, 2012 and 2011, respectively. We do not believe that these misclassifications were material to the previously reported interim or annual financial statements. The above adjustments had no effect on previously reported Statements of Operations, Statements of Financial Position or Statements of Invested Equity/Stockholders’ Equity. The impacted prior periods will be revised as they are presented in future filings.

Prior to the incurrence of $1.6 billion of debt on January 31, 2014, we participated in CBS’s centralized cash management system. Under this system, on a daily basis, any excess cash we generated was automatically transferred to CBS and any additional daily cash flow needs were funded by CBS. As such, CBS benefited from the positive cash flow we generated, and CBS also provided us with sufficient daily liquidity to fund our ongoing cash needs. As a result, we have historically required minimal cash on hand. On January 31, 2014, our participation in CBS’s centralized cash management system ceased. See “—Liquidity and Capital Resources.”

Nine Months Ended September 30, 2014 vs. Nine Months Ended September 30, 2013

The following table sets forth our cash flows in the nine months ended September 30, 2014 and 2013.

	Nine Months Ended September 30,
	2014	2013	% change
(in millions, except percentages)	(unaudited)
Cash provided by operating activities	$184.5	$178.7	3%
Cash used for investing activities	(41.3)	(41.1)	—
Cash provided by (used for) financing activities	100.4	(133.1)	*
Effect of exchange rate changes on cash and cash equivalents	(1.2)	(0.6)	100

Net increase (decrease) to cash and cash equivalents	$242.4	$3.9	*

*	Calculation is not meaningful.

Operating Activities. Cash provided by operating activities increased $5.8 million in the nine months ended September 30, 2014, compared to the same prior-year period, principally driven by interest accrued on the 2014 debt borrowings and the timing of tax payments, partially offset by lower net income.

Prior to the Separation, we were a part of the consolidated federal and certain state and local income tax returns filed by CBS. Our assumed income tax payments reflected in the Condensed Consolidated Statements of

Cash Flows were prepared as if these amounts were calculated on a separate tax return basis, with us as the taxpayer. After the Separation, we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes for the tax year commencing July 17, 2014, and ending December 31, 2014. Assumed cash payments for income taxes were $31.4 million in the nine months ended September 30, 2014. Assumed cash payments for income taxes of $75.3 million in the nine months ended September 30, 2013, include operating cash taxes of $80.8 million, offset by excess tax benefits from stock-based compensation of $5.5 million, which are presented as cash flows from financing activities.

Investing Activities. Cash used for investing activities increased $0.2 million in the nine months ended September 30, 2014, compared to the same prior-year period. In the nine months ended September 30, 2014, we incurred $43.6 million in capital expenditures and received $2.3 million in proceeds from dispositions. In the nine months ended September 30, 2013, we incurred $41.5 million in capital expenditures and received proceeds from dispositions of $11.1 million, which was partially offset by payments for acquisitions of $10.7 million related to the disposition of most of our billboards in Salt Lake City in exchange for billboards in New Jersey.

The following table presents our capital expenditures in the nine months ended September 30, 2014 and 2013.

	Nine Months Ended September 30,
(in millions, except percentages)	2014	2013	% change
Growth	$28.2	$27.3	3%
Maintenance	15.4	14.2	8

Total capital expenditures	$43.6	$41.5	5

Capital expenditures increased $2.1 million, or 5%, in the nine months ended September 30, 2014, compared to the same prior-year period, driven by growth in digital billboard displays and increased investments in information technology.

For the full year of 2014, we expect our capital expenditures to be approximately $65.0 million, which will be used primarily for growth in digital billboard displays, to improve the quality or extend the life of our U.S. billboards, to change our imprints in connection with our new brand “OUTFRONT media” and to renovate certain office facilities.

Financing Activities. Cash provided by financing activities was $100.4 million in the nine months ended September 30, 2014, compared to Cash used for financing activities of $133.1 million in the same prior-year period. In the nine months ended September 30, 2014, we retained $100.0 million related to our IPO in the second quarter of 2014, retained $50.0 million related to the incurrence of $1.6 billion of indebtedness on January 31, 2014, received $39.8 million of net capital contributions from CBS and paid dividends of $88.8 million. In the nine months ended September 30, 2013, we made a net capital distribution to CBS of $138.6 million, which was partially offset by an excess tax benefit from stock-based compensation of $5.5 million.

Year Ended December 31, 2013 vs. December 31, 2012 and December 31, 2012 vs. December 31, 2011

In 2013, cash and cash equivalents increased by $9.6 million to $29.8 million at December 31, 2013; in 2012, cash and cash equivalents decreased by $17.4 million to $20.2 million at December 31, 2012; and in 2011, cash and cash equivalents increased by $18.6 million to $37.6 million at December 31, 2011. The changes in cash and cash equivalents were as follows:

Year Ended December 31,	2013	2012	2011
Cash provided by operating activities	$281.1	$305.9	$340.1
Cash used for investing activities	(43.7)	(48.1)	(50.7)
Cash used for financing activities	(227.0)	(277.0)	(267.3)
Effect of exchange rate changes on cash and cash equivalents	(0.8)	1.8	(3.5)

Net (decrease) increase in cash and cash equivalents	$9.6	$(17.4)	$18.6

Operating Activities. In 2013, cash provided by operating activities decreased $24.8 million to $281.1 million from $305.9 million in 2012. This decrease was principally driven by lower collections, mainly in international regions resulting from a decrease in revenues and the timing of collections, as well as higher operating cash taxes due to an increase in domestic pre-tax income. In 2012, cash provided by operating activities decreased $34.2 million to $305.9 million from $340.1 million in 2011, as the increase in operating income was more than offset by higher assumed income tax payments.

Assumed cash payments for income taxes of $112.8 million, $96.5 million and $50.9 million in 2013, 2012 and 2011, respectively, include operating cash taxes of $118.6 million, $99.4 million and $53.2 million, respectively, offset by excess tax benefits from stock-based compensation of $5.8 million, $2.9 million and $2.3 million, respectively, which are presented as cash flows from financing activities. For 2013, assumed cash payments for income taxes increased $16.3 million to $112.8 million from $96.5 million in 2012, principally driven by an increase in domestic pre-tax income. For 2012, assumed cash payments for income taxes increased $45.6 million to $96.5 million from $50.9 million in 2011, principally driven by an increase in domestic pre-tax income and a lower tax deduction for capital expenditures due to the expiration of a tax regulation that provided for a 100% upfront deduction for qualified capital expenditures.

Investing Activities. In 2013, cash used for investing activities of $43.7 million consisted of payments for acquisitions of $11.5 million, mainly for billboards and intangible assets in New Jersey, and capital expenditures of $60.9 million, partially offset by proceeds from dispositions of $28.7 million, mainly from the disposition of billboards in Salt Lake City and the sale of 50% of our transit shelter operations in Los Angeles. In 2012, cash used for investing activities of $48.1 million primarily includes capital expenditures of $48.2 million. In 2011, cash used for investing activities of $50.7 million principally reflected capital expenditures of $43.6 million and acquisitions of $7.9 million, primarily for permit and leasehold agreements.

The following table presents our capital expenditures.

Year Ended December 31,	2013	2012	2011
Growth	$37.2	$34.2	$28.2
Maintenance	23.7	14.0	15.4

Total capital expenditures	$60.9	$48.2	$43.6

For 2013, capital expenditures increased $12.7 million to $60.9 million from $48.2 million in 2012, due primarily to additional expenditures to improve the quality or extend the lives of our U.S. billboards and other fixed assets. For 2012, capital expenditures increased $8.0 million to $48.2 million from $43.6 million in 2011, principally driven by growth associated with the conversion of additional traditional static billboards to digital billboards.

For 2014, we expect our capital expenditures to be approximately $65.0 million. The increase over 2013 will primarily be driven by growth in digital billboard displays.

Financing Activities. Cash used for financing activities of $227.0 million in 2013, $277.0 million in 2012 and $267.3 million in 2011, principally reflected net cash distributions to CBS of $232.6 million, $279.7 million and $269.4 million, respectively.

Liquidity and Capital Resources

	As of
(in millions, except percentages)	September 30, 2014	December 31, 2013	% Change
Assets:
Cash and cash equivalents	$272.2	$29.8	* %
Receivables, less allowance ($14.9 in 2014 and $15.7 in 2013)	175.6	178.8	(2)
Deferred income tax assets, net	2.0	24.5	(92)
Prepaid lease and transit franchise costs	75.9	62.7	21
Other prepaid expenses	22.7	15.5	46
Other current assets	12.4	5.9	110

Total current assets	$560.8	$317.2	77

Liabilities:
Accounts payable	$54.3	$80.0	(32)
Accrued compensation	28.4	28.2	1
Accrued interest	28.4	0.1	*
Accrued lease costs	18.1	17.7	2
Other accrued expenses	42.6	37.7	13
Deferred revenues	25.7	22.9	12
Other current liabilities	40.4	25.6	58

Total current liabilities	$237.9	$212.2	12

Working capital	$322.9	$105.0	*

*	Calculation is not meaningful.

We generated cash flows from operating activities of $281.1 million in 2013, $305.9 million in 2012, $340.1 million in 2011 and $184.5 million for the nine months ended September 30, 2014. We continually project anticipated cash requirements for our operating, investing and financing needs as well as cash flows generated from operating activities available to meet these needs. Our short-term cash requirements primarily include payments for operating leases, franchise rights, capital expenditures, interest and dividends. Funding for short-term cash needs will come primarily from our cash on hand, operating cash flows and borrowing capacity under our Revolving Credit Facility. Additionally, our short-term cash requirements will also include the E&P Purge. Funding for the cash portion of the E&P Purge will come from the $100.0 million retained by us from our IPO proceeds and $9.5 million to be transferred to us from CBS to cover the higher final cash amount due.

In addition, as part of our growth strategy, we frequently evaluate strategic opportunities to acquire new businesses and assets. Consistent with this strategy, we regularly evaluate potential acquisitions, ranging from small “tuck-in” transactions to larger acquisitions, which transactions could be funded through cash on hand, additional borrowings, equity or other securities, or some combination thereof. On October 1, 2014, we completed the Acquisition. The Acquisition was funded with the net proceeds from the issuance and sale of the

New Senior Notes and cash on hand. In the second quarter of 2014, we announced an agreement for a “tuck-in” acquisition of advertising structures in the city of Chicago, Illinois, and the surrounding metropolitan area. We completed this transaction and three smaller tuck-in acquisitions during the fourth quarter of 2014, and expect to close an additional smaller tuck-in acquisition during the first quarter of 2015 for a total purchase price of approximately $20.0 million.

Our long-term cash needs include principal payments on outstanding indebtedness. Funding for long-term cash needs will come from our cash on hand, operating cash flows, our ability to issue debt and equity securities, and borrowing capacity under our Revolving Credit Facility.

As of September 30, 2014, we had indebtedness of $1.6 billion. On October 1, 2014, in connection with the Acquisition, we incurred additional indebtedness of $600.0 million.

Historically, we participated in CBS’s centralized cash management system. Under this system, on a daily basis, any excess cash we generated was automatically transferred to CBS and any additional daily cash flow needs were funded by CBS. As such, CBS benefited from the positive cash flow we generated, and CBS also provided us with sufficient daily liquidity to fund our ongoing cash needs. As a result, we have historically required minimal cash on hand. As of January 31, 2014, such participation ceased.

On April 2, 2014, we completed an IPO of 23,000,000 shares of our common stock, including 3,000,000 shares of our common stock sold pursuant to the underwriters’ option to purchase additional shares, at a price of $28.00 per share for total net proceeds, after underwriting discounts and commissions, of $615.0 million. Of the total net proceeds, $515.0 million was transferred to a wholly owned subsidiary of CBS as partial consideration for the contribution of the entities comprising CBS’ Outdoor Americas operating segment to us. The remaining $100.0 million was retained by us and will be applied to the cash portion of the E&P Purge to our stockholders.

On October 29, 2014, we announced that our board of directors approved a quarterly dividend of $0.37 per share. The dividend was paid on December 15, 2014, to stockholders of record of our common stock on November 18, 2014.

On April 28, 2014, we announced that our board of directors had authorized a quarterly cash dividend of $0.37 per share on our common stock, which was paid on June 30, 2014 to stockholders of record at the close of business on June 9, 2014. On August 6, 2014, we announced that our board of directors had authorized a quarterly cash dividend of $0.37 per share on our common stock, payable on September 30, 2014 to stockholders of record at the close of business on September 9, 2014. On October 29, 2014, we announced that our board of directors had authorized a quarterly cash dividend $0.37 per share on our common stock, which was paid on December 15, 2014 to stockholders of record at the close of business on November 18, 2014. On October 29, 2014, our board of directors approved the E&P Purge, comprised of a special dividend of approximately $547.7 million, or $4.56 per share of common stock outstanding on the record date. The special dividend is payable on December 31, 2014, to stockholders of record on November 20, 2014. Stockholders had the right to elect to receive the special dividend in the form of either cash or shares of our common stock, however the aggregate amount of cash to be distributed will be $109.5 million, or 20% of the special dividend, with the balance of the special dividend payable in the form of common stock. Those electing cash will receive $1.34 in cash plus 0.1216 shares of our common stock, per share of common stock held on the record date, which together represents $4.56 per share of common stock. Those electing stock or not making an election will receive 0.1722 shares of our common stock, per share of common stock held on the record date, which represents $4.56 per share of common stock. We will issue approximately 16.5 million new shares of our common stock on December 31, 2014 in connection with the special dividend. The number of shares to be issued was determined based on the volume weighted average price of our common stock for the three trading days commencing on December 16, 2014, or $26.4974 per share. As stated in “—Our Initial Public Offering”, a portion ($100.0 million) of the IPO proceeds was retained by us and will be applied to the cash portion of the

E&P Purge. CBS will transfer the balance of the cash portion of the E&P Purge (approximately $9.5 million) to us prior to the special dividend to stockholders.

Debt

Long-term debt consists of the following:

	As of
(in millions, except percentages)	September 30, 2014	December 31, 2013
Term loan, due 2021	$798.2	$—
Senior unsecured notes:
5.250% Senior Notes, due 2022	400.0	—
5.625% Senior Notes, due 2024	400.0	—

Total senior unsecured notes	800.0	—

Total long-term debt	$1,598.2	$—

Weighted average cost of debt	4.2%	—%

Term Loan

On January 31, 2014, two of our wholly owned subsidiaries, Finance LLC and Finance Corp. borrowed $800.0 million under the Term Loan. The Senior Credit Facilities are governed by the Credit Agreement. The Term Loan is unconditionally guaranteed by us and our material existing and future direct and indirect wholly owned domestic subsidiaries (except the Borrowers), subject to certain exceptions. The Term Loan is secured, subject to certain exceptions, by substantially all of the assets of the Borrowers and the guarantors, including a first-priority pledge of all the capital stock of our subsidiaries directly held by the Borrowers and the guarantors under the Term Loan.

The Term Loan bears interest at a rate per annum equal to 2.25% plus the greater of the London Interbank Offered Rate (“LIBOR”) or 0.75%. The interest rate on the Term Loan was 3.00% per annum as of September 30, 2014. Interest on the term loan is payable at the end of each LIBOR period, but in no event less frequently than quarterly. The Term Loan was issued at a discount which we are amortizing through interest expense on the Consolidated Statement of Operations over the life of the Term Loan. As of September 30, 2014, $1.8 million remains unamortized.

Senior Unsecured Notes

On January 31, 2014, the Borrowers issued $400.0 million aggregate principal amount of 5.250% Senior Unsecured Notes due 2022 and $400.0 million aggregate principal amount of 5.625% Senior Unsecured Notes due 2024 (together, the “Senior Notes”) in a private placement. The Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company and each of its direct and indirect domestic subsidiaries that guarantee the Senior Credit Facilities. Interest on the Senior Notes is payable on May 15 and November 15 of each year.

On or after February 15, 2017, the Borrowers may redeem at any time, or from time to time, some or all of the 5.250% Senior Unsecured Notes due 2022, and on or after February 15, 2019, the Borrowers may also redeem at any time, or from time to time, some or all of the 5.625% Senior Unsecured Notes due 2024. Prior to such dates, the Borrowers may redeem some or all of the Senior Notes subject to a customary make-whole premium. In addition, prior to February 15, 2017, the Borrowers may redeem up to 35% of the aggregate principal amount of each series of Senior Notes with the proceeds of certain equity offerings.

Pursuant to a registration rights agreement dated January 31, 2014, we and the Borrowers have agreed to use commercially reasonable efforts to cause a registration statement to become effective with the SEC by January 31, 2015, related to an offer to exchange the Senior Notes for registered Senior Notes having substantially identical terms, or, in certain cases, to register the Senior Notes for resale. If we and the Borrowers do not register or exchange the Senior Notes pursuant to the terms of the registration rights agreement, the Borrowers will be required to pay additional interest to the holders of the Senior Notes under certain circumstances.

New Senior Unsecured Notes

On October 1, 2014, the Borrowers issued $150.0 million aggregate principal amount of 5.250% Senior Unsecured Notes due 2022 (the “New 2022 Senior Notes”) in a private placement. The New 2022 Senior Notes are of the same class and series as, and otherwise identical to, the 5.250% Senior Unsecured Notes due 2022 that were previously issued by the Borrowers on January 31, 2014. See “—Senior Unsecured Notes” above. Interest on the New 2022 Senior Notes is payable on May 15 and November 15 of each year, beginning on November 15, 2014. The New 2022 Senior Notes were issued at a discount of $0.8 million, which we will amortize through Interest expense on the Consolidated Statement of Operations over the life of the New 2022 Senior Notes.

On October 1, 2014, the Borrowers also issued $450.0 million aggregate principal amount of 5.875% Senior Unsecured Notes due 2025 (the “2025 Senior Notes” and, together with the “New 2022 Senior Notes,” the “New Senior Notes”) in a private placement. The New Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company and each of its direct and indirect wholly owned domestic subsidiaries that guarantee the Senior Credit Facilities. Interest on the 2025 Senior Notes is payable on March 15 and September 15 of each year, beginning on March 15, 2015.

On or after February 15, 2017, the Borrowers may redeem at any time, or from time to time, some or all of the New 2022 Senior Notes and on or after September 15, 2019, the Borrowers may redeem at any time, or from time to time, some or all of the 2025 Senior Notes. Prior to such dates, the Borrowers may redeem some or all of the New Senior Notes subject to a customary make-whole premium. In addition, prior to February 15, 2017, the Borrowers may redeem up to 35% of the aggregate principal amount of the New 2022 Senior Notes and prior to September 15, 2017, the Borrowers may redeem up to 35% of the aggregate principal amount of the 2025 Senior Notes with the proceeds of certain equity offerings.

Pursuant to a registration rights agreement dated October 1, 2014, we and the Borrowers have agreed to use commercially reasonable efforts to cause a registration statement to become effective with the SEC by October 1, 2015, related to an offer to exchange the New Senior Notes for registered New Senior Notes having substantially identical terms, or, in certain cases, to register the New Senior Notes for resale. If we and the Borrowers do not register or exchange the New Senior Notes pursuant to the terms of the registration rights agreement, the Borrowers will be required to pay additional interest to the holders of the New Senior Notes under certain circumstances.

Revolving Credit Facility

On January 31, 2014, the Borrowers also entered into a $425.0 million Revolving Credit Facility, which matures in 2019. Borrowing rates under the Revolving Credit Facility are based on LIBOR plus a margin based on our Consolidated Net Secured Leverage Ratio, which is the ratio of (i) our consolidated secured debt (less up to $150.0 million of unrestricted cash) to (ii) our Consolidated EBITDA (as defined in the Credit Agreement) for the trailing four consecutive quarters. Interest on the Revolving Credit Facility is payable at the end of each LIBOR period, but in no event less frequently than quarterly. The commitment fee based on the amount of unused commitments under the Revolving Credit Facility in the nine months ended September 30, 2014, was $1.4 million. As of September 30, 2014, there were no outstanding borrowings under the Revolving Credit Facility. As of September 30, 2014, we had issued letters of credit totaling approximately $20.5 million against the Revolving Credit Facility. The Revolving Credit Facility is unconditionally guaranteed by us and our material existing and future direct and indirect wholly owned domestic subsidiaries (except the Borrowers), subject to certain exceptions. The Revolving Credit Facility is secured, subject to certain exceptions, by substantially all of the assets of the Borrowers and the guarantors, including a first-priority pledge of all the capital stock of our subsidiaries directly held by the Borrowers and the guarantors under the Revolving Credit Facility.

The Credit Agreement contains certain customary affirmative and negative covenants. As of September 30, 2014, the terms of the Revolving Credit Facility require that as an entity being taxed as a REIT, we will be required to maintain a Maximum Consolidated Net Secured Leverage Ratio of no greater than 4.0 to 1.0. As of September 30, 2014, our Maximum Consolidated Net Secured Leverage Ratio was 1.6 to 1.0. The Credit Agreement requires, in connection with the incurrence of certain indebtedness, that we maintain a Consolidated Total Leverage Ratio, which is the ratio of our consolidated total debt to our Consolidated EBITDA for the trailing four consecutive quarters, of no greater than 6.0 to 1.0. As of September 30, 2014, our Consolidated Total Leverage Ratio was 3.9 to 1.0.

Letter of Credit Facility

On January 31, 2014, the Borrowers also entered into a letter of credit facility, pursuant to which we may obtain letters of credit from time to time in an aggregate outstanding face amount of up to $80.0 million. After the first year, the letter of credit facility will automatically extend for successive one-year periods unless either the Borrowers or the issuing bank under it elect not to extend it. The letter of credit facility is unconditionally guaranteed by us and our material existing and future direct and indirect wholly owned domestic subsidiaries (except the Borrowers), subject to certain exceptions, and is secured on an equal and ratable basis by the same collateral that secure the Senior Credit Facilities. The fee under the letter of credit facility in the nine months ended September 30, 2014, was immaterial. On October 1, 2014, we issued letters of credit totaling approximately $10.2 million related to operations of the Acquired Business against the letter of credit facility.

Deferred Financing Costs

We deferred $29.3 million in fees and expenses associated with the Senior Credit Facilities, and letter of credit facility, which are included in Other current assets and Other Assets on the Consolidated Statement of Financial Position. We are amortizing the deferred fees through Interest expense on the Consolidated Statement of Operations over the term of each debt facility.

On October 1, 2014, we deferred $10.8 million of fees and expenses associated with the New Senior Notes. We will amortize the deferred fees through Interest expense on the Consolidated Statement of Operations over the term of each debt facility. As of September 30, 2014, we had accrued $1.6 million of deferred financing costs associated with the New Senior Notes.

Use of Proceeds

On January 31, 2014, we transferred approximately $1.5 billion of the combined proceeds from the Term Loan and the existing notes to a wholly owned subsidiary of CBS, which is an amount equal to the net proceeds from the total indebtedness less $50.0 million, which remained with us for general corporate purposes.

The net proceeds from the issuance and sale of the New Senior Notes, together with cash on hand, were used to fund the Acquisition, which was completed on October 1, 2014.

Contractual Obligations

As of December 31, 2013, our significant contractual obligations and payments due by period were as follows:

	Payments Due by Period
(in millions)	Total	2014	2015-2016	2017-2018	2019 and thereafter
Guaranteed minimum franchise payments(a)	$331.3	$150.8	$119.9	$21.9	$38.7
Operating leases(b)	674.0	89.7	157.2	111.6	315.5

Total	$1,005.3	$240.5	$277.1	$133.5	$354.2

(a)	We have agreements with municipalities and transit operators which entitle us to operate advertising displays within their transit systems, including on the interior and exterior of rail and subway cars and buses, as well as on benches, transit shelters, street kiosks, and transit platforms. Under most of these franchise agreements, the franchisor is entitled to receive the greater of a percentage of the relevant revenues, net of agency fees, or a specified guaranteed minimum annual payment. Franchise rights are generally paid monthly, or in some cases upfront at the beginning of the year.
(b)	Consists of noncancellable operating leases with terms in excess of one year for billboard sites, office space and equipment. Total future minimum payments of $674.0 million include $636.0 million for our billboard sites.

The above table excludes $4.0 million of reserves for uncertain tax positions and the related accrued interest and penalties, as we cannot reasonably predict the amount of and timing of cash payments related to this obligation.

In 2014, we expect to contribute $2.0 million to our pension plans. Contributions to our pension plans were $3.8 million in 2013, $4.1 million in 2012 and $2.9 million in 2011.

In addition, as a result of the Formation Borrowings, we incurred long-term debt of $1.6 billion. The following table presents principal and interest payments related to this debt due by period. Interest on the Term Loan is variable. For illustrative purposes, we are assuming an interest rate of 3% is assumed for all periods, which reflects the interest rate at September 30, 2014. An increase or decrease of 1/8% in the interest rate will change the annual interest expense by $1.0 million.

	Payments Due by Period
(in millions)	Total	2014	2015-2016	2017-2018	2019 and thereafter
Long-term debt	$1,600.0	$—	$—	$—	$1,600.0
Interest payments	563.3	52.6	135.7	135.7	239.3

Total	$2,163.3	$52.6	$135.7	$135.7	$1,839.3

Off-Balance Sheet Arrangements

We have indemnification obligations with respect to letters of credit and surety bonds primarily used as security against non-performance in the normal course of business. The outstanding letters of credit and surety bonds approximated $99.3 million as of September 30, 2014, of which none was indemnified by CBS, and $78.3 million as of December 31, 2013, all of which was indemnified by CBS, and were not recorded on the Consolidated Statements of Financial Position.

Critical Accounting Policies

The preparation of our financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. On an ongoing basis, we evaluate these estimates, which are based on historical experience and on various assumptions that we believe are reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of revenues and expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions.

We consider the following accounting policies to be the most critical as they are significant to its financial condition and results of operations, and require significant judgment and estimates on the part of management in their application. For a summary of our significant accounting policies see the notes to the consolidated financial statements.

•	Goodwill. We test goodwill for impairment on an annual basis and between annual tests should factors or indicators become apparent that would require an interim test. Goodwill is tested for impairment at the reporting-unit level. Each of our segments consists of two reporting units.

The first step of the goodwill impairment test examines whether the carrying value of a reporting unit exceeds its fair value. We compute the estimated fair value of each reporting unit by adding the present value of the estimated annual cash flows over a discrete projection period to the residual value of the business at the end of the projection period. This technique requires us to use significant estimates and assumptions such as growth rates, operating margins, capital expenditures and discount rates. The estimated growth rates, operating margins and capital expenditures for the projection period are based on our internal forecasts of future performance as well as historical trends. The residual value is estimated based on a perpetual nominal growth rate, which is based on projected long-range inflation and long-term industry projections. The discount rates are determined based on the average of the weighted average cost of capital of comparable entities. A downward revision of these assumptions would decrease the fair values of our reporting units. If the fair value of a reporting unit falls below its carrying value, we would then perform the second step of the goodwill impairment test to determine the amount of any noncash impairment charge. Such a charge could have a material effect on the statement of operations and balance sheet.

Based on our most recent impairment test, one reporting unit, with a goodwill balance of $37.4 million at December 31, 2013, had an estimated fair value that exceeded its carrying value by 16%. The fair value of each of the remaining three reporting units exceeded their respective carrying values by 20% or more.

•	Long-lived Assets. We report long-lived assets, including billboard advertising structures, other property, plant and equipment and intangible assets, at historical cost less accumulated depreciation and amortization. We depreciate or amortize these assets over their estimated useful lives, which generally range from five to 40 years. For billboard advertising structures, we estimate the useful lives based on the estimated economic life of the asset. Transit fixed assets are depreciated over the shorter of their estimated useful lives or the related contractual term. Our long-lived identifiable intangible assets primarily consist of acquired permits and leasehold agreements and franchise agreements, which grant us the right to operate out-of-home advertising structures in specified locations and the right to provide advertising displays on railroad and municipal transit properties. Our long-lived identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives, which is the respective life of the agreement and in some cases includes an estimation for renewals, which is based on historical experience.

Long-lived assets subject to depreciation and amortization are also reviewed for impairment when events and circumstances indicate that the long-lived asset might be impaired, by comparing the forecasted undiscounted cash flows to be generated by those assets to the carrying values of those assets. The significant assumptions we use to determine the useful lives and fair values of long-lived assets include contractual commitments, regulatory requirements, future expected cash flows and industry growth rates, as well as future salvage values.

•	Asset Retirement Obligations. We record an asset retirement obligation for our estimated future legal obligation, upon termination or nonrenewal of a lease, associated with removing structures from the leased property and, when required by the contract, the cost to return the leased property to its original condition. These obligations are recorded at their present value in the period in which the liability is incurred and are capitalized as part of the related assets’ carrying value. Accretion of the liability is recognized in operating expenses and the capitalized cost is depreciated over the expected useful life of the related asset. The obligation is calculated based on the assumption that all of our advertising structures will be removed within the next 50 years. The significant assumptions used in estimating the asset retirement obligation include the cost of removing the asset, the cost of remediating the leased property to its original condition where required and the timing and number of lease renewals, all of which are estimated based on historical experience.

•	Income Taxes. Income taxes are accounted for under the asset and liability method of accounting. Deferred income tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the financial statement carrying amounts and their respective tax basis. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be realized.

Our income taxes as presented herein, including the provision for income taxes, deferred tax assets and liabilities, and income tax payments are calculated on a separate tax return basis, even though our U.S. operating results are included in the consolidated federal, and certain state and local income tax returns of CBS. CBS manages its tax position for the benefit of the entire portfolio of its businesses and, as such, the assumptions, methodologies and calculations made for purposes of determining our tax provision, taxes paid and related tax accounts in the consolidated financial statements herein may differ from those made by CBS and, in addition, are not necessarily reflective of the tax strategies that we would have followed as a separate stand-alone company.

We are subject to income taxes in both the United States and numerous foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes. When recording the worldwide provision for income taxes during an interim period, an estimated annual effective tax rate is applied to interim operating results. In the event there is a significant or unusual item recognized in the operating results, the tax attributable to that item is separately calculated and recorded in the same interim period.

Legal Matters

On an ongoing basis, we are engaged in lawsuits and governmental proceedings and respond to various investigations, inquiries, notices and claims from national, state and local governmental and other authorities (collectively, “litigation”). Litigation is inherently uncertain and always difficult to predict. Although it is not possible to predict with certainty the eventual outcome of any litigation, in our opinion, none of our current litigation is expected to have a material adverse effect on our results of operations, financial position or cash flows.

Market Risk

We are exposed to market risk related to commodity prices and foreign currency exchange rates.

Commodity Price Risk. We incur various operating costs that are subject to price risk caused by volatility in underlying commodity values. Commodity price risk is present in electricity costs associated with powering our digital billboard displays and lighting our traditional static billboard displays at night.

We do not currently use derivatives or other financial instruments to mitigate our exposure to commodity price risk. However, we do enter into contracts with commodity providers to limit our exposure to commodity price fluctuations. For the years ended December 31, 2013 and 2012, such contracts accounted for 7.8% and 6.9% of our total utility costs, respectively. As of September 30, 2014, we had an active electricity purchase agreement with fixed contract rates for locations throughout Texas, which expires in July 2018.

Foreign Exchange Risk. Foreign currency translation risk is the risk that exchange rate gains or losses arise from translating foreign entities’ statements of earnings and balance sheets from functional currency to our reporting currency (the U.S. Dollar) for consolidation purposes. Although certain of our transactions are denominated in the Canadian Dollar, the Mexican Peso and the Brazilian Real, substantially all of our transactions are denominated in the U.S. Dollar, therefore reducing our risk to currency translation exposures.

Accordingly, we do not currently use derivatives or other financial instruments to mitigate foreign currency risk, although we may do so in the future.

Interest Rate Risk. We are subject to interest rate risk to the extent we have variable-rate debt outstanding including under the Senior Credit Facilities. As of September 30, 2014, we had an $800.0 million variable-rate Term Loan due 2021 outstanding, which has an initial interest rate of 3.0% per year. An increase or decrease of 1/8% in our interest rate on the Term Loan will change our annualized interest expense by approximately $1.0 million. We do not currently use derivatives or other financial instruments to mitigate interest rate risk, although we may do so in the future.

Credit Risk. In the opinion of management, credit risk is limited due to the large number of customers and advertising agencies utilized. We perform credit evaluations on our customers and agencies and believe that the allowances for doubtful accounts are adequate. We do not currently use derivatives or other financial instruments to mitigate credit risk.

Related Parties

CBS Corporation. Our financial statements include charges from CBS for services, such as tax, internal audit, cash management, insurance, technology systems and other services. In addition, prior to 2014, CBS provided benefits to our employees, including certain post-employment benefits, medical, dental, life and disability insurance and participation in a 401(k) savings plan. Charges for these services and benefits are reflected in the consolidated financial statements based on the specific identification of costs, assets and liabilities or based on various allocation methods, including factors such as headcount, time and effort spent on matters related to our company, and the number of CBS operating entities benefiting from such services. Charges for these services and benefits have been included in selling, general and administrative expense in the accompanying consolidated statements of operations and totaled $9.5 million and $48.7 million in the nine months ended September 30, 2014 and 2013, respectively, and $60.9 million, $47.7 million and $46.2 million for the years ended December 31, 2013, 2012 and 2011, respectively. Also included in these charges are professional fees associated with our planned election to be taxed as a REIT. Our expenses as a stand-alone company may be different from those reflected in the Consolidated Statements of Operations prior to our IPO. Effective January 1, 2014, our employees began participating in employee benefit plans maintained by us. As a result, there were no benefits provided by CBS in the nine months ended September 30, 2014. In addition, during 2014, certain other services previously provided by CBS have been transitioned to us.

As of September 30, 2014, receivables from CBS were $0.3 million and payables to CBS were $1.0 million, which were included in other current assets and other current liabilities, respectively, on our Consolidated Statement of Financial Position. As of December 31, 2013, there were no receivables or payables from CBS on our Consolidated Statement of Financial Position.

On April 2, 2014, we entered into a transition services agreement with CBS, pursuant to which CBS will temporarily provide us with certain services (including legal, finance, information technology, insurance, tax and employment functions), and we will provide certain limited services to CBS. Also on April 2, 2014, we entered into a license agreement with a wholly owned subsidiary of CBS, pursuant to which we have the right to use “CBS” in the corporate names of the Company and our subsidiaries and have the right to use the “CBS” mark and logo on our advertising billboards. On July 16, 2014, we amended the transition services agreement to extend the time periods in which CBS will provide the transition services described above to January 16, 2015 or to July 16, 2015, as applicable depending on the services being provided. Also on July 16, 2014, we amended the license agreement to extend the time period in which we have the right to use “CBS” in the corporate names of the Company and our subsidiaries to December 31, 2014, and have the right to use the “CBS” mark and logo on our advertising displays to March 31, 2016. On November 20, 2014, we rebranded, and the Company changed its legal name to “OUTFRONT Media Inc.”

Prior to the incurrence of indebtedness on January 31, 2014, intercompany transactions between CBS and our company were considered to be effectively settled in cash in the financial statements. The net effect of the settlement of these intercompany transactions, in addition to cash transfers to and from CBS, are reflected in net cash contribution from (distribution to) CBS on the Condensed Consolidated Statements of Cash Flows and net contribution from (distribution to) CBS on the Consolidated Statements of Invested Equity/Stockholders’ Equity. The amounts on these financial statement line items differ due to non-cash transactions, such as stock-based compensation expense.

For advertising spending placed by CBS and its subsidiaries, we recognized total revenues of $14.5 million, of which $7.7 was before the CBS Exchange Offer, and $12.3 million for the nine months ended September 30, 2014 and 2013, respectively, and $14.9 million, $16.6 million and $20.1 million for the years ended December 31, 2013, 2012 and 2011, respectively.

On July 16, 2014, CBS completed the Separation and as a result of this transaction, CBS and their affiliates ceased to be related parties.

Other Related Parties. Viacom Inc. is controlled by National Amusements, Inc., the controlling stockholder of CBS. On July 16, 2014, CBS completed the Separation and as a result of this transaction, Viacom Inc. ceased to be a related party. Revenues recognized for advertising spending placed by various subsidiaries of Viacom Inc. were $6.0 million, of which $4.3 million was before the CBS Exchange Offer, and $5.6 million for the nine months ended September 30, 2014 and 2013, respectively, and $9.3 million, $9.4 million and $11.4 million for the years ended December 31, 2013, 2012 and 2011, respectively.

We have a 50% ownership interest in two joint ventures that operate transit shelters in Los Angeles and Vancouver. These joint ventures are accounted for as equity investments. These investments totaled $22.6 million as of September 30, 2014, $24.1 million as of December 31, 2013 and $11.3 million as of December 31, 2012, and are included in Other assets on the Consolidated Statements of Financial Position. We provide sales and management services to these joint ventures.

In November 2013, we sold 50% of our transit shelter operations in Los Angeles for $17.5 million. We and the buyer each subsequently contributed our respective 50% interests in these operations to a 50/50 joint venture we own together. In connection with this transaction, we recorded a gain of $17.5 million in 2013.

Adoption of New Accounting Standards

Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists

During the nine months ended September 30, 2014, we adopted the FASB’s guidance on the presentation of the reserve for uncertain tax positions when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This guidance requires the reserve for uncertain tax positions to be presented in the financial statements as a reduction to the deferred tax asset for a tax loss or other tax carryforward that would be applied in the settlement of the uncertain tax position. This guidance did not have a material effect on our consolidated financial statements.

Obligations Resulting from Joint and Several Liability Arrangements

During the nine months ended September 30, 2014, we adopted FASB guidance on the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. Under this guidance, we are required to measure our obligations under such arrangements as the sum of the amount we agreed to pay in the arrangement among our co-obligors and any additional amount we expect to pay on behalf of our co-obligors. We are also required to disclose the nature and amount of the obligation. This guidance did not have a material effect on our consolidated financial statements.

Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income

During 2013, we adopted the FASB guidance that requires disclosure of significant amounts reclassified out of accumulated other comprehensive income by component and their corresponding effect on the respective line items of net income.

Fair Value Measurements

During 2012, we adopted the FASB amended guidance which clarifies the FASB’s intent about the application of existing fair value measurement requirements and changes in certain principles and requirements for measuring fair value and for disclosing information about fair value measurements. The adoption of this guidance did not have a material effect on our consolidated financial statements.

Recent Pronouncements

Service Concession Arrangements

In January 2014, the FASB issued guidance on the accounting for service concession arrangements with public sector entities. This guidance specifies that an operating entity should not account for a service concession arrangement as a lease and the infrastructure used in a service concession arrangement should not be recognized as property, plant and equipment. This guidance applies when the public sector entity controls the services that the operating entity must provide within the infrastructure and also controls any residual interest in the infrastructure at the end of the term of the arrangement. We are currently evaluating the impact of this guidance, which is effective for reporting periods beginning after December 15, 2014, on our consolidated financial statements.

Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity

In April 2014, the FASB issued guidance on reporting discontinued operations and disclosures of disposals of components of an entity. The new guidance changes the requirements including additional disclosures, for reporting discontinued operations which may include a component of an entity or a group of components of an entity, or a business or nonprofit activity. Under the new guidance, a discontinued operation is defined as a disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. This guidance is effective for interim periods and annual periods beginning after December 31, 2014. Early adoption is permitted, but only for disposals that have not been reported in financial statements previously issued or available for issuance. This guidance is not expected to be material to our consolidated financial statements.

Revenue from Contracts with Customers

In May 2014, the FASB issued principles-based guidance addressing revenue recognition issues. The guidance may be applied to all contracts with customers regardless of industry-specific or transaction specific fact patterns. This guidance is to be applied retrospectively and is effective for interim and annual periods beginning after December 15, 2016. Early adoption is not permitted. We are currently evaluating the impact of this guidance on our consolidated financial statements.

REGULATION

The outdoor advertising industry is subject to governmental regulation and enforcement at the federal, state and local levels in the United States and to national, regional and local laws and regulations in foreign countries. These regulations have a significant impact on the outdoor advertising industry and our business. The descriptions that follow are summaries and should be read in conjunction with the texts of the regulations described herein, which are subject to change. The descriptions do not purport to describe all present and proposed regulations affecting our businesses.

In the United States, the federal Highway Beautification Act of 1965 (the “HBA”) establishes a framework for the regulation of outdoor advertising on primary and interstate highways built with federal financial assistance. As a condition to federal highway assistance, the HBA requires states to restrict billboards on such highways to commercial and industrial areas, and imposes certain size, spacing and other requirements associated with the installation and operation of billboards. The HBA requires the development of state standards, promotes the expeditious removal of illegal signs and requires just compensation for takings, on affected roadways.

Municipal and county governments generally also have sign controls as part of their zoning laws and building codes, and many have adopted standards more restrictive than the federal requirements. Some state and local government regulations prohibit construction of new billboards and some allow new construction only to replace existing structures. Other state and local regulations and national, regional and local laws and regulations in foreign countries prohibit the relocation or modification of existing billboards, limit the ability to rebuild, replace, repair, maintain and upgrade “legal nonconforming” structures (billboards which conformed with applicable zoning regulations when built but which no longer conform to current zoning regulations), and impose restrictions on the construction, repair, maintenance, lighting, operation, upgrading, height, size, spacing and location of outdoor structures, and the use of new technologies such as digital signs. In addition, from time to time, third parties or local governments commence proceedings in which they assert that we own or operate structures that are not properly permitted or otherwise in strict compliance with applicable law.

Governmental regulation of advertising displays also limits our installation of additional advertising displays, restrict advertising displays to governmentally controlled sites or permit the installation of advertising displays in a manner that benefits our competitors disproportionately, any of which could have an adverse effect on our business, financial condition and results of operations.

Although state and local government authorities from time to time use the power of eminent domain to remove billboards, U.S. law requires payment of compensation if a state or political subdivision compels the removal of a lawful billboard along a primary or interstate highway that was built with federal financial assistance. Additionally, many states require similar compensation (or relocation) with regard to compelled removals of lawful billboards in other locations. Some local governments have attempted to force removal of billboards after a period of years under a concept called amortization. Under this concept the governmental body asserts that just compensation has been earned by continued operation of the billboard over a period of time. Thus far, we have generally been able to obtain satisfactory compensation for our billboards purchased or removed as a result of governmental action, although there is no assurance that this will continue to be the case in the future.

From time to time, legislation has been introduced in both the United States and foreign jurisdictions attempting to impose taxes on revenue from outdoor advertising or for the right to use outdoor advertising assets. Several jurisdictions have already imposed such taxes based on a percentage of our outdoor advertising revenue in that jurisdiction. In addition, some jurisdictions have taxed our personal property and leasehold interests in outdoor advertising locations using various other valuation methodologies. We expect U.S. and foreign jurisdictions to continue to try to impose such taxes as a way of increasing their revenue. In recent years, outdoor advertising also has become the subject of other targeted taxes and fees. These laws may affect prevailing competitive conditions in our markets in a variety of ways. Such laws may reduce our expansion opportunities or may increase or reduce competitive pressure from other members of the outdoor advertising industry. No assurance can be given that existing or future laws or regulations, and the enforcement thereof, will not materially and adversely affect the outdoor advertising industry. However, we contest laws and regulations that we believe unlawfully restrict our constitutional or other legal rights and may adversely impact the growth of our outdoor advertising business.

A number of foreign, state and local governments have implemented or initiated taxes (including taxes on revenues from outdoor advertising or for the right to use outdoor advertising assets), fees and registration requirements in an effort to decrease or restrict the number of outdoor advertising structures and sites or raise revenues, or both. Restrictions on outdoor advertising of certain products and services are or may be imposed by federal, state and local laws and regulations. For example, tobacco products have been effectively banned from outdoor advertising in all of the jurisdictions in which we currently do business.

As the owner or operator of various real properties and facilities, we must comply with various foreign, federal, state and local environmental, health and safety laws and regulations. We and our properties are subject to such laws and regulations related to the use, storage, disposal, emission and release of hazardous and nonhazardous substances and employee health and safety. Historically, with the exception of safety upgrades, we have not incurred significant expenditures to comply with these laws.

We intend to expand the deployment of digital billboards that display static digital advertising copy from various advertisers that change up to several times per minute. We have encountered some existing regulations in the United States and across some international jurisdictions that restrict or prohibit these types of digital displays. Furthermore, as digital advertising displays are introduced into the market on a large scale, existing regulations that currently do not apply to digital advertising displays by their terms could be revised to impose specific restrictions on digital advertising displays due to alleged concerns over, among other things, aesthetics or driver safety.

BUSINESS AND PROPERTIES

Overview

We are one of the largest providers of advertising space on out-of-home advertising structures and sites across the United States, Canada and Latin America. The majority of our inventory is billboard displays, which are primarily located on the most heavily traveled highways and roadways in top Nielsen Designated Marketing Areas; and we operate transit advertising displays with exclusive multi-year contracts with municipalities in large cities across the United States. In total, we have displays in all of the 25 largest markets in the United States and over 180 markets in the United States, Canada and Latin America. Our top market, high profile location focused portfolio includes sites such as the Bay Bridge in San Francisco, Sunset Boulevard in Los Angeles, and both Grand Central Station and Times Square in New York. With TAB Out of Home Ratings, we are able to provide advertisers with the actual audience, in terms of size and demographic composition that is exposed to individual signs. The combination of location and audience delivery is a selling proposition unique to the out-of-home industry. The breadth and depth of our portfolio provides our customers with a multitude of options to address a wide range of marketing objectives from national, brand-building campaigns to hyper-local businesses that want to drive customers to their retail location “one mile down the road.”

We believe that out-of-home advertising is an attractive form of advertising as our displays are ALWAYS ON™ and cannot be turned off, skipped or fast-forwarded, and that it provides our customers with a differentiated advertising solution at an attractive price point relative to other forms of advertising. We also believe that out-of-home is effective as a “stand-alone” media form, and as an integral part of a multi-media campaign, providing enhancements to mobile, social and on-line advertising by amplifying small screen messaging. In addition to leasing displays, we provide other value-added services to our customers, such as pre-campaign category research, creative design support and post-campaign tracking and analytics. We use a real-time mobile operations reporting system that enables proof of performance to customers. We have a diversified base of customers across various industries. Our largest categories of advertisers during the nine months ended September 30, 2014 were retail, television and healthcare/pharmaceuticals, which represented 9%, 9% and 8% of our total U.S. revenues, respectively, and during the year ended December 31, 2013, were retail, television and entertainment, which represented 10%, 8% and 7% of our total U.S. revenues, respectively. As a result of our diverse base of customers, in the United States, during the nine months ended September 30, 2014 and for the year ended December 31, 2013, no single industry contributed more than 9% and 10%, respectively, of our revenues and no single customer represented greater than 1.4% and 1.7%, respectively, of our revenues.

As of September 30, 2014, we had 459 digital billboard displays in the United States. The majority of our digital billboard displays have been converted from traditional static billboard displays. Increasing the number of digital billboard displays in our most heavily trafficked locations is an important element of our organic growth strategy. Digital billboard displays have the potential to attract additional business from both new and existing customer categories. We believe that digital billboard displays are attractive to our customers because they allow for the development of richer and more visually engaging messages and provide our customers with the flexibility to target audiences by time of day and to quickly launch new advertising campaigns. In addition, digital billboard displays enable us to run multiple advertisements on each display (up to eight per minute). As a result, digital billboard displays generate approximately three to four times more revenue per display on average than traditional static billboard displays, and digital billboard displays generate higher profits and cash flows than traditional static billboard displays. As the costs to convert traditional static billboard displays to digital billboard displays have declined, we have accelerated our conversion efforts, adding approximately 113 digital billboard displays during the nine months ended September 30, 2014, approximately 110 digital billboard displays in each of 2013 and 2012 and approximately 70 digital billboard displays in 2011.

We generally (i) own the physical billboard structures on which we display advertising copy for our customers, (ii) hold the legal permits to display advertising thereon and (iii) lease the underlying sites. These lease agreements have terms varying between one month and multiple years, and usually provide renewal options. We estimate that approximately 75% of our billboard structures in the United States are “legal nonconforming” billboards, meaning they were legally constructed under laws in effect at the time they were built, but could not be constructed under current laws. These structures are often located in areas where it is difficult or not permitted to build additional billboards under current laws, which enhances the value of our portfolio. We have a highly diversified portfolio of advertising sites. As of September 30, 2014, we had approximately 22,800 lease agreements with approximately 18,400 different landlords. A substantial number of these lease agreements allow us to abate rent and/or terminate the lease agreement in certain circumstances, which may include where the structure is obstructed, where there is a change in traffic flow and/or where the advertising value of the sign structure is otherwise impaired, providing us with flexibility in renegotiating the terms of our leases with landlords.

We manage our business through the following two segments:

United States. As of September 30, 2014, we had the largest number of advertising displays of any out-of-home advertising company operating in the 25 largest markets in the United States. For each of the nine months ended September 30, 2014 and the year ended December 31, 2013, our U.S. segment generated 20% of its revenues in the New York City metropolitan area and 13% and 12%, respectively, of its revenues in the Los Angeles metropolitan area. For the nine months ended September 30, 2014, our U.S. segment generated $842.4 million of revenues and $293.0 million of Adjusted OIBDA. For the year ended December 31, 2013, our U.S. segment generated $1.13 billion of revenues and $406.4 million of Adjusted OIBDA.

International. Our International segment includes our operations in Canada and Latin America, including Mexico, Argentina, Brazil, Chile and Uruguay. For the nine months ended September 30, 2014 our International segment generated $116.4 million of revenues and $16.9 million of Adjusted OIBDA. For the year ended December 31, 2013, our International segment generated $163.9 million of revenues and $29.1 million of Adjusted OIBDA.

Initial Public Offering

On March 27, 2014, our registration statement on Form S-11 related to our IPO of our common stock was declared effective by the SEC. On April 2, 2014, we completed an IPO of 23,000,000 shares of our common stock, including 3,000,000 shares of our common stock sold pursuant to the underwriters’ option to purchase additional shares, at a price of $28.00 per share for total net proceeds, after underwriting discounts and commissions, of $615.0 million. Of the total net proceeds, $515.0 million was transferred to a wholly owned subsidiary of CBS as partial consideration for the contribution of the entities comprising CBS’ Outdoor Americas operating segment to us. The remaining $100.0 million was retained by us and will be applied to the cash portion of the E&P Purge. The special dividend is payable on December 31, 2014. CBS will fund the $9.5 million difference between the cash portion of the special dividend and the $100.0 million retained by us prior to payment of the E&P Purge.

Our Tax Status

On April 16, 2014, CBS received a private letter ruling from the IRS with respect to certain issues relevant to our ability to qualify as a REIT. On July 16, 2014, we ceased to be a member of the CBS consolidated tax group and on July 17, 2014, we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes for the tax year commencing July 17, 2014, and ending December 31, 2014.

As long as we remain qualified to be taxed as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute to our stockholders. If we fail to qualify to be taxed as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and will be precluded from re-electing to be taxed as a REIT for the subsequent four taxable years following the year during which we lose our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property, and the income of our TRSs will be subject to taxation at regular corporate rates. Our qualification to be taxed as a REIT will depend upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code, related to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

In order to comply with certain REIT qualification requirements, on October 29, 2014, our board of directors approved the E&P Purge, comprised of a special dividend of approximately $547.7 million, or $4.56 per share of common stock outstanding on the record date. The special dividend is payable on December 31, 2014, to stockholders of record on November 20, 2014. Stockholders had the right to elect to receive the special dividend in the form of either cash or shares of our common stock, however the aggregate amount of cash to be distributed will be $109.5 million, or 20% of the special dividend, with the balance of the special dividend payable in the form of common stock. Those electing cash will receive $1.34 in cash plus 0.1216 shares of our common stock, per share of common stock held on the record date, which together represents $4.56 per share of common stock. Those electing stock or not making an election will receive 0.1722 shares of our common stock, per share of common stock held on the record date, which represents $4.56 per share of common stock. We will issue approximately 16.5 million new shares of our common stock on December 31, 2014 in connection with the special dividend. The number of shares to be issued was determined based on the volume weighted average price of our common stock for the three trading days commencing on December 16, 2014, or $26.4974 per share. A portion ($100.0 million) of the IPO proceeds was retained by us and will be applied to the cash portion of the E&P Purge. CBS will transfer the balance of the cash portion of the E&P Purge (approximately $9.5 million) to us prior to the special dividend to stockholders.

Prior to the Separation, we were a member of CBS’s consolidated tax group and were taxable as a regular domestic C corporation for U.S. federal income tax purposes (i.e., we were subject to taxation at regular corporate rates). Pursuant to the tax matters agreement that we entered into with CBS, we are liable to pay CBS for any taxes imposed on or related to us while we were a member of the CBS consolidated tax group. The tax matters agreement also separately allocates among the parties any tax liability arising as a result of any failure of the Separation to qualify as a tax-free transaction based on actions taken during the two-year period following the Separation. After the Separation, CBS ceased to own at least 80% of our outstanding common stock, and as a result, we were no longer a member of CBS’s consolidated tax group.

History

Our corporate history can be traced back to companies that helped to pioneer the growth of out-of-home advertising in the United States, such as Outdoor Systems, Inc., 3M National, Gannett Outdoor and TDI Worldwide Inc. In 1996, a predecessor of CBS acquired TDI Worldwide Inc., which specialized in transit advertising. Three years later, a predecessor of CBS acquired Outdoor Systems, Inc., which represented the consolidation of the outdoor advertising assets of large national operators such as 3M National, Gannett Outdoor (and its Canadian assets held in the name Mediacom) and Vendor (a Mexican outdoor advertising company) and many local operators in the United States, Canada and Mexico. In 2008, a subsidiary of CBS expanded our business into South America through the acquisition of International Outdoor Advertising Holdings Co., which operated in Argentina, Brazil, Chile and Uruguay. The company that we are today represents the hard-to-replicate combination of the assets of all of these businesses, as well as other acquisitions and internally developed assets.

On April 2, 2014, we completed the IPO. On April 16, 2014, CBS received a private letter ruling from the IRS with respect to certain issues relevant to our ability to qualify as a REIT. On July 16, 2014, CBS completed the CBS Exchange Offer, and in connection with the CBS Exchange Offer, CBS disposed of all of its shares of our common stock. On July 16, 2014, in connection with the Separation, we ceased to be a member of the CBS consolidated tax group, and on July 17, 2014, we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes for our tax year commencing July 17, 2014 and ending December 31, 2014.

On November 20, 2014, the Company changed its legal name to “OUTFRONT Media Inc.”, and its common stock began trading on the New York Stock Exchange under its new ticker symbol “OUT”.

Business Strengths

Large-Scale Out-of-Home Advertising Platform. We believe our large-scale portfolio of advertising structures and sites, which will be increased by the Acquisition, provides a compelling value proposition to our customers because of our national footprint, large market presence and strategically placed assets in high-traffic locations. A number of our displays are located in areas where it is difficult or not permitted to build additional billboards under current laws, which enhances the value of our portfolio. The size of our portfolio provides us with economies of scale that allow us to operate, invest and grow our business in an efficient manner. For example, it allows us to cost-effectively roll out new technologies, such as digital billboard displays, and to efficiently service our customers’ campaigns through enhanced audience delivery, measurement and reporting capabilities.

Out-of-Home Advertising Is an Impactful and Cost-Effective Medium. Unlike other types of media, such as television, radio and the Internet, out-of-home advertising is ALWAYS ON™. It cannot be turned off, skipped or fast-forwarded. We believe that this helps our customers to better reach their target audiences. In addition, using out-of-home advertising can be a cost-effective way for advertisers to reach an audience relative to other forms of media; in 2012, outdoor advertising had an average cost per thousand impressions or “CPM” of $5.22 (i.e., on average, advertisers pay $5.22 for every thousand views of their advertisements on out-of-home advertising structures and sites), as compared with $14.98 for television and $35.50 for newspapers, according to a 2013 SNL Kagan report on Economics of Outdoor & Out-of-Home Advertising.

Significant Presence in Large Metropolitan Markets. Our portfolio includes advertising structures and sites in all of the 25 largest markets in the United States, covering approximately 50% of the U.S. population. We believe that our positions in major metropolitan markets, such as New York City, Los Angeles, Chicago, Washington, D.C. and San Francisco, are desirable to customers wishing to reach large audiences. We believe that our strong positions in these markets provide us with an advantage in attracting national advertising campaigns and enable us to take advantage of increased urbanization within the United States. Our large-scale portfolio allows our customers to reach a national audience and also provides the flexibility to tailor campaigns to specific regions or markets. The addition of the Acquired Business will enhance our presence in major metropolitan markets and provide more opportunities to attract national advertising campaigns. For each of the nine months ended September 30, 2014 and the year ended December 31, 2013, we generated approximately 40% of our U.S. revenues from national advertising campaigns. Many of our advertising displays are located in strategic locations with limited supply, including the Bay Bridge in San Francisco, Sunset Boulevard in Los Angeles, and both Grand Central Station and Times Square in New York.

Diverse and Long-Standing Customer Base. Our revenues are derived from a broad, diverse set of national, regional and local customers across a range of industries. During the year ended December 31, 2013, in the United States, we served approximately 19,700 customers and no single customer contributed more than 1.7% of our revenues. Our broad customer base includes companies in the entertainment, retail, healthcare, telecom, restaurant, financial services, travel and leisure and automotive industries. For the nine months ended September 30, 2014, in the United States, no single industry contributed more than 9% of our revenues. For the year ended December 31, 2013, in the United States, no single industry contributed more than 10% of our revenues. Many of our customers have utilized out-of-home advertising for decades and have been our customers for many years.

Strong Profitability and Significant Cash Flow Generation. Our business has been highly profitable and has generated significant cash flows. In the nine months ended September 30, 2014, our U.S. Adjusted OIBDA margin was 35%. In 2013, our U.S. Adjusted OIBDA margin was 36%. We also benefit from significant operating leverage due to our high proportion of fixed costs, which allows us to generate significant OIBDA and cash flows from incremental revenues. In the nine months ended September 30, 2014, we generated cash flows from operating activities of $184.5 million. In 2013, we generated cash flows from operating activities of $281.1 million. In addition, most of our capital expenditures are directed towards new revenue-generating projects, such as the conversion of traditional static billboard displays to digital billboard displays.

Experienced Management. Members of our management team have served as ambassadors for the promotion of out-of-home advertising as a preferred advertising medium, and we believe that they have been instrumental in the development of industry-wide initiatives to improve audience measurement and targeting capabilities. Our management team includes members of the board and committees of the Outdoor Advertising Association of America and other personnel who are closely involved in advocacy for constituents of the out-of-home advertising industry, including advertisers, consumers and communities.

Growth Strategy

Continued Conversion to Digital Billboard Displays. Increasing the number of digital billboard displays in our most heavily trafficked locations is an important element of our organic growth strategy, as digital billboard displays have the potential to attract additional business from both new and existing customers. Digital billboard displays generate approximately three to four times more revenue per display on average than traditional static billboard displays, and digital billboard displays generate higher profits and cash flows than traditional static billboard displays. In addition, digital billboard displays are attractive to our customers because they allow for the development of richer and more visually engaging messages and provide our customers with the flexibility both to target audiences by time of day and to quickly launch new advertising campaigns. As of September 30, 2014, we had 459 digital billboard displays in the United States, representing less than 1% of our total billboard displays in the United States. At the completion of the Acquisition, we added 16 digital assets. As the costs to convert traditional static billboard displays to digital billboard displays have declined, we have accelerated our conversion efforts, adding approximately 113 digital billboard displays during the nine months ended September 30, 2014, approximately 110 digital billboard displays in each of 2013 and 2012 and approximately 70 digital billboard displays in 2011. We intend to spend a significant portion of our capital expenditures in the coming years to continue to increase the number of digital billboard displays in our portfolio.

Drive Enhanced Revenue Management. We focus heavily on inventory management and advertising rate pricing to improve revenue yield over time across our portfolio of advertising structures and sites. By carefully managing our pricing on a market-by-market and display-by-display basis, we aim to improve profitability. We believe that closely monitoring pricing and improving pricing discipline will provide strong potential revenue enhancement.

Increased Use of Social Media and Mobile Technology Engagement. We believe there is potential for growth in the reach and effectiveness of out-of-home advertising through increased use of social media and mobile technology engagement. In the coming years, we intend to pursue these opportunities, including through possible strategic alliances and partnerships with social media and mobile technology companies.

Consider Selected Acquisition Opportunities. As part of our growth strategy, we frequently evaluate strategic opportunities to acquire new businesses and assets. Consistent with this strategy, we regularly evaluate potential acquisitions, ranging from small “tuck-in” transactions to larger acquisitions. . See “—The Acquisition”. There can be no assurances that any transactions currently being evaluated will be consummated or, if consummated, that such transactions would prove beneficial to us.

Our national footprint in the United States and significant presence in Canada and the countries in which we operate in Latin America provide us with an attractive platform on which to add additional advertising structures and sites. Our scale gives us advantages in driving additional revenues and reducing operating costs from acquired billboards. We believe that there is significant opportunity for additional industry consolidation, and we will evaluate opportunities to acquire additional advertising businesses and structures and sites on a case-by-case basis.

Encourage Adoption of New Audience Measurement Systems. We believe that the accelerated adoption of the out-of-home advertising industry’s audience measurement system, the TAB Out-of- Home Ratings, will enhance the value of out-of-home advertising media by providing our customers with improved audience measurement and the ability to target by gender, age, ethnicity and income. We believe that by providing a consistent and reliable audience measurement metric comparable to those used by other media formats, the TAB Out-of-Home Ratings encourages the incorporation of out-of-home advertising media by independent marketing specialists and advertising agencies that increasingly rely on analytical models to design marketing campaigns.

Properties

Our principal executive offices, which we lease, are located at 405 Lexington Avenue, 17th Floor, New York, NY 10174. We and our subsidiaries also own and lease office and warehouse space throughout the United States, Canada and several other foreign countries. We consider our properties adequate for our present needs.

Each of our United States and International segments primarily leases our outdoor advertising sites, but, in a few cases, we own or hold permanent easements on our outdoor advertising sites. These lease agreements have terms varying between one month and multiple years, and usually provide renewal options. There is no significant concentration of outdoor advertising sites under any one lease or with any one landlord. An important part of our business activity is to manage our lease portfolio and negotiate suitable lease renewals and extensions.

Our Portfolio of Outdoor Advertising Structures and Sites

Investment Diversification

Diversification by Customer

For the nine months ended September 30, 2014, no individual customer represented greater than 1.4% of our revenues in the United States and for the year ended December 31, 2013, no individual customer represented greater than 1.7% of our revenues in the United States. Therefore, we do not consider detailed information by individual customer to be meaningful.

Diversification by Industry

The following table sets forth information regarding the diversification of revenues earned in the United States among different industries for the year ended December 31, 2013.

Industry	Percentage of Total United States Revenues for the Year Ended December 31, 2013
Retail	10%
Television	8%
Entertainment	7%
Healthcare/Pharmaceuticals	7%
Restaurants/Fast Food	7%
Professional Services	7%
Telephone/Utilities	6%
Automotive	5%
Financial Services	5%
Casinos/Lottery	5%
Beer/Liquor	5%
Education	4%
Movies	4%
Travel/Leisure	4%
Computers/Internet	3%
Food/Non-Alcoholic Beverages	3%
Real Estate Brokerage	1%
Other(1)	9%

Total	100%

(1)	No single industry in “Other” individually represents more than 2% of total revenues.

Diversification by Geography

Our advertising structures and sites are geographically diversified across 39 states and seven countries, as well as Washington D.C. and Puerto Rico. The following table sets forth information regarding the geographic diversification of our advertising structures and sites, which are listed in order of contributions to total revenue.

	Percentage of Revenues for the Year Ended December 31, 2013				Number of Displays as of December 31, 2013
Location (Metropolitan Area)	Static Billboard Displays	Digital Billboard Displays	Transit and Other Displays	Total Displays	Static Billboard Displays	Digital Billboard Displays	Transit and Other Displays	Total	Percentage of Total Displays
New York, NY	3%	9%	52%	17%	164	6	168,435	168,605	47%
Los Angeles, CA	11%	5%	13%	11%	3,829	6	41,268	45,103	13%
State of New Jersey	5%	11%	<1%	4%	4,102	19	—	4,121	1%
Miami, FL	4%	3%	2%	3%	1,038	13	12,801	13,852	4%
Houston, TX	5%	2%	<1%	3%	1,205	8	—	1,213	<1%
Detroit, MI	4%	8%	1%	3%	2,353	22	13,483	15,858	4%
Washington, D.C.	<1%	—	10%	3%	11	—	19,761	19,772	6%
San Francisco, CA	3%	9%	1%	3%	1,442	13	545	2,000	1%
Atlanta, GA	2%	7%	3%	3%	2,418	35	16,361	18,814	5%
Chicago, IL	3%	2%	<1%	3%	956	7	—	963	<1%
Dallas, TX	3%	5%	1%	3%	723	18	294	1,035	<1%
Tampa, FL	3%	5%	<1%	2%	1,678	25	—	1,703	<1%
Phoenix, AZ	2%	6%	1%	2%	1,831	47	3,120	4,998	1%
Orlando, FL	2%	3%	<1%	2%	1,548	15	—	1,563	<1%
St. Louis, MO	2%	2%	<1%	1%	1,455	11	—	1,466	<1%
All Other United States and Puerto Rico	32%	22%	5%	24%	19,968	128	8,851	28,947	8%

Total United States	85%	99%	91%	87%	44,721	373	284,919	330,013	93%

Canada	7%	1%	5%	7%	6,036	18	8,327	14,381	4%
Mexico	5%	—	1%	3%	4,656	1	87	4,744	1%
South America	3%	—	3%	3%	2,402	—	4,648	7,050	2%

Total International	15%	1%	9%	13%	13,094	19	13,062	26,175	7%

Total	100%	100%	100%	100%	57,815	392	297,981	356,188	100%

Total revenues (in millions)	$852.5	$73.2	$368.3	$1,294.0

Renovation, Improvement and Development

Most of our non-maintenance capital expenditures are directed towards new revenue-generating projects, such as the conversion of traditional static billboard displays to digital. As the costs to convert a traditional static billboard display to a digital billboard display have declined, we have accelerated our conversion efforts, adding approximately 113 digital billboard displays during the nine months ended September 30, 2014, approximately 110 digital billboard displays in each of 2013 and 2012 and approximately 70 digital billboard displays in 2011. As of December 31, 2013, our average initial investment required for a digital billboard display is approximately $250,000. Digital billboard displays generate approximately three to four times more revenue per display on average than traditional static billboard displays. Digital billboard displays also incur, on average, approximately two to three times more operating costs, including higher variable costs associated with the increase in revenue, than traditional static billboard displays. As a result, digital billboard displays generate higher profits and cash flows than traditional static billboard displays. As of September 30, 2014, we had 459 digital billboard displays in the United States, representing less than 1% of our total billboard displays in the United States. We intend to spend a significant portion of our capital expenditures in the coming years to continue increasing the number of digital billboard displays in our portfolio.

We routinely invest capital in the maintenance and repair of our billboard and transit structures. This includes safety initiatives and replaced displays, as well as new billboard components such as panels, sections, catwalks, lighting and ladders. Our maintenance capital expenditures for the years ended December 31, 2013, 2012 and 2011 were $23.7 million, $14.0 million and $15.4 million, respectively.

Contract Expirations

We derive revenues primarily from providing advertising space to customers on our advertising structures and sites. Our contracts with customers generally cover periods ranging from four weeks to one year and are generally billed every four weeks. Since contract terms are short-term in nature, revenues by year of contract expiration are not considered meaningful.

Our Recent Acquisition Activity

We have historically pursued opportunities to acquire billboards, including the related permits and leasehold agreements. We completed $11.5 million of such acquisitions during the year ended December 31, 2013. On October 1, 2014, we completed the Acquisition. See “The Acquisition.” For additional information regarding our acquisition activity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

The following table sets forth information regarding the geographic diversification of the portfolio of outdoor advertising assets that constitute the Acquired Business and information regarding our advertising structures and sites combined with those of the Acquired Business.

The Company and the Acquired Business Combined

Number of Displays as of December 31, 2013
Location (Metropolitan Area)	Static Billboard Displays (Acquired Business)	Static Billboard Displays (Combined)	Digital Billboard Displays (Acquired Business)	Digital Billboard Displays (Combined)	Transit and Other Displays (Acquired Business)	Transit and Other Displays (Combined)	Total (Acquired Business)	Total (Combined)	Percentage of Total Displays (Acquired Business)	Percentage of Total Displays (Combined)
New York, NY	266	430	12	18	4,613	173,048	4,891	173,496	54%	47%
Los Angeles, CA	611	4,440	3	9	331	41,599	945	46,048	10%	13%
State of New Jersey	—	4,102	—	19	—	—	—	4,121	—	1%
Miami, FL	22	1,060	—	13	851	13,652	873	14,725	10%	4%
Houston, TX	—	1,205	—	8	—	—	—	1,213	—	<1%
Detroit, MI	—	2,353	—	22	—	13,483	—	15,858	—	4%
Washington, D.C.	15	26	—	—	58	19,819	73	19,845	<1%	5%
San Francisco, CA	46	1,488	—	13	219	764	265	2,265	3%	1%
Atlanta, GA	—	2,418	—	35	—	16,361	—	18,814	—	5%
Chicago, IL	44	1,000	—	7	643	643	687	1,650	8%	<1%
Dallas, TX	7	730	—	18	—	294	7	1,042	<1%	<1%
Tampa, FL	—	1,678	—	25	—	—	—	1,703	—	<1%
Phoenix, AZ	—	1,831	—	47	—	3,120	—	4,998	—	1%
Orlando, FL	—	1,548	—	15	—	—	—	1,563	—	<1%
St. Louis, MO	—	1,455	—	11	—	—	—	1,466	—	<1%
All Other United States and Puerto Rico	61	20,029	—	128	1,337	10,188	1,398	30,345	15%	8%

Total United States	1,072	45,793	15	388	8,052	292,971	9,139	339,152	100%	93%

Canada	—	6,036	—	18	—	8,327	—	14,381	—	4%
Mexico	—	4,656	—	1	—	87	—	4,744	—	1%
South America	—	2,402	—	—	—	4,648	—	7,050	—	2%

Total International	—	13,094	—	19	—	13,062	—	26,175	—	7%

Total	1,072	58,887	15	407	8,052	306,033	9,139	365,327	100%	100%

Insurance

Prior to the Separation, the advertising structures and sites in our portfolio were covered under CBS’s blanket policy for commercial general liability, fire, extended coverage, earthquake, business interruption and rental loss insurance. We were also covered by other CBS policies, including errors and omissions, terrorism, director’s and officer’s liability, fiduciary liability, employment practices liability, professional liability and workers’ compensation insurance. As of the date hereof, we are covered by our own policies under a stand-alone insurance program with policy specifications and insured limits based on our assessment of our business and the risks we face as a stand-alone company, which may differ from the policy specifications and insured limits under CBS’s plans. In the opinion of our management, our properties are adequately covered by insurance.

Competition

The outdoor advertising industry is fragmented, consisting of several large companies operating on a national basis, such as our company, Clear Channel Outdoor Holdings, Inc., JCDecaux S.A. and Lamar Advertising Company, as well as hundreds of smaller regional and local companies operating a limited number of displays in a single or a few local markets. We compete with these companies for both customers and structure and display locations.

We also compete with other media, including broadcast and cable television, radio, print media, the Internet and direct mail marketers, within their respective markets. In addition, we compete with a wide variety of out-of-home media, including advertising in shopping centers, airports, movie theaters, supermarkets and taxis. Advertisers compare relative costs of available media, including CPMs, particularly when delivering a message to customers with distinct demographic characteristics. In competing with other media, the outdoor advertising industry relies on its relative cost efficiency and its ability to reach specific markets, geographic areas and/or demographics.

Employees

As of September 30, 2014, we had approximately 2,395 employees, of which 311 were local account executives in our U.S. segment, 45 were national account executives in our U.S. segment and 94 were account executives in our International segment. As of September 30, 2014, approximately 2,356 of our employees were full-time employees and approximately 39 were part-time employees. Some of these employees are represented by labor unions and are subject to collective bargaining agreements.

Legal Proceedings

On an ongoing basis, we are engaged in lawsuits and governmental proceedings and respond to various investigations, inquiries, notices and claims from national, state and local governmental and other authorities (collectively, “litigation”). Litigation is inherently uncertain and always difficult to predict. Although it is not possible to predict with certainty the eventual outcome of any litigation, in our opinion, none of our current litigation is expected to have a material adverse effect on our results of operations, financial position or cash flows.

MANAGEMENT

Executive Officers

The following table sets forth information as of December 15, 2014 regarding the individuals who serve as our executive officers.

Name	Age	Position
Jeremy J. Male	57	Chairman and Chief Executive Officer
Donald R. Shassian	59	Executive Vice President and Chief Financial Officer
Raymond Nowak	62	Executive Vice President, Chief Administrative Officer and U.S. Chief Financial Officer
Clive Punter	48	Executive Vice President and Chief Revenue Officer
Richard H. Sauer	57	Executive Vice President, General Counsel and Secretary
Jodi Senese	55	Executive Vice President and Chief Marketing Officer
Andrew Sriubas	46	Executive Vice President, Strategic Planning & Development
Nancy Tostanoski	50	Senior Vice President, Human Resources

None of our executive officers is related to each other or any director of the Company by blood, marriage or adoption.

Jeremy J. Male has served as our Chief Executive Officer since September 2013, and as Chairman of our board of directors since October 2014. Prior to that, he served as the Chief Executive Officer, UK, Northern Europe and Australia for JCDecaux SA since 2000, with operational responsibilities for 11 countries. He also served as a Member of the Executive Board at JCDecaux SA from October 2000 to September 2013. Prior to that, he served as Chief Executive Officer, Europe, of TDI Worldwide Inc. (later acquired by the Company).

Donald R. Shassian has served as our Executive Vice President and Chief Financial Officer since November 2013. Prior to that, he served as the Executive Vice President and Chief Financial Officer of Frontier Communications Corporation from 2006 to 2013. Before that, he served as an M&A consultant for communications companies pursuing the acquisition and divestiture of local exchange businesses. Previously, he served as Executive Vice President/Chief Financial Officer and later Chief Operating Officer of RSL Communications, Ltd. and Senior Vice President and Chief Financial Officer of Southern New England Telecommunications Corporation and was a partner with Arthur Andersen. He currently serves on the board of directors and is chairman of the audit committee of UIL Holdings Corporation.

Raymond Nowak has served as our Executive Vice President, Chief Administrative Officer and U.S. Chief Financial Officer since November 2013. Prior to that, he served as our Executive Vice President, Chief Financial Officer and Chief Administrative Officer since 2002. Previously, he was the Senior Vice President and Controller of the Warner Music Group from 1993 to 2002. Prior to that, from 1979 to 1993, Mr. Nowak served in various financial posts and reporting positions at Paramount Communications, a former subsidiary of CBS (when it was known as Viacom Inc.), where he last served as both Executive Vice President, Chief Financial Officer of Madison Square Garden and Vice President of Accounting, Systems and Benefits at Corporate.

Clive Punter has served as our Executive Vice President and Chief Revenue Officer since October 2014. Prior to that, he was a founding partner of GeniusQ, a senior executive consulting company, from 2012 to 2014. Prior to that, he served as a managing director at Linkedin from 2010 to 2012, where he led the global marketing solutions business. Mr. Punter previously served in various roles at CBS Outdoor International (n/k/a Exterion Media) from 1995 to 2010, including as International CEO from 2007 to 2010.

Richard H. Sauer has served as our Executive Vice President and General Counsel since December 2006. Beginning in March 2014, he also began serving as our Secretary. Prior to that, he was a partner at the law firm Duane Morris LLP and, before that, a partner at the law firm Jones Day.

Jodi Senese has served as our Executive Vice President and Chief Marketing Officer since April 2013. Prior to that, she served as our Executive Vice President, Marketing overseeing all aspects of marketing, research and creative services as well as the development of new business strategies for the Company since 2001. Previously, she served as Executive Vice President, Marketing at TDI Worldwide Inc. (later acquired by the Company) since 1991. Before that, she served as Vice President, Marketing at Gannett Outdoor (later acquired by the Company) from 1987 to 1991. Ms. Senese began her career as Director of Sales Promotion at New York Subways Advertising Company (later acquired by the Company) in 1981. She served as Chairwoman of the Outdoor Advertising Association of America Marketing Committee from 2009 through 2013.

Andrew Sriubas has served as our Executive Vice President, Strategic Planning & Development since July 2014. Prior to that, he served as Chief of Strategy & Corporate Development at Sonifi Solutions, Inc. from 2013 to 2014, where he was responsible for corporate partnerships, product development, content acquisitions and digital deployment systems. Before joining Sonifi, from 1989 to 2013, Mr. Sriubas held senior roles at Citicorp Securities, Inc., Donaldson, Lufkin & Jenrette/Credit Suisse First Boston, UBS Investment Bank, JP Morgan Chase and Moorgate Partners, advising and raising capital for technology, media and telecommunications companies.

Nancy Tostanoski has served as our Senior Vice President, Human Resources since May 2014. Prior to that, she served as Vice President, Global Compensation and Benefits at PVH Corp. (formerly known as The Warnaco Group, Inc.) from 2010 to 2013, where she was responsible for global compensation, benefits and performance management for the publicly-held branded apparel company. Prior to that, Ms. Tostanoski served as Vice President, Global Compensation, Benefits and Shared Services at Reader’s Digest Association, Inc. from 2007 to 2010, where she was responsible for global compensation, benefits and U.S. shared services for the privately-held publishing and media company.

Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our charter provides that the number of directors on our board of directors is fixed exclusively by the board of directors pursuant to our bylaws, but may not be fewer than the minimum required by Maryland law, which is currently one. Our bylaws provide that our board of directors will consist of not less than one and not more than 15 directors.

Our board of directors currently consists of six directors. The following table sets forth information as of December 15, 2014 regarding individuals who serve as members of our board of directors.

Name	Age	Position
Nicolas Brien	52	Director
Manuel A. Diaz	60	Director
Jeremy J. Male	57	Chairman and Chief Executive Officer
Peter Mathes	61	Director
Susan M. Tolson	52	Director
Joseph H. Wender	70	Director

None of our directors is related to each other or any executive officer of the Company by blood, marriage or adoption.

Nicolas Brien has served on our board of directors since October 2014. He served as Chairman and Chief Executive Officer of McCann Worldgroup from April 2010 through November 2012. Prior to that, he served as Chief Executive Officer of IPG Mediabrands from 2008 to 2010. Mr. Brien also served as Chief Executive Officer of Universal McCann from 2005 to 2008. With 30 years of experience in the advertising, media and marketing industry, Mr. Brien brings to our board a unique cross-disciplinary perspective, extensive operational experience and expertise working with world-class brands.

Manuel A. Diaz has served on our board of directors since August 2014. He is a senior partner at the law firm Lydecker Diaz, LLP and serves on a number of private company and not-for-profit boards. Prior to that, Mr. Diaz served as the Mayor of the City of Miami from 2001 to 2009. With over 30 years of combined public service and legal experience, Mr. Diaz brings to our board a unique perspective on our governmental relationships and the impact we have on the local markets we serve.

Jeremy J. Male has served on our board of directors since March 2014, and has served as Chairman since October 2014. He has served as our Chief Executive Officer since September 2013. Prior to that, he served as the Chief Executive Officer, UK, Northern Europe and Australia for JCDecaux SA since 2000. He also served as a Member of the Executive Board at JCDecaux SA from October 2000 to September 2013. As a director, with his long and successful career in senior management positions at a number of highly regarded global outdoor companies and his service both as Chairman of the Outdoor Media Centre in the UK and President of FEPE International, an association of outdoor advertising companies worldwide, Mr. Male brings to us unparalleled global expertise in the outdoor advertising industry and is well positioned to lead our company, through his executive and director roles, as an independent public company.

Peter Mathes has served on our board of directors since March 2014. Mr. Mathes served as the Chairman and Chief Executive Officer of AsianMedia Group LLC from 2004 to September 2011. Prior to that, he served in various managerial roles, beginning in 1982 at Chris Craft/United Television Group, where he served as Executive Vice President from 1998 to 2001. In January 2012, AsianMedia Group LLC filed for reorganization under bankruptcy laws as a result of a significant decline in U.S. television spot advertising demand beginning in 2008, and, after selling its television stations, filed to liquidate its remaining assets. The case closed in July 2013. With over 30 years of combined experience in developing, acquiring and overseeing television stations and managing local and national advertising sales, Mr. Mathes brings to our board expertise in local and national advertising strategy and development.

Susan M. Tolson has served on our board of directors since August 2014. She served as an analyst and portfolio manager at Capital Research Company for over twenty years. Prior to that, Ms. Tolson spent two years with Aetna Investment Management Company. Ms. Tolson currently serves on the board of directors of Lagardere Groupe, Worldline E-Payment Services and Take-Two Interactive Software, Inc., as well as on the audit committees of Worldline E-Payment Services and Take-Two Interactive Software, Inc. and the nominating and compensation committee of Worldline E-Payment Services. Ms. Tolson’s extensive experience in the media industry, in investment management and in public company board service provide our board with a skilled advisor on strategic developments in our industry, as well as corporate finance and corporate governance matters.

Joseph H. Wender has served on our board of directors since March 2014. He has also been a Senior Consultant to Goldman, Sachs & Co. since January 2008. He began with Goldman, Sachs & Co. in 1971 and became General Partner of the firm in 1982, at which time he headed the Financial Institutions Group for over a decade. Mr. Wender also currently serves as a director of Isis Pharmaceuticals and Grandpoint Capital, a bank holding company, and is an Independent Trustee of the Schwab Family of Funds. With over 35 years of investment banking experience and his service on other boards, Mr. Wender brings to our board a broad and deep understanding of public company financial reporting, corporate finance and strategic transactions.

Election and Classification of Directors

In accordance with the terms of our charter, our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms, and is divided as follows:

•	the Class I directors are Messrs. Diaz and Mathes and Ms. Tolson, and their term will expire at the annual meeting of stockholders expected to be held in 2015;

•	the Class II director is Mr. Brien, and his term will expire at the annual meeting of stockholders expected to be held in 2016; and

•	the Class III directors are Messrs. Male and Wender, and their term will expire at the annual meeting of stockholders expected to be held in 2017.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualifies, in accordance with our bylaws. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Director Independence

Our board of directors has determined that five of our current directors, Messrs. Brien, Diaz, Mathes and Wender and Ms. Tolson, are “independent directors” under the NYSE corporate governance standards.

Committees of the Board of Directors

In connection with the IPO, our board of directors appointed an audit committee. In connection with the Separation, our board of directors appointed a compensation committee and a nominating and governance committee. A more detailed description of the purpose, composition and duties of each committee is contained in each committee’s respective charter, which are available on our website at www.outfrontmedia.com.

Audit Committee

The audit committee assists our board of directors in fulfilling its responsibility to oversee, among other matters, the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditors.

The members of our audit committee are Messrs. Diaz, Mathes and Wender (chair). Our board of directors has determined that all of them are financially literate under the NYSE corporate governance standards and that Mr. Wender qualifies as an “audit committee financial experts” as defined under the applicable SEC rules. Our board has also determined that Messrs. Diaz, Mathes and Wender meet the independence requirements applicable to audit committee members under the NYSE corporate governance standards relating to newly public companies and the applicable SEC rules.

Compensation Committee

The compensation committee is responsible for, among other things, reviewing and approving corporate goals and objectives relevant to chief executive officer compensation, evaluating the chief executive officer’s performance in light of those goals and objectives, determining and approving compensation for the chief executive officer and other executive officers and evaluating and making recommendations to the board of directors regarding equity-based and incentive compensation plans. The members of our compensation committee are Messrs. Brien and Mathes (chair) and Ms. Tolson. Our board has also determined that Messrs. Brien and Mathes and Ms. Tolson meet the independence requirements applicable to compensation committee members under the NYSE corporate governance standards relating to newly public companies and the applicable SEC rules.

Nominating and Governance Committee

The nominating and governance committee is responsible for, among other things, identifying and recommending to the board of directors individuals qualified to become board members, developing and recommending to the board of directors corporate governance guidelines and overseeing the evaluation of the board of directors and management. The members of our nominating and governance committee are Ms. Tolson (chair) and Messrs. Brien, Diaz and Mathes. Our board has also determined that Ms. Tolson and Messrs. Brien, Diaz and Mathes meet the independence requirements applicable to nominating and governance committee members under the NYSE corporate governance standards relating to newly public companies and the applicable SEC rules.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2013, we did not have a compensation committee or any other board committee performing an equivalent function. Decisions regarding the compensation of our executive officers were made by CBS.

Compensation of Directors

Our board of directors has approved a compensation program for our directors who are not employees of our company (the “Outside Directors”), as described below.

Cash Compensation

Each Outside Director is entitled to receive the following cash compensation as determined by the board:

•	a $60,000 annual board retainer, payable in equal installments quarterly in advance;

•	a $10,000 annual committee chair retainer for the chair of each committee, payable in equal installments quarterly in advance; and

•	a per meeting attendance fee of $1,000 to committee members for each meeting of each committee (or any other ad hoc committee appointed by the board of directors).

Equity Compensation

Each Outside Director is entitled to receive the following awards under our long-term incentive plan, the CBS Outdoor Americas Inc. Omnibus Stock Incentive Plan (the “Omnibus SIP”):

•	an automatic annual grant of RSUs with a value of $60,000 based on the closing price of shares of our stock on the NYSE on the date of grant, which RSUs will vest one year from the date of grant, with dividend equivalents accruing on such RSUs in the amounts equal to the regular cash dividends paid on our common stock and such accrued dividend equivalents shall convert to shares of our common stock on the date of vesting; provided that the first annual grant was awarded to Messrs. Mathes and Wender, directors servicing on the Company’s board of directors on the date of the IPO, with the number of shares for the initial grant determined based on the IPO price; and

•	a prorated RSU grant if he or she joins our board of directors following the date of the annual RSU grant, but during the calendar year of the grant.

Expenses

Members of our board of directors are reimbursed for expenses incurred in attending board, committee and stockholder meetings (including travel and lodging).

Stock Ownership Guidelines

We have adopted corporate governance guidelines which provide that non-employee directors are expected to own shares of our common stock having a market value of at least three times their annual cash retainer, within three years of becoming a director, in accordance with the guidelines. This stock ownership expectation helps to align the interests of our directors with those of our stockholders.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify any present or former director or officer, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with any proceeding to which he or she may be made or threatened to be made a party by reason of his or her service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that a personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; and

•	any individual who, while our director or officer and at our request, serves or has served as a director, officer, trustee or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and to any employee of us or a predecessor of us.

The indemnification and payment or reimbursement of expenses provided by the indemnification provisions of our charter and bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any statute, bylaw, resolution, insurance, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, we have entered into separate indemnification agreements with each of its directors. Each indemnification agreement provides, among other things, indemnification as provided in the agreement and otherwise to the fullest extent permitted by law and our charter and bylaws against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such advancement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Prior to the completion of the IPO, we were an indirect wholly owned subsidiary of CBS. As a result, the compensation of our employees, including our named executive officers (as defined below), was determined by CBS senior management and/or the CBS Compensation Committee (as defined below). The following Compensation Discussion and Analysis discusses the compensation philosophy of CBS and the compensation committee of CBS’s board of directors (the “CBS Compensation Committee”) applicable to the compensation arrangements for fiscal year 2013 for our executive officers whose compensation is individually disclosed in the tables that appear on subsequent pages (the “named executive officers”).

Following the Separation, the compensation committee of our board of directors began making our named executive officer compensation decisions. While our executive compensation programs following completion of the Separation may differ from CBS’s programs, our programs are based on a philosophy that is substantially similar to CBS’s as described below and that promotes the core objectives of paying competitive performance-based compensation, which allows directors and executive officers to make decisions based on business needs and ultimately aligns executive and stockholder interests.

Overview of Compensation Objectives

CBS’s compensation programs are designed to motivate and reward business success and to increase stockholder value. CBS’s compensation programs are based on the following core objectives:

•	Stockholder Value Focused: Align executives’ interests with stockholders’ interests, with particular emphasis on creating incentives that reward executives for consistently increasing the value of CBS.

•	Market-based: Take into account the profile of compensation and benefits programs found in peer companies in order to attract and retain the talent needed to drive sustainable competitive advantage and deliver value to stockholders.

•	Performance-based: Ensure plans provide reward levels that reflect variances between actual and desired performance results.

•	Flexible: Enable management and the board of directors to make decisions based on the needs of the business and to recognize different levels of individual contribution and value creation.

Evaluating Executive Compensation

In reviewing our named executive officers’ executive compensation in 2013, CBS considered competitive market data for executive talent, including reliable market data for base salary, target annual incentive opportunities (as such data is available), actual annual incentive earned, annualized expected value of long-term incentives, and the resulting total actual and target compensation. None of these reviews targeted total compensation amounts to a specific benchmark. With respect to the execution of new or amended employment agreements for the applicable named executive officers, CBS reviewed competitive market data for industry peer companies (i.e., Clear Channel and Lamar Advertising) and for public companies with similar revenues.

Elements of Executive Compensation

CBS’s compensation arrangements with our named executive officers consisted of the following elements:

•	Base Salary

•	Performance-Based Compensation Programs

•	Annual Bonus Awards

•	Long-Term Incentives

•	Retirement and Deferred Compensation Plans

•	Other Compensation (Perquisites and Other Personal Benefits)

CBS considered these elements in determining an executive’s compensation package in order to reward for both the long- and short-term performance of the executive and CBS. CBS did not use rigid guidelines in determining the mix of compensation elements (i.e., long-term versus currently paid out compensation and cash versus non-cash compensation) for executives. However, CBS did consider the level of base salary of executives as it relates to the allocation of guaranteed versus performance-based compensation.

Base Salary

CBS provided our named executive officers with a base salary that was sufficiently competitive to attract and retain talented individuals and provides a secure base of guaranteed cash to compensate them for services rendered during the fiscal year. In reviewing base salary during 2013 for Messrs. Kelly, Nowak and Sauer, including in connection with amended employment agreements, as applicable, CBS considered appropriate compensation data for their positions in our industry, individual performance, the base salary level for the executive in relation to his total compensation package, the level of the annual merit increase budget across CBS as a whole, any existing contractual obligations, and the level of base salary as it relates to the allocation of guaranteed versus variable, at-risk compensation. As a result, the salaries of Messrs. Kelly, Nowak and Sauer for 2013 remained at the same level as the prior year.

In determining an appropriate base salary for Messrs. Male and Shassian under their new employment agreements with us, CBS considered appropriate compensation for their positions in our industry, their base salary at their prior place of employment, their base salary level in relation to their total compensation package and the level of their base salary as it related to the allocation of guaranteed versus variable, at-risk compensation.

Effective February 17, 2014, we amended our employment arrangement with Mr. Sauer in order to secure his continued services as Executive Vice President, General Counsel. His new employment agreement provides for an increase in his base salary, as well as an adjustment to other compensation terms, and includes restrictive covenants.

Performance-Based Compensation Programs

CBS’s performance-based compensation programs provide for the opportunity to reward executives for contributing to annual financial and operational performance (through annual bonus programs) and for realizing stock price appreciation (through long-term equity incentives).

Annual Bonus Awards

Early in 2013, CBS provided to Messrs. Kelly, Nowak and Sauer an opportunity for annual bonus awards under CBS’s short-term incentive program. The purpose of CBS’s short-term incentive program is to benefit and advance the interests of CBS by granting annual bonus awards to executives as “pay for performance”—a reward for their individual contributions to CBS’s annual financial and operational success. For 2013, Mr. Male’s employment agreement provided for a payment in respect of compensation he forfeited when he left his former employer. Mr. Shassian did not participate in CBS’s short-term incentive program with respect to calendar year 2013.

At the beginning of each fiscal year, the CBS Compensation Committee approves funding levels that can be earned for that year for CBS’s short-term incentive program. These funding levels are based on financial performance goals set by the CBS Compensation Committee that are derived from budget determinations for the relevant year that take into account expected financial performance of CBS’s industry peers for that year, as well as on expected performance of CBS management against key strategic objectives.

In January 2014, the CBS Compensation Committee evaluated CBS’s actual performance relative to the funding levels in order to determine the aggregate amount available for payouts under CBS’s short-term incentive program. CBS’s determinations regarding the amount of the annual bonus awards to be paid to the applicable named executive officers took into account all of the factors it deemed appropriate, with no predetermined emphasis on any individual item, and utilized discretion to award an appropriate bonus. In determining the bonus amounts for 2013 to the applicable named executive officers, CBS considered individual performance factors, historical bonus payouts and the financial performance of the business, including, with respect to Mr. Kelly, his leadership in driving revenue growth, managing operating expenses, and expanding our digital billboard presence in the United States; with respect to Mr. Nowak, his successful management of the financial operations of our business and his role in the execution of the IPO and our REIT conversion; and, with respect to Mr. Sauer, his role in managing the legal affairs of the business, including in connection with the IPO and our REIT conversion. With respect to Messrs. Male and Shassian, CBS also considered provisions of their employment agreements, which, for Mr. Male, provided for a payment in respect of compensation he forfeited when he left his former employer, and for Mr. Shassian, provided that he would not be eligible to participate in CBS’s short-term incentive program with respect to calendar year 2013. CBS also considered the respective target bonus amounts for the applicable named executive officers, which amounts are based on competitive practice. The differences in the target bonus amounts set forth in the named executive officer employment arrangements reflect the level of relative impact of each of their positions on our performance. The determination of the amounts for 2013 to Mr. Kelly were made by the CBS Compensation Committee, in connection with the Committee’s review of compensation for certain CBS senior executives identified at the beginning of the fiscal year (“CBS senior executives”), and to the remaining applicable named executive officers were made by CBS senior management.

As part of CBS’s short-term incentive program, certain CBS executive officers participate in CBS’s Senior Executive Short-Term Incentive Plan. CBS’s Senior Executive Short-Term Incentive Plan is designed to provide for deductibility of amounts paid pursuant to the plan under Section 162(m) of the Code. Prior to the completion of the IPO, we adopted a short-term incentive plan for a similar purpose, the CBS Outdoor Americas Inc. Executive Bonus Plan, which is more fully described below.

Long-Term Incentive Programs

CBS maintains a Long-Term Management Incentive Program (the “LTMIP”), which is designed as a “pay for performance” vehicle to encourage executives to make decisions which will create and sustain long-term value for stockholders. It is also a vehicle used to retain talent and build executive ownership in the stock of CBS. Eligibility to participate in the LTMIP is generally limited to executives who have management responsibility.

The type and mix of equity-based vehicles used to deliver value varies primarily by an executive’s level in the organization and CBS’s business needs. The CBS Compensation Committee considers the following objectives in determining the appropriate type and mix of equity-based vehicles:

Increased alignment with stockholder interests (Stock Options): Provide the opportunity to acquire an equity interest in CBS and share in the appreciation of the value of the stock.

Increased accountability for executive (Performance-Based Stock Awards): Motivate executives to focus on CBS performance through the achievement of predetermined financial goals over a designated period. Performance goals for performance-based stock awards are set based on financial and operational goals for the relevant fiscal year.

Retention of talent in both up and down markets (Time-Based Stock Awards): Provide real value in awards that are earned over a specified vesting period.

In determining the target value to be delivered through these equity vehicles, CBS reviews competitive market data, CBS’s retention needs, potential stockholder dilution, the expense to be incurred by CBS and prior equity grant practices. In determining the value, mix and type of awards, CBS takes into consideration the objectives to allocating award types noted above and the competitive assessment of total compensation as discussed in “—Evaluating Executive Compensation” above. For 2013, Messrs. Kelly, Nowak and Sauer each received an annual LTMIP award, based on their respective current target values, which reflect the relative impact of the executive’s position on CBS performance. The value of Mr. Kelly’s award was delivered 40% in stock options, 30% in PRSUs, and 30% in time-based RSUs (“TRSUs”). The value of Mr. Nowak’s award was delivered 30% in stock options, 30% in PRSUs, and 40% in TRSUs. The value of Mr. Sauer’s award was delivered 100% in TRSUs. In connection with the execution of Mr. Male’s employment agreement, he was awarded a LTMIP equity grant package delivered 40% in stock options, 30% in PRSUs and 30% in TRSUs. He also received, in connection with the execution of his new employment agreement, a separate award of vested RSUs settled in CBS Class B Common Stock subject to holding period restrictions. In connection with the execution of Mr. Shassian’s employment agreement, he was awarded an equity grant package delivered 100% in TRSUs.

Performance Goals for PRSUs

The performance goals for PRSUs are set based on financial and operational goals for the relevant fiscal year, which take into account expected performance of CBS’s industry peers for that year as determined by media industry analysts. At the beginning of each year, the CBS Compensation Committee reviews performance goals and considers which metrics offer the best measure of CBS performance. In setting the performance goals for 2013, the CBS Compensation Committee took into account the performance goals from the previous year and sought to establish performance goals that were meaningful and challenging and designed to motivate performance, without encouraging executives to engage in risky business activities in order to achieve unattainable goals.

The vesting of the PRSUs awarded to the named executive officers in 2013 is subject to the CBS Compensation Committee’s determination of the level of achievement against the predetermined performance goal. The number of shares earned upon vesting of the PRSUs is determined in accordance with the following schedule:

•	if CBS achieves less than 80% of the predetermined performance goal, the award will be forfeited;

•	if CBS achieves 80% of the predetermined performance goal, 80% of the target shares will be earned;

•	if CBS achieves 100% of the predetermined performance goal, 100% of the target shares will be earned; and

•	if CBS achieves 120% or greater of the pre-determined performance goal, 120% of the target shares will be earned.

For achievement at intermediate points between 80% and 100% and between 100% and 120%, the number of shares to be delivered will be linearly interpolated. Dividend equivalents accrue on the target number of shares and equal the value of regular cash dividends paid on the shares of the CBS Class B Common Stock. Dividend equivalents are paid in cash, less applicable withholdings, when the PRSUs vest, but only up to the amount payable with respect to the target number of shares. If the PRSUs do not vest, then the dividend equivalents accrued on those PRSUs are forfeited.

For 2013, the performance goal for the PRSUs granted to Messrs. Male and Kelly was CBS’s achievement during 2013 of an 80% or greater level of the weighted average performance of (i) the percentage of an OIBDA Metric Target (as defined below) of $3.610 billion actually achieved (75% weighting) and (ii) the percentage of an FCF Metric Target (as defined below) of $1.684 billion actually achieved (25% weighting). The performance goal for Mr. Nowak’s PRSU grant was CBS’s achievement during 2013 of an FCF Metric Target of $1.684 billion. In setting the 2013 performance goals, the CBS Compensation Committee selected two metrics: (i) OIBDA (i.e., operating income before depreciation and amortization) (the “OIBDA metric”) and (ii) free cash flow (i.e., operating income before depreciation and amortization, less cash interest, taxes paid, working capital requirements and capital expenditures) (the “FCF metric”). The “OIBDA Metric Target” is calculated by starting with CBS’s budget for 2013 for the OIBDA metric and then taking into account items approved by the Committee that may otherwise distort the calculation of the performance goal, and the “FCF Metric Target” is calculated by starting with CBS’s budget for 2013 for the FCF metric and then taking into account the same items. The OIBDA metric was selected because it is an important indicator of CBS’s operational strength and performance of its businesses, as it provides a link between profitability and operating cash flow. The FCF metric was selected because it gives a clear view of CBS’s ability to generate cash (and thus profits), which allows it to pursue opportunities that enhance stockholder value.

In February 2014, the CBS Compensation Committee reviewed and discussed CBS’s performance versus the 2013 performance goals. The Committee then certified that the 2013 performance goals had been exceeded. Actual performance with respect to the OIBDA metric was $3.715 billion and with respect to the FCF metric was $1.774 billion. Thus 120% and 105.3% of the target number of shares underlying the PRSUs granted in 2013 to Messrs. Male and Kelly and to Mr. Nowak, respectively, will vest in accordance with their respective schedules.

Prior to the completion of the IPO, we adopted a long-term incentive plan, the Omnibus SIP, which is more fully described below.

Grant Date of Awards—The grant date for equity awards is the date on which the CBS Compensation Committee approves awards under the LTMIP or, if so determined by the Committee, a future grant date, or a date specified in an employment agreement. The CBS Compensation Committee may approve an award that will have a future grant date, with the exercise price of any stock option not to be less than the closing price of a share of the CBS Class B Common Stock on the NYSE on the date of grant. CBS does not set grant dates intentionally to precede the release of material non-public information. Communications regarding individual grant awards, including the terms and conditions, are provided to recipients as soon as administratively feasible. The grant date with respect to the annual management grants made in 2013 to Messrs. Kelly, Nowak and Sauer is the same date as the date on which the CBS Compensation Committee approved the awards, the grant date with respect to the equity grants awarded to Mr. Male in connection with the execution of his employment agreement is the same date on which the agreement was executed, and the grant date with respect to the equity grant awarded to Mr. Shassian in connection with the execution of his employment agreement is the first trading day of the month following the month in which the award was approved.

Fund-the-Future Program—The objective of CBS’s Fund-the-Future Program is to provide additional income to eligible CBS employees, excluding those actively participating in certain CBS pension plans and employees otherwise subject to a collectively bargained agreement which does not provide for their participation in the Fund-the-Future Program. For 2013, the CBS Compensation Committee determined to award a number of RSUs to all participants in the Fund-the-Future Program based on the employee’s annual base pay (capped at $550,000) or benefit base on the date of grant multiplied by 2.5%, and then divided by the closing price of one share of CBS Class B Common Stock on date of grant. During 2013, Messrs. Kelly and Sauer received Fund-the-Future Program grants. We adopted a similar Fund-the-Future Program in connection with the IPO.

Stock Ownership Guidelines

During 2013, Mr. Kelly, as a member of the CBS senior executive group, was subject to stock ownership guidelines providing that he was expected to acquire and establish holdings in CBS stock equal in value to two times his cash base. The remaining named executive officers were not subject to stock ownership guidelines for 2013. At this time, we do not intend to adopt stock ownership guidelines for our executives.

Retirement and Deferred Compensation Plans; Other Compensation

CBS provides eligible employees with the opportunity to build financial resources for retirement. During 2013, certain of our named executive officers participated, along with other eligible CBS employees, in CBS’s broad-based tax-qualified defined contribution plans and nonqualified deferred compensation plans. In addition, Mr. Nowak participated, along with other eligible CBS employees, in a CBS tax-qualified and a nonqualified defined benefit plan, which is closed to new participants. Mr. Nowak continues to have accumulated benefits under these plans, but no longer accrues benefits. Information regarding participation in these retirement and deferred compensation plans is set forth in the Pension Benefits in 2013 and Nonqualified Deferred Compensation in 2013 tables and the narratives following these tables. During 2013, CBS provided the participating named executive officers with CBS-matching contributions in the CBS 401(k) Plan and CBS Excess 401(k) Plan and CBS-paid life insurance. During 2013, our board of directors adopted a broad-based tax-qualified defined contribution plan (the “Outfront Media 401(k) Plan”) and a nonqualified deferred compensation plan (the “Outdoor Excess 401(k) Plan”), which became effective January 1, 2014, at which time the account balances as of December 31, 2013 of the participating named executive officers under (i) the CBS 401(k) Plan were transferred to the Outfront Media 401(k) Plan, and (ii) the CBS Excess 401(k) Plan and the CBS Bonus Deferral Plan were transferred to the Outfront Media 401(k) Plan. In 2013, we provided to Mr. Male a tax reimbursement on imputed income associated with relocation assistance provided to him in connection with the start of his employment with us, pursuant to the terms of his employment agreement.

Post-Termination Arrangements

Post termination payments and benefits with respect to our named executive officers are set forth in each of their respective employment arrangements. The objective of these payments and benefits is to recruit and retain talent in a competitive market and, as applicable, compensate executives for restrictive covenants and other obligations following a termination without cause or a resignation for good reason.

Compensation Deductibility Policy

Similar to the CBS Senior Executive STIP and CBS’s LTMIP, each of the CBS Outdoor Americas Inc. Executive Bonus Plan and Omnibus SIP is designed to permit awards that comply with the Section 162(m) exception for performance-based compensation. Section 162(m) of the Code generally limits to $1 million the federal tax deductibility of some forms of compensation paid in one year to the chief executive officer and the three most highly compensated executive officers (other than the chief financial officer) employed by CBS at the end of the year (i.e., “covered employees”). However, we reserve the right to pay compensation that does not meet the Section 162(m) deductibility requirements, and it is possible that Section 162(m) of the Code may disallow compensation deductions for some compensation paid under these plans.

Employment Contracts

All of the named executive officers are employed under employment contracts, as we consider it to be in our best interest and as the best means to secure the employment of each of these executives. These agreements provide for an annual salary for each named executive officer and a target bonus opportunity. Each named executive officer’s target bonus opportunity is subject to review and increase. Each named executive officer’s employment agreement also contains provisions providing for an opportunity for annual equity award grants.

Incentive Plan Information

Prior to the completion of the IPO, we adopted the Omnibus SIP and the CBS Outdoor Americas Inc. Executive Bonus Plan. The purpose of these incentive plans is to attract and reward key individuals upon whose judgment and contributions we depend for success.

The principal features of our incentive plans are summarized below. This summary is qualified in its entirety by reference to the complete texts of the Omnibus SIP and the CBS Outdoor Americas Inc. Executive Bonus Plan.

Omnibus SIP

Eligibility

All of our employees and non-employee directors and employees of our subsidiaries are eligible to receive awards under the Omnibus SIP. In addition, consultants and advisors who perform services for us and our subsidiaries may, under certain conditions, receive grants under the Omnibus SIP.

Administration

Our board of directors or a committee appointed by our board of directors (collectively, the “Committee”) administers the Omnibus SIP. The Committee selects the participants who receive awards under the Omnibus SIP, and determines the type of awards to be granted, the number of shares of our common stock subject to awards or the cash amount payable in connection with an award and the terms and conditions of these awards in accordance with the terms of the Omnibus SIP. In addition, the Committee may determine a participant’s rights to awards upon a termination of service. The Committee has full authority to interpret the Omnibus SIP and to establish rules for its administration. Subject to certain limitations, the Committee may delegate its authority under the Omnibus SIP to one or more members of the Committee and/or one or more of our officers.

With respect to awards to our directors, any awards or formula for granting awards under the Omnibus SIP are approved by our board of directors or such other committee to which our board may delegate such authority.

Types of Awards

The Omnibus SIP provides for awards of options to purchase shares of our common stock, stock appreciation rights, restricted and unrestricted stock, RSUs, dividend equivalents, performance awards (including performance share units) and other equity-related awards and cash payments, which are described in more detail below. The Omnibus SIP also provides for awards granted in substitution for awards previously granted by a company that we acquire (“substitute awards”).

Awards under the Omnibus SIP may be structured to be “qualified performance-based compensation” pursuant to Section 162(m) of the Code; however, we reserve the right to pay compensation that does not meet the Section 162(m) deductibility requirements, and it is possible that Section 162(m) of the Code may disallow compensation deductions for some compensation paid under the Omnibus SIP. Compensation paid and stock options, stock appreciation rights and restricted shares granted after the first regularly scheduled stockholders’ meeting that occurs more than 12 months after our IPO will meet the requirements of “qualified performance-based compensation” under Section 162(m) of the Code only if paid or granted, as applicable, after stockholder approval of the Omnibus SIP.

The Omnibus SIP provides for the treatment of awards held by our employees that were originally granted under various CBS stock plans (“adjusted awards”), which we have assumed and converted into awards in respect of our common stock. See “—Treatment of Outstanding CBS Equity Awards Held by Our Employees” below.

Share and Other Limits

Subject to adjustment (as described below), the number of shares of our common stock that may be delivered under the Omnibus SIP is 8.0 million shares. No director may be granted awards in his or her capacity as a member of our board of directors in any calendar year covering, in the aggregate, in excess of 50,000 shares of our common stock, subject to adjustment. Shares of common stock subject to awards under the Omnibus SIP will be made available from authorized but unissued shares.

Shares subject to awards under the Omnibus SIP will again be available for future awards upon the occurrence of specified events that result in fewer than the total number of shares subject to the award being delivered to the participants. Shares of our common stock that will be added back to the plan limit and will again be available for awards are those shares (1) subject to an award that expires or is cancelled, forfeited or terminated without having been exercised or paid, as applicable, or (2) subject to an award that is settled in cash. Upon exercise of a stock option or stock-settled stock appreciation right, the number of shares subject to the award (or portion thereof) being exercised shall be counted against the plan limit, regardless of the actual number of shares delivered to settle the stock option or stock-settled stock appreciation right upon exercise. Any shares exchanged by a participant or withheld from a participant as full or partial payment of the exercise price or the tax withholding upon exercise or settlement of an award will not be returned to the number of shares available for delivery under the Omnibus SIP. Shares underlying substitute awards will not be counted against the plan limit. Shares underlying adjusted awards will be counted against the plan limit.

In addition to the above limits on shares, the Omnibus SIP also contains the following limits with respect to Section 162(m) of the Code:

For awards granted in the form of stock options and stock appreciation rights, the maximum aggregate number of shares of our common stock that may be granted to any participant during any calendar year (regardless of whether stock appreciation rights are settled in cash, in shares of our common stock or in other securities) is 5,000,000 (subject to adjustment).

For awards (other than those awards described above) intended to satisfy the exception for “qualified performance-based compensation” under Section 162(m) of the Code, the maximum amount that may be granted to any participant during any calendar year is $25 million for awards denominated in cash and 4,000,000 shares for awards denominated in common stock (subject to adjustment).

Shares of common stock delivered upon settlement or exercise of substitute awards and adjusted awards will not count against either of the above limits with respect to Section 162(m) of the Code.

Adjustments

In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of our direct or indirect ownership of a subsidiary or affiliate, or similar event affecting us or any of our subsidiaries (a “Corporate Transaction”), the Committee may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of shares of our common stock or other securities reserved for issuance and delivery under the Omnibus SIP, (ii) the various maximum share limits described above, (iii) the number and kind of shares of our common stock or other securities subject to outstanding awards, and (iv) the exercise price of outstanding awards.

In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting our capital structure, or a disaffiliation, separation or spin-off, in each case without consideration, or other extraordinary dividend of cash or other property to our stockholders, the Committee shall make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of shares of our common stock or other securities reserved for issuance and delivery under the Omnibus SIP, (ii) the various maximum share limits described above, (iii) the number and kind of shares of our common stock or other securities subject to outstanding awards, and (iv) the exercise price of outstanding awards.

In the case of a Corporate Transaction, such adjustments may include, without limitation, (i) the cancellation of outstanding awards in exchange for payments of cash, property or a combination thereof having an equivalent value, (ii) the substitution of cash or other property for the shares of our common stock subject to outstanding awards, and (iii) in connection with any disaffiliation, arranging for the assumption of awards, or replacement of awards with new awards based on other property or other securities by the affected subsidiary, affiliate, or division or by the entity that controls such subsidiary, affiliate, or division following such disaffiliation.

Any adjustments made to awards that are considered “deferred compensation” within the meaning of Section 409A of the Code will be made in compliance with the requirements of Section 409A of the Code, and any adjustments made to awards that are not considered “deferred compensation” within the meaning of Section 409A of the Code will be made in such a manner as to ensure that after such adjustments, either the awards, as adjusted, remain exempt from the application of Section 409A of the Code or will not result in the imposition of any penalty taxes under Section 409A of the Code in respect of such awards.

Term of the Omnibus SIP

The Omnibus SIP will expire at midnight on the day prior to the tenth anniversary of its effective date.

Awards Generally

Stock Options. Stock options will be either non-qualified stock options or “incentive stock options” within the meaning of Section 422 of the Code, as determined by the Committee.

The Omnibus SIP will not permit the Committee to “reprice” (as defined in the Omnibus SIP) any stock option without stockholder approval. No stock option may be granted with a per share exercise price of less than 100% of the fair market value of a share of common stock on the date of grant. No stock option can be exercised after the tenth anniversary of the date of grant. The exercise price of a stock option will be paid in full on or before the settlement date for the shares of our common stock issued upon the exercise of the stock options in cash or, at the discretion of the Committee, in shares of our common stock (or other securities designated by the Committee) or in a combination of cash and shares of our common stock (or such other securities) or with any other form of valid consideration that is acceptable to the Committee. The Committee may also allow a participant to pay all or a portion of the exercise price using a net share-settlement procedure, through the withholding of shares of our common stock or through a cashless exercise procedure.

Stock Appreciation Rights. The Committee may grant stock appreciation rights under the Omnibus SIP alone or in tandem with stock options. No stock appreciation right that is granted alone may be granted with a per share exercise price of less than 100% of the fair market value of a share of common stock on the date of grant. Stock appreciation rights will be subject to the terms and conditions established by the Committee as set forth in the applicable award agreement. The Committee may not “reprice” (as defined in the Omnibus SIP) any stock appreciation right without stockholder approval.

Restricted Shares, Unrestricted Shares and RSUs. The Committee may grant restricted or unrestricted shares and RSUs under the Outfront Omnibus SIP. A restricted share is a share granted to the participant, which is subject to restrictions as determined by the Committee. An RSU is a contractual right to receive, at the discretion of the Committee, a share of common stock (or other securities designated by the Committee), a cash payment equal to the fair market value of a share of common stock or a combination of cash and shares of our common stock (or such other securities), subject to terms and conditions as determined by the Committee.

Restricted shares and RSUs will be subject to a vesting schedule or other restrictions, as the Committee shall determine. For restricted share awards, the participant will have all rights as a holder of shares of our common stock, except that the participant will not be entitled to be registered on our books and records until the shares of our common stock represented thereby have vested, and the restricted shares cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such shares have vested or unless otherwise determined by the Committee.

Performance Awards. The Committee may grant performance awards, which are defined as awards for which the granting, vesting, exercisability, payment and/or settlement is conditioned in whole or in part on the achievement of one or more performance goals during a performance period selected by the Committee. The terms and conditions of performance awards will be determined by the Committee, and, depending on the type of award, shall be payable in cash, in shares of our common stock (or other securities designated by the Committee) or in a combination of cash and shares of our common stock (or such other securities), as determined by the Committee.

Any performance awards that are intended to comply with the exception for “qualified performance-based compensation” under Section 162(m) of the Code will be subject to performance goals based on one or more, or any combination, of the following performance metrics, as selected by the Committee in its discretion: operating income before depreciation and amortization, operating income, free cash flow, net earnings, net earnings from continuing operations, earnings per share, earnings before income taxes, depreciation and amortization, revenue, net revenue, funds from operations, adjusted funds from operations, total stockholder return, stock price, return on equity, return in excess of cost of capital, profit in excess of cost of capital, return on assets, return on invested capital, net operating profit after tax, operating margin and profit margin. For performance awards that are not intended to meet such exception under Section 162(m) of the Code, the Committee may establish performance goals based on other performance metrics, which may be subjective, as it deems appropriate. The performance goals may be based on objectives related to individual performance, company performance, or the performance of a subsidiary, division, department, region, function or business unit. The performance goals may be determined on an absolute or cumulative basis or on a percentage of improvement over time. In addition, a performance goal may be measured in terms of company performance (or of the performance of a subsidiary, division, department, region, function or business unit) or measured relative to selected reference companies or a market index.

With respect to awards that are intended to comply with the exception for “qualified performance-based compensation” under Section 162(m) of the Code, the Committee shall specify whether the calculation of the performance goals applicable to such performance award shall be adjusted or modified in order to reflect any recapitalization, reorganization, stock split or dividend, merger, acquisition, divestiture, consolidation, spin-off, split-off, split-up, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event occurring during the relevant performance period, to exclude the effect of “extraordinary items” under GAAP, including, without limitation, changes in accounting standards, and/or to reflect any other item or event determined by the Committee in its discretion.

The Committee retains the right to reduce any award such that the amount of the award is less than the maximum amount that could be paid based on the degree to which the performance goals related to such award were attained. However, the Committee may not increase the amount of any award that is intended to be deductible under Section 162(m) of the Code above the maximum amount that could be paid based on the attainment of performance goals.

Dividend Equivalents and Other Awards. The Committee may, in its sole discretion, allow any recipient of an award, other than stock options and stock appreciation rights, under the Omnibus SIP to receive, currently or on a deferred basis, interest, dividends or dividend equivalent payments, with respect to the number of shares of our common stock covered by an award. The Committee may also provide for the amount of such interest, dividend or dividend equivalent to be reinvested and/or subject to the same terms and conditions (including vesting and forfeiture provisions) as the related award.

The Committee will have the authority to grant other equity-related awards or cash payments, which payments may be based on one or more criteria determined by the Committee, under the Omnibus SIP that are consistent with the purpose of the Omnibus SIP and our interests.

Deferral of Awards

At the discretion of the Committee, a participant may elect to defer the payment or settlement of awards upon such terms and conditions as the Committee may prescribe.

Amendment and Termination of the Omnibus SIP

Our board of directors may at any time alter, amend, suspend or terminate the Omnibus SIP, in whole or in part, except that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the rules of the principal stock exchange on which our common stock is listed, and no alteration, amendment, suspension or termination may materially adversely affect the terms of any then-outstanding awards without the consent of the affected participant.

Notwithstanding the above paragraph, the Committee will have broad authority to amend the Omnibus SIP or outstanding awards under the Omnibus SIP without the approval of participants if the Committee deems the amendment necessary or appropriate to comply with, or take into account changes in, applicable laws, rules or regulations or to avoid adverse tax consequences to any person under Section 409A of the Code, even if such amendment would otherwise be detrimental to such person.

CBS Outdoor Americas Inc. Executive Bonus Plan

Eligibility

For each performance period, the Committee will select the executives who are eligible for participation in the CBS Outdoor Americas Inc. Executive Bonus Plan. The performance period is our fiscal year unless otherwise established by the Committee. Generally, all of our executive officers and other of our key executives who are designated by the Committee are eligible to participate in the CBS Outdoor Americas Inc. Executive Bonus Plan. The Committee will select eligible participants no later than 90 days after the beginning of the performance period (or, if the performance period is shorter than 12 months, before 25% of the performance period has elapsed).

Administration

The CBS Outdoor Americas Inc. Executive Bonus Plan will be administered by the Committee. To the extent consistent with Section 162(m) of the Code, the Committee may delegate its responsibilities for administering this Plan to one or more of our officers or directors or to one or more officers or directors of its affiliates as it deems necessary or appropriate for the proper administration of the plan. The Committee will select the participants, determine the time when awards will be granted, set the performance goals and other terms and conditions of awards, certify the degree to which the performance goals for earning awards have been met, and determine whether an award should be reduced or eliminated.

Compensation payable under the CBS Outdoor Americas Inc. Executive Bonus Plan is expected to be deductible under Section 162(m) of the Code; however, we reserve the right to pay compensation that does not meet the Section 162(m) deductibility requirements, and it is possible that Section 162(m) of the Code may disallow compensation deductions for some compensation paid under the CBS Outdoor Americas Inc. Executive Bonus Plan. Compensation paid after the first regularly scheduled stockholders’ meeting that occurs more than 12 months after our IPO will be eligible to satisfy the requirements of “qualified performance-based compensation” under Section 162(m) of the Code only if paid after stockholder approval of the CBS Outdoor Americas Inc. Executive Bonus Plan.

Performance Goals

The Committee will set performance goals based on one or more, or any combination, of the following performance metrics: operating income before depreciation and amortization, operating income, free cash flow, net earnings, net earnings from continuing operations, earnings per share, earnings before income taxes, depreciation and amortization, revenue, net revenue, funds from operations, adjusted funds from operations, total stockholder return, stock price, return on equity, return in excess of cost of capital, profit in excess of cost of capital, return on assets, return on invested capital, net operating profit after tax, operating margin and profit margin. Performance goals may be described in terms of objectives that are related to the individual participant or objectives that are company-wide or related to a subsidiary, affiliate, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of company performance (or performance of the applicable subsidiary, affiliate, division, department, region, function or business unit) or measured in terms of performance relative to selected peer companies or a market index.

With respect to awards that are intended to comply with the exception for “qualified performance-based compensation” under Section 162(m) of the Code, the Committee shall specify whether the calculation of the performance goals applicable to such award shall be adjusted or modified in order to reflect any recapitalization, reorganization, stock split or dividend, merger, acquisition, divestiture, consolidation, spin-off, split-off, split-up, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event occurring during the relevant performance period, to exclude the effect of “extraordinary items” under GAAP, including, without limitation, changes in accounting standards, and/or to reflect any other item or event determined by the Committee in its discretion.

Determination of Awards

Following the conclusion of the performance period, the Committee will review actual performance and certify the degree to which the performance goals applicable to the awards have been met. Notwithstanding attainment of performance goals, the Committee will have the discretion to reduce, but not increase, some or all of an award that would otherwise be paid.

Payment of Awards

Awards will be paid in cash or cash equivalents, however, the Committee has the discretion to pay all or a portion of the awards in equity-based awards under the Omnibus SIP (or a successor plan thereto). Awards will be payable as soon as practicable following the conclusion of the performance period and the Committee’s certification with respect to the performance goals. The Committee may permit or require the deferral of award amounts and may also subject the payout of awards to vesting conditions.

Maximum Award

No participant may be paid awards in respect of any fiscal year having a maximum aggregate value in excess of the lesser of $25 million or eight times his or her base salary in effect at the beginning of the performance period.

Amendment and Termination

The Committee may amend or terminate the CBS Outdoor Americas Inc. Executive Bonus Plan so long as such action does not adversely affect any rights or obligations with respect to awards already made under the CBS Outdoor Americas Inc. Executive Bonus Plan. Stockholder approval is required for any amendment that (i) increases the maximum amount per year which can be paid to any one participant under the CBS Outdoor Americas Inc. Executive Bonus Plan, (ii) changes the performance metrics on which the performance goals may be based, or (iii) modifies the class of persons eligible for participation in the CBS Outdoor Americas Inc. Executive Bonus Plan. The CBS Outdoor Americas Inc. Executive Bonus Plan will continue to be in effect until terminated by the Committee.

Treatment of Outstanding CBS Equity Awards Held by Our Employees

In connection with the IPO, approximately 256,172 RSUs for CBS Class B Common Stock held by our employees at that time, which were originally granted under the CBS Corporation 2009 Long-Term Incentive Plan, were converted into RSUs for shares of our common stock with substantially equivalent terms, except that the number of shares of our common stock subject to each converted RSU award was adjusted in order to preserve the fair value of the award at the time of conversion. In connection with the Separation, approximately 240,000 stock options in respect of CBS Class B Common Stock held by our employees, which were originally granted under various CBS stock plans, were converted into stock options in respect of our common stock with substantially equivalent terms, except that the number of shares of our common stock subject to each converted stock option award and the exercise price of each converted stock option award were adjusted in order to preserve the intrinsic value of the award at the time of conversion. In connection with the execution of his new employment agreement, Mr. Male received an award of vested RSUs subject to holding period restrictions, which are not subject to any conversion provisions and will be settled in shares of CBS stock.

Omnibus SIP Equity Awards in 2014 Following the IPO

Long-Term Incentive Awards

On March 31, 2014, as part of our long-term management incentive program, each of the named executive officers was granted long-term incentive awards under the Omnibus SIP, with 60% of the grant awarded in the form of PRSUs and 40% awarded in the form of TRSUs. The named executive officers received grants with respect to the following number of shares of our common stock:

Named Executive Officer	Target PRSUs	TRSUs
Jeremy J. Male	42,857	28,571
Wally Kelly	21,428	14,285
Donald R. Shassian	28,928	19,285
Raymond Nowak	12,321	8,214
Richard H. Sauer	5,892	3,928

The number of shares actually payable upon vesting of the PRSUs will be based on our performance relative to a performance goal relating to the 2014 calendar year, 75% of which is based on budgeted OIBDA and 25% of which is based on budgeted free cash flow. The certification of the attainment of the goal will be determined by a committee of outside directors of our board of directors. The number of shares earned upon vesting of the PRSUs is determined in accordance with the following schedule:

•	if we achieve less than 80% of the performance goal, the award will be forfeited;

•	if we achieve 80% of the performance goal, 60% of the target shares will be earned;

•	if we achieve 100% of the performance goal, 100% of the target shares will be earned; and

•	if we achieve 110% or greater of the performance goal, 120% of the target shares will be earned.

For achievement at intermediate points between 80% and 100% and between 100% and 110%, the number of shares earned will be linearly interpolated. The TRSUs and any earned PRSUs will vest in equal installments on each of the first four anniversaries of March 28, 2014, subject to the named executive officers’ continued employment through the applicable vesting date and the terms of their employment agreements. If we pay regular cash dividends with respect to our common stock, the holders of TRSUs and PRSUs will be eligible for dividend equivalent payments in shares of our common stock when the related TRSUs or PRSUs vest and are settled.

Fund-the-Future Grants

RSUs were also granted pursuant to the Fund-the-Future Program, which was adopted by us under the Omnibus SIP, to our eligible employees, including certain of our named executive officers. These RSUs vest in equal installments on each of the first three anniversaries of their date of grant, subject to the named executive officers’ continued employment through the applicable vesting date and the terms of their employment agreements. If a named executive officer’s employment terminates due to death or disability, his RSUs will immediately vest. If we pay regular cash dividends on our common stock, the holders of the RSUs will be eligible for cash dividend equivalent payments at the time that the related RSUs vest and are settled. Pursuant to the Fund-the-Future program, the following named executive officers received RSUs with respect to the following number of shares of our common stock: Mr. Male: 491 shares; Mr. Kelly: 491 shares; Mr. Shassian: 491 shares; and Mr. Sauer: 402 shares.

One-Time Initial Public Offering Grants

In connection with the IPO, our eligible employees, including our named executive officers, received RSUs pursuant to one-time grants. The terms and conditions of these one-time grants (including vesting) are substantially the same as the Fund-the-Future grants described above. The named executive officers received RSUs with respect to the following number of shares of our common stock: Mr. Male: 491 shares; Mr. Kelly: 491 shares; Mr. Shassian: 491 shares; Mr. Nowak: 491 shares; and Mr. Sauer: 402 shares.

Matching Share Grants

In accordance with the terms of their employment agreements, Messrs. Male and Shassian, received, for each share of our common stock they purchased in connection with the IPO, matching grants of 0.625 RSUs and 0.5 RSUs, respectively, denominated in shares of our common stock under the Omnibus SIP. In respect of the 100,000 shares purchased by Mr. Male and 71,420 shares purchased by Mr. Shassian, we granted to them 62,500 and 35,710 RSUs, respectively. The terms of the matching RSUs are substantially the same as the terms of the TRSU grants made in connection with the long-term incentive awards described above.

Summary Compensation Table for Fiscal Year 2013

The following table sets forth information concerning total compensation paid by CBS to our named executive officers for fiscal year 2013.

Name and Principal Position(a)(1)	Year(b)	Salary ($)(c)(2)	Bonus ($)(d)(2)(3)	Stock Awards ($)(e)(4)	Option Awards ($)(f)(5)	Change in Pension Value and NQDC Earnings ($)(g)(6)	All Other Compensation ($)(h)(7)	Total ($)(i)
Jeremy J. Male	2013	389,423	1,279,000	2,199,910	799,997	—	4,077	4,672,407
Chief Executive Officer
Wally Kelly	2013	803,077	600,000	613,695	399,997	—	9,988	2,426,757
President and Chief Operating Officer
Donald R. Shassian	2013	67,500	—	499,974	—	—	168	567,642
Executive Vice President, Chief Financial Officer
Raymond Nowak	2013	577,211	287,500	402,458	172,498	—	21,789	1,461,456
Executive Vice President, Chief Administrative Officer and U.S. Chief Financial Officer
Richard H. Sauer	2013	397,375	197,926	109,868	—	—	9,538	714,707
Executive Vice President, General Counsel

(1)	Mr. Male joined us in September 2013. Prior to that time, Mr. Kelly served as President and Chief Executive Officer. Mr. Shassian joined us in November 2013. Prior to that time, Mr. Nowak served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer.
(2)	Salary and Bonus includes amounts deferred under qualified and nonqualified arrangements.

(3)	Bonus payments reflect cash payments made in early 2014 for fiscal year 2013 performance. See “—Employment Agreements—Jeremy J. Male” for a description of Mr. Male’s payment. Mr. Shassian was not eligible for a bonus with respect to fiscal year 2013 performance.
(4)	These amounts reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 of grants of CBS RSUs. For the PRSUs granted by CBS in 2013 to Messrs. Male, Kelly and Nowak (representing $599,970, $299,964 and $172,494, respectively, of the aggregate grant date values included in column (e)), the maximum grant date value, determined in accordance with FASB ASC Topic 718, would be $720,010, $359,983 and $207,019, respectively.
(5)	These amounts reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 of CBS stock option grants.
(6)	None of the CBS nonqualified deferred compensation plans in which the named executive officers participated in 2013 provided for above-market interest or preferential earnings. For Mr. Nowak, the change in actuarial present value of the accumulated pension benefit at December 31, 2013 was ($27,889).
(7)	The following table and footnotes describe each component of the “All Other Compensation” column for 2013:

Named Executive Officer	Company Contribution to 401(k) Plan ($)	Company Contribution to 401(k) Excess Plan ($)	Company- Paid Life Insurance ($)	Tax Reimbursement ($)(a)	Total ($)
Jeremy J. Male	1,111	—	464	2,502	4,077
Wally Kelly	8,750	—	1,238	—	9,988
Donald R. Shassian	—	—	168	—	168
Raymond Nowak	4,083	16,816	890	—	21,789
Richard H. Sauer	8,925	—	613	—	9,538

(a)	For Mr. Male, the amount shown reflects tax reimbursement on imputed income associated with his relocation.

Employment Agreements

All of the named executive officers have employment arrangements that set forth the terms and conditions of their employment with us. The material terms of each of these agreements necessary to an understanding of the information provided in the Summary Compensation Table for Fiscal Year 2013 and the Grants of Plan-Based Awards During 2013 table are provided below. For the vesting terms of long-term compensation awards granted to the named executive officers from CBS during 2013, see “—Grants of Plan-Based Awards During 2013—Description of Plan-Based Awards.” See “—Potential Payments upon Termination” for a description of the payments and benefits that would be provided to the named executive officers in connection with a termination of their employment.

Jeremy J. Male

Effective September 18, 2013, we entered into an employment agreement with Mr. Male, which provides for his employment as our Chief Executive Officer through September 17, 2016. The agreement provides for an annual base salary of $1.35 million, which is subject to review and increase at the discretion of the CBS Compensation Committee or our board of directors (or a committee established for such purpose), as applicable (the “Committee”), and an annual target bonus equal to 85% of his annual salary as in effect on November 1st of the calendar year to which the annual bonus relates (with a maximum bonus opportunity equal to 200% of his annual salary). Mr. Male’s target and maximum bonus opportunities are subject to review and increase at the discretion of the Committee. For calendar year 2013, Mr. Male’s agreement provides for a payment of no less than $1.279 million in respect of forfeited compensation with his former employer. Mr. Male is entitled to participate in arrangements for benefits, business expenses and perquisites generally available to our other senior executives.

Under the terms of the new agreement, Mr. Male received on September 18, 2013 an award of stock options to purchase a number of shares of CBS Class B Common Stock with a grant date value of $800,000, an award of PRSUs with a grant date value of $600,000, an award of TRSUs with a grant date value of $600,000, and an award of vested RSUs having a grant date value of $1 million. Mr. Male is eligible to receive annual grants of long-term incentive compensation, as determined by the Committee, based on a target value of $2 million, commencing in 2014. Subject to his continuing employment and the conditions of the underwriters, in connection with the IPO, Mr. Male was afforded the opportunity to purchase shares of our common stock at the public offering price having an aggregate value of up to $4 million. For each share of our common stock purchased, Mr. Male received 0.625 RSUs payable in shares of our common stock under the Omnibus SIP. For a description of the terms of these RSUs received, see “—Omnibus SIP Equity Awards in 2014 Following the IPO—Matching Share Grants,” above.

The agreement also contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Wally Kelly

During 2013 through September 17, 2013, Mr. Kelly served as our President and Chief Executive Officer pursuant to an employment agreement dated October 25, 2006, as amended. The agreement provided for an annual base salary of $800,000 and a target annual bonus equal to 75% of his salary. Mr. Kelly was also eligible to receive annual grants of long-term compensation, as determined by the Committee, based on a target value of $1 million. Effective August 21, 2013, we entered into a new agreement with Mr. Kelly, which superseded his prior employment agreement with Outfront Media and provided for his employment as our President and Chief Operating Officer through September 30, 2015. On July 23, 2014, Wally Kelly stepped down from his position as the President and Chief Operating Officer of the Company, effective at that time. Mr. Kelly remained with the Company for an advisory period until the end of 2014.

The agreement entered into with Mr. Kelly in 2013 provided for an annual base salary of $800,000, which may be reviewed and increased, an annual target bonus equal to 75% of his salary as in effect on November 1 of such year, and annual eligibility for grants of long-term compensation, as determined by the Committee, based on a target value of $1 million. Mr. Kelly was also entitled to participate in arrangements for benefits, business expenses and perquisites generally available to our other senior executives.

The agreement entered into with Mr. Kelly in 2013 also contained restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Donald R. Shassian

Effective November 25, 2013, we entered into an employment agreement with Mr. Shassian, which provides for his employment as our Executive Vice President and Chief Financial Officer through December 31, 2016. The agreement provides for an annual base salary of $650,000, which may be reviewed and increased, and an annual target bonus equal to 75% of his annual salary as in effect on November 1 of the calendar year to which the annual bonus relates. Mr. Shassian is entitled to participate in arrangements for benefits, business expenses and perquisites generally available to our other senior executives.

Under the terms of the new agreement, Mr. Shassian received on December 2, 2013 an award of TRSUs with a grant date value of $500,000. Mr. Shassian is eligible to receive annual grants of long-term incentive compensation based on a target value of $1.35 million, commencing in 2014.

Subject to his continuing employment and the conditions of the underwriters, in connection with the initial public offering Mr. Shassian was afforded the opportunity to purchase shares of our common stock at the public offering price having an aggregate value of up to $2 million. For each two shares of our common stock purchased, Mr. Shassian received one RSU payable in shares of our common stock under the Omnibus SIP. For a description of the terms of these RSUs received, see “—Omnibus SIP Equity Awards in 2014 Following the IPO—Matching Share Grants,” above.

The agreement also contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Raymond Nowak

Pursuant to an employment agreement with one of our subsidiaries, dated August 1, 2008, as amended, Mr. Nowak served as Executive Vice President, Chief Administrative Officer and Chief Financial Officer. The agreement provided for an annual base salary of $575,000 and a target annual bonus equal to 50% of his salary. Mr. Nowak was also eligible to receive annual grants of long-term compensation, as determined by the Committee, based on a target value of $575,000. Effective November 25, 2013, we entered into a new agreement with Mr. Nowak, which superseded his prior employment agreement and provides for his employment as our Executive Vice President, Chief Administrative Officer and U.S. Chief Financial Officer through July 31, 2016 (subject to our option to extend for an additional year through July 31, 2017). The 2013 agreement continues to provide for an annual base salary of $575,000, which may be reviewed and increased, an annual target bonus equal to 50% of his salary as in effect on November 1 of such year, and annual eligibility for grants of long-term compensation, as determined by the Committee, based on a target value of $575,000. Mr. Nowak is also entitled to participate in arrangements for benefits, business expenses and perquisites generally available to other senior executives. On December 2, 2014, we announced that Mr. Nowak will step down from his position as Executive Vice President, Chief Administrative Officer and U.S. Chief Financial Officer of the Company, effective December 31, 2014. Mr. Nowak will remain with the Company for an advisory period until the later of February 27, 2015 or the date the 2015 long-term incentive awards are granted (the “Separation Date”).

Mr. Nowak’s 2013 agreement also contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Richard H. Sauer

Effective November 30, 2006, CBS’s Outdoor Americas business entered into an employment letter with Mr. Sauer, which provides for his employment as our Executive Vice President, General Counsel. His base salary for 2013 was $395,852, and his annual target bonus was 50% of his base salary. Mr. Sauer is also eligible to receive annual grants of long-term compensation. Mr. Sauer is entitled to participate in arrangements for benefits, business expenses and perquisites generally available to other senior executives.

We entered into a new employment agreement with Mr. Sauer effective February 17, 2014, which supersedes his 2006 employment letter. Pursuant to the 2014 agreement, Mr. Sauer will continue to provide services as our Executive Vice President, General Counsel for a one-year term (through February 28, 2015), with an option by us to extend for a two-year renewal. The terms of the new agreement provide for an annual base salary of $450,000 for the first year of the term (and $475,000 for each of the second and third years of the term, if we exercise our option), a target annual bonus equal to 50% of his salary, and eligibility for grants of long-term compensation, as determined by the Committee, based on a target value of $275,000 for 2014 (and $350,000 during each of 2015 and 2016, if we exercises our option). Mr. Sauer is also entitled to participate in arrangements for benefits, business expenses and perquisites generally available to other senior executives.

Mr. Sauer’s 2014 agreement also contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Grants of Plan-Based Awards During 2013

The following table sets forth information concerning grants of equity awards with respect to the CBS Class B Common Stock under the CBS incentive programs to our named executive officers in fiscal year 2013.

	Grant Date	Committee Action Date(1)	Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name			Threshold (#)	Target (#)	Maximum (#)
Jeremy J. Male	9/18/13	8/21/13	—	—	—	—	48,019	56.81	799,997
	9/18/13	8/21/13	8,449	10,561	12,674	—	—	—	599,970
	9/18/13	8/21/13	—	—	—	10,561	—	—	599,970
	9/18/13	8/21/13	—	—	—	17,602	—	—	999,970

Wally Kelly	2/12/13	2/12/13	—	—	—	—	34,217	43.21	399,997
	2/12/13	2/12/13	5,554	6,942	8,331	—	—	—	299,964
	2/12/13	2/12/13	—	—	—	6,942	—	—	299,964
	4/1/13	2/12/13	—	—	—	301	—	—	13,768

Donald R. Shassian	12/2/13	11/22/13	—	—	—	8,516	—	—	499,974

Raymond Nowak	2/12/13	2/12/13	—	—	—	—	14,756	43.21	172,498
	2/12/13	2/12/13	3,194	3,992	4,791	—	—	—	172,494
	2/12/13	2/12/13	—	—	—	5,322	—	—	229,964

Richard H. Sauer	2/12/13	2/12/13	—	—	—	2,314	—	—	99,988
	4/1/13	2/12/13	—	—	—	216	—	—	9,880

(1)	The “Committee Action Date” refers to the date on which the CBS Compensation Committee, including through Committee delegates, approved the grant. See “—Compensation Discussion and Analysis—Long-Term Incentive Programs.”
(2)	The exercise price of the options is the closing price of CBS Class B Common Stock on the date of grant.
(3)	Amounts reflect the fair value on the date of grant, calculated in accordance with FASB ASC Topic 718, of the awards reported in the table.

Description of Plan-Based Awards

Equity awards reported in the “Grants of Plan-Based Awards During 2013” table were granted to the applicable named executive officers under CBS’s long-term incentive programs.

RSUs—The number of RSUs awarded is determined by dividing the value to be delivered by the closing price of a share of CBS Class B Common Stock on the NYSE on the date of grant. Except with respect to an award of CBS RSUs that Mr. Male received in connection with the execution of his new employment agreement, which were vested at grant but subject to settlement over a two-year period, vesting for RSUs occurs in equal annual installments over four years. Some RSU awards are subject to performance conditions, as described under “—Compensation Discussion and Analysis—Performance Goals for PRSUs.”

Stock Options—The number of stock options awarded is determined by using a Black-Scholes valuation methodology in accordance with FASB ASC Topic 718, employing the same methodologies and assumptions that are applied for purposes of CBS’s financial accounting statements (as reviewed by the CBS Compensation Committee’s independent consultant). Stock options have an exercise price not less than the closing price of a share of CBS Class B Common Stock on the NYSE on the grant date and expire on the eighth anniversary of the date of grant. Vesting for stock options occurs in equal annual installments over four years.

Fund-the-Future Program—The number of RSUs awarded under the Fund-the-Future Program during 2013 equaled the quotient derived by dividing (i) 2.5% of an individual’s eligible compensation (benefits base rate of pay in effect on the grant date, limited to a maximum of $550,000) by (ii) the closing price of a share of CBS Class B Common Stock on the NYSE on the grant date, rounded up or down to the nearest whole number. The RSUs vest ratably over three years from the grant date.

For other terms of these awards relating to performance goals and grant dates, see “—Compensation Discussion and Analysis—Performance Goals for PRSUs” and “—Compensation Discussion and Analysis—Grant Date of Awards.”

Outstanding Equity Awards at Fiscal Year-End 2013

The following table sets forth for the named executive officers information concerning the outstanding equity awards at December 31, 2013, which included unexercised and vested stock options, unexercised and unvested stock options, unvested RSUs and vested RSUs, in the case of Mr. Male, all of which were granted under the CBS long-term incentive programs. The market values in this table were calculated using the closing price of a share of CBS Class B Common Stock on December 31, 2013, which was $63.74.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeremy J. Male	9/18/2013	—	48,019	56.81	9/18/2021	—	—	—	—
	9/18/2013	—	—	—	—	40,837	2,602,950	—	—

Wally Kelly	3/1/2010	—	15,121	13.43	3/1/2018	—	—	—	—
	3/1/2011	—	19,763	23.19	3/1/2019	—	—	—	—
	2/23/2012	—	33,975	29.44	2/23/2020	—	—	—	—
	2/12/2013	—	34,217	43.21	2/12/2021	—	—	—	—
	2/23/2010	—	—	—	—	14,595	930,285	—	—
	2/23/2011	—	—	—	—	17,463	1,113,092	—	—
	4/1/2011	—	—	—	—	185	11,792	—	—
	2/23/2012	—	—	—	—	16,815	1,071,788	—	—
	4/2/2012	—	—	—	—	272	17,337	—	—
	2/12/2013	—	—	—	—	15,273	973,501	—	—
	4/1/2013	—	—	—	—	301	19,186	—	—

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Donald R. Shassian	12/2/2013	—	—	—	—	8,516	542,810	—	—

Raymond Nowak	2/24/2009	22,977	—	5.20	2/24/2017	—	—	—	—
	3/1/2010	8,014	8,014	13.43	3/1/2018	—	—	—	—
	3/1/2011	5,682	11,364	23.19	3/1/2019	—	—	—	—
	2/23/2012	4,883	14,652	29.44	2/23/2020	—	—	—	—
	2/12/2013	—	14,756	43.21	2/12/2021	—	—	—	—
	2/23/2010	—	—	—	—	7,735	493,029	—	—
	2/23/2011	—	—	—	—	10,042	640,077	—	—
	2/23/2012	—	—	—	—	10,611	676,345	—	—
	2/12/2013	—	—	—	—	9,526	607,187	—	—

Richard H. Sauer	2/23/2010	—	—	—	—	1,920	122,381	—	—
	2/23/2011	—	—	—	—	2,298	146,475	—	—
	4/1/2011	—	—	—	—	133	8,477	—	—
	2/23/2012	—	—	—	—	2,547	162,346	—	—
	4/2/2012	—	—	—	—	196	12,493	—	—
	2/12/2013	—	—	—	—	2,314	147,494	—	—
	4/1/2013	—	—	—	—	216	13,768	—	—

(1)	Each option grant identified in the above table vests ratably on each of the first four anniversaries of the date of grant.
(2)	Each grant of RSUs identified in the above table vests ratably on each of the first four anniversaries of the date of grant, except for (i) the Fund-the-Future Program grants, each of which vests ratably on each of the first three anniversaries of the date of grant, and (ii) an award of CBS RSUs that Mr. Male received in connection with the execution of his new employment agreement, which were vested at grant but subject to settlement over a two-year period.
(3)	For RSUs granted to Messrs. Male, Kelly, and Nowak on September 18, 2013, February 12, 2013 and February 12, 2013, respectively, amounts in these columns, with respect to the portion of each award that is subject to performance conditions, reflect actual achievement of the applicable performance conditions for 2013.

Option Exercises and Stock Vested During 2013

The following table sets forth information concerning each exercise of stock options and the vesting of stock awards during 2013 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Jeremy J. Male	0	0	0	0
Wally Kelly	130,693	4,682,307	56,496	2,451,729
Donald R. Shassian	0	0	0	0
Raymond Nowak	0	0	34,126	1,480,045
Richard H. Sauer	0	0	9,189	399,602

(1)	Represents RSUs that vested during 2013. An award of CBS RSUs that Mr. Male received in 2013 in connection with the execution of his new employment agreement, which were vested at grant but subject to settlement over a two-year period, is not included in the above table.
(2)	Represents the number of shares underlying RSUs that vested during 2013, multiplied by the closing price of CBS Class B Common Stock on the NYSE on the applicable vesting date.

Pension Benefits in 2013

The following table sets forth information concerning each qualified and nonqualified defined benefit pension plan that provides payments in connection with retirement with respect to the applicable named executive officers. Only Mr. Nowak participated in these plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Jeremy J. Male	—	—	—	—
Wally Kelly	—	—	—	—
Donald R. Shassian	—	—	—	—
Raymond Nowak(2)	Qualified— CBS Retirement Plan
	Component of CCPP	26.1	1,015,475	—
Nonqualified— CBS Retirement
	Excess Pension Plan	26.1	2,262,350	—
Richard H. Sauer	—	—	—	—

(1)	The present value of the named executive officer’s accumulated benefit at December 31, 2013 in these plans was calculated assuming commencement of benefits at age 65 using a discount rate of 4.95% and mortality rates in accordance with the RP-2000 sex distinct table with a 14-year projection using the Scale AA sex distinct table.
(2)	Mr. Nowak is eligible for early retirement, since he is at least 55 years of age and has provided at least 10 years of eligibility service, but has not yet reached 65, the normal retirement age. See the description of the CBS Retirement Plan Component of CCPP (“CRP Component”) below for information about the effect of early retirement.

Description of Pension Benefits

CBS Retirement Plan Component of the CBS Combined Pension Plan (CRP Component)

Mr. Nowak participated in the CRP Component, a tax-qualified defined benefit plan, which is a component of the CBS Combined Pension Plan that has been closed to new participants since July 2010. For existing participants, participation in the CRP Component began on the later of the date an eligible employee attained age 21 or completed one year of eligibility service. Employees are fully vested in their accrued benefit upon completion of five full years of vesting service. CBS pays the entire cost of the benefits provided by the CRP Component. Eligible compensation for purposes of qualified plans is limited by federal law; for 2013, the annual limit was $255,000.

For each year of credited service up to a maximum of 30 years, the benefit formula for calculating an age 65 accrued benefit under the CRP Component is 1.25% of the participant’s final average compensation up to the Social Security covered compensation amount, plus 1.75% of the participant’s final average compensation above the Social Security covered compensation amount. Final average compensation includes eligible salary, commissions, overtime and short-term incentive awards. If an employee who participates in the CRP Component reaches age 55 with 10 years of eligibility service, he or she is considered eligible for an early retirement benefit. The reductions for retiring early are 6% per year for each year that the benefit begins between ages 65 and 60, plus 4% per year for each year that the benefit begins between ages 60 and 55. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the CRP Component are actuarially equivalent to the normal forms of payment.

CBS Retirement Excess Pension Plan

Mr. Nowak also participated in the CBS Retirement Excess Pension Plan, an unfunded nonqualified defined benefit plan maintained by CBS, to provide benefits to employees who are participants in the CRP Component and whose annual base salary and commissions have exceeded the federal annual limit. The benefits under the CBS Retirement Excess Pension Plan are calculated by determining the excess, if any, of (i) the benefits that would be payable under the CRP Component if it were not subject to the federal annual limit, over (ii) the benefits actually payable under the CRP Component. Early retirement reduction factors are identical to those of the CRP Component. The maximum amount of total annual compensation that may be taken into account under the CRP Component and the CBS Retirement Excess Pension Plan together is $750,000. Employees are fully vested in their accrued CBS Retirement Excess Pension Plan benefit upon completion of five full years of vesting service. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the CBS Retirement Excess Pension Plan are actuarially equivalent to the normal form of payment.

Nonqualified Deferred Compensation in 2013

The following table sets forth information concerning nonqualified deferred compensation.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jeremy J. Male	Deferred salary plans	—	—	—	—	—
	Deferred bonus plans	—	—	—	—	—
Wally Kelly	Deferred salary plans	—	—	147,088	—	1,060,501
	Deferred bonus plans	—	—	—	—	—
Donald R. Shassian	Deferred salary plans	—	—	—	—	—
	Deferred bonus plans	—	—	—	—	—
Raymond Nowak	Deferred salary plans	72,067	16,816	438,742	—	1,524,700
	Deferred bonus plans	43,125	—	72,307	—	271,042
Richard H. Sauer	Deferred salary plans	—	—	—	—	—
	Deferred bonus plans	—	—	—	—	—

(1)	Executive contributions pursuant to deferred salary and bonus plans are included in the “Salary” and “Bonus” columns, respectively, in the Summary Compensation Table for Fiscal Year 2013.
(2)	Amounts reported are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2013.
(3)	Amounts reflect earnings or losses on all amounts deferred in 2013 and prior years in nonqualified plans, net of deductions for fees. No portion of these amounts is included in the Summary Compensation Table for Fiscal Year 2013, as none of these plans or arrangements provide for above market or preferential earnings.

Description of Nonqualified Deferred Compensation

Set forth below is information with respect to each plan under which deferrals of compensation are reflected in the table above.

CBS Excess 401(k) Plan

The CBS Excess 401(k) Plan is an unfunded nonqualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the CBS 401(k) Plan and whose annual base salary exceeds the federal annual limit. A participant can defer between 1% and 15% of his or her eligible compensation through payroll deductions on a pre-tax basis. Eligible compensation generally includes base pay or salary, including pre-tax contributions to the CBS 401(k) Plan and CBS’s group health and welfare plans, flexible spending accounts and contributions to the commuter reimbursement account plan, plus overtime, commissions, hazard pay and shift differential pay. For 2013, CBS matched CBS Excess 401(k) Plan contributions based on the rate of matching contributions under the CBS 401(k) Plan (70% of the first 5% of eligible compensation deferred on a pre-tax basis). CBS contributions are fully vested after five years of service. Matching contributions made by CBS to the CBS 401(k) Plan and the CBS Excess 401(k) Plan together are not made with respect to compensation in excess of $750,000.

Deferred amounts are reflected in phantom notional accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections under the CBS 401(k) Plan. CBS’s matching contributions are also reflected in phantom notional accounts, which are credited with earnings and/or losses as if the matching contributions were actually invested in the CBS 401(k) Plan’s CBS Class B Company Stock Fund. The CBS 401(k) Plan offers 20 investment options in which CBS Excess 401(k) Plan balances may be notionally invested, and participants may change or reallocate investment directions on any business day on which the NYSE is open. The vested portion of a participant’s CBS Excess 401(k) Plan account is distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or in installment payments.

CBS Bonus Deferral Plan

CBS maintains bonus deferral plans, including the CBS Bonus Deferral Plan, an unfunded nonqualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the CBS 401(k) Plan and whose annual base salary exceeds the federal annual limit. Participants can defer between 1% and 15% of their short-term incentive plan bonus to the CBS Bonus Deferral Plan on a pre-tax basis. Deferred amounts are reflected in phantom notional accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections under the CBS 401(k) Plan. Amounts deferred under the CBS Bonus Deferral Plan are distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or installment payments.

Outdoor Excess 401(k) Plan

During 2013, our board of directors adopted the Outdoor Excess 401(k) Plan. Effective January 1, 2014, the account balances of the participating named executive officers under the CBS Excess 401(k) Plan and the CBS Bonus Deferral Plan as of December 31, 2013 were transferred to our Outdoor Excess 401(k) Plan.

Company Deferred Compensation Arrangement

Following the “separation” (as defined in Mr. Nowak’s employment agreement), $25,000 will be notionally credited to a deferred compensation account for Mr. Nowak each month that he remains employed under his employment agreement, subject to a minimum credit of $300,000 in the aggregate. The balance in the deferred compensation account is not credited with earnings and/or losses, and the arrangement is not funded. Distribution will be made upon Mr. Nowak’s termination of employment in accordance with his employment agreement.

Potential Payments upon Termination

During 2013, the named executive officers had employment arrangements providing for separation payments upon certain types of termination of employment. The tables below set forth estimated potential payments that would be made to the applicable named executive officer if his employment had terminated as of December 31, 2013. In determining the benefits payable upon certain terminations of employment, we assumed in all cases that the executive has complied and continues to comply with, as applicable, all of the restrictive and other covenants included in his employment agreement and has not become employed by a new employer in those cases where the employment agreement requires mitigation by the executive.

The following tables reflect incremental payments and benefits that would have been owed by CBS to the executive beyond what the named executive officer had earned and which were no longer subject to vesting conditions, as of December 31, 2013, and do not reflect benefits that are provided pursuant to plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees, such as amounts accrued under the CBS 401(k) Plan and CBS Excess 401(k) Plans, accumulated and vested benefits under CBS pension plans, disability benefits and accrued vacation pay. Payments made to a named executive officer would be made subject to any applicable requirements of Section 409A of the Code. Receipt of the payments and benefits shown below upon a termination without Cause or for Good Reason would have been conditioned on the named executive officer’s execution of a release in favor of CBS.

	Continuation of Salary and Other Cash Compensation ($)(1)	Annual Bonus Continuation ($)(2)	Incremental Pension Benefit ($)	Continuation of Medical, Dental and Life Insurance ($)(3)	Vesting of Equity Awards ($)(4)(5)
Jeremy J. Male
• Termination for Cause	0	0	0	0	0
• Voluntary termination without Good Reason	0	0	0	0	0
• Without Cause or Good Reason termination	1,350,000	1,147,500	0	24,749	453,390
• Death or Disability	0	0	0	0	1,813,771
Wally Kelly
• Termination for Cause	0	0	0	0	0
• Voluntary termination without Good Reason	0	0	0	0	0
• Without Cause or Good Reason termination	1,200,000	900,000	0	39,458	5,976,684
• Death or Disability	0	0	0	0	7,566,926
Donald R. Shassian
• Termination for Cause	0	0	0	0	0
• Voluntary termination	0	0	0	0	0
• Without Cause termination	650,000	0	0	16,499	135,702
• Death or Disability	0	0	0	0	542,810
Raymond Nowak
• Termination for Cause	0	0	0	0	0
• Voluntary termination	0	0	0	0	0
• Without Cause termination	575,000	0	0	18,977	0
• Death or Disability	0	0	0	0	4,086,137
Richard H. Sauer
• Termination for Cause	0	0	0	0	0
• Voluntary termination	0	0	0	0	0
• Without Cause termination	395,852	0	0	0	0
• Death or Disability	0	0	0	0	613,434

(1)	Amounts reflect, for each of Messrs. Male, Shassian, Nowak and Sauer, the continuation of his base salary for a period of 12 months, in this instance, January 1, 2014 through December 31, 2014; for Mr. Kelly, the continuation of his base salary for a period of 18 months, in this instance, January 1, 2014 through June 30, 2015.
(2)	For terminations without “Cause” (or, as applicable, for “Good Reason”), amounts reflect the payment of 12 months’ worth of Mr. Male’s target bonus and 18 months’ worth of Mr. Kelly’s target bonus. With respect to a December 31, 2013 termination date, bonuses, if any, for Messrs. Male, Kelly, Nowak and Sauer for the period January 1, 2013 through December 31, 2013 (as determined by the CBS Compensation Committee, which would have been earned by the applicable named executive officers as set forth in the Summary Compensation Table) are not included as “Annual Bonus Continuation.” Target bonus amounts for the named executive officers were as follows for 2013: Mr. Male, $1,147,500; Mr. Kelly, $600,000; Mr. Shassian, $487,500; Mr. Nowak, $287,500; and Mr. Sauer, $197,926.
(3)	For Messrs. Male and Shassian, the amounts shown reflect our cost of providing continued health insurance benefits as provided in their employment agreements. For Messrs. Kelly and Nowak, the amounts shown reflect our cost of providing continued health insurance benefits and life insurance coverage as provided in their employment agreements.
(4)	The calculation of the value associated with the acceleration or continuation (as the case may be) of the vesting of equity grants, (i) in the case of stock awards, was based on the closing price of shares of CBS Class B Common Stock on December 31, 2013, which was $63.74, with the inclusion of the PRSUs awarded during 2013 reflecting actual achievement of the applicable performance conditions; and (ii) in the case of options, was based on the difference between such closing price and the exercise price of the option. See the Outstanding Equity Awards at Fiscal Year-End 2013 table and accompanying footnotes for more information about the equity awards included in the above calculation. Following a termination of employment, without Cause, provided Mr. Nowak remains ready, willing and able to render exclusive services to us through July 31, 2017, he shall continue to vest toward any outstanding equity awards.
(5)	In September 2011, the CBS Compensation Committee provided for accelerated vesting of equity awards then outstanding upon an employee’s termination of employment due to death or permanent disability, and CBS included a similar provision in the terms and conditions of equity awards granted thereafter. Accordingly, the amounts shown for Messrs. Kelly, Nowak, Shassian and Sauer with respect to a termination of employment due to “Death” or “Disability” reflect the accelerated vesting of outstanding equity awards in accordance with the provisions of this program. Amounts included with respect to Mr. Male reflect the accelerated vesting of outstanding equity awards in accordance with the provisions of his employment agreement.

None of the named executive officers’ employment arrangements provide for post-termination payments and benefits solely in the event of a change-in-control or “gross-ups” in the event any payment or benefit owed to him under his respective arrangement is subject to the excise tax imposed by Section 4999 of the Code.

Mr. Nowak is entitled to receive a minimum payment of deferred compensation upon his termination of employment, as set forth in the “Nonqualified Deferred Compensation in 2013—Description of Nonqualified Deferred Compensation—Outfront Media Deferred Compensation Arrangement.”

Termination for Cause or Voluntary Termination Without Good Reason

Each named executive officer’s employment arrangement includes a definition of “Cause” (as discussed below) for which the executive’s employment may be terminated. The named executive officers will receive no incremental payments and benefits under their respective employment arrangements in the event of a termination by us for “Cause” or a named executive officer’s voluntary termination without “Good Reason” (also discussed below).

Termination Without “Cause” by Us or for “Good Reason” by the Named Executive Officer

Each named executive officer will receive termination payments and benefits if we terminate his employment without “Cause,” and each of Messrs. Male and Kelly will also receive termination payments and benefits if he resigns for “Good Reason” pursuant to his employment agreement. If a termination without “Cause” or for “Good Reason” had occurred as of December 31, 2013, then, in addition to compensation the applicable named executive officer would have earned as of the termination date and benefits generally available to all salaried employees (such as amounts accrued under the CBS 401(k) plans, accumulated and vested benefits under CBS’s nonqualified deferred compensation and pension plans, disability benefits and accrued vacation pay):

•	Mr. Male would have received (i) a cash severance amount equal to the sum of 12 months of his annual salary and his target bonus, (ii) company-paid medical and dental benefits for up to 12 months, (iii) accelerated vesting of all unvested stock options, RSUs and other equity awards that would have vested during the 12-month period following his termination of employment and (iv) payment of expenses associated with his repatriation back to the United Kingdom.

•	Mr. Kelly would have received (i) a cash severance amount equal to 18 months of his annual salary; (ii) a cash severance amount equal to 18 months of his target bonus; (iii) company-paid medical and dental benefits for up to 18 months; (iv) company-paid life insurance until the end of the employment term; and (v) accelerated vesting of all unvested stock options, RSUs and other equity awards that would have vested during the 18-month period following his termination of employment.

•	Mr. Shassian would have received (i) a cash severance amount equal to 12 months of his annual salary; (ii) company-paid medical and dental benefits for up to 18 months; and (iii) accelerated vesting of certain RSU awards that would have vested during the 12-month period following his termination of employment.

•	Mr. Nowak would have received (i) a cash severance amount equal to 12 months of his annual salary; (ii) company-paid medical and dental benefits for up to 12 months; and (iii) company-paid life insurance until the end of the employment term. Following a termination of employment without Cause, provided Mr. Nowak remains ready, willing and able to render exclusive services to us through July 31, 2017, he would also continue to vest toward any outstanding equity awards.

•	Mr. Sauer would have received a cash severance amount equal to 12 months of his annual salary.

The employment arrangements for Messrs. Male, Kelly, Shassian, Nowak and Sauer require that salary continuation and, in the case of Messrs. Male and Kelly, bonus continuation be paid over the applicable severance period. If the employment of any named executive officer was terminated without “Cause,” or if Mr. Male or Mr. Kelly terminated his employment for “Good Reason,” each of them would be required to execute and deliver a general release and would be subject to certain restrictive covenants relating to non-competition, solicitation of our employees, protection of our confidential information and our ownership of work product and cooperation in litigation. Messrs. Kelly, Nowak and Sauer would be subject to mitigation obligations under the terms of their employment arrangements.

If a public offering of our common stock had not been completed by the second anniversary of the effective date of Mr. Male’s employment term (i.e., September 18, 2015) or, if sooner, CBS had materially ceased its efforts to complete the initial public offering, Mr. Male could have voluntarily resigned his employment with notice during the 30-day period following such second anniversary and received (i) a cash severance amount equal to the sum of his 18 months of his annual salary and 1.5 times his target bonus, (ii) company-paid medical and dental benefits for up to 18 months, (iii) accelerated vesting of all unvested stock options, RSUs and other equity awards, and (iv) payment of expenses associated with his and his family’s repatriation back to the United Kingdom.

Definition of Termination for “Cause”: we would be entitled to terminate the employment of each of Messrs. Kelly, Nowak and Sauer for “Cause” upon the following events: dishonesty, embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that is appropriate to his position from an executive in his reporting line; failure to comply with our written policies, including the Business Conduct Statement; material breach of his employment arrangement; failure (except in the event of disability) or refusal to substantially perform the material obligations under his employment arrangement; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or conduct which is considered an offense involving moral turpitude under federal, state or local laws, or which might bring him to public disrepute, scandal or ridicule or reflect unfavorably upon any of our businesses or those who conduct business with us, CBS or its affiliated entities. In the case of Mr. Kelly, his voluntary resignation without “Good Reason” during the term other than due to his death or disability would also be considered “Cause.” In the case of Mr. Nowak, his voluntary resignation during the term other than due to his death or disability would also be considered “Cause.”

We would be entitled to terminate the employment of Mr. Male for “Cause” upon the following events: embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that is appropriate to his position from an executive having authority to give such directive; failure to comply with our written policies, including the Business Conduct Statement; material breach of his employment agreement; resignation without Good Reason other than due to his death or disability or in certain other circumstances; willful failure or refusal after being given written notice (except in the event of disability) to substantially perform his material duties and responsibilities under the employment agreement; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; conduct which is considered an offense involving moral turpitude under federal, state or local laws; or willful misconduct which brings him to public disrepute or scandal that does or is likely to do significant harm to our businesses or those who conduct business with us, CBS and our affiliated companies.

We would be entitled to terminate the employment of Mr. Shassian for “Cause” upon the following events: fraud, misappropriation or embezzlement; conviction of a felony or a misdemeanor involving fraud, perjury or moral turpitude; his repeated willful failure to perform services under the agreement; his material breach of certain provisions in his agreement; or his terminating his employment during the term other than due to his death or disability.

Definition of “Good Reason” Termination: A “Good Reason” termination for Mr. Male would be triggered by the following: (i) a reduction in his annual salary, bonus or long-term incentive compensation opportunity; (ii) a material reduction in his positions, titles, authorities, duties or responsibilities or, upon consummation of an initial public offering of our common stock, the failure to give him the authorities, duties or responsibilities customarily given to a CEO of a public company; (iii) the assignment of duties or responsibilities that are materially inconsistent with his current authorities, duties and responsibilities or which materially impair his ability to function as our Chief Executive Officer (provided that assignment of authorities, duties or responsibilities relating to operations of a public company or which are consistent with those of a public company CEO would not trigger “Good Reason”); (iv) material breach by us of any of our obligations under the agreement; (v) the requirement that he relocate outside the New York metropolitan area; or (vi) if prior to an initial public offering of our common stock, the sale or other disposition by CBS of substantially all of our stock or assets.

A “Good Reason” termination for Mr. Kelly would be triggered by the following: (i) the requirement that he report to an executive at a lower level than the level of the executive to whom he currently reports; (ii) the material breach by us of any of our obligations under the agreement, including a material reduction in the scope of his responsibilities, title, or base compensation; or (iii) the relocation of his position outside of the metropolitan area he is currently employed in. Messrs. Shassian, Nowak and Sauer do not have a “Good Reason” provision in their employment arrangements.

On July 23, 2014, Wally Kelly entered into a letter agreement with the Company (the “Kelly Letter Agreement”), pursuant to which Mr. Kelly stepped down from his position as the President and Chief Operating Officer of the Company, effective at that time. Mr. Kelly remained with the Company for an advisory period until the end of 2014. Under the terms of the Letter Agreement, Mr. Kelly was paid the severance payments and benefits provided in Mr. Kelly’s employment agreement described above, subject to the general release of claims and other terms provided therein.

On November 25, 2014, Raymond Nowak entered into a letter agreement (the “Nowak Letter Agreement”) with the Company, pursuant to which Mr. Nowak will step down from his position as Executive Vice President, Chief Administrative Officer and U.S. Chief Financial Officer of the Company, effective December 31, 2014. Mr. Nowak will remain with the Company for an advisory period until the Separation Date. Under the terms of the Letter Agreement, Mr. Nowak will be paid the severance payments and benefits provided in Mr. Nowak’s employment agreement described above, subject to the general release of claims and other terms provided therein, except that the date to which any unvested restricted stock units, stock options or other equity awards granted to Mr. Nowak will continue to vest has been extended from July 31, 2017 to April 2, 2018. Mr. Nowak’s salary will remain at its current level until the Separation Date, and Mr. Nowak will be eligible for his performance year 2014 bonus as well as a pro-rata portion of his 2015 bonus. Mr. Nowak will also receive a 2015 equity grant at target value.

Termination Due to Disability

If Messrs. Kelly, Shassian and Nowak were to be terminated during the employment term as a result of disability, they would receive salary earned through the date of termination, a prorated bonus for the calendar year in which the disability occurs, a prorated target bonus for the period during which they receive short-term disability benefits under our short-term disability program, and accelerated vesting of their outstanding equity awards. If Mr. Male were to be terminated during the employment term as a result of disability, he would receive the above payments and benefits, plus payment of expenses associated with his and his family’s repatriation back to the United Kingdom. If Mr. Sauer were to be terminated during the employment term as a result of disability, he would receive salary earned through the date of termination and accelerated vesting of certain of his outstanding RSU awards.

Termination Due to Death

If Messrs. Male, Kelly, Shassian and Nowak were to die during the employment term, their beneficiaries or estates would receive salary earned through the date of death, a prorated bonus for the calendar year in which death occurs (which the executive would have earned) and accelerated vesting of their outstanding equity awards. No additional payments or benefits would be due under their respective contracts. If Mr. Sauer were to die during the employment term, his beneficiaries or estate would receive salary earned through the date of death, and accelerated vesting of his outstanding RSU awards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements Between CBS and the Company Related to the IPO, the CBS Exchange Offer or the Separation

Agreement and Plan of Reorganization

On January 15, 2014, we entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) with CBS and a wholly owned subsidiary of CBS, pursuant to which, among other things, we paid a substantial portion of the proceeds of the Formation Borrowings and the IPO to such wholly owned subsidiary of CBS (together with shares of our common stock) in consideration for the contribution of the entities comprising CBS’s Outdoor Americas operating segment to us pursuant to the reorganization transactions. Pursuant to the Reorganization Agreement, CBS will pay to us prior to the special dividend to the stockholders the approximately $9.5 million difference between the actual cash portion of the E&P Purge and the $100.0 million retained by us in the IPO.

Master Separation Agreement

In connection with our IPO, we entered into a master separation agreement with CBS, providing for, among other things, our responsibility for liabilities related to our business and the responsibility of CBS for liabilities unrelated to our business as well as indemnification obligations and ongoing commitments of each of the Company and CBS.

The master separation agreement also contains provisions allocating between us and CBS liabilities related to the employment of current and former employees of the Outdoor Americas business and the compensation and benefit plans and programs in which such employees participate. In general, we will assume or retain liabilities related to the employment, compensation and benefits of current and former employees of the Outdoor Americas business; however, CBS will retain liabilities related to current and former employees of the Outdoor Americas business under certain defined benefit pension plans sponsored by CBS.

Transition Services Agreement

Prior to our IPO, CBS performed or supported many important corporate functions for us. Our financial statements reflect charges for these services on an allocation basis. In connection with our IPO, we entered into a transition services agreement with CBS, pursuant to which CBS is providing us with certain services, and we are providing CBS with certain limited services, in each case, on an interim basis for a limited period until the other party no longer requires such services to be performed by the other party. The services provided to us by CBS include legal, finance, information technology, insurance, tax and employment functions. In connection with the Separation, we amended the transition services agreement to extend the time periods in which CBS will provide the transaction services described above to January 16, 2015 or to July 16, 2015, as applicable depending on the services being provided. The agreed-upon charges for such services are generally on a cost-plus-margin basis and each party has agreed to reimburse the other for its out-of-pocket costs in connection therewith. The liability of each party under the transition services agreement for the services it provides is generally limited. We anticipate that we will generally be in a position to complete the transition from all services provided by CBS on or before 12 months following the completion of the Separation.

Tax Matters Agreement

In connection with our IPO, we entered into a tax matters agreement with CBS, which governs the respective rights, responsibilities and obligations of CBS and us with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes for the periods during which we were a member of the CBS consolidated tax group. The tax matters agreement also separately allocates among the parties any tax liability arising as a result of any failure of the split-off to qualify as a tax-free transaction. We could be liable to CBS for consolidated group losses used by us even if we do not owe any amount to a governmental authority.

License Agreement

In connection with the IPO, we entered into a license agreement with a wholly owned subsidiary of CBS, pursuant to which we have the right to use “CBS” in the corporate names of the Company and the right to use the “CBS” mark and the “CBS” logo on our advertising billboards for a limited of time following the Separation. In connection with the Separation, we amended the license agreement to extend the time period in which we have the right to use “CBS” in the corporate names of the Company to December 31, 2014, and have the right to use the “CBS” mark and logo on our advertising displays to March 31, 2016. On November 20, 2014, we rebranded, and the Company changed its legal name to “OUTFRONT Media Inc.”

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement with CBS that provided CBS and its affiliated entities with certain registration rights for shares of our common stock owned by them, as follows:

Demand Registration Rights. CBS and its affiliated entities were entitled to certain demand registration rights. At any time after the completion of our IPO, and subject to the “lock-up” period described under “Shares Eligible For Future Sale” such holders may have, on not more than five occasions, requested that we register all or a portion of their shares, subject to customary limitations.

Piggyback Registration Rights. In the event that we proposed to register any of our equity securities or securities convertible into or exchangeable for our equity securities under the Securities Act, either for our own account or for the account of other security holders, CBS and its affiliated entities were entitled to certain “piggyback” registration rights allowing them to include our shares that they own in such registration, subject to customary limitations. As a result, whenever we proposed to file a registration statement under the Securities Act, other than with respect to a registration statement on Form S-4 or S-8 or certain other exceptions, CBS and its affiliated entities were entitled to notice of the registration and had the right, subject to certain limitations, to include their shares in the registration.

In connection with the CBS Exchange Offer, CBS disposed of all of its shares of our common stock and as of July 16, 2014, we were separated from CBS and were no longer a subsidiary of CBS.

Other Related-Person Transactions

CBS. Prior to our IPO, we were an indirect wholly owned subsidiary of CBS. As such, CBS provided us with certain services, such as insurance and support for technology systems. Effective January 1, 2014, our employees began participating in employee benefit plans maintained by us, although certain of our employees may continue to be entitled to benefits under certain CBS defined benefit pension plans. For more information on the allocation of the charges for services and benefits provided to us by CBS, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Parties.” In connection with our IPO, we entered into the agreements above to govern our relationship with CBS during the period between the completion of the IPO and the effective date of the Separation and to complete the Separation of our business from CBS.

For advertising spending placed by CBS and its subsidiaries, we recognized total revenues of $14.5 million, of which $7.7 was before the CBS Exchange Offer, and $12.3 million for the nine months ended September 30, 2014 and 2013, respectively, and $14.9 million, $16.6 million and $20.1 million for the years ended December 31, 2013, 2012 and 2011, respectively.

On July 16, 2014, CBS completed the Separation and as a result of this transaction, CBS and their affiliates ceased to be related parties.

Other Related Persons. Viacom Inc. is controlled by National Amusements, Inc., the controlling stockholder of CBS. On July 16, 2014, CBS completed the Separation and as a result of this transaction, Viacom Inc. ceased to be a related party. Revenues recognized for advertising spending placed by various subsidiaries of Viacom Inc. were $6.0 million, of which $4.3 million was before the CBS Exchange Offer, and $5.6 million for the nine months ended September 30, 2014 and 2013, respectively, and $9.3 million, $9.4 million and $11.4 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Clive Punter, our Executive Vice President and Chief Revenue Officer, was a founding partner of GeniusQ, which provided consulting services to the Company from 2012 to 2014. Pursuant to a consulting agreement, GeniusQ provided consulting and advisory services to the Company from May 2014 to October 2014, resulting in payments by the Company to GeniusQ, for the benefit of Mr. Punter, of approximately $289,000.

Nicholas Brien, a member of our board of directors, served as an executive in roles at certain agencies owned by Interpublic Group of Companies, Inc., including Chairman and Chief Executive Officer of McCann Worldgroup from 2010 through 2012; Chief Executive Officer of IPG Mediabrands from 2008 through 2010; and Chief Executive Officer of Universal McCann from 2005 through 2008. Agencies affiliated with Interpublic Group of Companies, Inc. paid the Company approximately $39.1 million for advertising services on behalf of its clients from 2011 to 2014.

Review, Approval or Ratification of Transactions with Related Persons

In connection with the Separation, we amended our written policy regarding the review and approval, ratification or other action to be taken with respect to transactions with related persons. Pursuant to this policy, the nominating and governance committee of the board will review and approve, ratify or take other actions it deems appropriate with respect to a related person transaction that, under the rules of the SEC, is required to be disclosed in our proxy statement or Annual Report on Form 10-K. In its review, the nominating and governance committee will be provided with the details of a proposed related person transaction, including the terms of the related person transaction, the business purpose of the related person transaction, and the benefits to the Company and to the relevant related persons that are derived from the related person transaction. In determining whether to approve, ratify or take any other action it deems appropriate with respect to the related person transaction, the nominating and governance committee will consider, among other factors, the following factors to the extent relevant to the related person transaction: (a) whether the terms of the related person transaction are fair to the Company and on the same basis would apply if the transaction did not involve a related person; (b) whether there are business reasons for the Company to enter into the related person transaction; (c) whether the related person transaction would impair the independence of an outside director; and (d) whether the related person transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account several factors. Any member of the nominating and governance committee who is a related person with respect to a transaction under review will abstain from voting on any action to be taken with respect to the related person transaction but may, if so requested by the chair of the nominating and governance committee, participate in some or all of the discussions with respect to the related person transaction. Under the policy, our legal staff is primarily responsible for determining whether a related person has a direct or indirect material interest in a transaction with us that is required to be disclosed. The determination will be made after a review of the information obtained from the related person and information available from our records. The agreements and/or transactions set forth in this section “Agreements between CBS and the Company and Other Related Party Transactions” that pertain to CBS were entered into prior to the completion of our IPO and were not subject to our related person transaction policy.

THE ACQUISITION

On October 1, 2014, we completed the Acquisition for $690.0 million in cash, plus working capital adjustments. The Acquisition was funded with cash on hand and the net proceeds from the issuance and sale of $450.0 million aggregate principal amount of 2025 original notes and $150.0 million aggregate principal amount of 2022 original notes. The Acquired Business constitutes the largest U.S. private portfolio of outdoor advertising assets. These assets are located throughout the United States in top Nielson Designated Market Areas, such as New York, Los Angeles, Chicago, Philadelphia and Dallas, and include “top of the pyramid” and iconic locations. We believe that the Acquired Business will further leverage our operating expense infrastructure. In addition, the geographic distribution and quality of the assets acquired will enhance our advertising platform and further complement our national advertiser strategies. For the nine months ended September 30, 2014 and the year ended December 31, 2013, the Acquired Business generated revenue of $152.1 million and $206.3 million, respectively.

DISTRIBUTION POLICY

On April 28, 2014, we announced that our board of directors had authorized a quarterly cash dividend of $0.37 per share on our common stock, which was paid on June 30, 2014 to stockholders of record at the close of business on June 9, 2014. On August 6, 2014, we announced that our board of directors had authorized a quarterly cash dividend of $0.37 per share on our common stock, payable on September 30, 2014 to stockholders of record at the close of business on September 9, 2014. On October 29, 2014, we announced that our board of directors had authorized a quarterly cash dividend $0.37 per share on our common stock, which was paid on December 15, 2014 to stockholders of record at the close of business on November 18, 2014. On October 29, 2014, we our board of directors approved a special dividend of approximately $547.7 million to our stockholders in connection with our conversion to a REIT, which is payable on December 31, 2014, to stockholders of record on November 20, 2014. See “—Our Tax Status.” These dividend amounts are based on our historical results of operations and cash flows, and our pro forma results of operations. We believe this financial information provides a reasonable basis to evaluate our ability to pay future dividends.

U.S. federal income tax law generally requires that, to maintain our status as a REIT, we must distribute annually at least 90% of our REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that we pay tax at regular corporate rates to the extent that we annually distribute less than 100% of our taxable income. We intend to pay regular quarterly distributions to holders of our common stock in an amount not less than 100% of our REIT taxable income (determined before the deduction for dividends paid).

Distributions that we make will be authorized and determined by our board of directors in its sole discretion out of assets legally available therefor. While we anticipate maintaining relatively stable distribution(s) during each year, the amount, timing and frequency of distributions will be at the sole discretion of the board of directors, and distributions will be declared based upon various factors, including but not limited to: the amount of the E&P Purge, future taxable income, limitations contained in debt instruments, debt service requirements, operating cash inflows and outflows, including capital expenditures and acquisitions, limitations on our ability to use cash generated in the TRSs to fund distributions and applicable law. We may need to increase our borrowings in order to fund our intended distributions. We expect that, at least initially, our distributions may exceed our net income under GAAP, due, in part, to noncash expenses included in net income (loss).

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although we may designate a portion of the distributions as qualified dividend income or capital gain dividends or a portion of the distributions may constitute a return of capital or be taxable as capital gain. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income dividends, return of capital, qualified dividends, income or capital gain dividends or nondividend distributions. Our debt agreements permit us to make cash distributions in order to maintain our status as a REIT, subject to certain conditions.

DESCRIPTION OF THE EXCHANGE NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the term “Capital LLC” refers to Outfront Media Capital LLC and not to any of its subsidiaries, (ii) the term “Finance Corp.” refers to Outfront Media Capital Corporation and not to any of its subsidiaries, (iii) the term “Issuers” refers collectively to Capital LLC and Finance Corp. and (iv) the term “Parent” refers to OUTFRONT Media Inc. and not to any of its subsidiaries.

The Issuers will issue the 5.250% senior notes due 2022 (the “2022 Exchange Notes”), 5.625% senior notes due 2024 (the “2024 Exchange Notes”) and 5.875% senior notes due 2025 (the “2025 Exchange Notes” and, together with the 2022 Exchange Notes and the 2024 Exchange Notes, the “Exchange Notes”) offered by this prospectus under the indenture dated as of January 31, 2014 (the “2022 & 2024 Indenture”) or the indenture dated as of October 1, 2014 (the “2025 Indenture” and, together with the 2022 & 2024 Indenture, the “Indentures”), as applicable, each among itself, the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The Issuers are issuing the 2022 Exchange Notes in exchange for the 5.250% senior notes due 2022 that were issued under the 2022 & 2024 Indenture by the Issuers on January 31, 2014 and October 1, 2014 (the “2022 Original Notes”). The Issuers are issuing the 2024 Exchange Notes in exchange for the 5.625% senior notes due 2024 that were issued under the 2022 & 2024 Indenture by the Issuers on January 31, 2014 (the “2024 Original Notes”). The Issuers are issuing the 2025 Exchange Notes in exchange for the 5.875% senior notes due 2025 that were issued under the 2025 Indenture by the Issuers on October 1, 2014 (the “2025 Original Notes” and, together with the 2022 Original Notes and the 2024 Original Notes, the “Original Notes”). The 2022 Exchange Notes, 2024 Exchanges Notes and 2025 Exchange Notes offered hereby will be of the same class and series as, and otherwise identical to, the 2022 Original Notes, the 2024 Original Notes and the 2025 Original Notes, respectively. The 2022 Exchange Notes and the 2022 Original Notes will vote as a single class under the 2022 & 2024 Indenture. The 2024 Exchange Notes and the 2024 Original Notes will vote as a single class under the 2022 & 2024 Indenture. The 2025 Exchange Notes and the 2025 Original Notes will vote as a single class under the 2025 Indenture. All definitions in this paragraph apply solely to this description, unless context dictates otherwise.

For purposes of the summaries of the covenants and other provisions of the Indentures set forth below, including the defined terms used therein, unless otherwise indicated or the context otherwise requires, (i) references to “Notes” refer to, with respect to the 2022 & 2024 Indenture, the 2022 Notes or the 2024 Notes, as applicable, and, with respect to the 2025 Indenture, the 2025 Notes, as applicable, and where the context so requires, the 2022 Notes, the 2024 and the 2025 Notes, collectively, (ii) references to the “Indenture” refer to the 2022 & 2024 Indenture or the 2025 Indenture, as applicable, and references to the “Indentures” refer to the 2022 & 2024 Indenture and the 2025 Indenture, collectively. References in this description to the “Offering Memorandum” refer to the offering memorandum dated January 16, 2014, relating to the sale of the 2022 Original Notes and the 2024 Original Notes. Matters described as being disclosed in the Offering Memorandum are disclosed on a substantially consistent basis in this prospectus. Matters described as being disclosed under the caption “The Separation” in the Offering Memorandum are disclosed on a substantially consistent basis in this prospectus under the caption “Business and Properties—Tax Status”.

The 2022 Exchange Notes, the 2024 Exchanges Notes and the 2025 Exchange Notes will be separate series of Notes. As a result, among other things, holders of each series will have separate and independent rights to give notice of a Default or to direct the Trustee to exercise remedies in the event of a Default or otherwise. The terms of the Exchange Notes will include those stated in the applicable Indenture and those made part of the applicable Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indentures and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indentures, including the definitions therein of certain terms used below. We urge you to read the Indentures because those agreements, not this description, define your rights as Holders of the Exchange Notes. You may request copies of the Indentures at our address set forth under the heading “Where You Can Find More Information.”

Finance Corp.

Finance Corp. is a Wholly Owned Subsidiary of Capital LLC that was incorporated in Delaware on December 2, 2013 and serves as a co-obligor on certain of our outstanding indebtedness. Capital LLC believes that certain prospective purchasers of the Notes may be restricted in their ability to purchase debt securities of limited liability companies, such as Capital LLC, unless those debt securities are jointly issued by a corporation. The Indentures restrict Finance Corp.’s ability to have any material operations, assets or subsidiaries of its own. As a result, investors should not expect Finance Corp. to participate in servicing the interest and principal obligations on the Exchange Notes. See “—Certain Covenants—Restrictions on Activities of Finance Corp.”

Brief Description of the Notes

The Notes:

•	are unsecured senior obligations of each of the Issuers;

•	are pari passu in right of payment with all existing and future Indebtedness (including the Senior Credit Facilities) and all other obligations (other than Subordinated Indebtedness) of each of the Issuers;

•	are effectively subordinated to all secured Indebtedness of each of the Issuers (including the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness;

•	are senior in right of payment to any Subordinated Indebtedness of each of the Issuers;

•	are structurally subordinated to all existing and future Indebtedness and other liabilities of each of the Issuers’ non-Guarantor Subsidiaries; and

•	are initially guaranteed on a senior unsecured basis by the Parent and each of the Restricted Subsidiaries that guarantees the Senior Credit Facilities.

Guarantees

The Guarantors will jointly and severally unconditionally Guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indentures and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture.

The Parent and each of the Restricted Subsidiaries that guarantee the Senior Credit Facilities will initially Guarantee the Notes. Each of the Guarantees of the Notes will be a general unsecured obligation of each Guarantor, will be pari passu in right of payment with all existing and future Indebtedness and all other obligations (other than Subordinated Indebtedness) of each such entity, will be effectively subordinated to all secured Indebtedness of each such entity (to the extent of the value of the assets securing such Indebtedness) and will be senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The Guarantees will be structurally subordinated to Indebtedness and other liabilities of Subsidiaries of such Guarantor (other than the Issuers in the case of Parent) that do not guarantee the Notes.

Not all of the Parent’s Subsidiaries will guarantee the Notes. Each of the entities comprising the Acquired Business (other than joint ventures) will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute or contribute, as the case may be, any of their assets to an Issuer or a Guarantor. As a result, all of the existing and future liabilities of non-Guarantor Subsidiaries, including any claims of trade creditors, are structurally senior to the Notes. The non-Guarantor Subsidiaries accounted for approximately $116.4 million, or 12%, of the Parent’s total revenue and approximately $16.9 million, or 6%, of the Parent’s Adjusted OIBDA (as defined in “Summary—Summary Financial Data”), in each case, for the nine months ended September 30, 2014 and approximately $163.9 million, or 13%, of the Parent’s total revenue and approximately $29.1 million, or 7%, of the Parent’s Adjusted OIBDA, in each case, for the year ended December 31, 2013. In addition, the non-Guarantor Subsidiaries accounted for approximately $352.2 million and approximately $383.6 million, or 10% and 11%, of the Parent’s total assets as of September 30, 2014 and December 31, 2013, respectively. On a pro forma basis, after giving effect to the Acquisition Borrowings and the Acquisition, the non-Guarantor Subsidiaries accounted for approximately $116.4 million, or 10%, of the Parent’s total revenue and approximately $16.9 million, or 5%, of the Parent’s Adjusted OIBDA, in each case, for the nine months ended September 30, 2014, and approximately $163.9 million, or 11%, of the Parent’s total revenue and approximately $29.1 million, or 7%, of the Parent’s Adjusted OIBDA, in each case, for the year ended December 31, 2013. In addition, on a pro forma basis, after giving effect to the Acquisition Borrowings and the Acquisition, the non-Guarantor Subsidiaries accounted for approximately $383.6 million, or 9%, of Parent’s total assets as of September 30, 2014.

The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law and therefore, are limited to the amount that such Subsidiary Guarantor could guarantee without such Guarantee constituting a fraudulent conveyance; this limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance.

Any Subsidiary Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indentures to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other obligations (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such obligations, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Exchange Notes—Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees and, if that occurs, you may not receive any payments on the notes.”

The Indentures provide by their terms that a Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged upon:

(1) (a) any direct or indirect sale, exchange or transfer (by merger, consolidation or otherwise) of (i) the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer), after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Subsidiary Guarantor which sale, exchange or transfer is made in a manner not in violation of the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Subsidiary Guarantor of the Senior Credit Facilities or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(d) the Issuers exercising their legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuers’ obligations under the Indenture being discharged in a manner not in violation of the terms of the Indenture; and

(2) the Issuers delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Upon request of the Parent, the Trustee shall evidence such release by a supplemental indenture or other instrument which may be executed by the Trustee without the consent of any Holder.

The Parent’s Guarantee shall be automatically and unconditionally released only at such time as all of the Issuers’ obligations under the applicable Indenture have been discharged in a manner not in violation of the terms of such Indenture and the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in such Indenture relating to such transaction have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee will rank pari passu in right of payment with all Indebtedness and all other obligations (other than Subordinated Indebtedness) of the Issuers or the relevant Guarantor, as the case may be, including the obligations of the Issuers and such Guarantor under the Senior Credit Facilities.

The Notes will be effectively subordinated to all Secured Indebtedness of each Issuer and each Guarantor, including Secured Indebtedness under the Senior Credit Facilities, to the extent of the value of the assets securing such Indebtedness, and will be structurally subordinated to all Indebtedness and other liabilities of the non-Guarantor Subsidiaries. As of September 30, 2014, on a pro forma as adjusted basis after giving effect to the Acquisition and the Acquisition Borrowings, including the use of proceeds therefrom, the Parent would have had $2.2 billion of Indebtedness on a consolidated basis (including the Notes but excluding $99.3 million in letters of credit and surety bonds), of which $798.2 million would have been Secured Indebtedness.

Although the Indentures governing the Notes contain limitations on the amount of additional Indebtedness that the Issuers and the Guarantors may incur, the amount of such Indebtedness could be substantial, and such additional Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuers will maintain one or more paying agents for the Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Notes will be the Trustee.

The Issuers will also maintain a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of the Issuers.

The Issuers may change the paying agents or the registrars without prior notice to the Holders. The Parent or any of its Subsidiaries, including the Issuers, may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to issue, transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

Principal, Maturity and Interest

The Issuers issued the Original Notes on January 31, 2014 and October 1, 2014 in the aggregate principal amount of $1,400,000,000 and, pursuant to this prospectus, the Issuers are offering to exchange all of the Original Notes for the Exchange Notes. The 2022 Notes will mature on February 15, 2022, the 2024 Notes will mature on February 15, 2014 and the 2025 Notes will mature on March 15, 2025. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuers may issue additional 2022 Notes (the “Additional 2022 Notes”), additional 2024 Notes (the “Additional 2024 Notes”) and/or additional 2025 Notes (the “Additional 2025 Notes” and, together with the Additional 2022 Notes and the Additional 2024 Notes, the “Additional Notes”) from time to time. The Original Notes that are not exchanged for the Exchange Notes and all Additional Notes, if any, will be treated as a single class for all purposes under the 2022 & 2024 Indenture or 2025 Indenture, as applicable, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the 2022 & 2024 Indenture and the 2025 Indenture, as applicable, and this “Description of the Exchange Notes” include any Additional Notes that are actually issued; provided that Additional Notes will not be issued with the same CUSIP, if any, as existing Notes unless such Additional Notes are fungible with existing Notes for U.S. federal income tax purposes. The Issuers will issue the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

2022 Notes

Interest will accrue on the 2022 Notes at a rate per annum equal to 5.250%. Interest on the 2022 Notes will be deemed to have accrued from May 15, 2014 or from the most recent date to which interest has been paid or provided for subsequent to May 15, 2014. Interest will be payable semiannually in arrears using a 360-day year comprised of twelve 30-day months in cash to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date, on May 15 and November 15 of each year, commencing November 15, 2014. At maturity, the Issuers will pay accrued and unpaid interest from the most recent date to which interest has been paid or provided for.

2024 Notes

Interest will accrue on the 2024 Notes at a rate per annum equal to 5.625%. Interest on the 2024 Notes will be deemed to have accrued from May 15, 2014 or from the most recent date to which interest has been paid or provided for subsequent to May 15, 2014. Interest will be payable semiannually in arrears using a 360-day year comprised of twelve 30-day months in cash to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date, on May 15 and November 15 of each year, commencing November 15, 2014. At maturity, the Issuers will pay accrued and unpaid interest from the most recent date to which interest has been paid or provided for.

2025 Notes

Interest will accrue on the 2025 Notes at a rate per annum equal to 5.875% from the Issue Date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears using a 360-day year comprised of twelve 30-day months in cash to Holders of record at the close of business on the March 1 or September 1 immediately preceding the interest payment date, on March 15 and September 15 of each year, commencing March 15, 2015. At maturity, the Issuers will pay accrued and unpaid interest from the most recent date to which interest has been paid or provided for.

Mandatory Redemption; Offers to Purchase; Other Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under the caption “—Repurchase at the Option of Holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Optional Redemption of the 2022 Notes

Except as set forth below, the Issuers will not be entitled to redeem the 2022 Notes at their option prior to February 15, 2017.

At any time prior to February 15, 2017 the Issuers may redeem all or a part of the 2022 Notes upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder, at a redemption price equal to 100% of the principal amount of 2022 Notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

On and after February 15, 2017, the Issuers may redeem the 2022 Notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice” at the redemption prices (expressed as percentages of principal amount of the 2022 Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on February 15 of each of the years indicated below:

Year	Notes percentage
2017	103.938%
2018	102.625%
2019	101.313%
2020 and thereafter	100.000%

In addition, until February 15, 2017, the Issuers may, at their option, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice,” on one or more occasions, redeem up to 35% of the aggregate principal amount of 2022 Notes issued by them at a redemption price equal to 105.250% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes originally issued under the 2022 & 2024 Indenture remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 60 days of the date of closing of each such Equity Offering.

Optional Redemption of the 2024 Notes

Except as set forth below, the Issuers will not be entitled to redeem the 2024 Notes at their option prior to February 15, 2019.

At any time prior to February 15, 2019 the Issuers may redeem all or a part of the 2024 Notes upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder, at a redemption price equal to 100% of the principal amount of 2024 Notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

On and after February 15, 2019, the Issuers may redeem the 2024 Notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice” at the redemption prices (expressed as percentages of principal amount of the 2024 Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on February 15 of each of the years indicated below:

Year	Notes percentage
2019	102.813%
2020	101.875%
2021	100.938%
2022 and thereafter	100.000%

In addition, until February 15, 2017, the Issuers may, at their option, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice,” on one or more occasions, redeem up to 35% of the aggregate principal amount of 2024 Notes issued by them at a redemption price equal to 105.625% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes originally issued under the 2022 & 2024 Indenture remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 60 days of the date of closing of each such Equity Offering.

Optional Redemption of the 2025 Notes

Except as set forth below, the Issuers will not be entitled to redeem the 2025 Notes at their option prior to September 15, 2019.

At any time prior to September 15, 2019, the Issuers may redeem all or a part of the 2025 Notes upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder, at a redemption price equal to 100% of the principal amount of 2025 Notes redeemed plus the Applicable Premium as of the Redemption Date, and, without duplication, accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

On and after September 15, 2019, the Issuers may redeem the 2025 Notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice” at the redemption prices (expressed as percentages of principal amount of the 2025 Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on September 15 of each of the years indicated below:

Year	Notes percentage
2019	102.938%
2020	101.958%
2021	100.979%
2022 and thereafter	100.000%

In addition, until September 15, 2017, the Issuers may, at their option, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice,” on one or more occasions, redeem up to 35% of the aggregate principal amount of 2025 Notes issued by them at a redemption price equal to 105.875% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, with the net cash proceeds of one or more Equity Offerings; provided that at least

65% of the aggregate principal amount of Notes originally issued under the 2025 Indenture remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 60 days of the date of closing of each such Equity Offering.

Other Purchases

The Issuers and their affiliates may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Notice; Selection

Notice of any redemption upon any Equity Offering may be given prior to such Equity Offering, and any such redemption or notice may, at the Issuers’ discretion, be subject to completion of the related Equity Offering.

The Trustee shall select the Notes to be purchased in the manner described under “Repurchase at the Option of Holders—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Notes will provide that if a Change of Control Repurchase Event occurs after the Issue Date, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all the outstanding Notes of any series as described under “Optional Redemption,” the Issuers will make an offer to purchase all of the Notes of such series pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record of such series on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Repurchase Event, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all the outstanding Notes of any series as described under “Optional Redemption,” the Issuers will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes of such series to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedures of The Depository Trust Company, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes of such series properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2) the purchase price and the purchase date, which will, subject to clause (8) below, be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note of such series not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuers default in the payment of the Change of Control Payment, all Notes of such series accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders of such series will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes, provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control Repurchase Event notice, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes of such series tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes of such series and its election to have such Notes purchased;

(6) that if the Holders tender less than all of the Notes of such series, the Holders of the remaining Notes of such series will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(7) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control, and if applicable, shall state that, in the Issuers’ discretion, the Change of Control Payment Date may be delayed until such time as the Change of Control shall occur, or that such redemption may not occur and such notice may be rescinded in the event that the Issuers shall determine that such condition will not be satisfied by the Change of Control Payment Date or by the Change of Control Payment as so delayed; and

(8) the other instructions, as determined by the Issuers, consistent with the covenant described hereunder, that a Holder must follow.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in such Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

The Senior Credit Facilities provide, and future credit agreements, indentures or other agreements relating to Indebtedness to which the Parent or an Issuer becomes a party may provide, that certain change of control events with respect to the Parent or an Issuer (including a Change of Control under the Indenture) would constitute a default thereunder. If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control Repurchase Event may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the initial purchasers of the 2022 Notes and the Issuers with respect to the 2022 Notes, the initial purchasers of the 2024 Notes and the Issuers with respect to the 2024 Notes and the initial purchasers of the 2025 Notes and the Issuers with respect to the 2025 Notes. The Issuers have no present intention to engage in a transaction involving a Change of Control after the Issue Date, although it is possible that they could decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuers’ capital structure or credit ratings. Restrictions on the Issuers’ ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in each Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes of the applicable series then outstanding. Except for the limitations contained in such covenants, however, the Indentures do not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuers will not be required to make a Change of Control Offer for a series of Notes following a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all of the Notes of such series validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding unless transferred to the Issuers.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Parent to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Parent. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

The provisions under either Indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes of the applicable series.

Asset Sales

The Indentures provide that the Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Parent or any such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Parent) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap or the disposition of any property the disposition of which is necessary for Parent to qualify, or to maintain its qualification, as, a real estate investment trust for U.S. federal income tax purposes, in each case, in Parent’s good faith determination, at least 75% of the consideration therefor received by the Parent or any such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Parent’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Parent’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Parent) of the Parent or such Restricted Subsidiary (other than Contingent Obligations and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets (or are otherwise extinguished by the transferee in connection with the transactions relating to such Asset Sale) and for which the Parent and all such Restricted Subsidiaries have been released,

(b) any notes or other obligations or securities received by the Parent or such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Parent or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value (as determined in good faith by the Parent), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) (with respect to the 2025 Indenture, received after the Measurement Date) that is at that time outstanding (but, to the extent that any such Designated Non-Cash Consideration is sold or otherwise liquidated for cash, minus the lesser of (a) the amount of the cash received (less the cost of disposition, if any) and (b) the initial amount of such Designated Non-Cash Consideration) not to exceed $200.0 million, with the fair market value (as determined in good faith by the Parent) of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall, in each case, be deemed to be cash for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Parent or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under the Senior Credit Facilities and to correspondingly reduce commitments with respect thereto,

(b) Obligations under Pari Passu Indebtedness that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto,

(c) Obligations under the Notes (provided that such purchases are at or above 100% of the principal amount thereof) or any other Pari Passu Indebtedness of an Issuer or a Guarantor (and to correspondingly reduce commitments with respect thereto, if applicable); provided that if such Net Proceeds are applied to other Pari Passu Indebtedness (other than the Senior Credit Facilities or other Secured Indebtedness) then the Issuers shall (i) equally and ratably reduce Obligations under the Notes (x) as provided under “Optional Redemption” or (y) through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or (ii) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of such Notes that would otherwise be redeemed under clause (i), or

(d) Indebtedness of a Non-Guarantor Subsidiary, other than Indebtedness owed to the Parent or another Restricted Subsidiary; or

(2) to (a) make an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Parent or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) acquire properties (other than working capital), (c) make capital expenditures or (d) acquire other assets (other than working capital) that, in the case of each of (a), (b), (c) and (d) are either (x) used or useful in a Similar Business or (y) replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Parent or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); and provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds; or

(3) any combination of the foregoing.

Any Net Proceeds from an Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuers, the Parent or any other Restricted Subsidiary shall make an offer to all Holders of the Notes and, if required by the terms of any Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”) to purchase the maximum aggregate principal amount of the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for or permitted by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture.

The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $50.0 million by electronically delivering or mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate principal amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate amount (determined as above) of Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuers or the agent for such Pari Passu Indebtedness shall select such Pari Passu Indebtedness to be purchased (a) if the Notes or such Pari Passu Indebtedness are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes or such Pari Passu Indebtedness, as applicable, are listed, (b) on a pro rata basis based on the amount (determined as set forth above) of the Notes and such Pari Passu Indebtedness tendered or (c) by lot or such similar method in accordance with the procedures of The Depository Trust Company; provided that no notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Parent will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the applicable Indenture by virtue thereof.

Selection and Notice

If the Issuers are redeeming less than all of a series of Notes at any time, the Trustee will select the Notes of such series to be redeemed (a) if the Notes of such series are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed, (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of The Depository Trust Company; provided that no Notes of $2,000 or less shall be redeemed or repurchased in part.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes of such series at such Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of such Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuers will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indentures. Beginning on the day of a Covenant Suspension Event and ending on a Reversion Date (as defined herein) (such period a “Suspension Period”) with respect to either series of Notes, the covenants specifically listed under the following captions in the “Description of Notes” will not be applicable to such series of Notes (collectively, the “Suspended Covenants”):

(1) “Repurchase at the Option of Holders—Asset Sales”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(7) clauses (1)(a) and (3) of “—Sale and Leaseback Transactions;” and

(8) “—Business Activities.”

On each Reversion Date, all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Parent or its Restricted Subsidiaries during the Suspension Period. Notwithstanding the foregoing, during the Suspension Period the Parent shall not designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries unless the Parent would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period, and, following the Reversion Date, such designation shall be deemed to have created an Investment or Restricted Payment pursuant to the last paragraph of the covenant described under “—Limitation on Restricted Payments” at the time of such designation.

For purposes of the “Repurchase at the Option of Holders—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

Any period of time that (i) a series of Notes has Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture for such series, is referred to as a “Covenant Suspension Event.” If on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating on such Notes or downgrades the rating assigned to such Notes below an Investment Grade Rating, the Parent and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants in the applicable Indenture with respect to future events.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Parent’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions payable by the Parent in Equity Interests (other than Disqualified Stock) of the Parent; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Parent or, to the extent held by a Person other than the Parent or a Restricted Subsidiary, Capital LLC, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness other than the payment, redemption, repurchase, defeasance, acquisition or retirement of:

(a) Indebtedness permitted under clause (7) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Parent could incur $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Restricted Subsidiaries (and not rescinded or refunded) after the Issue Date, with respect to the 2022 & 2024 Indenture, or after the Measurement Date, with respect to the 2025 Indenture (including Restricted Payments permitted by the next succeeding paragraph and by clauses (1) and (9) of the second succeeding paragraph, but excluding all other Restricted Payments permitted by the second succeeding paragraph), is less than the sum of (without duplication):

(a) (i) 100% of EBITDA of the Parent for the period (taken as one accounting period) beginning, with respect to the 2022 & 2024 Indenture, on the first day of the fiscal quarter during which the Issue Date occurs or, with respect to the 2025 Indenture, on January 1, 2014 to the end of the Parent’s most recently completed fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, minus (ii) the product of (A) 1.4 and (B) Consolidated Interest Expense of the Parent for the same period (taken as one accounting period); plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Parent, of marketable securities or other property received by the Parent or Capital LLC since immediately after the Issue Date, with respect to the 2022 & 2024 Indenture, or since immediately after the Measurement Date, with respect to the 2025 Indenture, from the issue or sale of:

(i) Equity Interests of the Parent or, in connection with “UPREIT” acquisitions, Equity Interests of Capital LLC, but excluding cash proceeds and the fair market value, as determined in good faith by the Parent, of marketable securities or other property received from the (A) IPO and (B) the sale of Equity Interests to members of management, directors or consultants of the Parent after the Issue Date, with respect to the 2022 & 2024 Indenture, or after the Measurement Date, with respect to the 2025 Indenture, to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the second succeeding paragraph; and

(ii) Indebtedness or Disqualified Stock of the Parent or a Restricted Subsidiary that has been converted into or exchanged for Equity Interests of the Parent;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests, Indebtedness or Disqualified Stock of the Parent or Capital LLC sold to a Restricted Subsidiary or the Parent or (Y) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Parent, of marketable securities or other property contributed to the capital of the Parent or, in connection with “UPREIT” acquisitions, of Capital LLC following the Issue Date, with respect to the 2022 & 2024 Indenture, or following the Measurement Date, with respect to the 2025 Indenture (other than by a Restricted Subsidiary or the Parent); plus

(d) to the extent that any Restricted Investment that was made after the Issue Date, with respect to the 2022 & 2024 Indenture, or made after the Measurement Date, with respect to the 2025 Indenture, is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment (in either case except to the extent any such amount has already been included in the calculation of EBITDA); plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, with respect to the 2022 & 2024 Indenture, or after the Measurement Date, with respect to the 2025 Indenture, the fair market value of the Investment in such Unrestricted Subsidiary (as determined by the Parent in good faith or if such fair market value exceeds $50.0 million, in writing by an Independent Financial Advisor) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment.

Notwithstanding the foregoing, the Parent may declare or pay any dividend or make any distribution on or in respect of shares of the Parent’s Capital Stock, in each case constituting a Restricted Payment, to holders of such Capital Stock to the extent that Parent believes in good faith that it qualifies as a “real estate investment trust” under Section 856 of the Code (or any successor provision) and that the declaration or payment of a dividend or making of a distribution in such amount is necessary to maintain the Parent’s status as a REIT for any taxable year, with such dividend to be paid or distribution to be made as and when determined by the Parent, whether during or after the end of the relevant taxable year; provided, however, that (I) at the time of, and after giving effect to, any such dividend or distribution, no Event of Default of the type described in clauses (1), (2) (without giving effect to the grace period set forth therein) or (6) under the heading “Events of Default and Remedies” below shall have occurred and be continuing or would occur as a consequence thereof and the Obligations in respect of the Notes shall not otherwise have been accelerated and (II) two consecutive dividends or distributions pursuant to this paragraph shall not be permitted during the pendency of any single Event of Default.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Parent or Capital LLC, or of Subordinated Indebtedness of the Issuers or any Guarantor, in exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Parent) of, Equity Interests of the Parent (other than Disqualified Stock) (collectively, the “Refunding Capital Stock”);

(3) the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of an Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent incurrence of, new Indebtedness of an Issuer or a Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of, plus any accrued and unpaid interest on, the Subordinated Indebtedness being so purchased, redeemed, defeased, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so purchased, redeemed, defeased, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Parent held by any future, present or former employee, director or consultant of the Parent or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $25.0 million (with unused amounts in any calendar year being carried over for one additional calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Parent to members of management, directors or consultants of the Parent or any of its Subsidiaries that occurs after the Issue Date, with respect to the 2022 & 2024 Indenture, or after the Measurement Date, with respect to the 2025 Indenture, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the first paragraph of this covenant; plus

(b) the cash proceeds of key man life insurance policies received by the Parent or any of its Restricted Subsidiaries after the Issue Date, with respect to the 2022 & 2024 Indenture, or after the Measurement Date, with respect to the 2025 Indenture; less

(c) the amount of any Restricted Payments made (with respect to the 2025 Indenture, after the

Measurement Date) with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Parent or any Restricted Subsidiary from members of management of the Parent or any of the Parent’s Restricted

Subsidiaries in connection with a repurchase of Equity Interests of the Parent will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) repurchases of Equity Interests deemed to occur (i) upon exercise of stock options, stock appreciation rights or warrants if such Equity Interests represent a portion of the exercise price of such options, stock appreciation rights or warrants or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee;

(6) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (6) (with respect to the 2025 Indenture, after the Measurement Date) not to exceed $200.0 million;

(7) distributions or payments of Receivables Fees;

(8) any Restricted Payment used to fund the Transactions;

(9) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that prior to any such repurchase, redemption, defeasance or other acquisition or retirement for value, all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(10) the repurchase, redemption or other acquisition for value of Equity Interests of the Parent deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Parent or its Subsidiaries, in each case, permitted under the Indenture;

(11) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Parent or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(12) the Purging Distributions so long as the Parent is pursuing the REIT Election in good faith; provided that the aggregate amount of the Purging Distributions to be paid in cash in reliance on this clause (12) (with respect to the 2025 Indenture, after the Measurement Date) shall not exceed 20% of the aggregate value of all Purging Distributions;

(13) for any taxable period in which the taxable income of the Parent and/or any of its Subsidiaries is included in a consolidated, combined or similar income tax group of which a direct or indirect parent of the Parent is the common parent (a “Tax Group”), an amount not to exceed the tax liabilities that the Parent and the applicable Subsidiaries, in the aggregate, would have been required to pay in respect of such taxable income if such entities were a standalone group of corporations separate from such Tax Group (it being understood and agreed that, if Parent or any Subsidiary pays any portion of such tax liabilities directly to any taxing authority, a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (13)), provided, that, from and after the execution of the tax matters agreement referred to in the Offering Memorandum under the caption “Certain Relationships and Related Party Transactions,” and while such tax matters agreement remains in effect, payments in respect of any taxes pursuant to this clause (13) shall not exceed the amounts required to be paid in respect of such taxes pursuant to such tax matters agreement;

(14) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Parent or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(15) payments of cash, or dividends, distributions or advances by the Parent or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(16) mandatory redemptions or repurchases of Disqualified Stock the issuance of which itself constituted a Restricted Payment or Permitted Investment otherwise permissible hereunder; and

(17) the purchase, repurchase or other acquisition of Subordinated Indebtedness in an amount not to exceed $25.0 million;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (8) (except to the extent made with the proceeds of the IPO) or (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided further that, at the time of, and after giving effect to, any Restricted Payment permitted under clause (12) (except to the extent made with the proceeds of the IPO), no Event of Default described under clause (1), (2) (without giving effect to the grace period set forth therein) or (6) of the first paragraph under “Events of Default and Remedies” shall have occurred and be continuing or would occur as a consequence thereof, and the Obligations in respect of the Notes shall not otherwise have been accelerated.

As of the date hereof, all of the Parent’s Subsidiaries are Restricted Subsidiaries. The Parent will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Parent and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be an Investment in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if an Investment in such amount would be permitted at such time, whether as a Restricted Payment or a Permitted Investment, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently, or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Parent will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Parent may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 6.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available; provided further, however, that Non-Guarantor Subsidiaries may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance, more than an aggregate of $300.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries is outstanding pursuant to this paragraph and clause (17) of the next succeeding paragraph.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Parent or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided, however, that immediately after giving effect to any such incurrence, the then outstanding aggregate principal amount of all Indebtedness under this clause (1) does not exceed at any one time $2,000.0 million;

(2) the incurrence by the Issuers and any Guarantor of Indebtedness represented by (a) the Notes (including any Guarantee) (other than any Additional Notes) and (b) any exchange notes and any related guarantees to be issued pursuant to a registered exchange offer in accordance with the Registration Rights Agreement in exchange for the Notes or Additional Notes, if any, issued in compliance with the Indenture;

(3) Indebtedness of the Parent and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations and Attributable Debt), Disqualified Stock and Preferred Stock incurred or issued by the Parent or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Indebtedness incurred to refinance any such Indebtedness, in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock (with respect to the 2025 Indenture, incurred or issued after the Measurement Date) then outstanding under this clause (4) does not exceed the greater of (x) $300 million and (y) 10.0% of Total Assets determined at the time of incurrence;

(5) Indebtedness incurred by the Parent or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits, property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(6) Indebtedness arising from agreements of the Parent or its Restricted Subsidiaries providing for indemnification, holdback, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7) Indebtedness of the Parent to a Restricted Subsidiary or a Restricted Subsidiary to the Parent or another Restricted Subsidiary; provided that any such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) owing by an Issuer or a Guarantor to a Non-Guarantor Subsidiary (other than the Issuers) is expressly subordinated in right of payment to the Notes or the applicable Guarantee, as applicable; and provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Parent or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) shares of Preferred Stock of a Restricted Subsidiary issued to the Parent or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in such Preferred Stock being beneficially owned by a Person other than the Parent or any Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Parent or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this covenant, exchange rate risk, commodity pricing risk or any combination thereof;

(10) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Parent or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(11) Indebtedness or Disqualified Stock of the Parent and Indebtedness, Disqualified Stock or Preferred Stock of any Issuer or Subsidiary Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the outstanding principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (11) (with respect to the 2025 Indenture, after the Measurement Date), does not at any one time outstanding exceed the greater of (x) $275.0 million and (y) 8.5% of Total Assets determined at the time of incurrence;

(12) the incurrence by the Parent or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance:

(a) any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under the first paragraph of this covenant and clauses (2) and (3) above and clause (13) below, or

(b) any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so refund or refinance the Indebtedness, Disqualified Stock or Preferred Stock described in clause (a) above,

including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu, as the case may be, to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Parent or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (A) of this clause (12) will not apply to any refunding or refinancing of Indebtedness under the Senior Credit Facilities;

(13) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Parent or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Parent or any Restricted Subsidiary or merged into or consolidated with the Parent or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition, merger or consolidation, either:

(a) the Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of this covenant, or

(b) the Consolidated Leverage Ratio is less than or equal to the Consolidated Leverage Ratio immediately prior to such acquisition, merger or consolidation;

(14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that such Indebtedness is extinguished within ten (10) Business Days of notice of its incurrence;

(15) Indebtedness of the Parent or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(16) (a) any guarantee by the Parent or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Parent; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(17) Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (17) and the first paragraph of this covenant (with respect to the 2025 Indenture, after the Measurement Date), does not exceed $300.0 million at any one time outstanding;

(18) Indebtedness of the Parent or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(19) Indebtedness of the Parent or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(20) the issuance of Equity Interests (other than Disqualified Stock) in Capital LLC in connection with “UPREIT” acquisitions that do not constitute a Change of Control; and

(21) Indebtedness consisting of Indebtedness issued by the Parent or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Parent to the extent described in clause (4) of the third paragraph under the caption “Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (21) above or is entitled to be incurred pursuant to the first paragraph of this section under the caption “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock, the Parent, in its sole discretion, will divide and/or classify on the date of incurrence and may later redivide and/or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or such paragraph; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph and will not later be reclassified.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional indebtedness with the same terms, the payment of dividends in the form of additional shares of Disqualified Stock or Preferred Stock, as applicable, of the same class, and accretion of original issue discount or liquidation preference will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever is lower), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. For the avoidance of doubt and notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indentures provide that the Parent will not, and will not permit any Issuer or any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Parent, such Issuer or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Parent, such Issuer or such Subsidiary Guarantor, as the case may be.

The Indentures will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Parent or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured.

The foregoing shall not apply to (a) Liens securing the Notes and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indentures to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, and (c) Liens securing Pari Passu Indebtedness permitted to be incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided, that at the time of any incurrence of such Pari Passu Indebtedness and after giving pro forma effect thereto (in a manner consistent with the calculation of the Consolidated Leverage Ratio) under this clause (c), the Consolidated Secured Leverage Ratio shall not be greater than 3.50 to 1.00.

Any Lien created for the benefit of the Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses (1) and (2) above.

Merger, Consolidation or Sale of All or Substantially All Assets

Neither the Parent nor Capital LLC may consolidate or merge with or into or wind up into (whether or not such Person is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Parent or Capital LLC, as applicable, is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Parent or Capital LLC) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership (including a limited partnership), trust or limited liability company organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided, in the case of Capital LLC, that if such Person is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2) the Successor Company, if other than the Parent or Capital LLC, expressly assumes all the obligations of the Parent or Capital LLC, as applicable, under the Indenture, the Registration Rights Agreement and the Notes or the Parent’s Guarantee, as applicable pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company or the Parent, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b) the Consolidated Leverage Ratio for the Successor Company or the Parent, as applicable, and its Restricted Subsidiaries would be less than or equal to such ratio for the Parent and its Restricted Subsidiaries immediately prior to such transaction;

(5) if the Parent or Capital LLC is not the Successor Company, each Guarantor (except each Guarantor that is not a Subsidiary of Capital LLC in the event of a sale of Capital LLC by Parent to a Successor Company), unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indentures and the Notes; and

(6) the Parent shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for, the Parent or Capital LLC, as applicable, under the Indenture, the Registration Rights Agreement, the Guarantees and the Notes or the Parent’s Guarantee, as applicable, and except in the case of a lease, the Parent or Capital LLC, as applicable, will automatically be released and discharged from its obligations under the Indentures and the Notes. Notwithstanding the foregoing clauses (3) and (4):

(1) any Restricted Subsidiary (other than the Issuers) may consolidate with, merge into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Parent or any Restricted Subsidiary (other than Finance Corp.); and

(2) the Parent or Capital LLC may merge with an Affiliate of the Parent solely for the purpose of reorganizing the Parent or Capital LLC in a state or commonwealth of the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Parent and its Restricted Subsidiaries is not increased thereby.

Finance Corp. may not consolidate or merge with or into or wind up into (whether or not Finance Corp. is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) Finance Corp. is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than Finance Corp.) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Restricted Subsidiary of the Parent and a corporation organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor”);

(2) the Successor, if other than Finance Corp., expressly assumes all the obligations of Finance Corp. under the Indenture, the Registration Rights Agreement and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists (including that the Successor shall be in compliance with the covenant described below under “—Certain Covenants—Restrictions on Activities of Finance Corp.”);

(4) if Finance Corp. is not the Successor, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indentures and the Notes; and

(5) the Parent shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indenture(s) comply with the Indenture.

The Successor will succeed to, and be substituted for, Finance Corp. under the Indenture, the Registration Rights Agreement and the Notes, and, except in the case of a lease, Finance Corp. will automatically be released and discharged from its obligations under the Indentures and the Notes. Notwithstanding the foregoing clause (3), Finance Corp. may consolidate with or merge into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to Capital LLC provided that Capital LLC is, at such time, a corporation.

Subject to certain limitations described in the Indentures governing release of a Guarantee by a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Parent will not permit any such Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(a) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor, as the case may be, or the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Subsidiary Guarantor or another Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture, the Registration Rights Agreement, and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) if such Subsidiary Guarantor or another Subsidiary Guarantor is not the Successor Person, the Parent shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the disposition is considered an Asset Sale and complies with the covenant described under “Repurchase at the Option of the Holders—Asset Sales.”

In the case of clause (1) above, the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under the applicable Indenture and such Subsidiary Guarantor’s Guarantee and, except in the case of a lease, such Subsidiary Guarantor will automatically be released and discharged from its obligations under the applicable Indenture and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Company.

Transactions with Affiliates

The Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Parent (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Parent or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(2) any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50.0 million is approved by the majority of the Board of Directors of the Parent; and

(3) the Parent delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $75.0 million, an opinion as to the fairness to the Parent or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Parent and any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of, or in connection with, such transaction, so long as neither such entity nor the selling entity was an Affiliate of Parent or any Restricted Subsidiary prior to such transaction);

(2) Restricted Payments permitted by the provisions of the Indentures described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements and agreements provided on behalf of, or entered into with, officers, directors, employees or consultants of the Parent or any of its Restricted Subsidiaries;

(4) any agreement as in effect as of the Issue Date and, if described in the Offering Memorandum, any agreement or arrangement entered into in connection with the IPO or the Separation, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date, or as described in the Offering Memorandum, as applicable, as determined in good faith by the Parent) and any transaction contemplated thereby as determined in good faith by the Parent;

(5) the Transactions, in each case as disclosed in the Offering Memorandum, and the payment of all fees and expenses related to the Transactions;

(6) transactions with customers (including leases or other arrangements for the use of advertising space), clients, suppliers, or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the applicable Indenture which are fair to the Parent and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Parent or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(7) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Parent;

(8) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(9) payments or loans (or cancellation of loans) to employees, directors or consultants of the Parent or any of its Restricted Subsidiaries and employment agreements, benefit plans, equity plans, stock option and stock ownership plans and other similar arrangements with such employees, directors or consultants which, in each case, are approved by the Parent in good faith;

(10) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(11) transactions in which the Parent or any Restricted Subsidiary, as the case may be, delivered to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(12) the issuances of securities or other payments, loans (or cancellation of loans) awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, benefit plans, equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Parent in good faith;

(13) any contribution to the capital of the Parent (other than in consideration of Disqualified Stock); and

(14) the provision to Unrestricted Subsidiaries of cash management, accounting and other overhead services in the ordinary course of business undertaken in good faith and not for the purpose of circumventing any covenant set forth in the Indenture.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Parent or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Parent or any of its Restricted Subsidiaries;

(2) make loans or advances to the Parent or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Parent or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions (i) in effect on the Issue Date or (ii) pursuant to the Senior Credit Facilities and the related documentation and related Hedging Obligations;

(b) (i) the Indenture, the Notes and the Guarantees (and any exchange notes and related guarantees) and (ii) any agreement governing Indebtedness permitted to be incurred pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, that the provisions relating to restrictions of the type described in clauses (1) through (3) above contained in such agreement, taken as a whole, are not materially more restrictive than the provisions contained in the Senior Credit Facilities, or in the Indenture, in each case as in effect when initially executed;

(c) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired or leased;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Parent or any of its Restricted Subsidiaries in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Parent, that impose restrictions solely on the assets to be sold;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture;

(k) customary provisions contained in leases, sub-leases, licenses or sub-licenses and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Parent, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Parent, are necessary or advisable to effect such Receivables Facility; provided that such restrictions apply only to the applicable Receivables Subsidiary.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Parent will not permit any Restricted Subsidiary that is not a Guarantor to guarantee the payment of any Indebtedness of the Parent, any Issuer or any Subsidiary Guarantor unless:

(1) within 20 days executes and delivers a supplemental indenture to the applicable Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of any Issuer or any Guarantor:

(a) if the Notes or such Guarantor’s Guarantee is subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes or such Guarantor’s Guarantee is subordinated to such Indebtedness; and

(b) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee of the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee; and

(2) the Parent shall within 20 days deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. Parent may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 20 day periods described above.

Limitations on Sale and Leaseback Transactions

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided, that the Parent or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) the Parent or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (b) incurred a Lien to secure such Indebtedness without equally and ratably securing the Notes pursuant to the covenant described above under the caption “—Liens;”

(2) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Parent or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Business Activities

The Parent will not, and will not permit any Restricted Subsidiary to, engage in any business other than Similar Businesses, except as would not be material to the Parent and its Restricted Subsidiaries, taken as a whole.

Payments for Consent

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the applicable Indenture or the Notes unless such consideration is offered to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports and Other Information

Notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indentures require the Issuers to file with the SEC (and make available (without exhibits), without cost, to (i) Holders of the Notes, upon their request, and (ii) the Trustee, within 15 days after it files such reports and information with the SEC, to the extent not publicly available on the SEC’s EDGAR system or the Parent’s or an Issuer’s public website, provided, however, that the Trustee shall have no responsibility whatsoever to determine whether such filing or any other filing described below has occurred) from and after the Issue Date,

(1) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer, for each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form; and

(3) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 8-K, after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuers shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuers will post such reports on the Parent’s or an Issuer’s public website within 15 days after the time they would have been required to file such information with the SEC, if they were subject to Sections 13 or 15(d) of the Exchange Act.

In the event that (1) the rules and regulations of the SEC (including Rule 3-10 of Regulation S-X) permit the Issuers and the Parent (or any other direct or indirect parent company of Capital LLC), to report at such parent entity’s level on a consolidated basis and (2) either (i) such parent entity of Capital LLC is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly of the Capital Stock of Capital LLC or (ii) such parent entity of Capital LLC provides separate financial information and a Management’s Discussion and Analysis of Financial Condition and Results of Operations for Capital LLC and the Restricted Subsidiaries on the one hand, and for any other material business on the other hand, then the information and reports required by the covenant may be those of such parent company on a consolidated basis, rather than those of the Issuers.

In addition, to the extent not satisfied by the foregoing, the Issuers will agree that, for so long as any Notes are outstanding, they will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Restrictions on Activities of Finance Corp.

Finance Corp. will not hold any material assets, become liable for any material obligations or engage in any significant business activities or operations; provided that Finance Corp. may issue Equity Interests to the Parent, Capital LLC or any of the Restricted Subsidiaries and may be a co-obligor or Guarantor with respect to Indebtedness that is permitted to be incurred under the covenant described in “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” if Capital LLC is an obligor on such Indebtedness and the net proceeds of such Indebtedness are received by Capital LLC or one or more Guarantors, and may engage in activities related thereto or necessary in connection therewith. Finance Corp. may not be designated as an Unrestricted Subsidiary.

Events of Default and Remedies

The Indentures provide that each of the following is an “Event of Default” with respect to a particular series of Notes:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on such series of Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to such series of Notes;

(3) failure by the Parent or any Restricted Subsidiary for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of such series of Notes then outstanding to comply with any of its other obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in the applicable Indenture or such series of Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Parent or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Parent or any of its Restricted Subsidiaries, other than Indebtedness owed to the Parent or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more;

(5) failure by the Parent or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is not covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Parent, any Issuer or any Significant Subsidiary; or

(7) the Guarantee of the Parent or any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of the Parent or such Subsidiary Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, in each case other than by reason of the termination of the applicable Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing with respect to a particular series of Notes, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes of such series, may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes of such series, to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest with respect to such series of Notes will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice.

The Indentures provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

The Indentures provide that the Holders of a majority in aggregate principal amount of the then outstanding Notes of a series by notice to the Trustee may on behalf of the Holders of all of the Notes of such series waive any existing Default and its consequences under the applicable Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note of such series held by a non-consenting Holder and rescind any acceleration and its consequences with respect to the Notes (except if such recession would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the applicable Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the applicable Indenture or the applicable series of Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing with respect to such series of Notes;

(2) Holders of at least 25% in principal amount of the total outstanding Notes of such series have requested the Trustee to pursue the remedy;

(3) Holders of such series of Notes have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount at maturity of the total outstanding Notes of such series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the applicable Indenture the Holders of a majority in principal amount of the total outstanding Notes of the applicable series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the applicable Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note of the applicable series or that would involve the Trustee in personal liability.

The Indentures provide that the Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, within ten Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member or stockholder of the Issuers or any Guarantor shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or the applicable Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuers and the Guarantors under the Indenture with respect to a series of Notes will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes of such series issued under the Indenture. The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to a series of Notes and have the Issuers’ and each Guarantor’s obligation discharged with respect to its related Guarantee (“Legal Defeasance”) and cure all then existing Events of Default with respect to such series of Notes except for:

(1) the rights of Holders of Notes of such series to receive payments in respect of the principal of, premium, if any, and interest on such series of Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuers’ obligations with respect to such series of Notes concerning issuing temporary Notes of such series, registration of such Notes, mutilated, destroyed, lost or stolen Notes of such series and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in an Indenture with respect to a series of Notes issued under such Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to such series of Notes. In the event Covenant Defeasance occurs with respect to a series of Notes, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Parent or either Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to such series of Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to a series of Notes:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of such series of Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal amount of, premium, if any, and interest due on such series of Notes on the stated maturity date or on the redemption date, as the case may be, of such principal amount, premium, if any, or interest on such series of Notes and the Issuers must specify whether such series of Notes is being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of such series of Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of such series of Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of such series of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit with respect to such series of Notes;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than that resulting from borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

(7) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indentures provide that the applicable Indenture will be discharged and will cease to be of further effect as to a series of Notes, when either:

(1) all Notes of such series theretofore authenticated and delivered, except lost, stolen or destroyed Notes of such series which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of such Notes cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) the Issuers have paid or caused to be paid all sums payable by them under such Indenture; and

(c) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such series of Notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, an Indenture, any Guarantee and the Notes of any series may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of such series of Notes then outstanding, other than Notes of such series beneficially owned by any Issuer or its Affiliates (including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes of such series), and any existing Default or compliance with any provision of an Indenture or the series of Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes of such series, other than Notes of such series beneficially owned by any Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indentures provide that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any series of Notes held by a non-consenting Holder:

(1) reduce the principal amount of Notes of such series whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount of or change the fixed final maturity of any Note of such series or alter or waive the provisions with respect to the redemption of such series of Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note of such series;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes of such series, except a rescission of acceleration of the Notes of such series by the Holders of at least a majority in aggregate principal amount of such series of Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the applicable Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note of such series payable in money other than that stated therein;

(6) make any change in the provisions of the applicable Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes of such series;

(7) make any change in these amendment and waiver provisions as it relates to the Notes of such series;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes of such series on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes of such series;

(9) make any change to or modify the ranking of the Notes of such series that would adversely affect the Holders; or

(10) except as expressly permitted by such Indenture, modify the terms of the Guarantees of the Parent or any Significant Subsidiary in any manner adverse to the Holders of the Notes of such series.

Notwithstanding the foregoing, the Issuers, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement an Indenture and any Guarantee or the Notes without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes of such series;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of any Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under such Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Parent, any Issuer or any Subsidiary Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of such Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under such Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under such Indenture, or to secure the Obligations thereunder;

(11) to conform the text of such Indenture, the Guarantees or the Notes to any provision of this “Description of Notes”, as described in an Officer’s Certificate; or

(12) to make any amendment to the provisions of such Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with such Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the applicable Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indentures contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of either Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indentures provide that the Holders of a majority in principal amount of the outstanding Notes of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indentures provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under either Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing law

The Indenture, the Notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with the Parent and its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Transactions” means, collectively, (i) the acquisition by the Parent, pursuant to a definitive membership interest purchase agreement, dated as of July 20, 2014, among the Parent, Van Wagner, Van Wagner Twelve Holdings, LLC and Richard M. Schaps, of certain outdoor advertising businesses operated by Van Wagner and certain other entities, as such agreement may be amended from time to time in accordance with its terms, (ii) the financing transactions relating thereto, including the offering of Original Notes and the use of proceeds therefrom and (iii) the payment of related fees and expenses.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means:

(1) with respect to any Note on any Redemption Date, the greater of:

(a) 1.0% of the principal amount of such Note on such Redemption Date; and

(b) (i) with respect to any 2022 Note, the excess, if any, of (x) the present value at such Redemption Date of (A) the redemption price of such Note at February 15, 2017 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption—Optional Redemption of the 2022 Notes”), plus (B) all required interest payments due on such Note through February 15, 2017 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the applicable Treasury Rate as of such Redemption Date plus 50 basis points; over (y) the principal amount of such Note; and

(ii) with respect to any 2025 Note, the excess, if any, of (x) the present value at such Redemption Date of (A) the redemption price of such Note at September 15, 2019 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption—Optional Redemption of the 2025 Notes”), plus (B) all required interest payments due on such Note through September 15, 2019 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the applicable Treasury Rate as of such Redemption Date plus 50 basis points; over (y) the principal amount of such Note.

The Parent shall determine the Applicable Premium.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Parent or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of cash, Cash Equivalents or Investment Grade Securities or damaged, obsolete or worn out equipment or other assets, or assets no longer used or useful in the business of the Parent and the Restricted Subsidiaries in the reasonable opinion of the Parent, in each case in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or any lease of advertising space, in each case in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of (1) the Parent or an Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the applicable Indenture or (2) any Subsidiary Guarantor to the extent that such disposition is made to a Person who either (A) is an Issuer or a Guarantor or (B) becomes a Subsidiary Guarantor pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets”;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value (as determined in good faith by the Parent) not to exceed $10.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Parent or by the Parent or a Restricted Subsidiary to another Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures on assets or dispositions of assets required by law, governmental regulation or any order of any court, administrative agency or regulatory body;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business (other than exclusive, world-wide licenses that are longer than three years);

(l) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) the lapse or abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Parent are not material to the conduct of the business of the Parent and its Restricted Subsidiaries taken as a whole;

(n) the granting of Liens not prohibited by the Indenture;

(p) an issuance of Equity Interests pursuant to benefit plans, employment agreements, equity plans, stock subscription or shareholder agreements, stock ownership plans and other similar plans, polices, contracts or arrangements established in the ordinary course of business or approved by Parent in good faith;

(q) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(r) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(s) any financing transaction (excluding by way of a Sale and Lease-Back Transaction) with respect to property built or acquired by Parent or any of its Restricted Subsidiaries after the Issue Date;

(t) dispositions of limited partnership or equivalent Equity Interests of Capital LLC for consideration at the time of any such disposition at least equal to the fair market value (as determined in good faith by the Parent) of the interests disposed of in connection with “UPREIT” acquisitions that do not constitute a Change of Control; and

(u) dispositions of Investments in joint ventures and, to the extent any joint venture constitutes a Restricted Subsidiary, the property of such joint venture, so long as the aggregate fair market value (determined, with respect to each such disposition, as of the time of such disposition) of all such dispositions (with respect to the 2025 Indenture, made after the Measurement Date) does not exceed $10.0 million.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Business Day” means each day which is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) euro, or any national currency of any member state of the European Union; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and dollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA—(or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

(10) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (9) above;

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“CBS Corporation” means CBS Corporation, a Delaware corporation.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Parent and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2) the Parent becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), other than a Permitted Holder, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Parent (directly or through the acquisition of voting power of Voting Stock of any direct or indirect parent company of the Parent);

(3) during any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors of the Parent (together with any new members thereof whose election by such Board of Directors or whose nomination for election by holders of Capital Stock of the Parent was approved by a vote of a majority of the members of such Board of Directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office;

(4) the approval of any plan or proposal for the winding up or liquidation of the Parent or Capital LLC; or

(5) the Parent ceases to (i) at any time that Capital LLC is a limited liability company or partnership, either be the sole general partner or managing member of, or wholly own and control the sole general partner or managing member of, Capital LLC, in each case to the extent applicable or (ii) beneficially own, directly or indirectly, greater than 50% of the total voting power of the Equity Interests of Capital LLC.

For purposes of this definition, any direct or indirect holding company of the Parent shall not itself be considered a “Person” or “group” for purposes of clause (2) above; provided that no “Person” or “group” beneficially owns, directly or indirectly, 50% or more of the total voting power of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Decline.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date of determination, the sum, without duplication, of (1) the total amount of Indebtedness of the Parent and its Restricted Subsidiaries, excluding Indebtedness in respect of letters of credit and bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), except to the extent of unreimbursed amounts drawn thereunder, and Indebtedness in respect of Hedging Obligations not yet due and owing, plus (2) the greater of the aggregate liquidation value and maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Issuers and the Guarantors and all Preferred Stock of the Restricted Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances,

(c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) imputed interest with respect to Attributable Debt and (f) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (w) additional interest paid in respect of the Notes to the extent that the Issuers are no longer required to pay additional interest in respect thereof, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2) consolidated capitalized interest of such Person and such Subsidiaries for such period, whether paid or accrued; plus

(3) whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Parent) on any series of Disqualified Stock or any series of Preferred Stock during such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of:

(1) the Consolidated Indebtedness of the Parent and its Restricted Subsidiaries on such date, to

(2) EBITDA of the Parent and its Restricted Subsidiaries for the most recently ended four full fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Parent or any of its Restricted Subsidiaries (i) incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the period for which the Consolidated Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Ratio Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred on the last day of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations and consolidations (as determined in accordance with GAAP), in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01), a company, a segment, an operating division or unit or line of business that the Parent or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP (except as set forth in the last sentence of the following paragraph) assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations and consolidations had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation and consolidation, in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01), a company, a segment, an operating division or unit or line of business that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger and consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Parent as set forth in an Officer’s Certificate, to reflect reasonably identifiable and factually supportable operating expense reductions and other operating improvements or synergies reasonably expected to result from any action taken or expected to be taken within 12 months after the date of any acquisition, amalgamation or merger; provided, that no such amounts shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing EBITDA with respect to such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including expenses relating to (a) severance and relocation costs, (b) any rebranding or corporate name change or (c) uninsured storm or other weather-related damage in excess of $5.0 million for any single weather event) shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Parent, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Parent shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Parent or a Restricted Subsidiary in respect of such period,

(6) the Net Income for such period of any Restricted Subsidiary that is not a Guarantor shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Parent will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Parent or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded, and

(8) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded.

“Consolidated Secured Leverage Ratio”, as of any date of determination, means the ratio of (1) Consolidated Indebtedness of the Parent and its Restricted Subsidiaries that is secured by a Lien as of such date, to (2) EBITDA of the Parent and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statement are available immediately preceding such date, in each case with such pro forma adjustments to Consolidated Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Leverage Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Parent or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities, receivables financing or indentures) providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value (as determined in good faith by the Parent) of non-cash consideration received by the Parent or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such employee’s termination, death or disability; provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital gains, including, without limitation, federal, state, non-U.S. franchise, excise, value added and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(b) Consolidated Interest Expense of such Person for such period; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any fees, expenses or charges related to the IPO, any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by the applicable Indenture (including a refinancing thereof) (whether or not successful), including such fees, expenses or charges related to the offering of the Notes and the Senior Credit Facilities and the other Transactions; plus

(e) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions, mergers or consolidations after the Issue Date, with respect to the 2022 & 2024 Indenture, or after the Measurement Date, with respect to the 2025 Indenture; plus

(f) any other non-cash charges, including any write offs or write downs and non-cash compensation expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(i) any costs or expense incurred by the Parent or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Parent or net cash proceeds of an issuance of Equity Interest of the Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; plus

(j) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Parent in good faith to be reasonably anticipated to be realizable within 12 months of the date of any Investment, acquisition, disposition, merger, consolidation or other action being given pro forma effect (which will be added to EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) all steps have been taken for realizing such cost savings, (y) such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Parent) and (z) the aggregate amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies added back pursuant to this clause (j) in any period of four consecutive fiscal quarters shall not exceed 10% of EBITDA (prior to giving effect to such addbacks);

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(3) increased or decreased by (without duplication):

(a) any net loss or gain resulting in such period from Hedging Obligations and the application of Financial Accounting Codification No. 815-Derivatives and Hedging; plus or minus, as applicable,

(b) any net loss or gain resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public sale of common stock or Preferred Stock of the Parent (excluding Disqualified Stock), other than:

(1) the IPO;

(2) public offerings with respect to any of the Parent’s common stock registered on Form S-4 or Form S-8;

(3) issuances to any Subsidiary of the Parent; and

(4) Refunding Capital Stock.

“euro” means the single currency of participating member states of the EMU.

“Event of Default” has the meaning set forth under “Events of Default and Remedies.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date, with respect to the 2022 & 2024 Indenture, or on the Measurement Date, with respect to the 2025 Indenture.

“Government Securities” means securities that are:

(1) direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under the Notes and the Indenture.

“Guarantor” means each Subsidiary Guarantor and the Parent so long as it Guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and (iii) liabilities accrued in the ordinary course of business; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit, bankers’ acceptances (or reimbursement agreements in respect thereof) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) all Attributable Debt and all Capitalized Lease Obligations;

(3) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on Indebtedness of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(4) to the extent not otherwise included, Indebtedness of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not such Indebtedness is assumed by such first Person; provided, for purposes hereof the amount of such Indebtedness shall be the lesser of the Indebtedness so secured and the fair market value of the assets of the first person securing such Indebtedness;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) deferred or prepaid revenues, or (c) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Parent, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency, and in each such case with a “stable” or better outlook.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, deposits, advances to customers and suppliers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Parent’s direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by the Parent) of the net assets of a Subsidiary of the Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Parent’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Parent’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, as determined in good faith by the Parent.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Parent or a Restricted Subsidiary in respect of such Investment.

“IPO” means the underwritten initial public offering of common stock of the Parent pursuant to the registration statement on Form S-11 initially filed by Parent with the SEC on June 27, 2013, as amended from time to time.

“Issue Date” means (i) in the case of the 2022 Notes, 2024 Notes and the 2022 & 2024 Indenture, January 31, 2014 and (ii) in the case of the 2025 Notes and the 2025 Indenture, October 1, 2014.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or similar agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Measurement Date” means January 31, 2014.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds and the fair market value of any Cash Equivalents received by the Parent or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by the Parent or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Parent or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor (other than the Issuers).

“Obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated January 16, 2014, relating to the sale of the 2022 Original Notes and the 2024 Original Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, Assistant Treasurer, the Secretary or the Assistant Secretaries of the Parent or an Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Parent or an Issuer, as the case may be, by an Officer of the Parent or an Issuer, as applicable, who must be the principal executive officer, the principal financial officer, the principal accounting officer or Secretary of the Parent or an Issuer, as applicable, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Parent, an Issuer or the Trustee.

“Parent” has the meaning set forth in the first paragraph under “General”; provided that when used in the context of determining the fair market value of an asset or liability under the Indenture, “Parent” will mean the Board of Directors of the Parent (or a duly appointed committee thereof) when the fair market value is equal to or in excess of $25.0 million.

“Pari Passu Indebtedness” means indebtedness of an Issuer or a Guarantor that ranks equally in right of payment with the Notes or such Guarantor’s Guarantee, as applicable.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Parent or any of its

Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Holder” means (i) CBS Corporation and any of its controlled Affiliates and (ii) Sumner M. Redstone, National Amusements, Inc. or any controlled Affiliate thereof, in each case from the Issue Date until such time as such Person beneficially owns less than 50% of the total voting power of the Voting Stock of the Parent (it being understood that if any such Person subsequently acquires 50% or more of the total voting power of the Voting Stock of the Parent it shall not, at such time, constitute a “Permitted Holder”).

“Permitted Investments” means:

(1) any Investment in the Parent or any of its Restricted Subsidiaries;

(2) any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Parent or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased as required by the terms of such Investment as in existence on the Issue Date;

(6) any Investment acquired by the Parent or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b) as a result of a foreclosure by the Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates of the Parent;

(7) Hedging Obligations permitted under clause (9) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Parent; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitation on Restricted Payments”;

(9) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (8), (9) and (11) of such paragraph);

(11) Investments consisting of (x) purchases and acquisitions of inventory, supplies, material, services or equipment, or other similar assets or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business or (y) the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(12) additional Investments having an aggregate fair market value (as determined in good faith by the Parent), taken together with all other Investments made pursuant to this clause (12) (with respect to the 2025 Indenture, after the Measurement Date) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $300.0 million and (y) 10.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(13) Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any Person that, in the good faith determination of the Parent are necessary or advisable to effect any Receivables Facility or any repurchases in connection therewith;

(14) advances to, or guarantees of Indebtedness of, officers, directors and employees not in excess of $5.0 million outstanding at any one time, in the aggregate;

(15) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses, payroll expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Parent;

(16) any Investment by the Parent or any of its Restricted Subsidiaries in an Unrestricted Subsidiary or a joint venture engaged in a Similar Business in an aggregate amount, taken together with all other Investments made pursuant to this clause (16) (with respect to the 2025 Indenture, after the Measurement Date) that are at the time outstanding, not to exceed the greater of (x) $300.0 million and (y) 10.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(17) any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; and

(18) endorsements for collection or deposit in the ordinary course of business.

For the avoidance of doubt, an Investment in the form of an acquisition permitted above may be structured as an “UPREIT” acquisition, in which a Restricted Subsidiary would issue limited partnership interests (or other similar Equity Interests), which may then be subsequently repurchased for either common shares of Parent or cash.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return of money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(2) Liens imposed by law or regulation, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance, surety bonds or bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other covenants, conditions, restrictions and minor defects or irregularities in title (“Other Encumbrances”), in each case which Liens and Other Encumbrances do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) or (17) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (x) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) extend only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof, and (y) Liens securing Indebtedness permitted to be incurred pursuant to clause (17) extend only to the assets of Non-Guarantor Subsidiaries;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Parent or any of its Restricted Subsidiaries;

(9) Liens on property at the time the Parent or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Parent or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided, further, however, that the Liens may not extend to any other property owned by the Parent or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Parent or any Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as, in the case of Hedging Obligations related to interest, the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) (a) leases, subleases, licenses or sublicenses (including of real property and intellectual property) granted to others in the ordinary course of business and, (b) with respect to any leasehold interest held by Parent or any of its Subsidiaries, the terms of the leases granting such leasehold interest and the rights of lessors thereunder, in the case of each of (a) and (b) which do not materially interfere with the ordinary conduct of the business of the Parent or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into by the Parent and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of any Issuer or any Guarantor;

(16) Liens on equipment of the Parent or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and this (18); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and this (18) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing Obligations which do not exceed $100.0 million in aggregate principal amount at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions arising as a matter of law or pursuant to customary depositary terms encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) banker’s liens, Liens that are statutory, common law or contractual rights of set-off and other similar Liens, in each case (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Parent or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness of such Non-Guarantor Subsidiary;

(28) Liens on the Equity Interests of Unrestricted Subsidiaries that secure Indebtedness of such Unrestricted Subsidiaries;

(29) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by the Indenture;

(31) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(32) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business; and

(33) Liens solely on any cash earnest money deposits made by the Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Property” means any real property (and all fixtures, improvements, appurtenances and related assets thereof and therein) owned by the Parent or any of its Restricted Subsidiaries or in which the Parent or any of its Restricted Subsidiaries holds a leasehold interest.

“Purging Distributions” means dividends and distributions after Parent ceases to be consolidated with CBS Corporation for U.S. federal income tax purposes, whether in cash or kind, in the amount required (as determined in good faith by Parent) to effect the distribution of Parent’s earnings and profits required by Section 857(a)(2)(B) of the Code in connection with or in anticipation of the REIT Election (including, for the avoidance of doubt, any earnings and profits allocated to Parent in connection with the Separation), and any subsequent “true-up” payments to correct for recalculations of the appropriate amount.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Parent which shall be substituted for Moody’s or S&P or both, as the case may be.

“Rating Category” means (a) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of S&P or Moody’s used by another Rating Agency selected by the Issuers. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories ((i) + and — for S&P; (ii) 1, 2 and 3 for Moody’s; and (iii) the equivalent gradations for another Rating Agency selected by the Issuers) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, or from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 90 days prior to the earlier of (a) a Change of Control or (b) public notice of the occurrence of a Change of Control or of the intention by the Issuers to effect a Change of Control.

“Rating Decline” with respect to the Notes shall be deemed to occur if, within 90 days after public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies with respect to a Rating Category), the rating of the Notes by each Rating Agency shall be decreased by one or more gradations to or within a Rating Category (including gradations within Rating Categories as well as between Rating Categories) as compared to the rating of the Notes on the Rating Date.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Parent or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Parent or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“REIT Election” means Parent’s election to be, and qualification to be taxed as, a real estate investment trust for U.S. federal income tax purposes.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Parent or a Restricted Subsidiary in exchange for assets transferred by the Parent or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of the Parent (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” For the avoidance of doubt, each of the Issuers shall constitute a Restricted Subsidiary under the Indenture, and neither Issuer may be designated as an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any direct or indirect arrangement providing for the leasing by the Parent or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred for value by the Parent or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Parent or any of its Restricted Subsidiaries secured by a Lien. For the avoidance of doubt, Attributable Debt will be considered to be secured by the asset that is the subject of the Sale and Leaseback Transaction.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the credit facility under the credit agreement, dated as of January 31, 2014, by and among the Issuers, the Guarantors, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as Administrative Agent including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Separation” means the disposition of all of the Capital Stock of Parent beneficially owned by CBS Corporation as described in the Offering Memorandum under the caption “The Separation.”

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Parent and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Subordinated Indebtedness” means:

(1) any Indebtedness of an Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of a Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

“Total Assets” means total assets of the Parent and its Restricted Subsidiaries on a consolidated basis, shown on the most recent balance sheet of the Parent and its Restricted Subsidiaries as may be expressly stated without giving effect to any amortization of the amount of intangible assets since the Issue Date, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Leverage Ratio.”

“Transactions” means (a)(i) the issuance and sale of the Notes pursuant to the Offering Memorandum, (ii) the entering into of the Senior Credit Facilities and (iii) the borrowing of the term loan thereunder, (b) the consummation of the IPO, (c) the use, in one or more payments (which may take the form of Restricted Payments), of a portion of the aggregate proceeds from the foregoing by Parent, together with the issuance of Equity Interests of Parent, to acquire from CBS Corporation the entities comprising CBS Corporation’s Outdoor Americas operating segment, such that such entities will be consolidated under Parent as of the Issue Date, with respect to the 2022 & 2024 Indenture, or on January 31, 2014, with respect to the 2025 Indenture, and (d) the Separation, in each case as described in the Offering Memorandum. For purposes of the 2025 Indenture, the term “Transactions” shall also include the Acquisition Transactions. For the avoidance of doubt, the Transactions shall not include the Purging Distributions.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the Redemption Date to February 15, 2017 (in the case of the

2022 Notes), February 15, 2019 (in the case of the 2024 Notes) or September 15, 2019 (in the case of the 2025 Notes); provided, however, that if the period from the Redemption Date to February 15, 2017 (in the case of the 2022 Notes), February 15, 2019 (in the case of the 2024 Notes) or September 15, 2019 (in the case of the 2025 Notes) is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Parent which at the time of determination is an Unrestricted Subsidiary (as designated by the Parent, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Parent may designate any Subsidiary of the Parent (including any existing Subsidiary and any newly acquired or newly formed Subsidiary but excluding each Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Parent or any Subsidiary of the Parent (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(2) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Parent or any Restricted Subsidiary except for Liens described in clause (28) of the definition of “Permitted Liens”.

The Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Parent could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2) the Consolidated Leverage Ratio for the Parent and its Restricted Subsidiaries would be less than or equal to such ratio immediately prior to such designation,

in each case on a pro forma basis taking into account such designation.

Any such designation by the Parent shall be notified by the Parent to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Parent or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or other governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

The original notes were sold to qualified institutional buyers in reliance on Rule 144A (the “Rule 144A Notes”), and in offshore transactions in reliance on Regulation S (the “Regulation S Notes”). The original notes were issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Rule 144A Notes are currently represented by one or more global notes in registered form without interest coupons (collectively, the “Rule 144A Global Notes”), and the Regulation S Notes are currently represented by one or more global notes in registered form without interest coupons (collectively, the “Regulation S Global Notes”). The Rule 144A Global Notes and the Regulation S Global Notes are collectively referred to herein as the “Global Notes”. The Global Notes were deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “—Exchanges Between Regulation S Notes and Rule 144A Notes”.

The exchange notes issued in exchange for the original notes will be represented by one or more fully registered global notes, without interest coupons and will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of exchange notes in certificated form.

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Neither the Company nor the Trustee takes any responsibility for these operations and procedures and investors are urged to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants.

The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the global notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the global notes; and

(2) ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the global notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or “holders” thereof under the indentures for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indentures. Under the terms of the indentures, the Company and the Trustee will treat the Persons in whose names the exchange notes, including the global notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes.

Consequently, neither the Company nor the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records, or any Participant’s or Indirect Participant’s records, relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the exchange notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the global notes for legended exchange notes in certificated form and to distribute such exchange notes to its Participants.

Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for certificated notes if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes, and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the certificated notes; or

(3) there has occurred and is continuing a Default with respect to the exchange notes.

In addition, beneficial interests in a Global Note may be exchanged for certificated notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indentures. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indentures) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Exchanges Between Regulation S Notes and Rule 144A Notes

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the indentures) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available).

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest.

Same Day Settlement and Payment

The Company will make payments in respect of the exchange notes represented by the global notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The exchange notes represented by the global notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On January 31, 2014, we issued $400,000,000 aggregate principal amount of the 2022 original notes and the 2024 original notes in a transaction exempt from registration under the Securities Act. On October 1, 2014 we issued an additional $150,000,000 aggregate principal amount of the 2022 original notes and the 2025 original notes in a transaction exempt from registration under the Securities Act. Accordingly, the original notes may not be reoffered, resold or otherwise transferred in the United States, unless so registered or unless an exemption from the Securities Act registration requirements is available. Pursuant to registration rights agreements entered into with the initial purchasers of the original notes, we and the Guarantors agreed, for the benefit of holders of the original notes, to use commercially reasonable efforts to file with the SEC one or more exchange offer registration statements (each, an “Exchange Offer Registration Statement”) on the appropriate form under the Securities Act with respect to exchange notes on substantially the same terms as the original notes other than the fact that the offering of such notes has been registered under the Securities Act. Upon the effectiveness of an Exchange Offer Registration Statement, we will offer to the holders of the applicable series of original notes pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their original notes for exchange notes. Any such exchange offer is required to remain open for at least 20 business days.

If:

(1)	due to any change in law or applicable SEC interpretation, the Issuers and the Guarantors are not permitted to consummate the exchange offer;

(2)	the exchange offer is not consummated within 30 business days of the date of commencement of the exchange offer (the “Exchange Offer Completion Deadline”); or

(3)	in certain circumstances, the initial purchasers or any holder of the notes so request;

the Issuers and the Guarantors shall as promptly as reasonably practicable file with the SEC and shall use their commercially reasonable efforts to cause to be declared effective within 180 days after the events enumerated in (1) through (3) above, as applicable (the “Shelf Effectiveness Deadline”) a shelf registration statement to cover resales of the notes by the holders thereof who satisfy certain conditions.

Furthermore, the registration rights agreements with respect to the original notes provide, with respect to each issuance of original notes, that:

(1)	the Issuers and the Guarantors will use their commercially reasonable efforts to cause each Exchange Offer Registration Statement to become effective no later than 365 days after the closing of the original offering of such original notes (the “Exchange Offer Effectiveness Deadline”);

(2)	the Issuers and the Guarantors will use their commercially reasonable efforts to complete the Exchange Offer no later than the Exchange Offer Completion Deadline; and

(3)	if obligated to file the shelf registration statement, the Issuers and the Guarantors will use their commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC by the Shelf Effectiveness Deadline.

If:

(1)	any registration statement required by the registration rights agreements is not declared effective by the SEC on or prior to, in the case of any required Exchange Offer Registration Statement, the Exchange Offer Effectiveness Deadline, and in the case of any required shelf registration statement, the Shelf Effectiveness Deadline; or

(2)	any Exchange Offer required by the Registration Rights Agreement is not completed prior to the Exchange Offer Completion Deadline; or

(3)	any registration statement required by the registration rights agreements has been declared effective but ceases to be effective at any time at which it is required to be effective under the applicable registration rights agreement without being succeeded within one business day by a post-effective amendment to such registration statement that cures such failure and that is itself declared effective on the same business day of its filing (each such event referred to in clauses (1) through (3) above, a “Registration Default”), then the Issuers and the Guarantors will pay Additional Interest (as set forth below) to each holder of “Registrable Securities” (as defined in the applicable registration rights agreement), with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.25% per annum on the principal amount of such Registrable Securities held by such holder.

The amount of the Additional Interest will increase by an additional 0.25% per annum on the principal amount of such Registrable Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of 1.00% per annum.

For each original note tendered to us pursuant to the exchange offer, we will issue to the holder of such original note an exchange note of the applicable series of notes having a principal amount equal to that of the surrendered original note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the original note surrendered in exchange therefor, or, if no interest has been paid on such original note, from the date of its original issue.

Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that broker-dealers, or Participating Broker-Dealers, receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the original notes) with the prospectus contained in the exchange offer registration statement.

Under the registration rights agreements, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange notes for 120 days following the effective date of such registration statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

A holder of original notes (other than certain specified holders) who wishes to exchange such original notes for exchange notes in the exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires on the expiration date. The expiration date is 9:00 a.m., New York City time, on                 , 2014, unless we, in our sole discretion, extend the period during which the exchange offer is open, in which event the expiration date is the latest time and date on which the exchange offer, as so extended by us, expires. We reserve the right to extend the exchange offer with respect to either or both series of notes at any time and from time to time prior to the expiration date by giving written notice to Deutsche Bank Trust Company Americas, as the exchange agent, and by timely public announcement communicated in accordance with applicable law or regulation. During any extension of the exchange offer, all original notes previously tendered pursuant to the exchange offer and not validly withdrawn will remain subject to the exchange offer.

The exchange date will occur promptly after the expiration date. We expressly reserve the right to:

•	terminate the exchange offer with respect to either or both series of notes and, not accept for exchange any original notes for any reason, including if any of the events set forth below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the exchange offer in any manner, whether before or after any tender of the original notes.

If any such termination or amendment occurs, we will notify the exchange agent in writing and either will issue a press release or will give written notice to the holders of the original notes as promptly as practicable. Unless we terminate the exchange offer prior to 9:00 a.m., New York City time, on the expiration date, we will exchange the exchange notes for the original notes on the exchange date.

If we waive any material condition to the exchange offer, or amend the exchange offer in any material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of original notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the exchange offer will be extended until the expiration of such five business day period.

This prospectus and the related letter of transmittal and other relevant materials will be sent by us to record holders of original notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange, in denominations of $2,000 and multiples of $1,000 in excess thereof, exchange notes for like amounts of original notes of the applicable series of notes. We will accept for exchange any and all original notes that are validly tendered on or before 9:00 a.m., New York City time, on the expiration date. Tenders of the original notes may be withdrawn at any time before 9:00 a.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange. However, the exchange offer is subject to the terms of the applicable registration rights agreement and the satisfaction of the conditions described under “—Conditions of the Exchange Offer.” Original notes may be tendered only in denominations of $2,000 and multiplies of $1,000 in excess thereof. Holders of original notes may tender less than the aggregate principal amount represented by their original notes if they appropriately indicate this fact pursuant to the procedures for book-entry transfer described below.

As of the date of this prospectus, $1.4 billion in aggregate principal amount of the original notes are outstanding, consisting of $550 million of the 2022 notes, $400 million of the 2024 notes and $450 million of the 2025 notes. Solely for reasons of administration, we have fixed the close of business on                 , 2014 as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a holder of the original notes, or the holder’s legal representative or attorney-in-fact, whose ownership is reflected in the records of Deutsche Bank Trust Company Americas, as registrar, or whose original notes are held of record by the depositary, may participate in the exchange offer. There will be no fixed record date for determining the eligible holders of the original notes who are entitled to participate in the exchange offer. We believe that, as of the date of this prospectus, no holder of notes is our “affiliate,” as defined in Rule 405 under the Securities Act.

We will be deemed to have accepted validly tendered original notes when, as and if we give written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes and for purposes of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted original notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

Holders of original notes do not have appraisal or dissenters’ rights under applicable law or the indentures as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act, including Rule 14e-1.

Holders who tender their original notes in the exchange offer will not be required to pay brokerage commissions or fees or, provided that the instructions in the letter of transmittal are followed, transfer taxes with respect to the exchange of original notes under the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. See “—Solicitation of Tenders; Expenses” for more information about the costs of the exchange offer.

We do not make any recommendation to holders of original notes as to whether to tender any of their original notes under the exchange offer. In addition, no one has been authorized to make any recommendation. Holders of original notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of original notes to tender, after reading carefully this prospectus (including the documents incorporated by reference in this prospectus) and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

How to Tender

The tender to us of original notes by you pursuant to one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal.

General Procedures. A holder of an original note may tender the same by properly completing a timely confirmation of a book-entry transfer, which we refer to herein as a Book-Entry Confirmation, pursuant to the procedure described below, to the exchange agent on or prior to the expiration date.

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender original notes should contact such holder promptly and instruct such holder to tender original notes on such beneficial owner’s behalf. If such beneficial owner wishes to tender such original notes himself, such beneficial owner must either make appropriate arrangements to register ownership of the original notes in such beneficial owner’s name. The transfer of record ownership may take considerable time.

Book-Entry Transfer. The exchange agent will make a request to establish an account with respect to the original notes at DTC, for purposes of the exchange offer within two business days after receipt of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. By tendering original notes through DTC, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it. The tender of original notes by you pursuant to the procedures set forth in this prospectus will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of original notes and all other documents is at your election and risk. If sent by mail, we recommend that you use registered mail, return receipt requested, obtain proper insurance, and complete the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

A tender will be deemed to have been received as of the date when the tendering holder’s timely Book-Entry Confirmation is received by the exchange agent.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of original notes will be determined by us and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of us, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and the instructions thereto) will be final and binding.

Terms and Conditions of the Letter of Transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering original notes for exchange, whom we refer to herein as the Transferor, exchanges, assigns and transfers the original notes to us and irrevocably constitutes and appoints the exchange agent as the Transferor’s agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the original notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The Transferor further agrees that acceptance of any tendered original notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full by us of our obligations under the registration rights agreements and that we shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

Withdrawal Rights

Original notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth in “The Exchange Offer—Exchange Agent”. Any such notice of withdrawal must specify the person named as having tendered the original notes to be withdrawn, the principal amount of original notes to be withdrawn (which must be an authorized denomination), a statement that such holder is withdrawing his election to have such original notes exchanged, and the name of the registered holder of such original notes, and must be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the original notes being withdrawn. The exchange agent will return the properly withdrawn original notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and our determination will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered original notes when, as and if we have given written notice thereof to the exchange agent.

The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving exchange notes from us and causing the original notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted original notes will be made by the exchange agent promptly after acceptance of the tendered original notes. Original notes not accepted for exchange by us will be returned without expense to the tendering holders (or in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above, such non-exchanged original notes will be credited to an account maintained with DTC) promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is so terminated.

Conditions to the Exchange Offer

We are not required to accept or exchange, or to issue exchange notes in exchange for, any outstanding original notes. We may terminate or extend the exchange offer by written notice to the exchange agent and by timely public announcement communicated in accordance with applicable law or regulation, if:

•	any federal law, statute, rule, regulation or interpretation of the staff of the SEC has been proposed, adopted or enacted that, in our judgment, might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	an action or proceeding has been instituted or threatened in any court or by any governmental agency that, in our judgment might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	there has occurred a material adverse development in any existing action or proceeding that might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indentures under the Trust Indenture Act of 1939;

•	all governmental approvals that we deem necessary for the consummation of the exchange have not been obtained;

•	there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus; or

•	a material adverse change shall have occurred in our business, condition, operations or prospects.

The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

Exchange Agent

Deutsche Bank Trust Company Americas has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at its address set forth below. Delivery to an address other than the one set forth herein, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

DEUTSCHE BANK TRUST COMPANY AMERICAS

Email:

DB.Reorg@db.com

Confirm by telephone:

+1 (877) 843 9767

By Mail, Hand or Courier:

Deutsche Bank Trust Company Americas, as Exchange Agent

DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

United States of America

Attn: Reorg. Department

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, you must not rely on such information or representations as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein.

The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of original notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, at our discretion, we may take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of original notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on behalf of us by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Appraisal Rights

You will not have appraisal rights in connection with the exchange offer.

Federal Income Tax Consequences

We believe that the exchange of original notes for exchange notes should not be a taxable exchange for U.S. federal income tax purposes, and that holders should not recognize any taxable gain or loss or any interest income as a result of such exchange. See “United States Federal Income Tax Consequences.”

Regulatory Approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the original notes. Accordingly, we will recognize no gain or loss for accounting purposes in connection with the exchange offer. The expense of the exchange offer will be expensed over the term of the exchange notes.

Other

Participation in the exchange offer is voluntary and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decisions on what action to take.

As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the terms of the original notes and the registration rights agreements. Holders of the original notes who do not tender their original notes in the exchange offer will continue to hold such original notes and will be entitled to all the rights and limitations applicable thereto under the indentures and the registration rights agreements, except for any terms of such documents which, by their terms, terminate or cease to have further effect as a result of the making of this exchange offer. See “Description of the Exchange Notes.” All untendered original notes will continue to be subject to the restriction on transfer set forth in the indentures. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes not tendered and accepted in the exchange offer could be adversely affected. See “Risk Factors—Risks Related to the Exchange Offer—Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.”

We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer.

DESCRIPTION OF OTHER INDEBTEDNESS

We summarize below the principal terms of our Senior Credit Facilities and original notes. This summary is not a complete description of all of the terms of the relevant agreements.

Senior Credit Facilities

Term Loan

On January 31, 2014, the Borrowers borrowed $800.0 million under the Term Loan, which matures in 2021, pursuant to the Credit Agreement. The Term Loan is unconditionally guaranteed by us and our material existing and future direct and indirect wholly owned domestic subsidiaries (except the Borrowers), subject to certain exceptions. The Term Loan is secured, subject to certain exceptions, by substantially all of the assets of the Borrowers and the guarantors, including a first-priority pledge of all the capital stock of our subsidiaries directly held by the Borrowers and the guarantors under the Term Loan (which pledge, in the case of the capital stock of any foreign subsidiary, will be limited to 66% of the voting capital stock and 100% of the non-voting stock of such first-tier foreign subsidiary). The Credit Agreement contains certain customary affirmative and negative covenants.

The Term Loan bears interest at a rate per annum equal to 2.25% plus the greater of LIBOR or 0.75%. The interest rate on the Term Loan was 3.00% per annum as of September 30, 2014. Interest on the term loan is payable at the end of each LIBOR period, but in no event less frequently than quarterly. The Term Loan was issued at a discount which we are amortizing through Interest expense on the Consolidated Statement of Operations over the life of the Term Loan. As of September 30, 2014, $1.8 million remains unamortized.

The Credit Agreement contains certain customary affirmative and negative covenants. The Borrowers are permitted to prepay amounts outstanding under the Term Loan at any time. Subject to certain exceptions, the Term Loan requires the Borrowers to prepay certain amounts outstanding thereunder with the net cash proceeds of certain asset sales, certain casualty events and certain issuances of debt.

Revolving Credit Facility

On January 31, 2014, the Borrowers also entered into a $425.0 million Revolving Credit Facility, which matures in 2019, pursuant to the Credit Agreement. The Revolving Credit Facility is unconditionally guaranteed by us and our material existing and future direct and indirect wholly owned domestic subsidiaries (except the Borrowers), subject to certain exceptions. The Revolving Credit Facility is secured, subject to certain exceptions, by substantially all of the assets of the Borrowers and the guarantors, including a first-priority pledge of all the capital stock of our subsidiaries directly held by the Borrowers and the guarantors under the Revolving Credit Facility (which pledge, in the case of the capital stock of any foreign subsidiary, will be limited to 66% of the voting capital stock and 100% of the non-voting stock of such first-tier foreign subsidiary.

Borrowing rates under the Revolving Credit Facility are based on LIBOR plus a margin ranging from 2.25% to 1.00% based on the type of borrowings and our Consolidated Net Secured Leverage Ratio, which is the ratio of (i) our consolidated secured debt (less up to $150.0 million of unrestricted cash) to (ii) our Consolidated EBITDA (as defined in the Credit Agreement) for the trailing four consecutive quarters. Interest on the Revolving Credit Facility is payable at the end of each LIBOR period, but in no event less frequently than quarterly. We are required to pay a quarterly commitment fee under the Revolving Credit Facility equal to 0.50% of the average amount of unused commitments during the applicable quarter (subject to a step-down to 0.375% per annum of the average amount of unused commitments during the applicable quarter upon achievement of a net secured leverage ratio not to exceed a certain level), as well as quarterly letter of credit fees equal to the product of (A) the applicable margin with respect to eurodollar borrowings and (B) the average amount drawn under outstanding letters of credit during such quarter.

As of September 30, 2014, the terms of the Revolving Credit Facility require that as an entity being taxed as a REIT, we will be required to maintain a Maximum Consolidated Net Secured Leverage Ratio of no greater than 4.0 to 1.0. As of September 30, 2014, our Maximum Consolidated Net Secured Leverage Ratio was 1.6 to 1.0. The Credit Agreement requires, in connection with the incurrence of certain indebtedness, that we maintain a Consolidated Total Leverage Ratio, which is the ratio of our consolidated total debt to our Consolidated EBITDA for the trailing four consecutive quarters, of no greater than 6.0 to 1.0. As of September 30, 2014, our Consolidated Total Leverage Ratio was 3.9 to 1.0.

The Credit Agreement contains certain customary affirmative and negative covenants. The Borrowers are permitted to prepay amounts outstanding under the Revolving Credit Facility at any time.

Letter of Credit Facility

On January 31, 2014, the Borrowers entered into a letter of credit facility, pursuant to which we may obtain letters of credit from time to time in an aggregate outstanding face amount of up to $80.0 million. After the first year, the letter of credit facility will automatically extend for successive one-year periods unless either the Borrowers or the issuing bank under it elect not to extend it. The letter of credit facility is unconditionally guaranteed by us and our material existing and future direct and indirect wholly owned domestic subsidiaries (except the Borrowers), subject to certain exceptions, and is secured on an equal and ratable basis by the same collateral that secures the Senior Credit Facilities. The fee under the letter of credit facility in the nine months ended September 30, 2014, was immaterial. On October 1, 2014, we issued letters of credit totaling approximately $10.2 million related to operations of the Acquired Business against the letter of credit facility.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the United States federal income tax consequences of an exchange of unregistered original notes for registered exchange notes pursuant to the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating to the exchange offer or the exchange notes. This summary is based on current provisions of the Code, applicable Treasury Regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and pronouncements of the IRS, all as in effect as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary is for general information only and does not purport to address all aspects of United States federal income taxation that may be relevant to particular holders in light of their particular circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, persons subject to special rules applicable to former citizens and residents of the United States, banks or other financial institutions, persons subject to the alternative minimum tax, grantor trusts, entities or arrangements treated as partnerships for U.S. federal income tax purposes (or investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding notes in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, and corporations treated as “personal holding companies,” “controlled foreign corporations,” or “passive foreign investment companies.” In addition, this summary is limited to persons that hold the original notes and that will hold the exchange notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address United States federal tax laws other than those pertaining to the federal income tax (such as the gift tax, the estate tax and the Medicare tax) or the effect of any applicable state, local or foreign tax laws. You are urged to consult your own tax advisor regarding the United States federal, state, local and foreign tax consequences of exchanging the original notes for exchange notes and of holding and disposing of the exchange notes given your particular situation.

The exchange of an original note for an exchange note of the corresponding series pursuant to the exchange offer will not constitute a taxable exchange for United States federal income tax purposes. Rather, the exchange note you receive will be treated for United States federal income tax purposes as a continuation of your investment in the corresponding original note surrendered in the exchange. Consequently, you will not recognize any taxable income, gain or loss upon the receipt of an exchange note pursuant to the exchange offer, your holding period for an exchange note will include your holding period of the original note exchanged therefor, and your tax basis in an exchange note will be the same as your adjusted tax basis in the original note immediately before such exchange. The United States federal income tax consequences of holding and disposing of an exchange note received pursuant to the exchange offer generally will be the same as the United States federal income tax consequences of holding and disposing of an original note.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where such securities were acquired as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the new securities may be required to deliver a prospectus. To the extent any such broker-dealer participates in the exchange offer, we have agreed that, for a period of 120 days after the date of this prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

We will not receive any proceeds from any sale of new securities by broker-dealers. New securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new securities. Any broker-dealer that resells new securities that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. We intend to conduct our business in a manner such that we are not treated as an “investment company” under the Investment Company Act of 1940, as amended. In addition, we intend to conduct our business in a manner that is consistent with maintaining our qualification to be taxed as a REIT. These policies may be amended or revised from time to time at the discretion of our board of directors without a vote of our stockholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

Our investment objective is to maximize income. We intend to achieve this objective by developing our existing advertising structures and sites, including through the digital modernization of such advertising structures and sites, and by acquiring new advertising structures and sites. We currently intend to invest in advertising structures and sites located primarily in major metropolitan areas in the Americas. Future development or investment activities will not be limited to any specific percentage of our assets or to any geographic area or type of advertising structure or site. While we may diversify in terms of location, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. In addition, we may purchase or lease properties for long-term investment, improve the properties we presently own or other acquired properties, or lease such properties, in whole or in part, when circumstances warrant.

We may also enter into multiyear contracts with municipalities and transit operators for the exclusive right to display advertising copy on the interior and exterior of rail and subway cars, buses, benches, trams, trains, transit shelters, street kiosks and transit platforms. In addition, we may participate with third parties in property ownership through joint ventures or other types of co-ownership. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Investments in acquired advertising structures and sites may be subject to existing mortgage financing and other indebtedness or to new indebtedness that may be incurred in connection with acquiring or refinancing these properties. We do not currently have any restrictions on the number or amount of mortgages that may be placed on any one advertising site or structure. Debt service on such financing or indebtedness will have a priority over any distributions with respect to our common stock.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

We may in the future invest in securities of other issuers, including REITs and entities engaged in real estate activities and including for the purpose of exercising control over such entities, although we have not done so during the past three years. Such future investment activities will not be limited to any specific percentage of our assets or to any specific type(s) of securities. However, because we must comply with various requirements under the Code in order to maintain our qualification to be taxed as a REIT, including restrictions on the types of assets we may hold, the sources of our income and accumulation of earnings and profits, our ability to engage in certain acquisitions, such as acquisitions of C corporations, may be limited. See “Risk Factors—Risks Related to Our Business and Operations—Future acquisitions and other strategic transactions could have a negative effect on our results of operations” and “Risk Factors—Risks Related to Our REIT Election and Our Status as a REIT—Complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities.”

Investments in Other Securities

We may in the future invest in additional securities such as bonds, preferred stock and common stock. We have no present intention to make any such investments, except for investments in cash equivalents in the ordinary course of business. Future investment activities in additional securities will not be limited to any specific percentage of our assets or to any specific type of securities or industry group.

Dispositions

From time to time in the ordinary course of business, we have both acquired and disposed of advertising structures and sites in order to optimize our portfolio, and we intend to continue to do so in the future.

Investments in Real Estate Mortgages

We have not invested in, nor do we have any present intention to invest in, real estate mortgages, although we are not prohibited from doing so.

Financing and Leverage Policy

We intend, when appropriate, to employ leverage and to use debt as a means to provide additional funds to distribute to stockholders, to acquire assets, to refinance existing debt or for corporate purposes. We have not borrowed any money from third parties during the past three years, except the Formation Borrowings and the Acquisition Borrowings. Our charter and bylaws will not limit the amount or percentage of indebtedness that we may incur, nor have we adopted any policies addressing this. Our existing debt agreements contain, and our future debt agreements may contain, covenants that place restrictions on us and our subsidiaries. These covenants may restrict, among other things, our and our subsidiaries’ ability to:

•	incur additional indebtedness, guarantee indebtedness or issue disqualified stock;

•	pay dividends on, repurchase or make distributions in respect of our or certain of our subsidiaries’ capital stock or make other restricted payments;

•	make certain investments;

•	sell, transfer or otherwise convey certain assets;

•	create liens;

•	enter into sale/leaseback transactions;

•	enter into agreements restricting certain subsidiaries’ ability to pay dividends or make other intercompany transfers;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our or our subsidiaries’ assets;

•	enter into transactions with affiliates;

•	prepay certain kinds of indebtedness; and

•	issue or sell stock of our subsidiaries.

See “Risk Factors—Risks Related to the Exchange Notes—The terms of the Credit Agreement and the indentures governing the notes restrict our current and future operations, particularly our ability to incur debt that we may need to fund initiatives in response to changes in our business, the industries in which we operate, the economy and governmental regulations.” Our board of directors may limit our debt incurrence to be more restrictive than our debt covenants allow and from time to time may modify these restrictions in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. If these restrictions are relaxed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements.

Lending Policies

We do not intend to engage in significant lending activities, although we do not have a policy limiting our ability to make loans to third parties. We may consider offering purchase money financing in connection with the sale of properties. Other than loans to joint ventures in which we participate and loans to our employees, subject to applicable laws, which we have made, and may continue to make, we have not made any loans to third parties in the past three years.

Policies With Respect to Other Activities

In the future, we may issue debt securities, including senior securities, offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise reacquire our common stock or other securities in the open market or otherwise. Except in connection with the IPO, the CBS Exchange Offer, the Formation Borrowings, the Acquisition Borrowings and an equity private placement in connection with a license and development agreement and except in connection with the E&P Purge, in the past three years, we have not issued debt securities, common stock, preferred stock, options to purchase stock or any other securities in exchange for property or any other purpose, and our board of directors has no present intention of doing so. Our board of directors has the authority, without further stockholder approval, to amend our charter to increase the number of authorized shares of our common stock or preferred stock and to authorize us to issue additional shares of common stock or preferred stock, in one or more series, including senior securities, in any manner, and on the terms and for the consideration it deems appropriate, subject to applicable laws and regulations. We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so

Conflict of Interest Policies

Policies Applicable to All Directors and Officers.

In connection with our IPO, our board of directors established a code of business conduct and ethics that is designed to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between our employees, officers and directors and us. However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and any of our directors or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting of the board of directors or committee of the board of directors at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof; provided that:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us.

Reporting Policies

We intend to make available to our stockholders our Annual Reports on Form 10-K, including our audited financial statements, when due. We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and other periodic reports, current reports, proxy statements and other information, including audited financial statements, with the SEC.

LEGAL MATTERS

The validity of the exchange notes and guarantees offered hereby will be passed upon for us by Jones Day and Venable LLP (with respect to Maryland law matters).

EXPERTS

The combined consolidated financial statements of OUTFRONT Media Inc. (formerly known as “CBS Outdoor Americas Inc.”) as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of the Outdoor Advertising business of Van Wagner Communications, LLC for the year ended December 31, 2013 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates. The SEC also maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is http://www.sec.gov. We also make available on or through our website, www.outfrontmedia.com, without charge, copies of our SEC filings as soon as reasonably practicable after we electronically file them with the SEC. The reference to our website address is a textual reference only, meaning that is does not constitute incorporation by reference of the information contained on the website, including reports and documents filed by us, and should not be considered part of this prospectus.

This prospectus contains summaries of certain of our agreements. The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Additional copies of this prospectus or the agreements summarized in this prospectus may be obtained, without charge, by writing to us at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, NY 10174, Attention: General Counsel, or by calling 212-297-6400.

OUTFRONT MEDIA INC.

OUTFRONT MEDIA INC.

Consolidated Statements of Financial Position

(Unaudited)

	As of
(in millions)	September 30, 2014	December 31, 2013
Assets:
Current assets:
Cash and cash equivalents	$272.2	$29.8
Receivables, less allowance ($14.9 in 2014 and $15.7 in 2013)	175.6	178.8
Deferred income tax assets, net	2.0	24.5
Prepaid lease and transit franchise costs	75.9	62.7
Other prepaid expenses	22.7	15.5
Other current assets	12.4	5.9

Total current assets	560.8	317.2
Property and equipment, net (Note 4)	704.4	755.4
Goodwill	1,860.4	1,865.7
Intangible assets (Note 5)	320.1	364.4
Other assets	77.1	52.8

Total assets	$3,522.8	$3,355.5

Liabilities:
Current liabilities:
Accounts payable	$54.3	$80.0
Accrued compensation	28.4	28.2
Accrued interest	28.4	0.1
Accrued lease costs	18.1	17.7
Other accrued expenses	42.6	37.7
Deferred revenues	25.7	22.9
Other current liabilities	40.4	25.6

Total current liabilities	237.9	212.2
Long-term debt (Note 8)	1,598.2	—
Deferred income tax liabilities, net	22.8	288.5
Asset retirement obligation (Note 6)	32.3	31.7
Other liabilities	64.6	68.7

Total liabilities	1,955.8	601.1
Commitments and contingencies (Note 16)
Stockholders’ equity/invested equity (Note 10):
Common stock (2014—450.0 shares authorized, and 120.0 shares issued and outstanding; 2013—no shares authorized, issued or outstanding)	1.2	—
Additional paid-in capital	1,456.6	—
Retained earnings	188.4	—
Invested capital	—	2,829.5
Accumulated other comprehensive loss	(79.2)	(75.1)

Total stockholders’ equity	1,567.0	—
Total invested equity	—	2,754.4

Total liabilities and stockholders’ equity/invested equity	$3,522.8	$3,355.5

See accompanying notes to unaudited consolidated financial statements.

OUTFRONT MEDIA INC.

Consolidated Statements of Operations

(Unaudited)

	Nine Months Ended September 30,
(in millions, except per share amounts)	2014	2013
Revenues:
Billboard	$690.2	$685.8
Transit and other	268.6	264.3

Total revenues	958.8	950.1
Expenses:
Operating	512.3	504.5
Selling, general and administrative	161.1	146.8
Restructuring charges	6.2	—
Acquisition costs	1.4	—
Net gain on dispositions	(1.4)	(9.8)
Depreciation	79.3	78.3
Amortization	67.3	68.2

Total expenses	826.2	788.0

Operating income	132.6	162.1
Interest income (expense), net	(57.3)	—
Other income (expense), net	(0.5)	—

Income before benefit (provision) for income taxes and equity in earnings of investee companies	74.8	162.1
Benefit (provision) for income taxes	202.9	(70.5)
Equity in earnings of investee companies, net of tax	1.4	1.9

Net income	$279.1	$93.5

Net income per common share:
Basic	$2.49	$0.83

Diluted	$2.47	$0.83

Weighted average shares outstanding:
Basic	112.3	112.3

Diluted	112.8	112.8

Dividends declared per common share	$0.74	$—

See accompanying notes to unaudited consolidated financial statements.

OUTFRONT MEDIA INC.

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Nine months ended September 30,
(in millions)	2014	2013
Net income	$279.1	$93.5
Other comprehensive income (loss), net of tax:
Cumulative translation adjustments	(3.1)	(12.3)
Amortization of net actuarial loss	0.2	0.4
Deferred tax rate adjustment	(1.2)	—

Total other comprehensive income (loss), net of tax	(4.1)	(11.9)

Total comprehensive income	$275.0	$81.6

See accompanying notes to unaudited consolidated financial statements.

OUTFRONT MEDIA INC.

Consolidated Statements of Invested Equity/Stockholders’ Equity

(Unaudited)

(in millions, except per share amounts)	Shares of Common Stock	Common Stock ($0.01 per share par value)	Additional Paid- In Capital	Retained Earnings	Invested Capital	Accumulated Other Comprehensive Loss	Treasury Stock, at Cost	Total Invested Equity/ Stockholders’ Equity
Balance as of December 31, 2012	—	$—	$—	$—	$2,909.9	$(66.0)	$—	$2,843.9
Net income	—	—	—	—	93.5	—	—	93.5
Other comprehensive loss	—	—	—	—	—	(11.9)	—	(11.9)
Net distribution to CBS	—	—	—	—	(126.9)	—	—	(126.9)

Balance as of September 30, 2013	—	$—	$—	$—	$2,876.5	$(77.9)	$—	$2,798.6

Balance as of December 31, 2013	—	$—	$—	$—	$2,829.5	$(75.1)	$—	$2,754.4
Net income	—	—	—	278.0	1.1	—	—	279.1
Other comprehensive income	—	—	—	—	—	(4.1)	—	(4.1)
Initial public offering (“IPO”)	23.0	0.2	614.8	—	—	—	—	615.0
Stock-based payments:
Amortization	—	—	9.0	—	—	—	—	9.0
Shares paid for tax withholding for stock-based payments	—	—	—	—	—	—	(0.1)	(0.1)
Retirement of treasury stock	—	—	(0.1)	—	—	—	0.1	—
Conversion to stockholders’ equity (Note 10)	97.0	1.0	2,829.6	—	(2,830.6)	—	—	—
Distribution of debt and IPO proceeds to CBS	—	—	(2,038.8)	—	—	—	—	(2,038.8)
Dividends ($0.74 per share)	—	—	—	(89.6)	—	—	—	(89.6)
Net contribution from CBS	—	—	42.1	—	—	—	—	42.1

Balance as of September 30, 2014	120.0	$1.2	$1,456.6	$188.4	$—	$(79.2)	$—	$1,567.0

See accompanying notes to unaudited consolidated financial statements.

OUTFRONT MEDIA INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(in millions)	2014	2013
Operating activities:
Net income	$279.1	$93.5
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation and amortization	146.6	146.5
Deferred tax (benefit) liability	(246.4)	4.7
Stock-based compensation	10.9	5.8
Provision for doubtful accounts	2.3	0.3
Net gain on dispositions	(1.4)	(9.8)
Equity in earnings of investee companies, net of tax	(1.4)	(1.9)
Distributions from investee companies	3.2	3.9
Amortization of deferred financing costs and debt discount	10.7	—
Change in assets and liabilities, net of investing and financing activities	(19.1)	(64.3)

Net cash flow provided by operating activities	184.5	178.7

Investing activities:
Capital expenditures	(43.6)	(41.5)
Acquisitions	—	(10.7)
Proceeds from dispositions	2.3	11.1

Net cash flow used for investing activities	(41.3)	(41.1)

Financing activities:
Proceeds from IPO	615.0	—
Proceeds from long-term debt borrowings	1,598.0	—
Deferred financing fees	(24.8)	—
Excess tax benefit from stock-based compensation	—	5.5
Distribution of debt and IPO proceeds to CBS	(2,038.8)	—
Net cash contribution from (distribution to) CBS	39.8	(138.6)
Dividends	(88.8)	—

Net cash flow provided by (used for) financing activities	100.4	(133.1)

Effect of exchange rate changes on cash and cash equivalents	(1.2)	(0.6)

Net increase in cash and cash equivalents	242.4	3.9
Cash and cash equivalents at beginning of period	29.8	20.2

Cash and cash equivalents at end of period	$272.2	$24.1

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$31.4	$75.3
Cash paid for interest	$25.6	$—
Non-cash investing and financing activities:
Accrued purchases of property and equipment	$3.5	$1.7

See accompanying notes to unaudited consolidated financial statements.

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

Note 1. Description of Business and Basis of Presentation

Description of Business

Outfront Media Inc. (the “Company”) and its subsidiaries (collectively, “we,” “us” or “our”) was formed as an indirect wholly owned subsidiary of CBS Corporation (“CBS”). We provide advertising space (“displays”) on out-of-home advertising structures and sites in the U.S., Canada and Latin America. Our portfolio includes billboard displays, which are predominantly located in densely populated major metropolitan areas and along high-traffic expressways and major commuting routes. We also have a number of exclusive multi-year contracts to operate advertising displays in municipal transit systems. We have displays in all of the 25 largest markets in the U.S. and over 180 markets across the U.S., Canada and Latin America. We manage our business through two segments—United States (“U.S.”) and International.

On April 2, 2014, we completed an initial public offering (the “IPO”) of 23,000,000 shares of our common stock, including 3,000,000 shares of our common stock sold pursuant to the underwriters’ option to purchase additional shares. (See Note 2. Initial Public Offering.)

On April 16, 2014, CBS received a private letter ruling from the Internal Revenue Service (“IRS”) with respect to certain issues relevant to our ability to qualify as a real estate investment trust (“REIT”). On July 16, 2014, we ceased to be a member of the CBS consolidated tax group and on July 17, 2014, we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes for the tax year commencing July 17, 2014, and ending December 31, 2014.

On July 16, 2014, CBS completed a registered offer to exchange 97,000,000 shares of our common stock that were owned by CBS for outstanding shares of CBS Class B common stock (the “Exchange Offer”). In connection with the Exchange Offer, CBS disposed of all of its shares of our common stock and as of July 16, 2014, we were separated from CBS (the “Separation”) and were no longer a subsidiary of CBS.

On October 1, 2014, we completed our acquisition of certain outdoor advertising businesses (the “Acquired Business”) from Van Wagner Communications, LLC, now known as OA VW LLC (“Van Wagner”), for $690.0 million in cash, plus working capital adjustments (the “Acquisition”). The Acquisition was funded with the net proceeds from the issuance and sale of the New Senior Notes (as defined in Note 18. Subsequent Events) and cash on hand. In nine months ended September 30, 2014, we recorded $7.6 million of commitment and other fees in Interest expense in the Consolidated Statement of Operations associated with a lender commitment to provide a senior unsecured bridge term loan facility for the purpose of financing the Acquisition in the event we did not complete the offering of the New Senior Notes.

On October 20, 2014, we announced the re-branding of the Company to “OUTFRONT media.” Our common stock will begin trading on the New York Stock Exchange under the symbol “OUT,” and our legal name will change, effective November 20, 2014.

On October 29, 2014, we announced that our board of directors approved a quarterly dividend of $0.37 per share. The dividend is payable on December 15, 2014, to stockholders of record of our common stock on November 18, 2014.

On October 29, 2014, our board of directors approved a special dividend of approximately $547.7 million to our stockholders in connection with our conversion to a REIT. The special dividend is payable on December 31, 2014, to stockholders of record on November 20, 2014. The special dividend is the amount of our accumulated earnings and profits as of July 17, 2014, the date we began operating in a manner that will allow us to qualify as a

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

REIT for U.S. federal income tax purposes (the “E&P Purge”). Stockholders will have the option to elect to receive their special dividend in all cash or all stock. However, the aggregate amount of cash to be distributed will be approximately $109.5 million. As stated in Note 2. Initial Public Offering, a portion ($100.0 million) of the IPO proceeds was retained by us and will be applied to the cash portion of the E&P Purge. CBS will transfer the balance of the cash portion of the E&P Purge (approximately $9.5 million) to us prior to the special dividend to stockholders.

Basis of Presentation and Use of Estimates

The accompanying unaudited consolidated financial statements have been prepared pursuant to the rules of the Securities and Exchange Commission (the “SEC”). In the opinion of our management, the accompanying unaudited financial statements reflect all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation of our financial position, results of operations and cash flows for the periods presented. Certain previously reported amounts have been reclassified to conform with the current presentation. These financial statements should be read in conjunction with the more detailed financial statements and notes thereto, included in our prospectus, filed with the SEC on July 7, 2014.

We have revised the previously reported condensed consolidated Statement of Cash Flows for the nine months ended September 30, 2013. In prior periods, non-cash purchases of property and equipment were previously included within capital expenditures. The revision increased Net cash used in investing activities and increased Net cash provided by operating activities by $13.8 million for the nine months ended September 30, 2013. We do not believe that these misclassifications were material to the previously reported interim or annual financial statements. The above adjustments had no effect on previously reported Statements of Operations, Statements of Financial Position or Statements of Invested Equity/Stockholders’ Equity. The impacted prior periods will be revised as they are presented in future filings.

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our 2013 financial statements were presented on a “carve-out” basis from CBS’s consolidated financial statements based on the historical results of operations, cash flows, assets and liabilities attributable to its Outdoor Americas operating segment. Management believes that the assumptions and estimates used in the preparation of the underlying consolidated financial statements are reasonable. However, the consolidated financial statements herein do not necessarily reflect what our financial position, results of operations or cash flows would have been if we had been a stand-alone company during the periods presented. As a result, such historical financial information is not necessarily indicative of our future results of operations, financial position or cash flows.

Note 2. Initial Public Offering

On March 27, 2014, our registration statement on Form S-11 related to our IPO of our common stock was declared effective by the SEC and on March 28, 2014, our common stock began trading on the New York Stock

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

Exchange under the symbol “CBSO.” On April 2, 2014, we completed an IPO of 23,000,000 shares of our common stock, including 3,000,000 shares of our common stock sold pursuant to the underwriters’ option to purchase additional shares, at a price of $28.00 per share for total net proceeds, after underwriting discounts and commissions, of $615.0 million. Of the total net proceeds, $515.0 million was transferred to a wholly owned subsidiary of CBS as partial consideration for the contribution of the entities comprising CBS’s Outdoor Americas operating segment to us. The remaining $100.0 million was retained by us and will be applied to the cash portion of the E&P Purge to our stockholders.

Note 3. New Accounting Standards

Adoption of New Accounting Standards

Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists

During the nine months ended September 30, 2014, we adopted the Financial Accounting Standards Board’s (the “FASB’s”) guidance on the presentation of the reserve for uncertain tax positions when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This guidance requires the reserve for uncertain tax positions to be presented in the financial statements as a reduction to the deferred tax asset for a tax loss or other tax carryforward that would be applied in the settlement of the uncertain tax position. This guidance did not have a material effect on our consolidated financial statements.

Obligations Resulting from Joint and Several Liability Arrangements

During the nine months ended September 30, 2014, we adopted FASB guidance on the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. Under this guidance, we are required to measure our obligations under such arrangements as the sum of the amount we agreed to pay in the arrangement among our co-obligors and any additional amount we expect to pay on behalf of our co-obligors. We are also required to disclose the nature and amount of the obligation. This guidance did not have a material effect on our consolidated financial statements.

Recent Pronouncements

Service Concession Arrangements

In January 2014, the FASB issued guidance on the accounting for service concession arrangements with public sector entities. This guidance specifies that an operating entity should not account for a service concession arrangement as a lease and the infrastructure used in a service concession arrangement should not be recognized as property, plant and equipment. This guidance applies when the public sector entity controls the services that the operating entity must provide within the infrastructure and also controls any residual interest in the infrastructure at the end of the term of the arrangement. We are currently evaluating the impact of this guidance, which is effective for reporting periods beginning after December 15, 2014, on our consolidated financial statements.

Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity

In April 2014, the FASB issued guidance on reporting discontinued operations and disclosures of disposals of components of an entity. The new guidance changes the requirements, including additional disclosures, for

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

reporting discontinued operations which may include a component of an entity or a group of components of an entity, or a business or nonprofit activity. Under the new guidance, a discontinued operation is defined as a disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. This guidance is effective for interim periods and annual periods beginning after December 31, 2014. Early adoption is permitted, but only for disposals that have not been reported in financial statements previously issued or available for issuance. This guidance is not expected to have a material effect on our consolidated financial statements.

Revenue from Contracts with Customers

In May 2014, the FASB issued principles-based guidance addressing revenue recognition issues. The guidance may be applied to all contracts with customers regardless of industry-specific or transaction specific fact patterns. This guidance is to be applied retrospectively and is effective for interim and annual periods beginning after December 15, 2016. Early adoption is not permitted. We are currently evaluating the impact of this guidance on our consolidated financial statements.

Note 4. Property and Equipment

The table below presents the balances of major classes of assets and accumulated depreciation.

	Estimated Useful Lives	As of
(in millions)		September 30, 2014	December 31, 2013
Land		$88.4	$88.6
Building and improvements	20 to 40 years	47.5	45.0
Advertising structures	5 to 20 years	1,662.4	1,662.3
Furniture, equipment and other	3 to 10 years	76.1	77.2
Construction in progress		15.7	18.9

		1,890.1	1,892.0
Less: accumulated depreciation		1,185.7	1,136.6

Property and equipment, net		$704.4	$755.4

Depreciation expense was $79.3 million for the nine months ended September 30, 2014, and $78.3 million for the nine months ended September 30, 2013.

Note 5. Intangible Assets

Our identifiable intangible assets primarily consist of acquired permits and leasehold agreements and franchise agreements which grant us the right to operate out-of-home structures in specified locations and the right to provide advertising space on railroad and municipal transit properties. Identifiable intangible assets are amortized on a straight-line basis over their estimated useful life, which is the respective life of the agreement that in some cases includes historical experience of renewals.

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

Our identifiable intangible assets consist of the following:

(in millions)	Gross	Accumulated Amortization	Net
As of September 30, 2014:
Permits and leasehold agreements	$876.0	$(681.0)	$195.0
Franchise agreements	442.1	(317.9)	124.2
Other intangible assets	2.1	(1.2)	0.9

Total intangible assets	$1,320.2	$(1,000.1)	$320.1

As of December 31, 2013:
Permits and leasehold agreements	$880.6	$(659.0)	$221.6
Franchise agreements	462.4	(320.7)	141.7
Other intangible assets	2.1	(1.0)	1.1

Total intangible assets	$1,345.1	$(980.7)	$364.4

All of our intangible assets, except goodwill, are subject to amortization. Amortization expense was $67.3 million for the nine months ended September 30, 2014, and $68.2 million for the nine months ended September 30, 2013, which includes the amortization of direct lease acquisition costs of $24.2 million for the nine months ended September 30, 2014, and $22.7 million for the nine months ended September 30, 2013. Direct lease acquisition costs are amortized on a straight-line basis over the related customer lease term, which generally ranges from four weeks to one year.

Note 6. Asset Retirement Obligation

The following table sets forth the change in the asset retirement obligations associated with our advertising structures located on leased properties. The obligation is calculated based on the assumption that all of our advertising structures will be removed within the next 50 years. The estimated annual costs to dismantle and remove the structures upon the termination or non-renewal of our leases are consistent with our historical experience.

(in millions)
As of December 31, 2013	$31.7
Accretion expense	1.7
Additions	0.2
Liabilities settled	(0.8)
Foreign currency translation adjustments	(0.5)

As of September 30, 2014	$32.3

Note 7. Related Party Transactions

CBS Corporation

Our financial statements as of and for the nine months ended September 30, 2014, include charges from CBS for services, such as tax, internal audit, cash management, insurance, technology systems and other services. In addition, prior to 2014, CBS provided benefits to our employees, including certain post-employment benefits, medical, dental, life and disability insurance and participation in a 401(k) savings plan. Charges for these

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

services and benefits are reflected in the consolidated financial statements based on the specific identification of costs, assets and liabilities or based on various allocation methods, including factors such as headcount, time and effort spent on matters relating to us, and the number of CBS operating entities benefiting from such services. Charges for these services and benefits have been included in Selling, general and administrative expenses in the accompanying Consolidated Statements of Operations and totaled $9.5 million in the nine months ended September 30, 2014, and $48.7 million in the same prior-year period. Also included in these charges are professional fees associated with our planned election to be taxed as a REIT. Our expenses as a stand-alone company may be different from those reflected in the Consolidated Statements of Operations prior to the IPO. Effective January 1, 2014, our employees began participating in employee benefit plans maintained by us. As a result, there were no benefits provided by CBS in the nine months ended September 30, 2014. In addition, during 2014, certain other services previously provided by CBS have been transitioned to us.

As of September 30, 2014, receivables from CBS were $0.3 million and payables to CBS were $1.0 million, which were included in Other current assets and Other current liabilities, respectively, on our Consolidated Statement of Financial Position. As of December 31, 2013, there were no receivables or payables from CBS on our Consolidated Statement of Financial Position.

On April 2, 2014, we entered into a transition services agreement with CBS, pursuant to which CBS will temporarily provide us with certain services (including legal, finance, information technology, insurance, tax and employment functions), and we will provide certain limited services to CBS. Also on April 2, 2014, we entered into a license agreement with a wholly owned subsidiary of CBS, pursuant to which we have the right to use “CBS” in the corporate names of the Company and our subsidiaries and have the right to use the “CBS” mark and logo on our advertising billboards. On July 16, 2014, we amended the transition services agreement to extend the time periods in which CBS will provide the transition services described above to January 16, 2015 or to July 16, 2015, as applicable depending on the services being provided. Also on July 16, 2014, we amended the license agreement to extend the time period in which we have the right to use “CBS” in the corporate names of the Company and our subsidiaries to December 31, 2014, and have the right to use the “CBS” mark and logo on our advertising displays to March 31, 2016. On October 20, 2014, we announced the re-branding of the Company to “OUTFRONT media.” Our common stock will begin trading on the New York Stock Exchange under the symbol “OUT,” and our legal name will change, effective November 20, 2014.

Prior to the incurrence of indebtedness on January 31, 2014, intercompany transactions between CBS and us were considered to be effectively settled in cash in the financial statements. The net effect of the settlement of these intercompany transactions, in addition to cash transfers to and from CBS, are reflected in Net cash contribution from (distribution to) CBS on the Condensed Consolidated Statements of Cash Flows and Net contribution from (distribution to) CBS on the Consolidated Statements of Invested Equity/Stockholders’ Equity. The amounts on these financial statement line items differ due to non-cash transactions, such as stock-based compensation expense.

For advertising spending placed by CBS and its subsidiaries, we recognized total revenues of $14.5 million, of which $7.7 million was before the Separation, for the nine months ended September 30, 2014, and $12.3 million for the same prior-year period.

On July 16, 2014, CBS completed the Separation and as a result of this transaction, CBS and their affiliates ceased to be related parties.

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

Other Related Parties

Viacom Inc. is controlled by National Amusements, Inc., the controlling stockholder of CBS. On July 16, 2014, CBS completed the Separation and as a result of this transaction, Viacom Inc. ceased to be a related party. Revenues recognized for advertising spending placed by various subsidiaries of Viacom Inc. were $6.0 million, of which $4.3 million was before the Separation, for the nine months ended September 30, 2014, and $5.6 million for the same prior-year period.

We have a 50% ownership interest in two joint ventures that operate transit shelters in Los Angeles and Vancouver. These ventures are accounted for as equity investments. These investments totaled $22.6 million as of September 30, 2014, and $24.1 million as of December 31, 2013, and are included in Other assets on the Consolidated Statements of Financial Position. We provide sales and management services to these joint ventures.

Note 8. Long-Term Debt

Long-term debt consists of the following:

	As of
(in millions, except percentages)	September 30, 2014	December 31, 2013
Term loan, due 2021	$798.2	$—

Senior unsecured notes:
5.250% senior unsecured notes, due 2022	400.0	—
5.625% senior unsecured notes, due 2024	400.0	—

Total senior unsecured notes	800.0	—

Total long-term debt	$1,598.2	$—

Weighted average cost of debt	4.2%	—%

Term Loan

On January 31, 2014, two of our wholly owned subsidiaries, Outfront Media Capital LLC (“Capital LLC”) and Outfront Media Capital Corporation (“Finance Corp,” and together with Capital LLC, the “Borrowers”), borrowed $800.0 million under a term loan due in 2021 (the “Term Loan,” together with the Revolving Credit Facility (as defined below), the “Senior Credit Facilities”). The Senior Credit Facilities are governed by a credit agreement, dated as of January 31, 2014 (the “Credit Agreement”). The Term Loan is unconditionally guaranteed by us and our material existing and future direct and indirect wholly owned domestic subsidiaries (except the Borrowers), subject to certain exceptions. The Term Loan is secured, subject to certain exceptions, by substantially all of the assets of the Borrowers and the guarantors, including a first-priority pledge of all the capital stock of our subsidiaries directly held by the Borrowers and the guarantors under the Term Loan.

The Term Loan bears interest at a rate per annum equal to 2.25% plus the greater of the London Interbank Offered Rate (“LIBOR”) or 0.75%. The interest rate on the Term Loan was 3.00% per annum as of September 30, 2014. Interest on the term loan is payable at the end of each LIBOR period, but in no event less frequently than quarterly. The Term Loan was issued at a discount which we are amortizing through Interest expense on the Consolidated Statement of Operations over the life of the Term Loan. As of September 30, 2014, $1.8 million remains unamortized.

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

Senior Unsecured Notes

On January 31, 2014, the Borrowers issued $400.0 million aggregate principal amount of 5.250% Senior Unsecured Notes due 2022 and $400.0 million aggregate principal amount of 5.625% Senior Unsecured Notes due 2024 (together, the “Senior Notes”) in a private placement. The Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company and each of its direct and indirect wholly owned domestic subsidiaries that guarantee the Senior Credit Facilities. Interest on the Senior Notes is payable on May 15 and November 15 of each year.

On or after February 15, 2017, the Borrowers may redeem at any time, or from time to time, some or all of the 5.250% Senior Unsecured Notes due 2022, and on or after February 15, 2019, the Borrowers may also redeem at any time, or from time to time, some or all of the 5.625% Senior Unsecured Notes due 2024. Prior to such dates, the Borrowers may redeem some or all of the Senior Notes subject to a customary make-whole premium. In addition, prior to February 15, 2017, the Borrowers may redeem up to 35% of the aggregate principal amount of each series of Senior Notes with the proceeds of certain equity offerings.

Pursuant to a registration rights agreement dated January 31, 2014, we and the Borrowers have agreed to use commercially reasonable efforts to cause a registration statement to become effective with the SEC by January 31, 2015, related to an offer to exchange the Senior Notes for registered Senior Notes having substantially identical terms, or, in certain cases, to register the Senior Notes for resale. If we and the Borrowers do not register or exchange the Senior Notes pursuant to the terms of the registration rights agreement, the Borrowers will be required to pay additional interest to the holders of the Senior Notes under certain circumstances.

Revolving Credit Facility

On January 31, 2014, the Borrowers also entered into a $425.0 million Revolving Credit Facility, which matures in 2019 (the “Revolving Credit Facility”). Borrowing rates under the Revolving Credit Facility are based on LIBOR plus a margin based on our Consolidated Net Secured Leverage Ratio, which is the ratio of (i) our consolidated secured debt (less up to $150.0 million of unrestricted cash) to (ii) our Consolidated EBITDA (as defined in the Credit Agreement) for the trailing four consecutive quarters. Interest on the Revolving Credit Facility is payable at the end of each LIBOR period, but in no event less frequently than quarterly. The commitment fee based on the amount of unused commitments under the Revolving Credit Facility in the nine months ended September 30, 2014, was $1.4 million. As of September 30, 2014, there were no outstanding borrowings under the Revolving Credit Facility. As of September 30, 2014, we had issued letters of credit totaling approximately $20.5 million against the Revolving Credit Facility. The Revolving Credit Facility is unconditionally guaranteed by us and our material existing and future direct and indirect wholly owned domestic subsidiaries (except the Borrowers), subject to certain exceptions. The Revolving Credit Facility is secured, subject to certain exceptions, by substantially all of the assets of the Borrowers and the guarantors, including a first-priority pledge of all the capital stock of our subsidiaries directly held by the Borrowers and the guarantors under the Revolving Credit Facility.

The Credit Agreement contains certain customary affirmative and negative covenants. As of September 30, 2014, the terms of the Revolving Credit Facility require that as an entity being taxed as a REIT, we are required to maintain a Maximum Consolidated Net Secured Leverage Ratio of no greater than 4.0 to 1.0. As of September 30, 2014, our Maximum Consolidated Net Secured Leverage Ratio was 1.6 to 1.0. The Credit Agreement requires, in connection with the incurrence of certain indebtedness, that we maintain a Consolidated Total Leverage Ratio, which is the ratio of our consolidated total debt to our Consolidated EBITDA for the

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

trailing four consecutive quarters, of no greater than 6.0 to 1.0. As of September 30, 2014, our Consolidated Total Leverage Ratio was 3.9 to 1.0.

Letter of Credit Facility

On January 31, 2014, the Borrowers also entered into a letter of credit facility, pursuant to which we may obtain letters of credit from time to time in an aggregate outstanding face amount of up to $80.0 million. After the first year, the letter of credit facility will automatically extend for successive one-year periods unless either the Borrowers or the issuing bank under it elect not to extend it. The letter of credit facility is unconditionally guaranteed by us and our material existing and future direct and indirect wholly owned domestic subsidiaries (except the Borrowers), subject to certain exceptions, and is secured on an equal and ratable basis by the same collateral that secures the Senior Credit Facilities. The fee under the letter of credit facility in the nine months ended September 30, 2014, was immaterial. On October 1, 2014, we issued letters of credit totaling approximately $10.2 million related to operations of the Acquired Business against the letter of credit facility.

Deferred Financing Costs

We deferred $29.3 million in fees and expenses associated with the Senior Credit Facilities, Senior Notes and letter of credit facility. We are amortizing the deferred fees through Interest expense on the Consolidated Statement of Operations over the term of each debt facility.

Use of Proceeds

On January 31, 2014, we transferred approximately $1.5 billion of the combined proceeds from the Term Loan and the Senior Notes to a wholly owned subsidiary of CBS, which is an amount equal to the net proceeds from the total indebtedness less $50.0 million, which remained with us for general corporate purposes.

Fair Value

Under the fair value hierarchy, observable inputs such as unadjusted quoted prices in active markets for identical assets or liabilities are defined as Level 1; observable inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for the asset or liability are defined as Level 2; and unobservable inputs for the asset or liability are defined as Level 3. The aggregate fair value of our debt, which is estimated based on quoted market prices of similar liabilities, was approximately $1.6 billion as of September 30, 2014. The fair value of our debt is classified as Level 2.

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

Note 9. Accumulated Other Comprehensive Income

(in millions)	Cumulative Translation Adjustments	Net Actuarial Gain (Loss)	Accumulated Other Comprehensive Income (Loss)
As of December 31, 2013	$(69.2)	$(5.9)	$(75.1)

Other comprehensive income before reclassifications	(3.1)	—	(3.1)
Amortization of actuarial losses reclassified to net income	—	0.2	0.2
Deferred tax rate adjustment	—	(1.2)	(1.2)

Total other comprehensive income, net of tax	(3.1)	(1.0)	(4.1)

As of September 30, 2014	$(72.3)	$(6.9)	$(79.2)

As of December 31, 2012	$(54.3)	$(11.7)	$(66.0)

Other comprehensive income before reclassifications	(12.3)	—	(12.3)
Amortization of actuarial losses reclassified to net income	—	0.4	0.4

Total other comprehensive income (loss), net of tax	(12.3)	0.4	(11.9)

As of September 30, 2013	$(66.6)	$(11.3)	$(77.9)

Note 10. Equity

On January 15, 2014, 100 shares of our common stock were issued to CBS. On March 14, 2014, our board of directors declared a 970,000 to 1 stock split. As a result of the stock split, the 100 shares of our common stock then outstanding were converted into 97,000,000 shares of our common stock. The effects of the stock split have been applied retroactively. For purposes of calculating earnings per share, 97,000,000 shares were considered outstanding for all periods presented.

On March 25, 2014, our board of directors granted CBS and certain of its affiliates a waiver of the ownership restrictions contained in our charter, subject to certain initial and ongoing conditions designed to protect our status as a REIT.

On March 27, 2014, our registration statement on Form S-11 related to our IPO of our common stock was declared effective by the SEC. On April 2, 2014, we completed an IPO of 23,000,000 shares of our common stock, including 3,000,000 shares of our common stock sold pursuant to the underwriters’ option to purchase additional shares, at a price of $28.00 per share. Our total shares issued and outstanding upon completion of the IPO was 120,000,000. (See Note 2. Initial Public Offering.)

As of September 30, 2014, 450,000,000 shares of our common stock, par value $0.01 per share, were authorized; 120,010,462 shares were issued and outstanding; and 50,000,000 shares of our preferred stock, par value $0.01 per share, were authorized with no shares issued and outstanding.

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

On October 29, 2014, our board of directors approved a special dividend of approximately $547.7 million to our stockholders in connection with our conversion to a REIT. The special dividend is payable on December 31, 2014, to stockholders of record as of November 20, 2014. The special dividend is the E&P Purge. Stockholders will have the option to elect to receive their special dividend in all cash or all stock. However, the aggregate amount of cash to be distributed will be approximately $109.5 million. As stated in Note 2. Initial Public Offering, a portion ($100.0 million) of the IPO proceeds was retained by us and will be applied to the cash portion of the E&P Purge. CBS will transfer the balance of the cash portion of the E&P Purge (approximately $9.5 million) to us prior to the special dividend to stockholders.

Note 11. Restructuring Charges

In the third quarter of 2014, we recorded a restructuring charge of $6.2 million associated with a management reorganization resulting in the departure of Wally Kelly, President and Chief Operating Officer, from the Company. The restructuring charge is comprised of severance charges, including stock-based compensation of $3.5 million. As of September 30, 2014, a restructuring reserve of $2.5 million is included in Other current liabilities in the Consolidating Statement of Financial Position.

Note 12. Stock-Based Compensation

On March 18, 2014, our board of directors approved the Omnibus Stock Incentive Plan (the “Stock Plan”) and reserved 8,000,000 shares of our common stock for stock-based awards. Under the Stock Plan, the board of directors is authorized to grant awards of options to purchase shares of our common stock (the “Outfront Options”), stock appreciation rights, restricted and unrestricted stock, restricted share units (“RSUs”), dividend equivalents, performance awards, including performance-based restricted share units (“PRSUs”), and other equity-related awards and cash payments to all of our employees and non-employee directors and employees of our subsidiaries. In addition, consultants and advisors who perform services for us and our subsidiaries may, under certain conditions, receive grants under our Stock Plan.

RSUs and PRSUs accrue dividend equivalents in amounts equal to the regular cash dividends paid on our common stock and will be paid in either cash or stock. Accrued dividend equivalents payable in stock shall convert to shares of our common stock on the date of vesting.

The Stock Plan also provides for the treatment of awards held by our employees that were originally granted under various CBS stock plans. Prior to our IPO, certain of our employees were granted awards of RSUs, PRSUs and stock options for CBS Class B common stock under the CBS equity incentive plans. At the time of the IPO, substantially all outstanding RSUs and PRSUs for CBS Class B common stock (the “CBS RSUs”) were converted into RSUs and PRSUs for our common stock (the “Outfront RSUs”) under the Stock Plan.

Compensation expense for RSUs is determined based upon the market price of the shares underlying the awards on the date of grant and expensed over the vesting period, which is generally a three- to four-year service period. For PRSU awards, the number of shares an employee earns may range from 0% to 120% based on the outcome of a one year performance condition. Compensation expense is recorded based on the probable outcome of the performance condition. On an annual basis, the board of directors will review actual performance and certify the degree to which performance goals applicable to the award have been met. Forfeitures of RSUs are estimated on the date of grant based on historical forfeiture rates. On an annual basis, adjustments are made to compensation expense based on actual forfeitures and the forfeiture rates are revised as necessary.

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

The following table summarizes our stock-based compensation expense for the nine months ended September 30, 2014 and 2013.

	Nine Months Ended September 30,
(in millions)	2014	2013
RSUs and PRSUs	$9.0	$5.4
Stock options	1.9	0.4

Stock-based compensation expense, before income taxes	10.9	5.8
Tax benefit	(2.8)	(2.4)

Stock-based compensation expense, net of tax	$8.1	$3.4

As of September 30, 2014, total unrecognized compensation cost related to non-vested RSUs and PRSUs was $20.6 million, which is expected to be recognized over a weighted average period of 2.9 years, and total unrecognized compensation cost related to non-vested stock options was $0.9 million, which is expected to be recognized over a weighted average period of 2.6 years.

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

RSUs and PRSUs

On March 27, 2014, 256,172 non-vested CBS RSUs held by our employees were converted into 561,021 non-vested Outfront RSUs. The number of RSUs was converted at a ratio of approximately 2.2 to 1.0 to preserve the fair value of the awards both before and after conversion.

The following table summarizes the activity of the RSUs and PRSUs issued to our employees.

	CBS RSUs		Outfront RSUs
	Activity	Weighted Average Per Share Grant Date Fair Market Value	Activity	Weighted Average Per Share Grant Date Fair Market Value	RSU and PRSU Dividend Equivalents
Non-vested as of December 31, 2013	472,490	$32.09
Employee transfers and grants	11,875	34.66
Vested	(157,723)	22.51
Forfeited	(2,909)	37.67

Non-vested before conversion	323,733	36.80
CBS RSUs converted to Outfront RSUs	(256,172)	37.77
Non-vested Outfront RSUs converted from CBS RSUs			561,021	$17.24

Non-vested CBS RSUs not converted to Outfront RSUs(a)	67,561	33.16
Granted:
RSUs			478,311	29.59
PRSUs			168,468	29.70
Dividend equivalents					10,032
Vested:
RSUs	(67,561)	33.16	(5,848)	25.91
PRSUs			(6,955)	25.88
Forfeitures:
RSUs			(27,965)	24.39
PRSUs			(15,289)	26.39
Dividend equivalents					(2)

Non-vested as of September 30, 2014	—	—	1,151,743	23.78	10,030

(a)	Reflects CBS RSUs which vested in April 2014.

Stock Options

On July 16, 2014, 219,741 outstanding CBS stock options held by our active employees were converted into 409,207 Outfront Options. Vested outstanding CBS stock options held by former employees of the Company were not converted into Outfront Options. The CBS stock options were converted at a ratio of approximately 1.9 to 1.0 to preserve the intrinsic value of the award at the time of conversion.

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

The following table summarizes the activity of CBS’ stock options issued to our employees.

	CBS Stock Options	CBS Weighted Average Exercise Price	Outfront Stock Options	Outfront Weighted Average Exercise Price
Outstanding as of December 31, 2013	399,581	$29.30
Exercised	(123,260)	22.04
Forfeited or expired	(38,523)	30.75
CBS stock options converted to Outfront stock options	(219,741)	33.27
Outstanding Outfront stock options converted from CBS stock options			409,207	$17.87
Exercised			(2,426)	14.71
Forfeited or expired			(16,170)	23.08

Outstanding as of September 30, 2014	18,057	27.38	390,611	17.67

Exercisable as of September 30, 2014	18,057	27.38	166,234	12.29

Note 13. Retirement Benefits

The following table presents the components of net periodic pension cost and amounts recognized in other comprehensive income (loss) for our pension plans:

	Nine Months Ended September 30,
(in millions)	2014	2013

Components of net periodic pension cost:
Service cost	$1.1	$1.3
Interest cost	1.9	1.5
Expected return on plan assets	(2.1)	(1.8)
Amortization of actuarial losses(a)	0.3	0.8

Net periodic pension cost	$1.2	$1.8

(a)	Reflects amounts reclassified from accumulated other comprehensive income (loss) to net income.

In the nine months ended September 30, 2014, we contributed $1.9 million to our pension plans. In 2014, we expect to contribute approximately $2.0 million to our pension plans.

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

Note 14. Income Taxes

On July 16, 2014, we ceased to be a member of the CBS consolidated tax group and on July 17, 2014, we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes for the tax year commencing July 17, 2014, and ending December 31, 2014. In the third quarter of 2014, as a result of our REIT conversion, substantially all Deferred income tax liabilities, net, was reversed into Net income via a non-cash benefit of approximately $232.3 million. As a result of our REIT conversion, our expected effective tax rate for the second half of 2014 will be substantially lower than previous periods. Prior to July 17, 2014 our U.S. operating results were included in consolidated federal, and certain state and local income tax returns filed by CBS. The income tax expense reflected in the Consolidated Statements of Operations, deferred tax assets and liabilities included in the Consolidated Statements of Financial Position and income tax payments reflected in the Condensed Consolidated Statements of Cash Flows were prepared as if these amounts were calculated on a separate tax return basis for us. We believe that the assumptions and estimates used to determine these tax amounts were reasonable. However, the consolidated financial statements herein may not necessarily reflect our income tax expense or tax payments, or what our tax amounts would have been if we had been a stand-alone company during the periods prior to July 17, 2014.

As a REIT, we must distribute to our stockholders, for the tax year commencing July 17, 2014, and ending December 31, 2014, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on the undistributed income. In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute net income to our stockholders in a manner to satisfy the REIT 90% distribution requirement and to avoid the 4% nondeductible excise tax.

On September 30, 2014, we distributed a quarterly dividend of $0.37 per share, which we anticipate will be taxed as ordinary income by our stockholders.

On April 2, 2014, we entered into a tax matters agreement, which governs the respective rights, responsibilities and obligations of CBS and us with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and other matters regarding taxes for the periods during which we are a member of the CBS consolidated tax group. The tax matters agreement also separately allocates among the parties any tax liability arising as a result of any failure of the Separation to qualify as a tax-free transaction based on actions taken during the two-year period following the Separation.

Our effective income tax rate represents a combined annual effective tax rate for federal, state, local and foreign taxes applied to interim operating results.

Excluding the non-cash benefit recorded as a result of our REIT conversion in 2014, the effective income tax rate was 39.3% in the nine months ended September 30, 2014, and 43.5% in the nine months ended September 30, 2013.

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

The difference between income taxes expected at the U.S. federal statutory income tax rate of 35% and the provision for income taxes is summarized as follows:

	Nine Months Ended September 30,
(in millions)	2014	2013
Taxes on income at U.S. statutory rate	$21.2	$56.7
State and local taxes, net of federal tax benefit	4.2	9.9
Effect of foreign operations	2.2	1.7
Reversal of deferred tax liability	(232.3)	—
Other, net	1.8	2.2

Provision for income taxes	$(202.9)	$70.5

The following table sets forth the change in the reserve for uncertain tax positions, excluding related accrued interest and penalties.

(in millions)
As of December 31, 2013	$4.0
Additions for current year tax positions	0.1
Reductions for prior year tax positions	(2.9)

As of September 30, 2014	$1.2

Reductions for prior year tax positions includes $2.1 million of liabilities which were transferred to CBS pursuant to our tax matters agreement. The reduction in this liability did not impact our provision for income taxes during the period. The reserve for uncertain tax positions of $1.2 million as of September 30, 2014, includes $0.8 million which would affect our effective income tax rate if and when recognized in future years.

Note 15. Earnings Per Share (“EPS”)

	Nine Months Ended September 30,
(in millions)	2014	2013
Net income	$279.1	$93.5

Weighted average shares for basic EPS	112.3	112.3
Dilutive potential shares from grants of RSUs, PRSUs and stock options(a)	0.5	0.5

Weighted average shares for diluted EPS	112.8	112.8

(a)	The potential impact of an aggregate 0.1 million granted RSUs, PRSUs and stock options for the nine months ended September 30, 2014, was antidilutive.

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

Note 16. Commitments and Contingencies

Off-Balance Sheet Commitments

Our off-balance sheet commitments primarily consist of operating lease arrangements and guaranteed minimum franchise payments. These arrangements result from our normal course of business and represent obligations that are payable over several years.

We have long-term operating leases for office space, billboard sites and equipment, which expire at various dates. Certain leases contain renewal and escalation clauses.

We have agreements with municipalities and transit operators which entitle us to operate advertising displays within their transit systems, including on the interior and exterior of rail and subway cars and buses, as well as on benches, transit shelters, street kiosks, and transit platforms. Under most of these franchise agreements, the franchisor is entitled to receive the greater of a percentage of the relevant revenues, net of agency fees, or a specified guaranteed minimum annual payment.

Letters of Credit

We have indemnification obligations with respect to letters of credit and surety bonds primarily used as security against non-performance in the normal course of business. The outstanding letters of credit and surety bonds approximated $99.3 million as of September 30, 2014, of which none was indemnified by CBS, and $78.3 million as of December 31, 2013, all of which was indemnified by CBS, and were not recorded on the Consolidated Statements of Financial Position.

Legal Matters

On an ongoing basis, we are engaged in lawsuits and governmental proceedings and respond to various investigations, inquiries, notices and claims from national, state and local governmental and other authorities (collectively, “litigation”). Litigation is inherently uncertain and always difficult to predict. Although it is not possible to predict with certainty the eventual outcome of any litigation, in our opinion, none of our current litigation is expected to have a material adverse effect on our results of operations, financial position or cash flows.

Note 17. Segment Information

The following tables set forth our financial performance by segment. We manage our operations through two segments—U.S. and International.

	Nine Months Ended September 30,
(in millions)	2014	2013
Revenues:
U.S.	$842.4	$827.6
International	116.4	122.5

Total revenues	$958.8	$950.1

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

We present Operating income (loss) before Depreciation, Amortization, Net gain (loss) on dispositions, Stock-based compensation, Restructuring charges and Acquisition costs (“Adjusted OIBDA”) as the primary measure of profit and loss for our operating segments in accordance with FASB guidance for segment reporting.

	Nine Months Ended September 30,
(in millions)	2014	2013
Net income	$279.1	$93.5
(Benefit) provision for income taxes	(202.9)	70.5
Equity in earnings of investee companies, net of tax	(1.4)	(1.9)
Interest expense (income), net	57.3	—
Other (income) expense, net	0.5	—

Operating income	132.6	162.1
Restructuring charges(a)	6.2	—
Acquisition costs(a)	1.4	—
Net gain on dispositions	(1.4)	(9.8)
Depreciation and amortization	146.6	146.5
Stock-based compensation(a)	7.4	5.8

Total Adjusted OIBDA	$292.8	$304.6

Adjusted OIBDA:
U.S.	$293.0	$300.2
International	16.9	20.0
Corporate	(17.1)	(15.6)

Total Adjusted OIBDA	$292.8	$304.6

(a)	Restructuring charges (including stock-based compensation of $3.5 million), costs related to the Acquisition and stock-based compensation are classified as Corporate expense.

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

	Nine Months Ended September 30,
(in millions)	2014	2013
Operating income (loss):
U.S.	$168.5	$185.4
International	(3.8)	(1.9)
Corporate	(32.1)	(21.4)

Total operating income	$132.6	$162.1

Net (gain) loss on dispositions:
U.S.	$(1.3)	$(10.0)
International	(0.1)	0.2

Total gain on dispositions	$(1.4)	$(9.8)

Depreciation and amortization:
U.S.	$125.8	$124.8
International	20.8	21.7

Total depreciation and amortization	$146.6	$146.5

Capital expenditures:
U.S.	$37.4	$37.1
International	6.2	4.4

Total capital expenditures	$43.6	$41.5

	As of
(in millions)	September 30, 2014	December 31, 2013
Assets:
U.S.	$2,967.0	$3,027.6
International	297.3	327.9
Corporate	258.5	—

Total assets	$3,522.8	$3,355.5

Note 18. Subsequent Events

New Senior Unsecured Notes

On October 1, 2014, the Borrowers issued $150.0 million aggregate principal amount of 5.250% Senior Unsecured Notes due 2022 (the “New 2022 Senior Notes”) in a private placement. The New 2022 Senior Notes are of the same class and series as, and otherwise identical to, the 5.250% Senior Unsecured Notes due 2022 that were previously issued by the Borrowers on January 31, 2014 (see Note 8. Long-Term Debt). Interest on the New 2022 Senior Notes is payable on May 15 and November 15 of each year, beginning on November 15, 2014. The New 2022 Senior Notes were issued at a discount of $0.8 million, which we will amortize through Interest expense on the Consolidated Statement of Operations over the life of the New 2022 Senior Notes.

On October 1, 2014, the Borrowers also issued $450.0 million aggregate principal amount of 5.875% Senior Unsecured Notes due 2025 (the “2025 Senior Notes,” together with the “New 2022 Senior Notes,” the “New Senior Notes”) in a private placement. The New Senior Notes are fully and unconditionally guaranteed on

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

a senior unsecured basis by the Company and each of its direct and indirect wholly owned domestic subsidiaries that guarantee the Senior Credit Facilities. Interest on the 2025 Senior Notes is payable on March 15 and September 15 of each year, beginning on March 15, 2015.

On or after February 15, 2017, the Borrowers may redeem at any time, or from time to time, some or all of the New 2022 Senior Notes and on or after September 15, 2019, the Borrowers may redeem at any time, or from time to time, some or all of the 2025 Senior Notes. Prior to such dates, the Borrowers may redeem some or all of the New Senior Notes subject to a customary make-whole premium. In addition, prior to February 15, 2017, the Borrowers may redeem up to 35% of the aggregate principal amount of the New 2022 Senior Notes and prior to September 15, 2017, the Borrowers may redeem up to 35% of the aggregate principal amount of the 2025 Senior Notes with the proceeds of certain equity offerings.

Pursuant to a registration rights agreement dated October 1, 2014, we and the Borrowers have agreed to use commercially reasonable efforts to cause a registration statement to become effective with the SEC by October 1, 2015, related to an offer to exchange the New Senior Notes for registered New Senior Notes having substantially identical terms, or, in certain cases, to register the New Senior Notes for resale. If we and the Borrowers do not register or exchange the New Senior Notes pursuant to the terms of the registration rights agreement, the Borrowers will be required to pay additional interest to the holders of the New Senior Notes under certain circumstances.

On October 1, 2014, we deferred $10.8 million of fees and expenses associated with the New Senior Notes. We will amortize the deferred fees through Interest expense on the Consolidated Statement of Operations over the term of the New Senior Notes. As of September 30, 2014, we had accrued $1.6 million of deferred financing costs associated with the New Senior Notes.

Acquisition

On October 1, 2014, we completed the Acquisition. The Acquisition was funded with the net proceeds from the issuance and sale of the New Senior Notes and cash on hand. The information required to perform the purchase price allocation is not yet available. As a result, the required Accounting Standards Codification 805 disclosures have not been made.

In addition, as of November 6, 2014, we completed “tuck-in” acquisitions of advertising structures in the city of Chicago, Illinois, and the surrounding metropolitan area, and two smaller tuck-in acquisitions for approximately $15.0 million in cash.

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

Note 19. Condensed Consolidating Financial Information

We and our material existing and future direct and indirect 100% owned domestic subsidiaries (except the Borrowers under the Senior Credit Facilities), including Outdoor Inc., Outfront Media LLC, Outfront Media Group LLC, Outfront Media Outernet Inc., Outfront Media Sports Inc. and Outfront Media L.A. Inc., guarantee the obligations under the Term Loan and the Revolving Credit Facility. The Senior Notes and New Senior Notes are fully and unconditionally, and jointly and severally guaranteed on a senior unsecured basis by us and each of our direct and indirect wholly owned domestic subsidiaries that guarantees the Senior Credit Facilities (see Note 8. Long-Term Debt and Note 17. Subsequent Events). The Parent Company and the Subsidiary Issuer were formed in preparation for the Separation. The balances and activity with respect to these entities were minimal prior to our incurrence of indebtedness pursuant to the Senior Credit Facilities and the Senior Notes in January 2014. The following condensed consolidating schedules present financial information on a combined basis in conformity with the SEC’s Regulation S-X, Rule 3-10:

	As of September 30, 2014
(in millions)	Parent Company	Subsidiary Issuer(a)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Current assets:
Cash and cash equivalents	$—	$230.0	$23.5	$18.7	$—	$272.2
Receivables, less allowances	—	—	140.9	34.7	—	175.6
Other current assets	—	4.1	87.4	21.5	—	113.0

Total current assets	—	234.1	251.8	74.9	—	560.8
Property and equipment, net	—	—	596.2	108.2	—	704.4
Goodwill	—	—	1,751.4	109.0	—	1,860.4
Intangible assets	—	—	319.9	0.2	—	320.1
Investment in subsidiaries	1,567.0	2,935.5	218.6	—	(4,721.1)	—
Other assets	—	23.9	48.1	5.1	—	77.1
Intercompany	—	—	66.1	54.8	(120.9)	—

Total assets	$1,567.0	$3,193.5	$3,252.1	$352.2	$(4,842.0)	$3,522.8

Total current liabilities	$—	$28.3	$176.4	$33.2	$—	$237.9
Long-term debt	—	1,598.2	—	—	—	1,598.2
Deferred income tax liabilities, net	—	—	(1.1)	23.9	—	22.8
Asset retirement obligation	—	—	23.7	8.6	—	32.3
Deficit in excess of investment in subsidiaries	—	—	1,368.5	—	(1,368.5)	—
Other liabilities	—	—	62.8	1.8	—	64.6
Intercompany	—	—	54.8	66.1	(120.9)	—

Total liabilities	—	1,626.5	1685.1	133.6	(1,489.4)	1,955.8

Total stockholders’ equity	1,567.0	1,567.0	1,567.0	218.6	(3,352.6)	1,567.0

Total liabilities and shareholders’ equity	$1,567.0	$3,193.5	$3,252.1	$352.2	$(4,842.0)	$3,522.8

(a)	Outfront Media Capital Corporation is a co-issuer finance subsidiary with no assets or liabilities and has not been presented herein.

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

	As of December 31, 2013
(in millions)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Current assets:
Cash and cash equivalents	$—	$—	$2.1	$27.7	$—	$29.8
Receivables, less allowances	—	—	146.0	32.8	—	178.8
Other current assets	—	—	89.1	19.5	—	108.6

Total current assets	—	—	237.2	80.0	—	317.2
Property and equipment, net	—	—	628.1	127.3	—	755.4
Goodwill	—	—	1,751.6	114.1	—	1,865.7
Intangible assets	—	—	364.2	0.2	—	364.4
Investment in subsidiaries	—	—	232.9	—	(232.9)	—
Other assets	—	—	46.5	6.3	—	52.8
Intercompany	—	—	66.0	55.7	(121.7)	—

Total assets	$—	$—	$3,326.5	$383.6	$(354.6)	$3,355.5

Total current liabilities	$—	$—	$168.3	$43.9	$—	$212.2
Deferred income tax liabilities, net	—	—	259.4	29.1	—	288.5
Asset retirement obligation	—	—	23.1	8.6	—	31.7
Other liabilities	—	—	65.6	3.1	—	68.7
Intercompany	—	—	55.7	66.0	(121.7)	—

Total liabilities	—	—	572.1	150.7	(121.7)	601.1
Total invested equity	—	—	2,754.4	232.9	(232.9)	2,754.4

Total liabilities and invested equity	$—	$—	$3,326.5	$383.6	$(354.6)	$3,355.5

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

	Nine Months Ended September 30, 2014
(in millions)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Billboard	$—	$—	$599.7	$90.5	$—	$690.2
Transit and other	—	—	242.7	25.9	—	268.6

Total revenues	—	—	842.4	116.4	—	958.8
Expenses:
Operating	—	—	436.2	76.1	—	512.3
Selling, general and administrative	0.9	—	136.8	23.4	—	161.1
Restructuring charges	—	—	6.2	—	—	6.2
Acquisition costs	—	—	1.4	—	—	1.4
Net (gain) loss on dispositions	—	—	(1.3)	(0.1)	—	(1.4)
Depreciation	—	—	62.2	17.1	—	79.3
Amortization	—	—	63.6	3.7	—	67.3

Total expenses	0.9	—	705.1	120.2	—	826.2

Operating income	(0.9)	—	137.3	(3.8)	—	132.6
Interest expense	—	(57.3)	(0.1)	0.1	—	(57.3)
Other income (expenses)	—	—	—	(0.5)	—	(0.5)

Income before income taxes and equity earnings of investee	(0.9)	(57.3)	137.2	(4.2)	—	74.8
Provision for income taxes	—	—	205.2	(2.3)	—	202.9
Equity in earnings of investee companies, net of tax	280.0	337.3	(62.4)	0.4	(553.9)	1.4

Net income	$279.1	$280.0	$280.0	$(6.1)	$(553.9)	$279.1

Net income	$279.1	$280.0	$280.0	$(6.1)	$(553.9)	$279.1
Other comprehensive income (loss), net of tax:
Cumulative translation adjustments	(3.1)	(3.1)	(3.1)	(3.1)	9.3	(3.1)
Net actuarial loss	0.2	0.2	0.2	0.2	(0.6)	0.2
Deferred tax rate adjustment	(1.2)	(1.2)	(1.2)	(1.2)	3.6	(1.2)

Total other comprehensive income (loss), net of tax	(4.1)	(4.1)	(4.1)	(4.1)	12.3	(4.1)

Total comprehensive income	$275.0	$275.9	$275.9	$(10.2)	$(541.6)	$275.0

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

	Nine Months Ended September 30, 2013
(in millions)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Billboard	$—	$—	$589.8	$96.0	$—	$685.8
Transit and other	—	—	237.8	26.5	—	264.3

Total revenues	—	—	827.6	122.5	—	950.1
Expenses:
Operating	—	—	426.1	78.4	—	504.5
Selling, general and administrative	—	—	122.7	24.1	—	146.8
Net (gain) loss on dispositions	—	—	(10.0)	0.2	—	(9.8)
Depreciation	—	—	60.5	17.8	—	78.3
Amortization	—	—	64.3	3.9	—	68.2

Total expenses	—	—	663.6	124.4	—	788.0

Operating income (loss)	—	—	164.0	(1.9)	—	162.1
Interest expense	—	—	—	—	—	—
Other income (expenses)	—	—	(0.1)	0.1	—	—

Income before income taxes and equity earnings of investee	—	—	163.9	(1.8)	—	162.1
Provision for income taxes	—	—	(68.2)	(2.3)	—	(70.5)
Equity in earnings of investee companies, net of tax	—	—	(2.2)	—	4.1	1.9

Net income	$—	$—	$93.5	$(4.1)	$4.1	$93.5

Net income	$—	$—	$93.5	$(4.1)	$4.1	$93.5
Other comprehensive income (loss), net of tax:
Cumulative translation adjustments	—	—	(12.3)	(12.3)	12.3	(12.3)
Net actuarial loss	—	—	0.4	0.4	(0.4)	0.4

Total other comprehensive income (loss), net of tax	—	—	(11.9)	(11.9)	11.9	(11.9)

Total comprehensive income	$—	$—	$81.6	$(16.0)	$16.0	$81.6

OUTFRONT MEDIA INC.

Notes to Consolidated Financial Statements

(Unaudited)

	Nine Months Ended September 30, 2014
(in millions)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by operating activities	$(0.9)	$(25.6)	$213.9	$(2.9)	$—	$184.5
Cash used in investing activities	—	—	(35.3)	(6.0)	—	(41.3)
Financing activities:
Proceeds from IPO	615.0	—	—	—	—	615.0
Proceeds from long-term debt borrowings	—	1,598.0	—	—	—	1,598.0
Deferred financing fees	—	(24.8)	—	—	—	(24.8)
Distribution of debt and IPO proceeds to CBS	(515.0)	(1,523.8)	—	—	—	(2,038.8)
Net cash contribution from CBS	—	—	39.8	—	—	39.8
Dividends	(88.8)	—	—	—	—	(88.8)
Intercompany	(10.3)	206.2	(197.0)	1.1	—	—

Cash used in financing activities	0.9	255.6	(157.2)	1.1	—	100.4
Effect of exchange rate on cash and cash equivalents	—	—	—	(1.2)	—	(1.2)

Net increase (decrease) in cash and cash equivalents	—	230.0	21.4	(9.0)	—	242.4
Cash and cash equivalents at beginning of period	—	—	2.1	27.7	—	29.8

Cash and cash equivalents at end of period	$—	$230.0	$23.5	$18.7	$—	$272.2

	Nine Months Ended September 30, 2013
(in millions)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by operating activities	$—	$—	$175.0	$3.7	$—	$178.7
Cash used in investing activities	—	—	(37.2)	(3.9)	—	(41.1)
Financing activities:
Excess tax benefit from stock-based compensation	—	—	5.5	—	—	5.5
Net cash distribution to CBS	—	—	(143.3)	4.7	—	(138.6)

Cash used in financing activities	—	—	(137.8)	4.7	—	(133.1)
Effect of exchange rate on cash and cash equivalents	—	—	—	(0.6)	—	(0.6)

Net increase (decrease) in cash and cash equivalents	—	—	—	3.9	—	3.9
Cash and cash equivalents at beginning of period	—	—	9.5	10.7	—	20.2

Cash and cash equivalents at end of period	$—	$—	$9.5	$14.6	$—	$24.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors of OUTFRONT Media Inc. (formerly CBS Outdoor Americas Inc.)

In our opinion, the accompanying combined consolidated balance sheets and the related combined consolidated statements of operations, comprehensive income, invested equity and cash flows present fairly, in all material respects, the financial position of OUTFRONT Media Inc. (formerly CBS Outdoor Americas Inc.), which consists of the entities comprising CBS Corporation’s Outdoor Americas operating segment, at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the Index to the Combined Consolidated Financial Statements present fairly, in all material respects, the information set forth therein when read in conjunction with the related combined consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

February 18, 2014, except for the effects of the stock split discussed in Note 1 to the combined consolidated financial statements, as to which the date is March 17, 2014, and except for the effects of the cash flow revision discussed in Note 1 and the condensed consolidating financial information discussed in Note 17 to the combined consolidated financial statements, as to which the date is December 22, 2014

OUTFRONT MEDIA INC.

COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Year Ended December 31,
	2013	2012	2011
Revenues:
Billboard	$925.7	$913.6	$894.2
Transit and other	368.3	371.0	382.9

Total revenues	1,294.0	1,284.6	1,277.1

Expenses:
Operating	686.9	700.1	689.4
Selling, general and administrative	199.8	181.8	178.4
Restructuring charges (Note 5)	—	2.5	3.0
Net (gain) loss on dispositions	(27.3)	2.2	2.0
Depreciation	104.5	105.9	109.0
Amortization	91.3	90.9	102.9

Total expenses	1,055.2	1,083.4	1,084.7

Operating income	238.8	201.2	192.4
Other income (expense), net	(1.2)	(1.0)	0.8

Income before income taxes and equity in earnings of investee companies	237.6	200.2	193.2
Provision for income taxes	(96.6)	(89.0)	(87.8)
Equity in earnings of investee companies, net of tax	2.5	2.2	1.7

Net income	$143.5	$113.4	$107.1

Net income per basic and diluted share	$1.48	$1.17	$1.10
Weighted average number of basic and diluted common shares outstanding	97.0	97.0	97.0

The accompanying notes are an integral part of these

combined consolidated financial statements.

OUTFRONT MEDIA INC.

COMBINED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

	Year Ended December 31,
	2013	2012	2011
Net income	$143.5	$113.4	$107.1

Other comprehensive income (loss), net of tax:
Cumulative translation adjustments	(14.9)	11.0	(14.3)
Net actuarial gain (loss)	5.8	(1.4)	(3.2)

Total other comprehensive income (loss), net of tax	(9.1)	9.6	(17.5)

Total comprehensive income	$134.4	$123.0	$89.6

The accompanying notes are an integral part of these

combined consolidated financial statements.

OUTFRONT MEDIA INC.

COMBINED CONSOLIDATED BALANCE SHEETS

(In millions)

	At December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$29.8	$20.2
Receivables, less allowances of $15.7 in 2013 and $19.3 in 2012	178.8	175.1
Deferred income tax assets, net (Note 10)	24.5	26.1
Prepaid lease and transit franchise costs	62.7	65.8
Other prepaid expenses	15.5	21.8
Other current assets	5.9	6.0

Total current assets	317.2	315.0

Property and equipment, net (Note 3)	755.4	807.9
Goodwill (Note 4)	1,865.7	1,877.2
Intangible assets (Note 4)	364.4	420.0
Other assets	52.8	44.8

Total assets	$3,355.5	$3,464.9

Liabilities and Invested Equity
Current liabilities:
Accounts payable	$80.0	$77.7
Accrued compensation	28.2	30.3
Accrued lease costs	17.7	19.2
Other accrued expenses	37.8	38.2
Deferred revenues	22.9	15.9
Other current liabilities	25.6	24.3

Total current liabilities	212.2	205.6

Long-term debt	—	—
Deferred income tax liabilities, net (Note 10)	288.5	313.8
Asset retirement obligation (Note 6)	31.7	30.6
Other liabilities	68.7	71.0
Commitments and contingencies (Note 12)
Invested equity:
Invested capital	2,829.5	2,909.9
Accumulated other comprehensive loss (Note 8)	(75.1)	(66.0)

Total invested equity	2,754.4	2,843.9

Total liabilities and invested equity	$3,355.5	$3,464.9

The accompanying notes are an integral part of these

combined consolidated financial statements.

OUTFRONT MEDIA INC.

COMBINED CONSOLIDATED STATEMENTS OF INVESTED EQUITY

(In millions)

	Year Ended December 31,
	2013	2012	2011
Invested capital:
Balance, beginning of year	$2,909.9	$3,066.2	$3,221.4
Net income	143.5	113.4	107.1
Net distribution to CBS	(223.9)	(269.7)	(262.3)

Balance, end of year	2,829.5	2,909.9	3,066.2

Accumulated other comprehensive loss:
Balance, beginning of year	(66.0)	(75.6)	(58.1)
Other comprehensive income (loss)	(9.1)	9.6	(17.5)

Balance, end of year	(75.1)	(66.0)	(75.6)

Total invested equity	$2,754.4	$2,843.9	$2,990.6

The accompanying notes are an integral part of these

combined consolidated financial statements.

OUTFRONT MEDIA INC.

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2013	2012	2011
Operating activities:
Net income	$143.5	$113.4	$107.1
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation and amortization	195.8	196.8	211.9
Deferred tax provision	(15.5)	(6.6)	32.8
Stock-based compensation	7.5	5.7	5.0
Provision for doubtful accounts	0.4	3.1	3.0
Net (gain) loss on dispositions	(27.3)	2.2	2.0
Equity in earnings of investee companies, net of tax	(2.5)	(2.2)	(1.7)
Distributions from investee companies	4.4	6.4	6.2
Change in assets and liabilities, net of investing and financing activities:
(Increase) decrease in receivables	(7.1)	7.6	7.6
Decrease in prepaid expenses and other current assets	9.5	3.9	1.2
Decrease in accounts payable and accrued expenses	(32.2)	(26.5)	(35.7)
Increase (decrease) in deferred revenues	7.1	0.9	(2.5)
(Decrease) increase in income taxes	(6.5)	(3.8)	1.8
Other, net	4.0	5.0	1.4

Net cash flow provided by operating activities	281.1	305.9	340.1

Investing activities:
Acquisitions	(11.5)	(0.4)	(7.9)
Capital expenditures	(60.9)	(48.2)	(43.6)
Proceeds from dispositions	28.7	0.5	0.8

Net cash flow used for investing activities	(43.7)	(48.1)	(50.7)

Financing activities:
Excess tax benefit from stock-based compensation	5.8	2.9	2.3
Net cash distribution to CBS	(232.6)	(279.7)	(269.4)
Other	(0.2)	(0.2)	(0.2)

Net cash flow used for financing activities	(227.0)	(277.0)	(267.3)

Effect of exchange rate changes on cash and cash equivalents	(0.8)	1.8	(3.5)

Net increase (decrease) in cash and cash equivalents	9.6	(17.4)	18.6
Cash and cash equivalents at beginning of year	20.2	37.6	19.0

Cash and cash equivalents at end of year	$29.8	$20.2	$37.6

Supplemental disclosure of cash flow information
Cash paid for income taxes (Note 10)	$112.8	$96.5	$50.9
Non-cash investing activities:
Investments in investee companies	$13.1	$—	$—
Accrued purchases of property and equipment	$12.8	$15.5	$10.1

The accompanying notes are an integral part of these

combined consolidated financial statements.

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Tabular dollars in millions, except per share amounts)

1) DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business—Outfront Media Inc. (the “Company”) was formed as an indirect wholly owned subsidiary of CBS Corporation (“CBS”). CBS completed a series of reorganization transactions resulting in the entities comprising CBS’s Outdoor Americas operating segment being consolidated under the Company. The Company provides advertising space (“displays”) on out-of-home advertising structures and sites in the United States, Canada and Latin America. The Company’s portfolio includes billboard displays, which are predominantly located in densely populated major metropolitan areas and along high-traffic expressways and major commuting routes. The Company also has a number of exclusive multiyear contracts to operate advertising displays in municipal transit systems. The Company has displays in all of the 25 largest markets in the United States and over 180 markets across the United States, Canada and Latin America. The Company manages its business through two segments—United States and International.

The Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (“SEC”) with respect to an initial public offering of its common stock (the “Offering”). Upon completion of the Offering, CBS expects to indirectly own at least 80% of Outfront Media Inc.’s outstanding common stock and Outfront Media Inc. will continue to be controlled by CBS. In January 2014, in connection with this transaction, the Company incurred $1.6 billion of indebtedness (“Formation Borrowings”) (See Note 14).

On March 14, 2014, the Company’s Board of Directors declared a 970,000-for-one split of the Company’s common stock effected through a stock dividend to CBS. As a result of the stock split, the 100 shares of the Company’s common stock outstanding were converted into 97,000,000 shares, par value $0.01 per share. Accordingly, all share and per share data reflect this stock split for all periods presented. Also on March 14, 2014, the Company’s Board of Directors declared a contingent dividend to CBS, payable in an aggregate amount of 3,000,000 shares of the Company’s common stock less the total number of shares of the Company’s common stock actually purchased by the underwriters in the Offering pursuant to their option to purchase an additional 3,000,000 shares. These shares of the Company’s common stock, if any, are payable to CBS at the end of a 30-day period in which the underwriters may exercise this option.

During 2013, CBS submitted a private letter ruling request with the Internal Revenue Service (“IRS”) to qualify the Company as a real estate investment trust (“REIT”). If the ruling is granted, the Company intends to elect the status of and qualify to be taxed as a REIT under the Internal Revenue Code of 1986 (the “Code”), after the Company’s separation from CBS. CBS has been advised by the IRS that the IRS has decided to study the current legal standards it uses to define “real estate” for purposes of the REIT provisions of the Code.

CBS has advised the Company that it currently intends to dispose of all of the shares of Outfront Media Inc. common stock that it indirectly will own upon the completion of the Offering through a tax-free split-off (the “split-off”) pursuant to which CBS will offer its stockholders the option to exchange their shares of CBS common stock for shares of Outfront Media Inc. common stock in an exchange offer. If CBS does not proceed with the split-off, it could elect to dispose of Outfront Media Inc. common stock in a number of different types of transactions, including open market sales, sales to one or more third parties or pro rata distributions of Outfront Media Inc. shares to CBS’s stockholders or a combination of these transactions. All of these actions are subject to customary approvals, and there are no assurances that such transactions will be completed.

Basis of Presentation—The accompanying combined consolidated financial statements are presented on a “carve-out” basis from CBS’s consolidated financial statements based on the historical results of operations, cash flows, assets and liabilities attributable to its Outdoor Americas operating segment. CBS provides the Company with certain services, such as insurance and support for technology systems, and also provides benefits to the Company’s employees, including certain postemployment benefits, medical, dental, life and disability insurance and

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

participation in a 401(k) savings plan. Charges for these services and benefits are reflected in the combined consolidated financial statements based on the specific identification of costs, assets and liabilities. These financial statements also include allocations of centralized corporate expenses from CBS for services, such as tax, internal audit, cash management and other services. These expenses were determined based on various allocation methods, including factors such as headcount, time and effort spent on matters relating to the Company, and the number of CBS operating entities benefiting from such services. In addition, the Company’s income tax provision and related tax accounts are presented as if these amounts were calculated on a separate tax return basis. Management believes that the assumptions and estimates used in preparation of the underlying combined consolidated financial statements are reasonable. However, the combined consolidated financial statements herein do not necessarily reflect what the Company’s financial position, results of operations or cash flows would have been if the Company had been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of the Company’s future results of operations, financial position or cash flows.

We have revised the previously reported condensed consolidated Statement of Cash Flows for the years ended December 31, 2013, 2012 and 2011. Historically, non-cash purchases of property and equipment were previously included within capital expenditures. The revision increased Net cash used in investing activities and increased Net cash provided by operating activities by $2.7 million for the year ended December 31, 2013, and decreased Net cash used in investing activities and decreased Net cash provided by operating activities by $5.4 million, and $2.0 million for the years ended December 31, 2012 and 2011, respectively. We do not believe that these misclassifications were material to the previously reported interim or annual financial statements. The above adjustments had no effect on previously reported Statements of Operations, Statements of Financial Position or Statements of Invested Equity/Stockholders’ Equity.

2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of the Company’s combined consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates, judgments, and assumptions that affect the amounts reported in the combined consolidated financial statements and accompanying notes. The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Cash and Cash Equivalents—Cash and cash equivalents consist of cash on hand and short-term (maturities of three months or less at the date of purchase) highly liquid investments. Prior to the Formation Borrowings (See Note 14), the Company carried minimal cash on hand as it participated in CBS’s centralized cash management system. On January 31, 2014, at the time of the Formation Borrowings, such participation ceased.

Receivables—Receivables consist primarily of trade receivables from customers, net of advertising agency commissions, and are stated net of an allowance for doubtful accounts. The provision for doubtful accounts is estimated based on historical bad debt experience, the aging of accounts receivable, industry trends and economic indicators, as well as recent payment history for specific customers.

Property and Equipment—Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives as follows:

Buildings and improvements	20 to 40 years
Advertising structures	5 to 20 years
Furniture, equipment and other	3 to 10 years

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

For advertising structures associated with a contract, the assets are depreciated over the shorter of the contract term or useful life. Maintenance and repair costs to maintain property and equipment in their original operating condition are charged to expense as incurred. Improvements or additions that extend the useful life of the assets are capitalized. When an asset is retired or otherwise disposed of, the associated cost and accumulated depreciation are removed and the resulting gain or loss is recognized.

Business Combinations and Asset Acquisitions—The Company routinely acquires out-of-home advertising assets, including advertising structures and permits and leasehold agreements. The Company determines the accounting for these transactions by first evaluating whether the assets acquired and liabilities assumed, if any, constitute a business using the guidelines in the Financial Accounting Standards Board (“FASB”) guidance for business combinations. If the assets acquired and liabilities assumed constitute a business, the purchase price is allocated to the tangible and identifiable intangible net assets acquired based on their estimated fair values with the excess of the purchase price over those estimated fair values recorded as goodwill. If the acquired assets do not constitute a business, the Company allocates the purchase price to the individual tangible and intangible assets acquired based on their relative fair values.

Impairment of Long-Lived Assets—Long-lived assets are assessed for impairment whenever there is an indication that the carrying amount of the asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows generated by those assets to the respective asset’s carrying value. The amount of impairment loss, if any, will be measured by the difference between the net carrying value and the estimated fair value of the asset and recognized as a noncash charge.

Goodwill and Intangible Assets—Goodwill is allocated to various reporting units. Each of the Company’s segments consists of two reporting units. Intangible assets, which primarily consist of acquired permits and leasehold agreements and franchise agreements, are amortized by the straight-line method over their estimated useful lives, which range from five to 40 years. Goodwill is not amortized but is tested at the reporting-unit level annually for impairment and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value below its carrying amount. If the carrying value of goodwill exceeds its fair value, an impairment loss is recognized as a noncash charge.

Revenue Recognition—The Company’s revenues are primarily derived from providing space on advertising displays for local, regional and national advertisements. Contracts with customers generally cover periods ranging from four weeks to twelve months and are generally billed every four weeks. Revenues from billboard displays are recognized as rental income on a straight-line basis over the contract term. Transit and other revenues are recognized as earned, which is typically ratably over the contract period. For space provided to advertisers through the use of an advertising agency whose commission is calculated based on a stated percentage of gross billing revenues, revenues are reported net of agency commissions.

Deferred revenues primarily consist of revenues paid in advance of being earned.

Revenues derived from a single contract that contains multiple site locations are allocated based on the relative fair value of each delivered item and recognized in accordance with the applicable revenue recognition criteria for the specific unit of accounting.

Concentration of Credit Risk—In the opinion of management, credit risk is limited due to the large number of customers and advertising agencies utilized. The Company performs credit evaluations on its customers and agencies and believes that the allowances for doubtful accounts are adequate.

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

Billboard Property Lease and Transit Franchise Expenses—The Company’s billboards are primarily located on leased real property. Lease agreements are negotiated for varying terms ranging from one month to multiple years, most of which provide renewal options. Lease costs consist of a fixed monthly amount and certain lease agreements also include contingent rent based on the revenues the Company generates from the leased site. Property leases are generally paid in advance for periods ranging from one to twelve months. The fixed component of lease costs is expensed evenly over the contract term, and contingent rent is expensed as it becomes probable, which is consistent with when the related revenues are recognized.

Transit franchise agreements generally provide for payment to the municipality or transit operator of the greater of a percentage of the revenues that the Company generates under the related transit contract and a specified guaranteed minimum payment. The costs which are determined based on a percentage of revenues are expensed as incurred when the related revenues are recognized, and the minimum guarantee is expensed over the contract term.

Direct Lease Acquisition Costs—Variable commissions directly associated with billboard revenues are amortized on a straight-line basis over the related customer lease term, which generally ranges from four weeks to one year. Amortization of direct lease acquisition costs is presented within amortization expense in the accompanying Combined Consolidated Statements of Operations.

Foreign Currency Translation and Transactions—The assets and liabilities of foreign subsidiaries are translated at exchange rates in effect at the balance sheet date, while results of operations are translated at average exchange rates for the respective periods. The resulting translation gains and losses are included as a component of invested equity in accumulated other comprehensive loss. Foreign currency transaction gains and losses are included in “Other income (expense), net” in the Combined Consolidated Statements of Operations.

Income Taxes—Income taxes are accounted for under the asset and liability method of accounting. Deferred income tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the financial statement carrying amounts and their respective tax basis. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be realized. The Company’s effective tax rate represents federal, state, local and foreign taxes, each calculated separately based on each jurisdiction’s earnings before income taxes and equity in earnings of investee companies.

The Company’s income taxes as presented herein, including the provision for income taxes, deferred tax assets and liabilities, and income tax payments are calculated on a separate tax return basis, even though the Company’s U.S. operating results are included in the consolidated federal, and certain state and local income tax returns of CBS. CBS manages its tax position for the benefit of the entire portfolio of its businesses and, as such, the assumptions, methodologies and calculations made for purposes of determining the Company’s tax provision, taxes paid and related tax accounts in the combined consolidated financial statements herein may differ from those made by CBS and, in addition, are not necessarily reflective of the tax strategies that the Company would have followed as a separate stand-alone company.

Asset Retirement Obligation—An asset retirement obligation is established for the estimated future obligation, upon termination or nonrenewal of a lease, associated with removing structures from the leased property and, when required by the contract, the cost to return the leased property to its original condition. These obligations are recorded at their present value in the period in which the liability is incurred and are capitalized as part of the related assets’ carrying value. Accretion of the liability is recognized in operating expenses and the capitalized cost is depreciated over the expected useful life of the related asset.

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

Stock-based Compensation—CBS issued stock options and restricted stock units (“RSUs”) for CBS Class B Common Stock to certain employees of the Company under its equity incentive plans. CBS measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost is recognized over the vesting period during which an employee is required to provide service in exchange for the award.

Subsequent Events—The Company performed an evaluation of subsequent events through February 18, 2014, which is the date the financial statements were available to be issued.

Adoption of New Accounting Standards

Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income

During 2013, the Company adopted the FASB guidance that requires disclosure of significant amounts reclassified out of accumulated other comprehensive income by component and their corresponding effect on the respective line items of net income (See Note 8).

Fair Value Measurements

During 2012, the Company adopted the FASB amended guidance which clarifies the FASB’s intent about the application of existing fair value measurement requirements and changes in certain principles and requirements for measuring fair value and for disclosing information about fair value measurements. The adoption of this guidance did not have a material effect on the Company’s combined consolidated financial statements.

Recent Pronouncements

Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists

In July 2013, the FASB issued guidance on the presentation of the reserve for uncertain tax positions when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This guidance requires the reserve for uncertain tax positions to be presented in the financial statements as a reduction to the deferred tax asset for a tax loss or other tax carryforward that would be applied in the settlement of the uncertain tax position. This guidance, which is effective for interim and annual reporting periods beginning after December 15, 2013, will not have a material effect on the Company’s combined consolidated financial statements.

Obligations Resulting from Joint and Several Liability Arrangements

In February 2013, the FASB issued guidance on the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. Under this guidance, the Company is required to measure its obligations under such arrangements as the sum of the amount it agreed to pay in the arrangement among its co-obligors and any additional amount the Company expects to pay on behalf of its co-obligors. The Company is also required to disclose the nature and amount of the obligation. This guidance, which is effective for interim and annual reporting periods beginning after December 15, 2013, will not have a material effect on the Company’s combined consolidated financial statements.

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

3) PROPERTY AND EQUIPMENT

The table below presents the balances of major classes of assets and accumulated depreciation.

At December 31,	2013	2012
Land	$88.6	$87.8
Buildings and improvements	45.0	45.7
Advertising structures	1,662.3	1,655.9
Furniture, equipment and other	77.2	76.3
Construction in progress	18.9	13.5

	1,892.0	1,879.2
Less accumulated depreciation	1,136.6	1,071.3

Property and equipment, net	$755.4	$807.9

Depreciation expense was $104.5 million, $105.9 million and $109.0 million for the years ended December 31, 2013, 2012 and 2011, respectively.

4) GOODWILL AND OTHER INTANGIBLE ASSETS

For the years ended December 31, 2013 and 2012, the changes in the book value of goodwill by segment were as follows:

	United States	International	Total
At December 31, 2011	$1,758.0	$114.3	$1,872.3
Currency translation adjustments	—	4.9	4.9

At December 31, 2012	1,758.0	119.2	1,877.2
Currency translation adjustments	—	(5.1)	(5.1)
Dispositions	(6.4)	—	(6.4)

At December 31, 2013	$1,751.6	$114.1	$1,865.7

The balance in the Company’s United States segment is net of accumulated impairments of $7.19 billion at December 31, 2013 and $7.22 billion at both December 31, 2012 and 2011, which were incurred prior to 2009.

The balance in the Company’s International segment is net of accumulated impairments of $489.2 million at December 31, 2013, 2012 and 2011, which were incurred prior to 2009.

The Company’s identifiable intangible assets primarily consist of acquired permits and leasehold agreements and franchise agreements which grant the Company the right to operate out-of-home structures in specified locations and the right to provide advertising space on railroad and municipal transit properties. Identifiable intangible assets are amortized on a straight-line basis over their estimated useful life, which is the respective life of the agreement that in some cases includes historical experience of renewals.

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

The Company’s identifiable intangible assets consist of the following:

At December 31, 2013	Gross	Accumulated Amortization	Net
Permits and leasehold agreements	$880.6	$(659.0)	$221.6
Franchise agreements	462.4	(320.7)	141.7
Other intangible assets	2.1	(1.0)	1.1

Total intangible assets	$1,345.1	$(980.7)	$364.4

At December 31, 2012	Gross	Accumulated Amortization	Net
Permits and leasehold agreements	$875.7	$(625.5)	$250.2
Franchise agreements	476.9	(309.0)	167.9
Other intangible assets	15.7	(13.8)	1.9

Total intangible assets	$1,368.3	$(948.3)	$420.0

All of the Company’s intangible assets, except goodwill, are subject to amortization. Amortization expense was $91.3 million, $90.9 million and $102.9 million for the years ended December 31, 2013, 2012 and 2011, respectively, which includes the amortization of direct lease acquisition costs of $30.9 million, $31.1 million and $32.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. Direct lease acquisition costs are amortized on a straight-line basis over the related customer lease term, which generally ranges from four weeks to one year.

The Company expects its aggregate annual amortization expense for intangible assets, before considering the impact of future direct lease acquisition costs, for each of the years 2014 through 2018, to be as follows:

	2014	2015	2016	2017	2018
Amortization expense	$57.1	$55.2	$50.1	$27.9	$21.0

5) RESTRUCTURING CHARGES

During 2012 and 2011, in efforts to reduce its cost structure, the Company recorded restructuring charges of $2.5 million and $3.0 million, respectively, mainly in the United States segment. The charges principally reflected severance costs associated with the elimination of positions. At December 31, 2013, all of the restructuring reserves were fully utilized and at December 31, 2012, $1.1 million of the restructuring reserves were remaining.

6) ASSET RETIREMENT OBLIGATION

The following table sets forth the change in the asset retirement obligations associated with the Company’s advertising structures located on leased properties. The obligation is calculated based on the assumption that all of the Company’s advertising structures will be removed within the next 50 years. The estimated annual costs to dismantle and remove the structures upon the termination or nonrenewal of its leases are consistent with the

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

Company’s historical experience. During the last several years, the Company has primarily invested in upgrading certain of its existing structures to digital formats and therefore has not had significant additions to its portfolio of properties.

At December 31, 2011	$29.3

Accretion expense	1.8
Liabilities settled	(1.0)
Foreign currency translation adjustments	0.5

At December 31, 2012	30.6

Accretion expense	2.2
Liabilities settled	(0.9)
Foreign currency translation adjustments	(0.2)

At December 31, 2013	$31.7

7) RELATED PARTY TRANSACTIONS

CBS Corporation. The Company is indirectly wholly owned by CBS. CBS provides the Company with certain services, such as insurance and support for technology systems, and also provides benefits to the Company’s employees, including certain postemployment benefits, medical, dental, life and disability insurance and participation in a 401(k) savings plan. Charges for these services and benefits are reflected in the combined consolidated financial statements based on the specific identification of costs, assets and liabilities. These financial statements also include allocations of centralized corporate expenses from CBS for services, such as tax, internal audit, cash management and other services. These expenses were determined based on various allocation methods, including factors such as headcount, time and effort spent on matters relating to the Company, and the number of CBS operating entities benefiting from such services. Charges for these services and benefits have been included in selling, general and administrative expenses in the accompanying Combined Consolidated Statements of Operations and totaled $60.9 million, $47.7 million and $46.2 million for the years ended December 31, 2013, 2012 and 2011, respectively. For 2013, these charges also included professional fees associated with matters related to the Company’s election and qualification to be taxed as a REIT and costs related to the Company’s preparation to operate as a stand-alone public company. Management believes that the assumptions and estimates used to allocate these expenses are reasonable. However, the Company’s expenses as a stand-alone company may be different from those reflected in the Combined Consolidated Statements of Operations.

Prior to the Formation Borrowings in January 2014, the Company participated in CBS’s centralized cash management system. Under this system, on a daily basis, any excess cash the Company generated was automatically transferred to CBS and any additional daily cash flow needs were funded by CBS. In conjunction therewith, the intercompany transactions between the Company and CBS have been considered to be effectively settled in cash in these financial statements. The net effect of the settlement of these intercompany transactions, in addition to cash transfers to and from CBS, are reflected in “Net cash distribution to CBS” on the Combined Consolidated Statements of Cash Flows and “Net distribution to CBS” on the Combined Consolidated Statements of Invested Equity. The amounts on these financial statement line items differ due to noncash transactions, such as stock-based compensation expense. On January 31, 2014, at the time of the Formation Borrowings, (See Note 14) the Company’s participation in CBS’s centralized cash management system ceased.

CBS manages its long-term debt obligations based on the needs of its entire portfolio of businesses. Long-term debt of CBS and related interest expense are not allocated to the Company as none of CBS’s debt is directly attributable to the Company.

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

For advertising spending placed by CBS and its subsidiaries, the Company recognized total revenues of $14.9 million, $16.6 million and $20.1 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Other Related Parties. The Company has a 50% ownership interest in two joint ventures that operate transit shelters in Los Angeles and Vancouver. These ventures are accounted for as equity investments. At December 31, 2013 and 2012, these investments totaled $24.1 million and $11.3 million, respectively, and are included in “Other assets” on the Combined Consolidated Balance Sheets. The Company provides management services to these joint ventures. Management fees earned from these joint ventures were immaterial for all periods presented.

In 2013, the Company sold 50% of its transit shelter operations in Los Angeles for $17.5 million. The Company and the buyer each subsequently contributed their respective 50% interests in these operations to a 50/50 joint venture that the Company and buyer own together. This transaction resulted in a gain of $17.5 million in 2013.

Viacom Inc. is controlled by National Amusements, Inc., the controlling stockholder of CBS. Revenues recognized for advertising spending placed by various subsidiaries of Viacom Inc. were $9.3 million, $9.4 million and $11.4 million for the years ended December 31, 2013, 2012 and 2011, respectively.

8) ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table presents the changes in the components of accumulated other comprehensive income (loss).

	Cumulative Translation Adjustments	Net Actuarial Gain (Loss)	Accumulated Other Comprehensive Income (Loss)
At December 31, 2010	$(51.0)	$(7.1)	$(58.1)
Other comprehensive loss	(14.3)	(3.2)	(17.5)

At December 31, 2011	(65.3)	(10.3)	(75.6)
Other comprehensive income (loss)	11.0	(1.4)	9.6

At December 31, 2012	(54.3)	(11.7)	(66.0)
Other comprehensive income (loss) before reclassifications	(14.9)	5.2	(9.7)
Amortization of actuarial losses reclassified to net income(a)	—	0.6	0.6

Other comprehensive income (loss)	(14.9)	5.8	(9.1)

At December 31, 2013	$(69.2)	$(5.9)	$(75.1)

(a)	See Note 11 for additional details of items reclassified from accumulated other comprehensive income to net income.

Net actuarial gain (loss) included in other comprehensive income (loss) is net of a tax expense of $3.3 million for the year ended December 31, 2013, and net of a tax benefit of $.3 million and $2.9 million for the years ended December 31, 2012 and 2011, respectively.

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

9) STOCK-BASED COMPENSATION

Certain of the Company’s employees were granted awards of RSUs and stock options for CBS Class B Common Stock under the CBS equity incentive plans. These awards include an annual grant to certain management employees as well as annual grants under the CBS Fund the Future Program to substantially all of the Company’s U.S. employees. At the time of the Offering, outstanding RSUs for CBS Class B Common Stock held by the Company’s employees will be converted into RSUs for shares of the Company. The fair value of the converted RSUs will equal the fair value of the RSU awards for CBS common stock at the time of conversion.

The following table summarizes the Company’s stock-based compensation expense for the years ended December 31, 2013, 2012 and 2011.

Year Ended December 31,	2013	2012	2011
RSUs	$6.8	$5.2	$4.7
Stock options	0.7	0.5	0.3

Stock-based compensation expense, before income taxes	7.5	5.7	5.0
Tax benefit	(3.0)	(2.3)	(2.0)

Stock-based compensation expense, net of tax	$4.5	$3.4	$3.0

RSUs

Compensation expense for RSUs is determined based upon the market price of the CBS shares underlying the awards on the date of grant and expensed over the vesting period, which is generally a three- to four-year service period. For certain RSU awards the number of shares an employee earns is based on the outcome of performance conditions. Compensation expense is recorded based on the probable outcome of the performance condition. Forfeitures for RSUs are estimated on the date of grant based on historical forfeiture rates. On an annual basis, adjustments are made to compensation expense based on actual forfeitures and the forfeiture rates are revised as necessary.

The total fair value of RSUs that vested during 2013, 2012 and 2011 was $16.4 million, $11.4 million and $10.1 million, respectively. Total unrecognized compensation cost related to non-vested RSUs at December 31, 2013 was $9.7 million, which is expected to be recognized over a weighted average period of 2.3 years.

The following table summarizes the activity of CBS’s RSUs issued to employees of the Company.

	RSUs	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2012	665,282	$19.65
Granted	190,484	$47.26
Vested	(366,273)	$17.43
Forfeited	(17,003)	$31.06

Non-vested at December 31, 2013	472,490	$32.09

Stock Options

Stock options vest over a four-year service period and expire eight years from the date of grant. Forfeitures are estimated on the date of grant based on historical forfeiture rates. On an annual basis, adjustments are made to compensation expense based on actual forfeitures and the forfeiture rates are revised as necessary.

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

The weighted average fair value of stock options as of the grant date was $14.04, $8.83 and $7.59 in 2013, 2012 and 2011, respectively. Compensation expense for stock options is determined based on the grant date fair value of the award using the Black-Scholes options-pricing model with the following weighted average assumptions:

	2013	2012	2011
Expected dividend yield	1.38%	2.00%	2.00%
Expected stock price volatility	35.00%	40.20%	41.16%
Risk-free interest rate	1.20%	1.01%	2.34%
Expected term of options (years)	5.00	5.02	5.06

The expected stock price volatility is determined using a weighted average of historical volatility for CBS Class B Common Stock and implied volatility of publicly traded options to purchase CBS Class B Common Stock. Given the existence of an actively traded market for CBS options, the Company was able to derive implied volatility using publicly traded options to purchase CBS Class B Common Stock that were trading near the grant date of the employee stock options at a similar exercise price and a remaining term of greater than one year.

The risk-free interest rate is based on a U.S. Treasury rate in effect on the date of grant with a term equal to the expected life. The expected term is determined based on historical employee exercise and post-vesting termination behavior. The expected dividend yield represents the future expectation of the dividend yield based on current rates and historical patterns of dividend changes.

Total unrecognized compensation cost related to non-vested stock option awards at December 31, 2013 was $1.7 million, which is expected to be recognized over a weighted average period of 3.0 years.

The following table summarizes the Company’s stock option activity under the CBS equity incentive plans.

	Stock Options	Weighted Average Exercise Price
Outstanding at December 31, 2012	584,494	$22.01
Granted	101,611	$49.64
Exercised	(213,102)	$18.88
Forfeited or Expired	(73,422)	$29.69

Outstanding at December 31, 2013	399,581	$29.30

Exercisable at December 31, 2013	184,215	$21.41

The following table summarizes other information relating to stock option exercises during the years ended December 31, 2013, 2012 and 2011.

Year Ended December 31,	2013	2012	2011
Cash paid to CBS by employees of the Company for stock option exercises	$4.0	$6.5	$0.8
Tax benefit of stock option exercises	$2.5	$0.8	$0.9
Intrinsic value of stock option exercises	$6.1	$1.9	$2.1

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

The following table summarizes information concerning outstanding and exercisable stock options to purchase CBS Class B Common Stock under the CBS equity incentive plans at December 31, 2013.

	Outstanding			Exercisable
Range of Exercise Price	Number of Options	Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$5 to 9.99	47,081	3.15	$5.20	47,081	$5.20
$10 to 19.99	42,036	4.16	$13.43	16,179	$13.43
$20 to 29.99	154,985	4.22	$26.99	67,087	$27.00
$30 to 39.99	53,868	0.18	$31.03	53,868	$31.03
$40 to 49.99	53,592	7.12	$43.21	—	$—
$50 to 59.99	48,019	7.72	$56.81	—	$—

	399,581			184,215

Stock options outstanding at December 31, 2013 have a weighted average remaining contractual life of 4.35 years and the total intrinsic value for “in-the-money” options, based on the closing stock price of CBS Class B Common Stock of $63.74, was $13.8 million. Stock options exercisable at December 31, 2013 have a weighted average remaining contractual life of 2.03 years and the total intrinsic value for “in-the-money” exercisable options was $7.8 million.

10) INCOME TAXES

The Company’s U.S. operating results have been included in consolidated federal, and certain state and local income tax returns filed by CBS. The income tax expense reflected in the Combined Consolidated Statements of Operations, deferred tax assets and liabilities included in the Combined Consolidated Balance Sheets and income tax payments reflected in the Combined Consolidated Statements of Cash Flows have been prepared as if these amounts were calculated on a separate tax return basis for the Company. Management believes that the assumptions and estimates used to determine these tax amounts are reasonable. However, the combined consolidated financial statements herein may not necessarily reflect the Company’s income tax expense or tax payments in the future, or what its tax amounts would have been if the Company had been a stand-alone company during the periods presented.

Cash paid for income taxes was assumed to be $112.8 million, $96.5 million and $50.9 million for the years ended December 31, 2013, 2012 and 2011, respectively.

The U.S. and foreign components of income before income taxes and equity in earnings of investee companies were as follows:

Year Ended December 31,	2013	2012	2011
United States	$239.8	$201.9	$178.6
Foreign	(2.2)	(1.7)	14.6

Total	$237.6	$200.2	$193.2

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

The components of the provision for income taxes are as follows:

Year Ended December 31,	2013	2012	2011
Current:
Federal	$85.1	$71.8	$32.5
State and local	21.8	18.9	10.5
Foreign	5.2	4.9	12.0

	112.1	95.6	55.0
Deferred	(15.5)	(6.6)	32.8

Provision for income taxes	$96.6	$89.0	$87.8

The difference between income taxes expected at the U.S. federal statutory income tax rate of 35% and the provision for income taxes is summarized as follows:

Year Ended December 31,	2013	2012	2011
Taxes on income at U.S. statutory rate	$83.2	$70.1	$67.6
State and local taxes, net of federal tax benefit	7.6	13.4	13.1
Effect of foreign operations	4.0	2.2	3.4
Audit settlements	—	—	3.8
Other, net (a)	1.8	3.3	(0.1)

Provision for income taxes	$96.6	$89.0	$87.8

(a)	For 2012, other primarily reflects a charge related to the Company’s domestic production deduction.

The following table is a summary of the components of deferred income tax assets and liabilities.

At December 31,	2013	2012
Deferred income tax assets:
Provision for expenses and losses	$31.3	$35.4
Postretirement and other employee benefits	9.9	12.7
Tax credit and loss carryforwards	14.6	13.7
Other	0.1	1.9

Total deferred income tax assets	55.9	63.7
Valuation allowance	(10.1)	(8.0)

Deferred income tax assets, net	45.8	55.7

Deferred income tax liabilities:
Property, equipment and intangible assets	(309.3)	(340.5)
Other	(0.5)	—

Total deferred income tax liabilities	(309.8)	(340.5)

Deferred income tax liabilities, net	$(264.0)	$(284.8)

At December 31, 2012, $2.9 million of noncurrent deferred tax assets was included in “Other assets” on the Combined Consolidated Balance Sheet.

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

At December 31, 2013, the Company had net operating loss carryforwards for federal, state and local, and foreign jurisdictions of $47.2 million. Approximately $22.0 million of these losses may be carried forward indefinitely, subject to limitations imposed by local tax laws. The remaining net operating losses expire in various years from 2014 through 2027.

The 2013 and 2012 deferred income tax assets were reduced by a valuation allowance of $10.1 million and $8.0 million, respectively, principally relating to income tax benefits from net operating losses which are not expected to be realized.

The Company’s international operations have generated cumulative losses, and, therefore have no unremitted earnings.

The following table sets forth the change in the reserve for uncertain tax positions, excluding related accrued interest and penalties.

At January 1, 2011	$1.9
Additions for current year tax positions	3.5

At December 31, 2011	5.4
Additions for current year tax positions	3.8
Reductions for prior year tax positions	(4.3)

At December 31, 2012	4.9
Additions for current year tax positions	0.2
Reductions for prior year tax positions	(1.1)

At December 31, 2013	$4.0

The reserve for uncertain tax positions of $4.0 million at December 31, 2013 includes $3.4 million which would affect the Company’s effective income tax rate if and when recognized in future years.

The Company recognizes interest and penalty charges related to the reserve for uncertain tax positions as part of income tax expense. These charges were not material for any of the periods presented.

11) RETIREMENT BENEFITS

The Company sponsors two defined benefit pension plans covering specific groups of employees in Canada and the United States. The benefits for the pension plan in Canada are based primarily on an employee’s years of service and average pay near retirement. Participating employees in this plan are vested after two years of service or immediately, depending on the province of their employment. The Company funds this plan in accordance with the rules and regulations of the Pension Benefits Act of the Province of Ontario, Canada. Plan assets consist principally of equity securities, corporate bonds and government related securities included in a master trust. The pension plan in the United States covers a small number of hourly employees of the Company. The investments of the pension plan in the United States consist entirely of the plan’s interest in a master trust, which invests the assets of this plan as well as several other defined benefit plans sponsored by CBS. The plan’s interest in the master trust is less than one percent. The plan is funded in accordance with requirements of the Employee Retirement Income Security Act of 1974, as amended.

The Company uses a December 31 measurement date for all pension plans.

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

The following table sets forth the change in benefit obligation for the Company’s pension plans.

	2013	2012
Change in benefit obligation:
Benefit obligation, beginning of year	$52.7	$46.8
Service cost	1.7	1.5
Interest cost	2.0	2.2
Actuarial (gain) loss	(5.1)	2.7
Benefits paid	(1.6)	(2.2)
Cumulative translation adjustments	(3.7)	1.7

Benefit obligation, end of year	$46.0	$52.7

The following table sets forth the change in plan assets for the Company’s pension plans.

	2013	2012
Change in plan assets:
Fair value of plan assets, beginning of year	$40.1	$34.2
Actual return on plan assets	4.5	2.8
Employer contributions	3.8	4.1
Benefits paid	(1.6)	(2.2)
Cumulative translation adjustments	(3.1)	1.2

Fair value of plan assets, end of year	$43.7	$40.1

The funded status of pension benefit obligations and the related amounts recognized on the Combined Consolidated Balance Sheets were as follows:

At December 31,	2013	2012
Funded status, end of year	$(2.3)	$(12.6)

Amounts recognized on Combined Consolidated Balance Sheets:
Other noncurrent liabilities	$(2.3)	$(12.6)

Net amounts recognized	$(2.3)	$(12.6)

The following amounts were recognized in accumulated other comprehensive loss on the Combined Consolidated Balance Sheets.

At December 31,	2013	2012
Net actuarial loss	$(10.2)	$(19.3)
Deferred income taxes	4.3	7.6

Net amount recognized in accumulated other comprehensive loss	$(5.9)	$(11.7)

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

The accumulated benefit obligation for the defined benefit pension plans was $41.6 million and $46.5 million at December 31, 2013 and 2012, respectively.

The information for the pension plans with an accumulated benefit obligation in excess of plan assets is set forth below.

At December 31,	2013	2012
Projected benefit obligation	$2.0	$52.7
Accumulated benefit obligation	$1.9	$46.5
Fair value of plan assets	$1.8	$40.1

For the Company’s pension plan in Canada, the fair value of plan assets exceeded the accumulated benefit obligation at December 31, 2013.

The following tables present the components of net periodic pension cost and amounts recognized in other comprehensive income (loss).

Year Ended December 31,	2013	2012	2011
Components of net periodic pension cost:
Service cost	$1.7	$1.5	$1.3
Interest cost	2.0	2.2	2.2
Expected return on plan assets	(2.4)	(2.1)	(2.2)
Amortization of actuarial losses	1.0	0.9	0.4

Net periodic pension cost	$2.3	$2.5	$1.7

Year Ended December 31,	2013
Other comprehensive income (loss):
Actuarial gains	$7.2
Amortization of actuarial losses(a)	1.0
Cumulative translation adjustments	0.9

9.1
Deferred income taxes	(3.3)

Recognized in other comprehensive loss, net of tax	$5.8

(a)	Reflects amounts reclassified from accumulated other comprehensive income (loss) to net income.

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

Estimated net actuarial losses related to the defined benefit pension plans of approximately $.4 million, will be amortized from accumulated other comprehensive loss into net periodic pension costs in 2014.

	2013	2012
Weighted average assumptions used to determine benefit obligations at December 31:
Discount rate	5.0%	4.0%
Rate of compensation increase	3.0%	3.0%
Weighted average assumptions used to determine net periodic cost for the year ended December 31:
Discount rate	4.0%	4.5%
Expected long-term return on plan assets	6.0%	6.2%
Rate of compensation increase	3.0%	3.0%

For each pension plan, the discount rate is determined based on the yield on portfolios of high quality bonds, constructed to provide cash flows necessary to meet the expected future benefit payments, as determined for the projected benefit obligation. The expected return on plan assets assumption was derived using the current and expected asset allocation of the pension plan assets and considering historical as well as expected returns on various classes of plan assets.

Plan Assets

The Company’s plan assets are included in a master trust in Canada and a master trust in the United States, both administered by CBS. The asset allocations of these master trusts are based upon an analysis of the timing and amount of projected benefit payments, projected company contributions, the expected returns and risk of the asset classes and the correlation of those returns. At December 31, 2013, the Company invested approximately 40% in fixed income instruments, 54% in equity instruments, and the remainder in cash, cash equivalents and other investments.

The following tables set forth the Company’s pension plan assets measured at fair value on a recurring basis at December 31, 2013 and 2012. These assets have been categorized according to the three-level fair value hierarchy established by the FASB which prioritizes the inputs used in measuring fair value. Level 1 is based on quoted prices for the asset in active markets. Level 2 is based on inputs that are observable other than quoted market prices in active markets, such as quoted prices for the asset in inactive markets or quoted prices for similar assets. Level 3 is based on unobservable inputs that market participants would use in pricing the asset.

At December 31, 2013	Level 1	Level 2	Level 3	Total
Cash and cash equivalents(a)	$—	$2.6	$—	$2.6
Fixed income securities:
Government related securities	1.4	6.3	—	7.7
Corporate bonds(b)	—	9.6	—	9.6
Equity securities:(c)
U.S. equity	4.9	2.6	—	7.5
International equity	—	16.2	—	16.2
Other	—	0.1	—	0.1

Total assets	$6.3	$37.4	$—	$43.7

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

At December 31, 2012	Level 1	Level 2	Level 3	Total
Cash and cash equivalents(a)	$0.1	$1.9	$—	$2.0
Fixed income securities:
Government related securities	2.1	6.8	—	8.9
Corporate bonds(b)	—	9.1	—	9.1
Equity securities:(c)
U.S. equity	3.8	2.0	—	5.8
International equity	—	14.2	—	14.2
Other	—	0.1	—	0.1

Total assets	$6.0	$34.1	$—	$40.1

(a)	Assets categorized as Level 2 reflect investments in money market funds.
(b)	Securities of diverse industries, substantially all investment grade.
(c)	Assets categorized as Level 2 reflect investments in common collective funds.

Money market investments are carried at amortized cost which approximates fair value due to the short-term maturity of these investments. Investments in equity securities are reported at fair value based on quoted market prices on national security exchanges. The fair value of investments in common collective funds are determined using the Net Asset Value (“NAV”) provided by the administrator of the fund. The NAV is determined by each fund’s trustee based upon the fair value of the underlying assets owned by the fund, less liabilities, divided by the number of outstanding units. The fair value of government related securities and corporate bonds is determined based on quoted market prices on national security exchanges, when available, or using valuation models which incorporate certain other observable inputs including recent trading activity for comparable securities and broker-quoted prices.

Future Benefit Payments

The estimated future benefit payments for pension plans are as follows:

2014	2015	2016	2017	2018	2019-2023
$1.3	$1.3	$1.4	$1.5	$1.7	$13.1

The Company expects to contribute $4.1 million to its pension plans in 2014.

Multiemployer Pension and Postretirement Benefit Plans

The Company contributes to multiemployer plans that provide pension and other postretirement benefits to certain employees under collective bargaining agreements. Contributions to these plans were $1.6 million, $1.7 million and $1.8 million for the years ended December 31, 2013, 2012 and 2011, respectively. Based on the Company’s contributions to each individual multiemployer plan relative to the total contributions of all participating employers in such plan, no multiemployer plan was deemed to be individually significant to the Company.

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

Defined Contribution Plans

CBS sponsors defined contribution plans in which substantially all employees of the Company meeting eligibility requirements may participate. Employer contributions to such plans were $3.7 million, $3.4 million and $3.2 million for the years ended December 31, 2013, 2012 and 2011, respectively. On January 1, 2014, the account balances for the Company’s employees were transferred to a defined contribution plan sponsored by the Company.

12) COMMITMENTS AND CONTINGENCIES

The Company’s commitments not recorded on the Combined Consolidated Balance Sheets primarily consist of operating lease arrangements and guaranteed minimum franchise payments. These arrangements result from the Company’s normal course of business and represent obligations that are payable over several years.

The Company has long-term operating leases for billboard sites, office space and equipment, which expire at various dates. Certain leases contain renewal and escalation clauses.

The Company has agreements with municipalities and transit operators which entitle it to operate advertising displays within their transit systems, including on the interior and exterior of rail and subway cars and buses, as well as on benches, transit shelters, street kiosks, and transit platforms. Under most of these franchise agreements, the franchisor is entitled to receive the greater of a percentage of the relevant revenues, net of agency fees, or a specified guaranteed minimum annual payment.

At December 31, 2013, minimum rental payments under noncancellable operating leases with terms in excess of one year and guaranteed minimum franchise payments are as follows:

	Operating Leases	Guaranteed Minimum Franchise Payments
2014	$89.7	$150.8
2015	84.2	97.2
2016	73.0	22.7
2017	59.8	14.7
2018	51.8	7.2
2019 and thereafter	315.5	38.7

Total minimum payments	$674.0	$331.3

Rent expense was $292.0 million in 2013, $283.2 million in 2012 and $279.3 million in 2011, including contingent rent amounts of $35.7 million in 2013, $28.6 million in 2012 and $24.7 million in 2011. Rent expense is primarily reflected in operating expenses on the Combined Consolidated Statements of Operations and includes rent on cancellable leases and leases with terms under one year, as well as contingent rent, none of which are included in the operating lease commitments in the table above.

The Company uses letters of credit and surety bonds, which are indemnified by CBS, primarily as security against nonperformance in the normal course of business. At December 31, 2013, the outstanding letters of credit and surety bonds approximated $78.3 million and were not recorded on the Combined Consolidated Balance Sheet.

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

Legal Matters

On an ongoing basis, the Company is engaged in lawsuits and governmental proceedings and responds to various investigations, inquiries, notices and claims from national, state and local governmental and other authorities (collectively, “litigation”) as the outdoor advertising industry is subject to governmental regulation. Litigation is inherently uncertain and always difficult to predict. Although it is not possible to predict with certainty the eventual outcome of any litigation, in the Company’s opinion, none of its current litigation is expected to have a material adverse effect on the Company’s results of operations, financial position or cash flows.

13) SEGMENT INFORMATION

The following tables set forth the Company’s financial performance by segment. The Company manages its operations through two segments—United States and International.

Year Ended December 31,	2013	2012	2011
Revenues:
United States	$1,130.1	$1,098.6	$1,051.5
International	163.9	186.0	225.6

Total revenues	$1,294.0	$1,284.6	$1,277.1

The Company presents operating income (loss) before depreciation and amortization (“OIBDA”), net gain (loss) on dispositions, stock-based compensation and restructuring charges (“Adjusted OIBDA”) as the primary measure of profit and loss for its operating segments in accordance with FASB guidance for segment reporting. The Company believes the presentation of Adjusted OIBDA is relevant and useful for users because it allows users to view segment performance in a manner similar to the primary method used by the Company’s management and enhances their ability to understand the Company’s operating performance.

Year Ended December 31,	2013	2012	2011
Adjusted OIBDA:
United States	$406.4	$385.4	$364.7
International	29.1	30.5	57.2
Corporate	(20.7)	(7.5)	(7.6)

Total Adjusted OIBDA	414.8	408.4	414.3
Restructuring charges	—	(2.5)	(3.0)
Net gain (loss) on dispositions	27.3	(2.2)	(2.0)
Depreciation	(104.5)	(105.9)	(109.0)
Amortization	(91.3)	(90.9)	(102.9)
Stock-based compensation(a)	(7.5)	(5.7)	(5.0)

Operating income	238.8	201.2	192.4
Other income (expense), net	(1.2)	(1.0)	0.8

Income before income taxes and equity in earnings of investee companies	237.6	200.2	193.2
Provision for income taxes	(96.6)	(89.0)	(87.8)
Equity in earnings of investee companies, net of tax	2.5	2.2	1.7

Net income	$143.5	$113.4	$107.1

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

(a)	Stock-based compensation is classified as a Corporate expense.

Year Ended December 31,	2013	2012	2011
Operating income (loss):
United States	$267.1	$216.4	$192.2
International	(0.1)	(2.0)	12.8
Corporate	(28.2)	(13.2)	(12.6)

Total operating income	$238.8	$201.2	$192.4

Year Ended December 31,	2013	2012	2011
Depreciation and amortization:
United States	$166.8	$165.6	$168.2
International	29.0	31.2	43.7

Total depreciation and amortization	$195.8	$196.8	$211.9

Year Ended December 31,	2013	2012	2011
Capital expenditures:
United States	$54.1	$42.5	$36.8
International	6.8	5.7	6.8

Total capital expenditures	$60.9	$48.2	$43.6

At December 31,	2013	2012
Assets:
United States	$3,027.6	$3,114.4
International	327.9	350.5

Total assets	$3,355.5	$3,464.9

Year Ended December 31,	2013	2012	2011
Revenues:(a)
United States	$1,130.1	$1,098.6	$1,051.5
Canada	84.7	99.2	138.1
Latin America	79.2	86.8	87.5

Total revenues	$1,294.0	$1,284.6	$1,277.1

(a)	Revenues classifications are based on customers’ locations.

At December 31,	2013	2012
Long-lived assets:(a)
United States	$2,768.5	$2,782.7
Canada	138.1	193.7
Latin America	107.6	159.3

Total long-lived assets	$3,014.2	$3,135.7

(a)	Reflects total assets less current assets, investments and noncurrent deferred tax assets.

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

14) SUBSEQUENT EVENTS

On January 31, 2014, the Company incurred long-term debt of $1.6 billion as follows:

At January 31, 2014
Term Loan, due 2021, net of discount	$798.0
5.250% Senior Notes due 2022	400.0
5.625% Senior Notes due 2024	400.0

Total long-term debt	$1,598.0

On January 31, 2014, Outfront Media Capital LLC (“Capital LLC”) and Outfront Media Capital Corporation (“Finance Corp.”), wholly owned subsidiaries of the Company (collectively, the “Borrowers”), entered into an $800 million Term Loan due 2021 and a $425 million Revolving Credit Facility, which matures in 2019 (the “Senior Credit Facilities”). The Senior Credit Facilities are governed by a credit agreement, dated as of January 31, 2014 (the “Credit Agreement”), among the Borrowers, the Company and the other guarantors from time to time party thereto, Citibank, N.A., as administrative agent, and the lenders from time to time party thereto. On January 31, 2014, the Borrowers borrowed the full amount of the Term Loan and there were no outstanding borrowings under the Revolving Credit Facility at February 18, 2014.

All obligations under the Senior Credit Facilities are unconditionally guaranteed by the Company and its material existing and future direct and indirect wholly owned domestic subsidiaries (except the Borrowers), subject to certain exceptions. All obligations under the Senior Credit Facilities, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the assets of the Borrowers and the guarantors under the Senior Credit Facilities.

The Term Loan bears interest at a per annum rate equal to 2.25% plus the greater of the London Interbank Offered Rate (“LIBOR”) or 0.75%. The interest rate on the Term Loan was 3.00% per annum at January 31, 2014. Borrowing rates under the Revolving Credit Facility are based on LIBOR plus a margin based on the Company’s consolidated net secured leverage ratio, which is the ratio of (i) the Company’s consolidated secured debt (less up to $150 million of unrestricted cash and cash equivalents) to (ii) the Company’s consolidated EBITDA (as defined in the Credit Agreement). Interest on the Term Loan and Revolving Credit Facility is payable at the end of each LIBOR period, but in no event less frequently than quarterly. The Borrowers pay a commitment fee based on the amount of unused commitments under the Revolving Credit Facility.

The Credit Agreement contains certain customary affirmative and negative covenants, representations and warranties and events of default. The occurrence of an event of default under the Credit Agreement could result in the termination of the commitments under the Revolving Credit Facility and the acceleration of all outstanding borrowings under the Senior Credit Facilities and could cause a cross-default that could result in the acceleration of other indebtedness, including the full principal amount of the Senior Notes. The terms of the Revolving Credit Facility require the Company to maintain a maximum consolidated net secured leverage ratio of 3.50 to 1.00, which will be increased to 4.00 to 1.00 if the Company elects to be taxed as a REIT.

The Borrowers are permitted to prepay amounts outstanding under the Senior Credit Facilities at any time. If a prepayment of the Term Loan is made on or prior to July 31, 2014 as a result of certain refinancing or repricing transactions, the Borrowers will be required to pay a fee equal to 1.00% of the principal amount of the obligations so refinanced or repriced. Subject to certain exceptions (including in certain cases, reinve

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

stment rights), the Term Loan requires the Borrowers to prepay certain amounts outstanding thereunder with the net cash proceeds of certain asset sales, certain casualty events and certain issuances of debt.

Also on January 31, 2014, the Borrowers issued $400 million aggregate principal amount of 5.250% senior notes due 2022 and $400 million aggregate principal amount of 5.625% senior notes due 2024. The Senior Notes were issued pursuant to an indenture dated as of January 31, 2014 among Capital LLC, Finance Corp., the Company and the other guarantors party thereto from time to time and Deutsche Bank Trust Company Americas, as trustee. The indenture governing the Senior Notes contains certain customary affirmative and negative covenants and events of default. The occurrence of an event of default under the indenture governing the Senior Notes could cause a cross-default that could result in the acceleration of other indebtedness, including all outstanding borrowings under the Senior Credit Facilities. The Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company and each of its direct and indirect subsidiaries that guarantees the Senior Credit Facilities. Interest on the Senior Notes is payable on May 15 and November 15 of each year, beginning on May 15, 2014.

The Borrowers may redeem some or all of the 5.250% senior notes due 2022 and 5.625% senior notes due 2024 at any time, or from time to time, on or after February 15, 2017 and February 15, 2019, respectively, at a premium that will decrease over time, plus accrued and unpaid interest to the date of redemption. Prior to such dates the Borrowers may redeem some or all of such notes subject to payment of a customary make-whole premium. In addition, prior to February 15, 2017, the Borrowers may redeem up to 35% of the aggregate principal amount of each series of Senior Notes with the proceeds of certain equity offerings. In connection with the issuance of the Senior Notes, the Borrowers, the Company and the other guarantors of the Senior Notes entered into a registration rights agreement dated as of January 31, 2014 with the initial purchasers of the Senior Notes (the “Notes Registration Rights Agreement”). Pursuant to the Notes Registration Rights Agreement, the Company and the Borrowers have agreed to use their commercially reasonable best efforts to cause a registration statement to become effective with the SEC relating to an offer to exchange the Senior Notes for registered Senior Notes having substantially identical terms, or in certain cases, to register the Senior Notes for resale. If the Company and the Borrowers are not in timely compliance with their obligations to register or exchange the Senior Notes pursuant to the terms of the Notes Registration Rights Agreement, the Borrowers will be required to pay additional interest to the holders of the Senior Notes under certain circumstances.

As a result of the transactions described above, on January 31, 2014, the Company incurred indebtedness of $1.6 billion, from which the Company received net proceeds of approximately $1.57 billion after deducting bank fees, discounts and commissions incurred in connection therewith. Pursuant to the completion of the CBS reorganization transactions, the Company transferred approximately $1.52 billion of the proceeds to a wholly owned subsidiary of CBS, which is an amount equal to the net proceeds of this indebtedness less $50 million, which remained with the Company to use for corporate purposes and ongoing cash needs.

On January 31, 2014, the Borrowers also entered into a Letter of Credit Facility, pursuant to which the Company may obtain letters of credit from time to time in an aggregate outstanding face amount of up to $80 million. After the first year, the Letter of Credit Facility will automatically extend for successive one-year periods unless either the Borrowers or the issuing bank under it elect not to extend it. The same subsidiaries that guarantee the Senior Credit Facilities guarantee the Letter of Credit Facility, and the Letter of Credit Facility is secured on an equal and ratable basis by liens in the same collateral that secures the Senior Credit Facilities.

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

15) SUBSEQUENT EVENTS (Unaudited)

New Senior Unsecured Notes

On October 1, 2014, the Borrowers issued $150.0 million aggregate principal amount of 5.250% Senior Unsecured Notes due 2022 (the “New 2022 Senior Notes”) in a private placement. The New 2022 Senior Notes are of the same class and series as, and otherwise identical to, the 5.250% Senior Unsecured Notes due 2022 that were previously issued by the Borrowers on January 31, 2014 (see Note 8. Long-Term Debt). Interest on the New 2022 Senior Notes is payable on May 15 and November 15 of each year, beginning on November 15, 2014. The New 2022 Senior Notes were issued at a discount of $0.8 million, which we will amortize through Interest expense on the Consolidated Statement of Operations over the life of the New 2022 Senior Notes.

On October 1, 2014, the Borrowers also issued $450.0 million aggregate principal amount of 5.875% Senior Unsecured Notes due 2025 (the “2025 Senior Notes,” together with the “New 2022 Senior Notes,” the “New Senior Notes”) in a private placement. The New Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company and each of its direct and indirect wholly owned domestic subsidiaries that guarantee the Senior Credit Facilities. Interest on the 2025 Senior Notes is payable on March 15 and September 15 of each year, beginning on March 15, 2015.

On or after February 15, 2017, the Borrowers may redeem at any time, or from time to time, some or all of the New 2022 Senior Notes and on or after September 15, 2019, the Borrowers may redeem at any time, or from time to time, some or all of the 2025 Senior Notes. Prior to such dates, the Borrowers may redeem some or all of the New Senior Notes subject to a customary make-whole premium. In addition, prior to February 15, 2017, the Borrowers may redeem up to 35% of the aggregate principal amount of the New 2022 Senior Notes and prior to September 15, 2017, the Borrowers may redeem up to 35% of the aggregate principal amount of the 2025 Senior Notes with the proceeds of certain equity offerings.

Pursuant to a registration rights agreement dated October 1, 2014, we and the Borrowers have agreed to use commercially reasonable efforts to cause a registration statement to become effective with the SEC by October 1, 2015, related to an offer to exchange the New Senior Notes for registered New Senior Notes having substantially identical terms, or, in certain cases, to register the New Senior Notes for resale. If we and the Borrowers do not register or exchange the New Senior Notes pursuant to the terms of the registration rights agreement, the Borrowers will be required to pay additional interest to the holders of the New Senior Notes under certain circumstances.

On October 1, 2014, we deferred $10.8 million of fees and expenses associated with the New Senior Notes. We will amortize the deferred fees through Interest expense on the Consolidated Statement of Operations over the term of the New Senior Notes. As of September 30, 2014, we had accrued $1.6 million of deferred financing costs associated with the New Senior Notes.

Acquisition

On October 1, 2014, we completed the Acquisition. The Acquisition was funded with the net proceeds from the issuance and sale of the New Senior Notes and cash on hand. The information required to perform the purchase price allocation is not yet available. As a result, the required Accounting Standards Codification 805 disclosures have not been made.

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

16) QUARTERLY FINANCIAL DATA (unaudited):

The Company’s revenues and profits experience seasonality due to seasonal advertising patterns and influences on advertising markets. Typically, the Company’s revenues and profits are highest in the fourth quarter, during the holiday shopping season, and lowest in the first quarter, as advertisers cut back on spending following the holiday shopping season.

2013	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Revenues:
United States	$245.2	$285.9	$296.5	$302.5	$1,130.1
International	34.0	46.8	41.7	41.4	163.9

Total revenues	$279.2	$332.7	$338.2	$343.9	$1,294.0

Adjusted OIBDA:
United States	$80.1	$106.5	$113.6	$106.2	$406.4
International	0.6	11.5	7.9	9.1	29.1
Corporate	(5.3)	(4.9)	(5.4)	(5.1)	(20.7)

Total Adjusted OIBDA	75.4	113.1	116.1	110.2	414.8
Net gain (loss) on dispositions	9.8 (a)	(0.1)	0.1	17.5 (b)	27.3
Depreciation	(26.0)	(25.9)	(26.4)	(26.2)	(104.5)
Amortization	(22.9)	(22.7)	(22.6)	(23.1)	(91.3)
Stock-based compensation	(1.6)	(1.6)	(2.6)	(1.7)	(7.5)

Total operating income	$34.7	$62.8	$64.6	$76.7	$238.8

Operating income (loss):
United States	$48.2	$65.2	$72.0	$81.7	$267.1
International	(6.6)	4.1	0.6	1.8	(0.1)
Corporate	(6.9)	(6.5)	(8.0)	(6.8)	(28.2)

Total operating income	$34.7	$62.8	$64.6	$76.7	$238.8

Net income	$19.9	$36.4	$37.2	$50.0	$143.5

(a)	During the first quarter of 2013, the Company exchanged most of its billboards in Salt Lake City for billboards in New Jersey resulting in a gain of $9.8 million.
(b)	During the fourth quarter of 2013, the Company sold 50% of its transit shelter operations in Los Angeles, and the Company and the buyer each subsequently contributed their respective 50% interests in these operations to a 50/50 joint venture they own together. This transaction resulted in a gain of $17.5 million.

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

2012	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Revenues:
United States	$244.6	$281.7	$284.9	$287.4	$1,098.6
International	41.3	49.7	46.6	48.4	186.0

Total revenues	$285.9	$331.4	$331.5	$335.8	$1,284.6

Adjusted OIBDA:
United States	$76.7	$101.9	$108.1	$98.7	$385.4
International	5.9	13.3	11.0	0.3	30.5
Corporate	(1.7)	(1.6)	(2.0)	(2.2)	(7.5)

Total Adjusted OIBDA	80.9	113.6	117.1	96.8	408.4
Restructuring charges	—	(0.5)	(1.9)	(0.1)	(2.5)
Net loss on dispositions	(0.8)	(0.7)	(0.3)	(0.4)	(2.2)
Depreciation	(26.5)	(26.8)	(26.7)	(25.9)	(105.9)
Amortization	(22.1)	(22.8)	(23.0)	(23.0)	(90.9)
Stock-based compensation	(1.3)	(1.5)	(1.5)	(1.4)	(5.7)

Total operating income	$30.2	$61.3	$63.7	$46.0	$201.2

Operating income (loss):
United States	$35.1	$59.3	$64.5	$57.5	$216.4
International	(1.9)	5.1	2.7	(7.9)	(2.0)
Corporate	(3.0)	(3.1)	(3.5)	(3.6)	(13.2)

Total operating income	$30.2	$61.3	$63.7	$46.0	$201.2

Net income	$18.7	$37.2	$38.7	$18.8	$113.4

17) CONDENSED CONSOLIDATING FINANCIAL INFORMATION:

We and our material existing and future direct and indirect 100% owned domestic subsidiaries (except the Borrowers under the Senior Credit Facilities), including Outdoor Inc., Outfront Media LLC, Outfront Media Group LLC, Outfront Media Outernet Inc., Outfront Media Sports Inc. and Outfront Media L.A. Inc., guarantee the obligations under the Term Loan and the Revolving Credit Facility. The Senior Notes and New Senior Notes are fully and unconditionally, and jointly and severally guaranteed on a senior unsecured basis by us and each of our direct and indirect wholly owned domestic subsidiaries that guarantees the Senior Credit Facilities (see Note

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

14. Subsequent Events and Note 15. Subsequent Events (Unaudited)). The Parent Company and the Subsidiary Issuer were formed in preparation for the split-off. The balances and activity with respect to these entities were minimal prior to our incurrence of indebtedness pursuant to the Senior Credit Facilities and the Senior Notes in January 2014. The following condensed consolidating schedules present financial information on a combined basis in conformity with the SEC’s Regulation S-X, Rule 3-10:

	As of December 31, 2013
(in millions)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Current assets:
Cash and cash equivalents	$—	$—	$2.1	$27.7	$—	$29.8
Receivables, less allowances	—	—	146.0	32.8	—	178.8
Other current assets	—	—	89.1	19.5	—	108.6

Total current assets	—	—	237.2	80.0	—	317.2
Property and equipment, net	—	—	628.1	127.3	—	755.4
Goodwill	—	—	1,751.6	114.1	—	1,865.7
Intangible assets	—	—	364.2	0.2	—	364.4
Investment in subsidiaries	—	—	232.9	—	(232.9)	—
Other assets	—	—	46.5	6.3	—	52.8
Intercompany	—	—	66.0	55.7	(121.7)	—

Total assets	$—	$—	$3,326.5	$383.6	$(354.6)	$3,355.5

Total current liabilities	$—	$—	$168.3	$43.9	$—	$212.2
Deferred income tax liabilities, net	—	—	259.4	29.1	—	288.5
Asset retirement obligation	—	—	23.1	8.6	—	31.7
Other liabilities	—	—	65.6	3.1	—	68.7
Intercompany	—	—	55.7	66.0	(121.7)	—

Total liabilities	—	—	572.1	150.7	(121.7)	601.1
Total invested equity	—	—	2,754.4	232.9	(232.9)	2,754.4

Total liabilities and invested equity	$—	$—	$3,326.5	$383.6	$(354.6)	$3,355.5

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

	As of December 31, 2012
(in millions)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Current assets:
Cash and cash equivalents	$—	$—	$9.5	$10.7	$—	$20.2
Receivables, less allowances	—	—	138.0	37.1	—	175.1
Other current assets	—	—	98.2	21.5	—	119.7

Total current assets	—	—	245.7	69.3	—	315.0
Property and equipment, net	—	—	655.8	152.1	—	807.9
Goodwill	—	—	1,758.0	119.2	—	1,877.2
Intangible assets	—	—	419.7	0.3	—	420.0
Investment in subsidiaries	—	—	241.0	—	(241.0)	—
Other assets	—	—	35.2	9.6	—	44.8
Intercompany	—	—	65.8	56.5	(122.3)	—

Total assets	$—	$—	$3,421.2	$407.0	$(363.3)	$3,464.9

Total current liabilities	$—	$—	$158.7	$46.9	$—	$205.6
Deferred income tax liabilities, net	—	—	276.8	37.0	—	313.8
Asset retirement obligation	—	—	28.0	2.6	—	30.6
Other liabilities	—	—	57.3	13.7	—	71.0
Intercompany	—	—	56.5	65.8	(122.3)	—

Total liabilities	—	—	577.3	166.0	(122.3)	621.0
Total invested equity	—	—	2,843.9	241.0	(241.0)	2,843.9

Total liabilities and invested equity	$—	$—	$3,421.2	$407.0	$(363.3)	$3,464.9

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

	Year Ended December 31, 2013
(in millions)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Billboard	$—	$—	$796.6	$129.1	$—	$925.7
Transit and other	—	—	333.5	34.8	—	368.3

Total revenues	—	—	1,130.1	163.9	—	1,294.0
Expenses:
Operating	—	—	584.2	102.7	—	686.9
Selling, general and administrative	—	—	167.7	32.1	—	199.8
Net (gain) loss on dispositions	—	—	(27.5)	0.2	—	(27.3)
Depreciation	—	—	80.7	23.8	—	104.5
Amortization	—	—	86.1	5.2	—	91.3

Total expenses	—	—	891.2	164.0	—	1,055.2

Operating income	—	—	238.9	(0.1)	—	238.8
Other income (expenses)	—	—	(0.2)	(1.0)	—	(1.2)

Income before income taxes and equity earnings of investee	—	—	238.7	(1.1)	—	237.6
Provision for income taxes	—	—	(93.3)	(3.3)	—	(96.6)
Equity in earnings of investee companies, net of tax	—	—	(1.9)	—	4.4	2.5

Net income	$—	$—	$143.5	$(4.4)	$4.4	$143.5

Net income	$—	$—	$143.5	$(4.4)	$4.4	$143.5
Other comprehensive income (loss), net of tax:
Cumulative translation adjustments	—	—	(14.9)	(14.9)	14.9	(14.9)
Net actuarial loss	—	—	5.8	5.6	(5.6)	5.8

Total other comprehensive income (loss), net of tax	—	—	(9.1)	(9.3)	9.3	(9.1)

Total comprehensive income	$—	$—	$134.4	$(13.7)	$13.7	$134.4

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

	Year Ended December 31, 2012
(in millions)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Billboard	$—	$—	$770.7	$142.9	$—	$913.6
Transit and other	—	—	327.9	43.1	—	371.0

Total revenues	—	—	1,098.6	186.0	—	1,284.6
Expenses:
Operating	—	—	577.9	122.2	—	700.1
Selling, general and administrative	—	—	148.5	33.3	—	181.8
Restructuring charges	—	—	1.8	0.7	—	2.5
Net (gain) loss on dispositions	—	—	1.6	0.6	—	2.2
Depreciation	—	—	80.4	25.5	—	105.9
Amortization	—	—	85.2	5.7	—	90.9

Total expenses	—	—	895.4	188.0	—	1,083.4

Operating income (loss)	—	—	203.2	(2.0)	—	201.2
Other income (expenses)	—	—	(0.1)	(0.9)	—	(1.0)

Income before income taxes and equity earnings of investee	—	—	203.1	(2.9)	—	200.2
Provision for income taxes	—	—	(87.3)	(1.7)	—	(89.0)
Equity in earnings of investee companies, net of tax	—	—	(2.4)	—	4.6	2.2

Net income	$—	$—	$113.4	$(4.6)	$4.6	$113.4

Net income	$—	$—	$113.4	$(4.6)	$4.6	$113.4
Other comprehensive income (loss), net of tax:
Cumulative translation adjustments	—	—	11.0	11.0	(11.0)	11.0
Net actuarial loss	—	—	(1.4)	(1.3)	1.3	(1.4)

Total other comprehensive income (loss), net of tax	—	—	9.6	9.7	(9.7)	9.6

Total comprehensive income	$—	$—	$123.0	$5.1	$(5.1)	$123.0

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

	Year Ended December 31, 2011
(in millions)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Billboard	$—	$—	$746.8	$147.4	$—	$894.2
Transit and other	—	—	304.7	78.2	—	382.9

Total revenues	—	—	1,051.5	225.6	—	1,277.1
Expenses:
Operating	—	—	554.3	135.1	—	689.4
Selling, general and administrative	—	—	145.1	33.3	—	178.4
Restructuring charges	—	—	2.2	0.8	—	3.0
Net (gain) loss on dispositions	—	—	2.1	(0.1)	—	2.0
Depreciation	—	—	81.5	27.5	—	109.0
Amortization	—	—	86.7	16.2	—	102.9

Total expenses	—	—	871.9	212.8	—	1,084.7

Operating income (loss)	—	—	179.6	12.8	—	192.4
Other income (expenses)	—	—	(0.1)	0.9	—	0.8

Income before income taxes and equity earnings of investee	—	—	179.5	13.7	—	193.2
Provision for income taxes	—	—	(79.2)	(8.6)	—	(87.8)
Equity in earnings of investee companies, net of tax	—	—	6.8	—	(5.1)	1.7

Net income	$—	$—	$107.1	$5.1	$(5.1)	$107.1

Net income	$—	$—	$107.1	$5.1	$(5.1)	$107.1
Other comprehensive income (loss), net of tax:
Cumulative translation adjustments	—	—	(14.3)	(14.3)	14.3	(14.3)
Net actuarial loss	—	—	(3.2)	(3.0)	3.0	(3.2)

Total other comprehensive income (loss), net of tax	—	—	(17.5)	(17.3)	17.3	(17.5)

Total comprehensive income	$—	$—	$89.6	$(12.2)	$12.2	$89.6

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

	Year Ended December 31, 2013
(in millions)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by operating activities	$—	$—	$268.2	$12.9	$—	$281.1
Cash used in investing activities	—	—	(37.0)	(6.7)	—	(43.7)
Financing activities:
Excess tax benefit from stock-based compensation	—	—	5.8	—	—	5.8
Net cash (distribution to) /contribution from CBS	—	—	(244.4)	11.8	—	(232.6)
Other	—	—	—	(0.2)	—	(0.2)

Cash used in financing activities	—	—	(238.6)	11.6	—	(227.0)
Effect of exchange rate on cash and cash equivalents	—	—	—	(0.8)	—	(0.8)

Net increase (decrease) in cash and cash equivalents	—	—	(7.4)	17.0	—	9.6
Cash and cash equivalents at beginning of period	—	—	9.5	10.7	—	20.2

Cash and cash equivalents at end of period	$—	$—	$2.1	$27.7	$—	$29.8

	Year Ended December 31, 2012
(in millions)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by operating activities	$—	$—	$277.3	$28.6	$—	$305.9
Cash used in investing activities	—	—	(42.5)	(5.6)	—	(48.1)
Financing activities:
Excess tax benefit from stock-based compensation	—	—	2.9	—	—	2.9
Net cash distribution to CBS	—	—	(238.2)	(41.5)	—	(279.7)
Other	—	—	—	(0.2)	—	(0.2)

Cash used in financing activities	—	—	(235.3)	(41.7)	—	(277.0)
Effect of exchange rate on cash and cash equivalents	—	—	—	1.8	—	1.8

Net increase (decrease) in cash and cash equivalents	—	—	(0.5)	(16.9)	—	(17.4)
Cash and cash equivalents at beginning of period	—	—	10.0	27.6	—	37.6

Cash and cash equivalents at end of period	$—	$—	$9.5	$10.7	$—	$20.2

OUTFRONT MEDIA INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

(Tabular dollars in millions, except per share amounts)

	Year Ended December 31, 2011
(in millions)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by operating activities	$—	$—	$284.3	$55.8	$—	$340.1
Cash used in investing activities	—	—	(43.4)	(7.3)	—	(50.7)
Financing activities:
Excess tax benefit from stock-based compensation	—	—	2.3	—	—	2.3
Net cash distribution to CBS	—	—	(235.3)	(34.1)	—	(269.4)
Other	—	—	—	(0.2)	—	(0.2)

Cash used in financing activities	—	—	(233.0)	(34.3)	—	(267.3)
Effect of exchange rate on cash and cash equivalents	—	—	—	(3.5)	—	(3.5)

Net increase (decrease) in cash and cash equivalents	—	—	7.9	10.7	—	18.6
Cash and cash equivalents at beginning of period	—	—	2.1	16.9	—	19.0

Cash and cash equivalents at end of period	$—	$—	$10.0	$27.6	$—	$37.6

OUTFRONT MEDIA INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(In millions)

Col. A	Col. B	Col. C			Col. D	Col. E
Description	Balance at Beginning of Period	Balance Acquired through Acquisitions	Charged to Costs and Expenses	Charged to Other Accounts(a)	Deductions	Balance at End of Period
Allowance for doubtful accounts:
Year ended December 31, 2013	$19.3	$—	$0.4	$—	$4.0	$15.7
Year ended December 31, 2012	$22.4	$—	$3.1	$0.2	$6.4	$19.3
Year ended December 31, 2011	$29.6	$—	$3.0	$—	$10.2	$22.4

Valuation allowance on deferred tax assets:
Year ended December 31, 2013	$8.0	$—	$3.0	$—	$0.9	$10.1
Year ended December 31, 2012	$7.5	$—	$0.7	$—	$0.2	$8.0
Year ended December 31, 2011	$6.3	$—	$1.3	$—	$0.1	$7.5

(a)	Reflects increase in allowance related to foreign currency translation adjustments.

OUTFRONT MEDIA INC.

SCHEDULE III—SCHEDULE OF REAL ESTATE AND

ACCUMULATED DEPRECIATION

AT DECEMBER 31, 2013

(Dollars in millions)

Description (1)	Encumbrances	Initial Cost	Cost Capitalized Subsequent to Acquisition	Gross Carrying Amount at December 31, 2013(3)	Accumulated Depreciation	Construction Date	Acquisition Date	Useful Lives
United States - 45,094 displays	—	(2)	(2)	$1,266.6	$(768.0)	Various	Various	5 to 20 years
Canada - 6,054 displays	—	(2)	(2)	348.7	(258.3)	Various	Various	5 to 20 years
Mexico - 4,657 displays	—	(2)	(2)	33.1	(20.5)	Various	Various	5 to 20 years
Argentina - 585 displays	—	(2)	(2)	1.9	(0.6)	Various	Various	5 to 20 years
Brazil - 771 displays	—	(2)	(2)	5.7	(0.9)	Various	Various	5 to 20 years
Uruguay - 156 displays	—	(2)	(2)	2.0	(1.1)	Various	Various	5 to 20 years
Chile - 890 displays	—	(2)	(2)	4.3	(3.3)	Various	Various	5 to 20 years

				$1,662.3	$(1,052.7)

(1)	No single asset exceeded 5% of the total gross carrying amount at December 31, 2013.
(2)	This information is omitted as it would be impracticable to compile on a site-by-site basis.
(3)	Includes sites under construction.

The following table summarizes the activity for the Company’s real estate assets, which consist of advertising displays, and the related accumulated depreciation.

	2013	2012	2011
Gross real estate assets:
Balance at the beginning of the year	$1,655.9	$1,627.1	$1,607.3
Additions for construction of / improvements to structures	50.6	47.0	43.9
Assets sold or written-off	(14.9)	(32.3)	(8.9)
Foreign exchange	(29.3)	14.1	(15.2)

Balance at the end of the year	$1,662.3	$1,655.9	$1,627.1

Accumulated depreciation:
Balance at the beginning of the year	$990.0	$911.0	$827.1
Depreciation	97.5	98.8	101.3
Foreign exchange	(21.1)	9.9	(10.2)
Assets sold or written-off	(13.7)	(29.7)	(7.2)

Balance at the end of the year	$1,052.7	$990.0	$911.0

Outdoor Advertising

Condensed Combined Balance Sheets

September 30, 2014 and December 31, 2013

(Unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$3,548,474	$5,520,671
Restricted cash	68,781	197,754
Accounts receivable, net of an allowance for doubtful
accounts of $212,236 and $516,914	45,475,083	49,241,450
Prepaid expenses and other current assets	3,538,082	5,224,122

Total current assets	52,630,420	60,183,997
Property, plant and equipment, net	33,378,964	33,317,335
Intangibles, net	49,122,524	56,704,703
Goodwill	2,530,989	2,530,989
Investments in investee companies	517,104	730,365
Deferred financing costs, net	3,595,259	4,328,574
Due from affiliate	—	2,052,846
Deferred tax assets	2,459,597	2,349,359
Security deposits and other assets	5,510,578	5,706,453

Total assets	$149,745,435	$167,904,621

Liabilities and (Deficit)
Current liabilities
Accounts payable	$6,501,193	$8,557,649
Accrued expenses	20,138,774	21,471,231
Deferred revenue	3,594,399	2,863,999
Short-term debt and notes payable	5,084,956	5,110,140

Total current liabilities	35,319,322	38,003,019
Long-term debt	220,275,258	220,237,269
Other long-term debt	1,081,379	1,568,991
Other long-term liabilities	6,043,300	3,330,002
Deferred rent	11,053,816	10,023,232

Total liabilities	273,773,075	273,162,513

(Deficit)
Invested equity	(124,027,640)	(105,257,892)

Total (Deficit)	(124,027,640)	(105,257,892)

Total liabilities and (Deficit)	$149,745,435	$167,904,621

The accompanying notes are an integral part of these condensed combined financial statements.

Outdoor Advertising

Condensed Combined Statements of Operations

Nine Months Ended September 30, 2014 and 2013

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Revenues
Net revenues	$152,088,957	$150,545,493
Expenses
Operating	105,158,464	100,026,042
Selling, general and administrative	31,515,977	28,201,134
Depreciation and amortization	14,078,329	13,160,530

Total expenses	150,752,770	141,387,706

Income from operations	1,336,187	9,157,787
Other income (expense)
Interest expense, net	(12,617,899)	(15,311,154)
Equity in income of investee companies, net	859,401	1,168,908
Other income, net	33,487	416,038

Loss before income taxes	(10,388,824)	(4,568,421)
Income tax benefit	110,238	92,388

Net loss	$(10,278,586)	$(4,476,033)

The accompanying notes are an integral part of these condensed combined financial statements.

Outdoor Advertising

Condensed Combined Statement of (Deficit)

Nine Months Ended September 30, 2014

(Unaudited)

Balance at December 31, 2013	$(105,257,892)
Net loss	(10,278,586)
Distribution to Holdings	(1,579,990)
Net change in invested equity	(6,911,172)

Balance at September 30, 2014	$(124,027,640)

The accompanying notes are an integral part of these condensed combined financial statements.

Outdoor Advertising

Condensed Combined Statements of Cash Flows

Nine Months Ended September 30, 2014 and 2013

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities
Net loss	$(10,278,586)	$(4,476,033)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	14,078,329	13,160,530
Amortization and write off of deferred financing costs	1,186,996	1,160,427
Provision for doubtful accounts	179,454	916,049
Change in value of equity-based compensation	2,610,308	(756,509)
Equity in income of investee companies, net	(859,401)	(1,168,908)
Distributions received from investee companies	1,049,490	1,426,745
(Gain) on step acquisition of joint venture interest	—	(312,958)
Loss (gain) on sales of property	31,879	(3,000)
Change in fair value of interest rate swap	74,329	(429,871)
Change in deferred income taxes	(110,238)	(92,388)
Changes in operating assets and liabilities
Decrease in accounts receivable	3,359,687	12,259,996
Decrease in prepaid expense and other current assets	1,741,458	908,520
Decrease (increase) in security deposits and other assets	2,298,721	(2,446,428)
(Decrease) increase in accounts payable	(2,315,406)	443,202
Decrease in accrued expenses	(1,080,622)	(5,207,140)
Increase in deferred revenue	730,400	1,677,432
Increase (decrease) in deferred rent	1,030,583	(456,882)
(Decrease) increase in other long-term liabilities	(872,442)	196,474

Net cash provided by operating activities	12,854,939	16,799,258

Cash flows from investing activities
Acquisition of public pay telephone assets	—	(2,100,000)
Acquisition of ownership interests in joint ventures	—	(300,000)
Purchases of advertising property and rights	(20,000)	(150,000)
Additions to property, plant and equipment	(6,847,808)	(6,046,799)
Proceeds from disposal of property, plant and equipment	40,815	3,000
Change in restricted cash	128,973	1,131,770
Return of advances from investee companies	392,152	400,000
Advances to investee companies	(368,981)	(350,803)
Settlement of interest rate swap	(108,361)	—

Net cash used in investing activities	(6,783,210)	(7,412,832)

Cash flows from financing activities
Repayment of debt	(15,928,489)	(3,851,315)
Proceeds from credit facilities and other borrowings	15,000,000	9,500,000
Deferred financing costs paid	—	(373,041)
Distribution to Holdings	(1,579,990)	(2,506,605)
Net change in invested equity	(5,535,447)	(4,015,272)

Net cash used in financing activities	(8,043,926)	(1,246,233)

Net (decrease) increase in cash and cash equivalents	(1,972,197)	8,140,193
Cash and cash equivalents
Beginning of period	5,520,671	6,940,151

End of period	$3,548,474	$15,080,344

Supplemental data
Cash paid during the period for interest	$11,126,703	$14,587,173
Noncash investing activities
Contingent obligation from acquisition	$—	$529,130
Noncash additions to property, plant and equipment	$259,635	$54,500

The accompanying notes are an integral part of these condensed combined financial statements.

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

1.	Description of Business

The Outdoor Advertising business (“Outdoor Advertising” or “the Business”) represents the outdoor media and advertising business of Van Wagner Communications, LLC (“Communications”), a wholly owned subsidiary and the only operating asset of Van Wagner Twelve Holdings, LLC (“Holdings”). The Business develops, markets, and maintains sign structures, wall signs, telephone kiosks, bus wraps and other media types and structures for the purposes of advertising throughout the United States of America (“U.S.”).

2.	Basis of Presentation and Use of Estimates

These condensed combined financial statements were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of Communications. These statements reflect the condensed combined historical results of operations, financial position and cash flows of Outdoor Advertising in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). For ease of reference, these condensed combined financial statements are collectively referred to as those of Outdoor Advertising.

For the periods presented, the entities that are part of Outdoor Advertising were each separate direct or indirect wholly owned subsidiaries of Communications. These financial statements are presented as if such businesses had been combined for the periods presented. All intercompany transactions and accounts within Outdoor Advertising have been eliminated. The assets and liabilities in the condensed combined financial statements have been reflected on a historical cost basis. The condensed combined statement of operations includes allocations for certain support functions that are provided on a centralized basis by Communications for all of the businesses, including those not included in these financial statements (collectively, the “Non-Outdoor Businesses”). These include expenses not recorded at the business unit level, such as expenses related to finance, human resources, information technology, facilities, and legal, among others. These expenses have been allocated to Outdoor Advertising on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues and headcount. In addition, the Outdoor Advertising income tax provision and related tax accounts are presented as if these amounts were calculated on a separate tax return basis. Management believes the assumptions underlying the condensed combined financial statements, including the assumptions regarding allocating the general corporate expenses between Outdoor Advertising and the Non-Outdoor Businesses, are reasonable. Nevertheless, the condensed combined financial statements may not include all of the actual expenses that would have been incurred by Outdoor Advertising and may not reflect the combined results of operations, financial position and cash flows had the Business been a stand-alone entity during the periods presented. Actual costs that would have been incurred if Outdoor Advertising had been a stand-alone entity would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Cash for most of Communications’ businesses is currently managed centrally under cash pooling arrangements. Pursuant to these arrangements, most of the cash received by the Non-Outdoor Businesses is deposited directly with Outdoor Advertising and any daily cash flow needs of the Non-Outdoor Businesses are funded by Outdoor Advertising. Therefore, this cash is included in these condensed combined financial statements. Where entities do not participate in the cash pooling arrangements, they maintain separate bank accounts for receipts and disbursements.

Similarly, most of Communications’ current external borrowing requirements are met through a Senior Secured Credit Facility (See Note 7). Borrowings under this facility are used to fund the entire portfolio of

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

businesses of Communications. All of such debt and related interest expense has been attributed to and presented in the condensed combined financial statements of Outdoor Advertising, as Outdoor Advertising is the primary obligor of the debt.

The preparation of condensed combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed combined financial statements and the reported amounts of revenues and expenses during the reporting period. Generally, matters subject to estimation and judgment include the valuation of assets and liabilities acquired in business combinations and asset acquisitions, allowance for doubtful accounts, asset impairments, useful lives of intangible and fixed assets, deferred tax asset valuation allowances and asset retirement obligations. Actual results could differ from those estimates.

The accompanying condensed combined financial statements of the Business as of September 30, 2014 and for the nine month periods ended September 31, 2014 and 2013 are unaudited and, in management’s opinion, reflect all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of the financial position, results of operations and cash flows for the periods presented. These condensed combined financial statements should be read in conjunction with the more detailed combined financial statements and notes thereto, included in the audited combined financial statements for the year ended December 31, 2013 issued on June 19, 2014.

3.	Recently Issued Accounting Standards

In April 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update 2014-08 Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“Update 2014-08”). Update 2014-08 changes the requirements, including additional disclosures, for reporting discontinued operations. Under Update 2014-08, a discontinued operation is defined as a disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. Update 2014-08 is effective for the Business for annual reporting periods beginning on or after December 15, 2014. Early adoption is permitted, but only for disposals that have not been reported in financial statements previously issued or available for issuance. The Business is in the process of evaluating the impact Update 2014-08 will have on its condensed combined financial statements.

In May 2014, the FASB issued Accounting Standard Update 2014-09 Revenue from Contracts with Customers (“Update 2014-09”). Under Update 2014-09, all companies are required to use a new five-step model to recognize revenue from customer contracts. Update 2014-09 is effective for the Business for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The Business may elect to apply Update 2014-09 earlier if certain criteria are met. The Business is in the process of evaluating the impact Update 2014-09 will have on its condensed combined financial statements.

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

4.	Property, Plant and Equipment

The table below presents the balance of major classes of assets and accumulated depreciation.

	September 30, 2014	December 31, 2013
Land	$976,613	$976,613
Leasehold Improvements	10,486,163	10,392,484
Outdoor and indoor equipment	72,421,242	66,831,130
Office fixtures and equipment	8,474,598	7,747,642
Vehicles	3,489,904	3,007,727

	95,848,520	88,955,596
Less: Accumulated depreciation	62,469,556	55,638,261

	$33,378,964	$33,317,335

Depreciation expense was $6,525,150 and $5,803,167 for the nine months ending September 30, 2014 and 2013, respectively.

5.	Intangible Assets

Intangible assets, other than goodwill, consist of the following:

	September 30, 2014	December 31, 2013
Gross carrying amount
Customer contracts	$2,474,080	$2,474,080
Leased location contracts	64,825,511	64,817,011
Customer relationships	1,957,581	1,957,581
Noncompete agreements	2,575,610	2,575,610
Leasehold rights	15,480,247	15,517,747
Kiosk advertising and permit rights	7,705,341	7,705,341
Other	200,000	200,000

	95,218,370	95,247,370

Accumulated amortization
Customer contracts	2,295,872	2,209,099
Leased location contracts	22,093,543	18,762,034
Customer relationships	2,015,524	1,957,579
Noncompete agreements	2,526,976	2,524,300
Leasehold rights	9,785,753	7,058,980
Kiosk advertising and permit rights	7,302,642	5,985,353
Other	75,536	45,322

	46,095,846	38,542,667

Total intangibles, net	$49,122,524	$56,704,703

Amortization expense was $7,553,179 and $7,357,364 for the nine months ending September 30, 2014 and 2013, respectively.

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

6.	Income Taxes

The Business has income tax benefit of $110,238 and $92,388 for the nine month periods ended September 30, 2014 and 2013, respectively.

Deferred income tax balances are as follows:

	September 30, 2014	December 31, 2013
Deferred tax assets
Net operating loss carryforwards	$1,397,328	$1,477,105
Temporary differences	1,088,653	911,133

Deferred tax assets, net	2,485,981	2,388,238
Deferred tax liabilities
Temporary differences	(26,384)	(38,879)

Deferred tax assets, net	$2,459,597	$2,349,359

Deferred tax assets primarily relate to basis differences on property, plant and equipment, deferred rent and net operating loss (“NOL”) carryforwards generated by the Business for the New York City UBT. The total amount of NOL carryforwards related to UBT at September 30, 2014 and December 31, 2013 is approximately $31,000,000, which expire between 2024 and 2034. The deferred tax liabilities primarily relates to basis differences in intangible assets.

7.	Debt

Senior Secured Credit Facility

During 2012, the Business entered into a $250,000,000 Credit Agreement (the “Senior Secured Credit Facility”) to refinance outstanding debt under the prior facility, fund distributions to Holdings to redeem outstanding indebtedness of Holdings, fund acquisitions and provide working capital. The Senior Secured Credit Facility is guaranteed by Holdings and all of its direct and indirect subsidiaries and is collateralized by existing and after-acquired personal property and real property of Communications, including Holdings’ interest in Communications and Communications’ interests in its subsidiaries, which includes the Business.

The Senior Secured Credit Facility was comprised of the following facilities: a $225,000,000 Term Loan (“Term B Loan”) and a $25,000,000 Revolving Credit Facility (“Revolver”). The Revolver contains a separate sublimit of $10,000,000 for letters of credits. Any outstanding letters of credit reduce, on a dollar-for-dollar basis, the amount of borrowing capacity under the Revolver. The Term B Loan has a final maturity date of August 3, 2018 and the Revolver commitments expire on August 3, 2017.

On August 6, 2013, the Business amended the Senior Secured Credit Facility principally to provide for a new tranche of term loans which replaced all prior term loans and included new term loans in a principal amount of $5,000,000; increase the letter of credit sublimit to $12,500,000; and reduce the interest rates on the facility. In connection with the amendment, the Business recognized expenses of $631,068. Following the amendment, the Business had outstanding aggregate term loan borrowings of $227,750,000, the entire balance of which will hereinafter be referred to as the Term B Loan. The maturity dates for the credit facility were not amended.

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

As of September 30, 2014 and December 31, 2013, there were $5,000,000 and $2,000,000 in borrowings outstanding under the Revolver, respectively, and $5,897,231 and $5,959,788, respectively, in letters of credit outstanding. The letters of credit are generally used in lieu of security deposits for municipal authorities and landlords under license and lease agreements.

The long-term debt outstanding balance is as follows:

	September 30, 2014	December 31, 2013
Term B Loan principal balance	$222,056,807	$225,472,500
Less: Unamortized discount	(2,226,549)	(2,680,231)

	219,830,258	222,792,269
Less: Current portion	(4,555,000)	(4,555,000)

	215,275,258	218,237,269
Revolver	5,000,000	2,000,000

Total long-term debt	$220,275,258	$220,237,269

The Term B Loan requires quarterly principal payments of $1,138,750, which commenced March 31, 2014. The Senior Secured Credit Facility also provides for a mandatory excess cash flow payment equal to 0%, 25%, 50% or 75% of annual excess cash flow, as defined, with the exact percentage dependent on leverage ratios. Any payments are to be made in the year following that for which the excess cash flow payment is calculated and applied to remaining installments of the principal balance of the Term B Loan, in order of maturity. The Business determined that an excess cash flow payment of $1,445,830 was due for the year ended December 31, 2013 and paid this amount in April 2014.

The Senior Secured Credit Facility contains covenants that require Communications to maintain a Consolidated Senior Leverage Ratio, as defined, at or below 6.5x and restrict the ability of Communications to borrow additional amounts if such borrowings would cause the Consolidated Senior Leverage Ratio to exceed that level or cause the Consolidated Total Leverage Ratio, as defined, to exceed 6.75x. At September 30, 2014 and December 31, 2013, Communications’ Consolidated Senior Leverage Ratio was 6.01x and 5.75x, respectively, and Consolidated Total Leverage Ratio was 6.11x and 5.86x, respectively. In addition, there are covenants that restrict, among other things, the ability of the Business to dispose of assets, create liens, make investments, and pay dividends or make other restricted payments. Communications was in compliance with its financial covenants at September 30, 2014 and December 31, 2013.

Interest Rate Swap Agreements

The Business uses variable rate debt to finance its operations. The debt obligations expose the Business to variability in interest payments due to changes in interest rates. The Business believes that it is prudent to limit the variability of its interest payments. To meet this objective, the Business has in the past entered into interest rate swap agreements to manage fluctuations in cash flows resulting from interest rate risk. These swap agreements converted a portion of variable-rate cash flow exposure on the debt obligations to fixed cash flows.

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

By using derivative financial instruments to hedge exposures to changes in interest rates, the Business exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the interest rate swap agreement. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with the interest rate swap agreement is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

The Business assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposure that may adversely impact expected future cash flows and by evaluating hedging opportunities.

During 2012, the Business entered into a new interest rate swap agreement to hedge the variable LIBOR interest rate on a total notional value of $125,000,000, which was to expire on September 30, 2016. This agreement was settled with a $108,361 payment on September 30, 2014. This agreement had a fair value liability position of $34,032 at December 31, 2013, which is included in accrued expenses.

The Business did not contemporaneously assess the effectiveness of its swap agreement. Accordingly, the increase in the fair value of the liability under the swap agreement of $74,329 for the nine months ended September 30, 2014 was reflected as an increase to interest expense and the increase in the fair value of the asset of $429,871 for the nine months ended September 30, 2013 was reflected as a decrease to interest expense.

Other Debt

The Business has other debt outstanding of $1,611,335 and $2,124,131 at September 30, 2014 and December 31, 2013, respectively. The current portion of the debt was $529,956 and $555,140 at September 30, 2014 and December 31, 2013, respectively. The debt consists primarily of subordinated debt and other obligations issued or assumed in connection with acquisitions. Such obligations have interest rates ranging up to 6% per annum.

8.	Fair Value of Financial Instruments

At September 30, 2014 and December 31, 2013, the Business’s financial instruments included cash and cash equivalents, accounts receivable, accounts payable and debt. The fair value of cash and cash equivalents, accounts receivable, accounts payable and short-term debt and notes payable approximate their carrying values because of the short-term nature of these instruments.

The FASB established a fair value hierarchy, consisting of three broad levels, that prioritizes the inputs for valuation techniques used to measure fair value. Level 1 inputs consist of observable inputs, such as quoted prices in active markets for identical assets and liabilities. Level 2 inputs are inputs, observable either directly or indirectly, other than quoted prices in active markets included in Level 1. Level 3 inputs have the lowest priority, are generally less observable from objective sources and require the reporting entity to develop its own assumptions. The Term B Loan is traded in the secondary market for syndicated loans, although the debt trades infrequently and is highly illiquid. The fair value of the Business’s Term B Loan outstanding debt balance, for which management uses only Level 2 inputs to measure, is based on quotes obtained through major financial institutions. The fair value of the Term B Loan was approximately $220.4 million and $228.3 million as of September 30, 2014 and December 31, 2013, respectively.

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

Fair value information with respect to the Business’s Revolver, other long-term debt and other long-term liabilities are not presented as such balances approximate their carrying values at September 30, 2014 and December 31, 2013.

9.	Equity-Based Compensation

The Business awards Class B interests in Holdings to employees as incentive awards. Under the Holdings’ limited liability company agreement as amended and restated (the “Limited Liability Company Agreement”), the Class B members do not have the right to vote or grant consents with respect to any matters, and, upon the occurrence of certain events, Class B members may put their interests to Holdings and Holdings may call the Class B members’ interest. The Class B interests have an embedded put option and an embedded call option. The put option is triggered by one of the following events: death of the Class B member, termination of employment of the Class B member other than for cause (as defined), or failure to renew the employment contract of the Class B member (except under certain circumstances). Upon the occurrence of the put event, the Class B member (or the Class B interest holder if the interest had been transferred) has 90 days to cause Holdings to purchase all of his Class B interests. Under the Limited Liability Company Agreement, such obligations to Class B members can be satisfied by Holdings by issuing unsecured notes to the Class B members payable interest-only for ten years or, upon mutual agreement of Holdings and the member, instruments with alternative deferred payment terms. Based on the characteristics of the awards, including the repurchase features, they have been classified as a liability of the Business.

At September 30, 2014 and December 31, 2013, the Business had a liability for such awards of $4,759,103 and $1,958,042, respectively, included in other long term liabilities, representing the appreciation in value of 84,116 and 86,485, respectively, Class B interests in Holdings since their date of issuance. The changes in the formula value of the Class B interest, which was recorded as compensation expense of $2,610,308 for the nine months ended September 30, 2014 and ($756,509) for the nine months ended September 30, 2013, was recorded in selling, general and administrative expense.

Effective February 19, 2014, in connection with the termination of an employee of the Business who was also a Class B interest unitholder, 2,369 units held by such employee were repurchased at the formula value of $120,674 by Holdings and cancelled.

Effective May 28, 2013, in connection with the termination of an employee of the Non-Outdoor Businesses who was also a Class B interest unitholder, 4,032 units held by such employee were purchased at the formula value of $280,734 by two employees of the Business, who were also existing interest unitholders. The Business recognized a liability with respect to such units in the amount of their formula value.

10.	Multiemployer Pension and Postretirement Benefit Plans

The Business contributes to three multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover its union-represented employees: National Electric Benefit Fund (“NEBF”), International Painters and Allied Trades Industry Pension Fund (“IUPAT”) and Sheet Metal Workers’ National Pension Fund (“NPF”). The other employers participating in these multiemployer plans are primarily in the painters, sheet metal working and electrical trade industries. The risks of participating in multiemployer plans are different from single-employer plans, as assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers and if a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. Additionally, if the Business chooses to stop participating in some

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

of its multiemployer plans it may be required to pay those plans a withdrawal liability based on the underfunded status of the plan. Management does not intend to take any such action that would subject the Business to such liability. Management has not received any communication of any changes in the three multiemployer defined benefit pension plans during the nine months ended September 30, 2014 and 2013.

Contributions to the NEBF plan were $191,506 and $146,878 for the nine months ended September 30, 2014 and 2013, respectively.

Contributions to the IUPAT plan were $74,939 and $76,507 for the nine months ended September 30, 2014 and 2013, respectively.

Contributions to the NPF plan were $253,501 and $304,162 for the nine months ended September 30, 2014 and 2013, respectively.

11.	Related-Party Transactions

In the ordinary course of business, the Business enters into transactions with related parties to rent certain sign locations from entities that are controlled by affiliates. The Business also rents certain office space from an affiliate. Total related party rent expense was $1,045,565 and $1,066,338 for the nine months ended September 30, 2014 and 2013, respectively. Additionally, the Business provides management services to related parties. Management fees earned from these related parties were $94,674 and $107,328 for the nine months ended September 30, 2014 and 2013, respectively.

Outdoor Advertising had an amount receivable from the Non-Outdoor Businesses on the condensed combined balance sheet of $2,052,846 at December 31, 2013 for sign construction services provided by employees of the Business. This receivable balance was paid in full in August 2014 and as such, there was no receivable from the Non-Outdoor Businesses at September 30, 2014. No services were provided during the nine months ended September 30, 2014 and 2013.

Historically, Communications provided services to and funded 100% of certain corporate expenses for all businesses. These services relate to accounting and finance, human resources, information technology, facilities, and legal, among others. These condensed combined financial statements include the Outdoor Advertising share of corporate expenses which have been allocated to Outdoor Advertising on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues or headcount. The allocated expenses are included in the condensed combined statement of operations in operating, selling, general and administrative, and depreciation and amortization expenses.

Management believes the assumptions underlying the condensed combined financial statements, including the assumptions regarding allocating expenses are reasonable.

The corporate allocations to the Business were $13.9 million and $11.2 million for the nine months ending September 30, 2014 and 2013, respectively.

Intercompany transactions other than services provided in the normal course of business operations between Outdoor Advertising and Non-Outdoor Businesses are considered to be effectively settled for cash. The total net effect of the settlement of these intercompany transactions is reflected in the condensed combined statement of cash flows as a financing activity and in the condensed combined balance sheet as invested equity. The net change in invested equity of Outdoor Advertising for the nine months ended September 30,

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

2014 and 2013 of ($6,911,172) and ($4,936,809), respectively, primarily relate to cash pooling and general financing activities.

12.	Commitments and Contingencies

Operating Leases and License Agreements

The Business is obligated under various operating lease agreements for office space, office equipment and automobiles, which expire at various dates through 2022. Rent expense under these leases amounted to $2,396,166 and $2,334,788 for the nine months ended September 30, 2014 and 2013, respectively. Rent expense is recorded on a straight-line basis.

Additionally, the Business is obligated under operating leases and license agreements for certain sign locations. Such space is leased or licensed by the Business for advertising purposes under leases or licenses that expire at various dates. Rent expense under such leases and licenses is recorded on a straight-line basis and was $75,111,534 and $70,120,557 for the nine months ended September 30, 2014 and 2013, respectively. Rent expense includes both guaranteed minimum payments and contingent rents based on advertising revenues from certain properties.

The Business has agreements with municipalities and public authorities which entitle it to operate advertising displays within their jurisdictions on the exteriors of benches, transit shelters, street kiosks, buses, transit overpasses and other structures. Under most of these franchise agreements, the franchisor is entitled to receive the greater of a percentage of the relevant revenues, net of agency fees, or a specified guaranteed minimum annual payment.

Commercial Rent Tax

On June 10, 2014, as part of an audit of the Business’s payment of New York City commercial rent tax, the City of New York (the “City”) presented the Business with preliminary workpapers indicating a proposed adjustment of approximately $9.6 million related to the Business’s commercial rent tax liability for the period from June 1, 2002 to May 31, 2013. The proposed adjustment amount includes proposed taxes, calculated based on commercial rent paid, as well as interest and penalties. Management strongly disagrees with the City’s preliminary calculations and supporting documentation and intends to vigorously defend its position. The Business submitted its response to the City on July 9, 2014.

Given the preliminary nature of this matter, management cannot yet determine an amount or range of potential liability, if any, that might result. Moreover, even if the Business owes additional commercial rent tax during the period, under applicable law, the Business may take a deduction from any taxes owed for subtenant rent received from its advertisers. If the Business elects to take such deduction, management believes that such deduction would offset the full amount of any taxes owed.

Litigation

The Business is subject to claims and litigation in the normal course of its business for which management does not believe the outcome will have a material adverse effect upon its financial position, results of operations or cash flows.

On April 13, 2011, the City of Los Angeles (“Los Angeles”), on behalf of itself and the People of the State of California initiated a lawsuit in the Superior Court of California against the Business and owners of

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

certain properties on which the Business installed advertisements in Los Angeles. The suit alleged, among other things, that the Business violated certain state and local laws prohibiting such advertising signs. The suit sought injunctive relief and monetary relief relating to the installation and display of supergraphic advertisements by the Business at 15 locations in Los Angeles primarily during the period 2008 to 2010. The Business operated at these advertising locations during this period subject to a stipulation it entered into with Los Angeles in October 2008, which was approved by the United States District Court for the Central District of California. The Business voluntarily removed the signs in the program, including those advertisements that are covered by the suit, in May 2010, even though it believed that it had the right at that time to continue to operate them under the Court-approved stipulation.

The Business filed an Answer to Los Angeles’ claims, denying liability. In addition, on January 13, 2012, the Business filed cross-claims against Los Angeles, seeking injunctive relief and monetary damages arising from Los Angeles’ Ordinance banning off-site signs and modifications thereto and its disparate treatment of the Business under the Ordinance.

In June 2013, the Business and Los Angeles entered into a settlement agreement resolving their claims against one another whereby the Business paid $385,000 to Los Angeles. This amount has been included in operating expenses in the condensed combined statement of operations for the nine months ended September 30, 2013. Thereafter, Los Angeles dismissed its claims against the Business with prejudice, and the Business dismissed its cross-claims against Los Angeles with prejudice.

13.	Business Segment

The Business is managed as a single business unit that develops markets and maintains sign structures, wall signs, telephone kiosks, bus wraps and other media types and structures for the purpose of advertising throughout the US. The Business consists of a number of different subsidiaries or divisions (collectively “Subsidiaries”) which are differentiated by either geographic market, media type, prior ownership or other. However, the Subsidiaries within the Business are operated as one. They share a common senior management and sales team and compensation plans for senior managers are based on aggregated results. When making resource allocation decisions, our chief operating decision maker evaluates profitability data but gives no weight to the financial impact of the resource allocation decision on an individual subsidiary. The Business’s objective in making resource allocation decisions is to maximize its combined financial results, not the individual results of the respective units.

14.	Subsequent Events

On October 1, 2014, Holdings sold its right, title and interest in and all of the membership interests of the Business to CBS Outdoor Americas Inc. and CBS Outdoor LLC for $690 million. In connection with the sale, the Business spun off by way of distribution, or otherwise, the assets of the Business that did not primarily relate to the outdoor media and advertising business of Communications, including assets that relate to the general administrative and operational functions of the Business. Also in connection with the sale, on October 1, 2014, the entire principal balance of the Senior Secured Credit Facility, plus accrued interest, was repaid in full.

Management has evaluated all other events and transactions that occurred after September 30, 2014 through December 22, 2014, the date the condensed combined financial statements were available to be issued, and has determined that all material subsequent events or transactions that would require disclosure have been included in the condensed combined financial statements.

Report of Independent Registered Public Accounting Firm

To the Member of Van Wagner Communications, LLC

In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of deficit and of cash flows present fairly, in all material respects, the financial position of the Outdoor Advertising business of Van Wagner Communications, LLC (the “Business”) at December 31, 2013, and the results of their operations and their cash flows for the year ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Business’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

June 19, 2014, except for the reportable segment discussed in Note 18 and for the effects of the cash flow revision discussed in Note 2 as to which the date is December 22, 2014

Outdoor Advertising

Combined Balance Sheet

December 31, 2013

Assets
Current assets
Cash and cash equivalents	$5,520,671
Restricted cash	197,754
Accounts receivable, net of an allowance for doubtful accounts of $516,914	49,241,450
Prepaid expenses and other current assets	5,224,122

Total current assets	60,183,997
Property, plant and equipment, net	33,317,335
Intangibles, net	56,704,703
Goodwill	2,530,989
Investments in investee companies	730,365
Deferred financing costs, net	4,328,574
Due from affiliate	2,052,846
Deferred tax asset	2,349,359
Security deposits and other assets	5,706,453

Total assets	$167,904,621

Liabilities and (Deficit)
Current liabilities
Accounts payable	$8,557,649
Accrued expenses	21,471,231
Deferred revenue	2,863,999
Short-term debt and notes payable	5,110,140

Total current liabilities	38,003,019
Long-term debt	220,237,269
Other long-term debt	1,568,991
Other long-term liabilities	3,330,002
Deferred rent	10,023,232

Total liabilities	273,162,513

(Deficit)
Invested equity	(105,257,892)

Total (deficit)	(105,257,892)

Total liabilities and (deficit)	$167,904,621

The accompanying notes are an integral part of these combined financial statements.

Outdoor Advertising

Combined Statement of Operations

Year Ended December 31, 2013

Revenues
Net revenues	$206,343,121
Expenses
Operating	136,865,696
Selling, general and administrative	37,196,966
Loss on sales of property	109,344
Depreciation and amortization	18,231,325

Total expenses	192,403,331

Income from operations	13,939,790
Other income (expense)
Interest expense, net	(19,764,046)
Equity in income of investee companies, net	2,237,457
Gain on step acquisition of joint venture interest	312,958
Other income, net	147,242

Loss before income taxes	(3,126,599)
Income tax benefit	190,454

Net loss	$(2,936,145)

The accompanying notes are an integral part of these combined financial statements.

Outdoor Advertising

Combined Statement of (Deficit)

Year Ended December 31, 2013

Balance at January 1, 2013	$(94,678,885)
Net loss	(2,936,145)
Distribution to Holdings	(3,343,670)
Net change in invested equity	(4,299,192)

Balance at December 31, 2013	$(105,257,892)

The accompanying notes are an integral part of these combined financial statements.

Outdoor Advertising

Combined Statement of Cash Flows

Year Ended December 31, 2013

Cash flows from operating activities
Net loss	$(2,936,145)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	18,231,325
Amortization and write off of deferred financing costs	1,559,974
Provision for doubtful accounts	1,706,399
Change in value of equity-based compensation	(861,347)
Equity in income of investee companies, net	(2,237,457)
Distributions from investee companies	2,612,741
Equity interest received through services rendered	(625,000)
Gain on step acquisition of joint venture interest	(312,958)
Loss on sales of property	109,344
Change in fair value of interest rate swap	(372,854)
Change in deferred income taxes	(190,454)
Changes in operating assets and liabilities
Decrease in accounts receivable	9,288,009
Decrease in prepaid expense and other current assets	548,435
Increase in security deposits and other assets	(1,586,720)
Increase in accounts payable	1,056,237
Decrease in accrued expenses	(5,853,275)
Increase in deferred revenue	530,936
Increase in deferred rent	81,777
Increase in other long-term liabilities	570,204

Net cash provided by operating activities	21,319,171

Cash flows from investing activities
Acquisition of CityLites USA, LLC assets	(9,044,873)
Acquisition of ownership interests in joint ventures	(300,000)
Adjustment to Fuel purchase price	1,018,466
Additions to property, plant and equipment	(7,902,380)
Acquisition of public pay telephone business	(2,100,000)
Proceeds from disposal of property, plant and equipment	3,000
Change in restricted cash	1,076,086
Return of advances from investee companies	400,000
Advances to investee companies	(412,453)

Net cash used in investing activities	(17,262,154)

Cash flows from financing activities
Repayment of debt	(12,146,549)
Proceeds from credit facilities and other borrowings	14,000,000
Deferred financing costs paid	(373,041)
Distribution to Holdings	(3,343,670)
Net change in invested equity	(3,613,237)

Net cash used in financing activities	(5,476,497)

Net decrease in cash and cash equivalents	(1,419,480)
Cash and cash equivalents
Beginning of year	6,940,151

End of year	$5,520,671

Supplemental data
Cash paid during the year for interest	$18,447,609
Noncash investing and financing activities
Contingent obligation from acquisition	$529,130
Noncash additions to property, plant and equipment	$113,955

The accompanying notes are an integral part of these combined financial statements.

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

1.	Description of Business

The Outdoor Advertising business (“Outdoor Advertising” or “the Business”) represents the outdoor media and advertising business of Van Wagner Communications, LLC (“Communications”), a wholly owned subsidiary and the only operating asset of Van Wagner Twelve Holdings, LLC (“Holdings”). The Business develops, markets, and maintains sign structures, wall signs, telephone kiosks, bus wraps and other media types and structures for the purposes of advertising throughout the United States of America (“U.S.”).

2.	Basis of Presentation

These combined financial statements were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of Communications. These statements reflect the combined historical results of operations, financial position and cash flows of Outdoor Advertising in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). For ease of reference, these combined financial statements are referred to as those of Outdoor Advertising.

For the period presented, the entities that are part of Outdoor Advertising were each separate direct or indirect wholly owned subsidiaries of Communications. These financial statements are presented as if such businesses had been combined for the period presented. All intercompany transactions and accounts within Outdoor Advertising have been eliminated. The assets and liabilities in the combined financial statements have been reflected on a historical cost basis. The combined statement of operations includes allocations for certain support functions that are provided on a centralized basis by Communications currently for all of the businesses, including those not included in these financial statements (collectively, the “Non-Outdoor Businesses”). These include expenses not recorded at the business unit level, such as expenses related to finance, human resources, information technology, facilities, and legal, among others. These expenses have been allocated to Outdoor Advertising on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues and headcount. In addition, the Outdoor Advertising income tax provision and related tax accounts are presented as if these amounts were calculated on a separate tax return basis. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating the general corporate expenses between Outdoor Advertising and the Non-Outdoor Businesses, are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred by Outdoor Advertising and may not reflect the combined results of operations, financial position and cash flows had the Business been a stand-alone entity during the period presented. Actual costs that would have been incurred if Outdoor Advertising had been a stand-alone entity would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Cash for most of Communications’ businesses is currently managed centrally under cash pooling arrangements. Pursuant to these arrangements, most of the cash received by the Non-Outdoor Businesses is deposited directly with Outdoor Advertising and any daily cash flow needs of the Non-Outdoor Businesses are funded by Outdoor Advertising. Therefore, this cash is included in these combined financial statements. Where entities do not participate in the cash pooling arrangements, they maintain separate bank accounts for receipts and disbursements.

Similarly, most of Communications’ current external borrowing requirements are met through a Senior Secured Credit Facility (See Note 11). Borrowings under this facility are used to fund the entire portfolio of businesses of Communications. All of such debt and related interest expense has been attributed to and presented in the combined financial statements of Outdoor Advertising, as Outdoor Advertising is the primary obligor of the debt.

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

We have revised the previously reported Combined Statement of Cash Flows for the year ended December 31, 2013, for certain errors identified. The first error was for the incorrect inclusion of cash flow contributions to investees and returns of investments, respectively, from investees not owned by Business. The second error pertained to the incorrect classification of the cash outflow of a contribution to an equity investee of the Business as an operating activity. The revision increased net cash provided by operating activities, as previously stated of $20,919,171, by $400,000; increased net cash used in investing activities, as previously stated of $16,043,563, by $1,218,591 and decreased net cash used in financing activities, as previously stated of $6,295,088, by $818,591. We do not believe that these corrections are material to the previously reported annual financial statements. The above corrections had no effect on the previously reported Combined Statements of Operations, Combined Balance Sheet or Combined Statement of Deficit.

3.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Generally, matters subject to estimation and judgment include the valuation of assets and liabilities acquired in business combinations and asset acquisitions, allowance for doubtful accounts, asset impairments, useful lives of intangible and fixed assets, deferred tax asset valuation allowances and asset retirement obligations. Actual results could differ from those estimates.

Revenue Recognition

Revenues are generated from advertising contracts with advertising agencies and international, national and local advertisers located throughout the U.S. Revenue under advertising contracts is recognized over the period in which an advertisement is placed. For space provided to advertisers through the use of an advertising agency whose commission is calculated based on a stated percentage of gross billing revenues, revenues are reported net of agency commissions. Contract billings and cash received in advance of advertising revenue recognition are reflected as deferred revenue. Other revenues consist primarily of sign installation revenue and printing revenue, which are recognized when earned.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and money market accounts. The Business considers all highly liquid debt instruments having maturities of three months or less at the time of purchase to be cash equivalents.

Restricted cash represents deposits maintained with financial institutions for certain letters of credit that the withdrawal or use of which is restricted under the terms of the agreements.

Accounts Receivable

Receivables consist primarily of trade receivables from customers, net of advertising agency commissions, and are stated net of an allowance for doubtful accounts. The Business performs credit evaluations of its customers and, generally, does not require collateral. Past due accounts are monitored for collection and an allowance for doubtful accounts is established for the estimated losses to be sustained from the collection

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

effort, factoring into account the historical bad debt experience, the aging of accounts receivable, industry trends and economic indicators, as well as recent payment history for specific customers. Accounts receivable are written-off when the account is deemed uncollectible and subsequent recoveries are credited to the allowance when received. The gross accounts receivable allowance at December 31, 2013, is $1,614,785, of which $1,097,871 is included in “Security deposits and other assets” with the related long-term receivables.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Property, plant and equipment is depreciated and amortized, as applicable, using the straight-line method over the expected useful lives of the underlying assets. The estimated useful lives are as follows:

Leasehold improvements	Shorter of 15 years or life of lease
Outdoor and indoor equipment	Shorter of 15 years or life of lease
Other fixtures and equipment	5—7 years
Vehicles	5 years

Repairs and maintenance costs are expensed as incurred, while major renewals and betterments, which significantly extend the useful lives of existing property, plant and equipment, are capitalized and depreciated. Upon retirement or disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss recorded in income from operations.

The Business has an obligation under certain of its lease agreements to dismantle and remove its billboard structures and/or to restore the leased premises to their original condition upon the termination or nonrenewal of such agreements. The Business capitalizes the present value of these obligations as part of the cost of the related equipment or leasehold improvements and recognizes a corresponding asset retirement obligation. The obligation is accreted to the amounts expected to be paid through a charge to operating expenses.

Intangible Assets

Intangible assets primarily consist of customer contracts, leased location contracts, customer relationships, noncompete agreements, leasehold rights and advertising rights. The cost of these intangible assets, other than customer relationships and customer contracts, is amortized on a straight-line basis over the estimated period of economic benefit.

Customer relationships and customer contracts are amortized over their useful lives (three to fifteen years) on a basis consistent with the expected cash flows to be generated from these assets. Noncompete agreements are amortized over periods of three to five years based on contractual terms. Leased location contracts and leasehold rights are amortized over periods ranging from three years to the remaining life of the lease. Advertising rights are amortized from four to fifteen years. Amortizable lives are adjusted whenever there is a change in the estimated period of economic benefit.

Long-Lived Assets

The Business reviews its long-lived assets, except for goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized to the extent the carrying amount of the asset exceeds its fair value.

Goodwill is recorded for the excess purchase price over the fair value of net tangible and identifiable intangible assets acquired in a business combination. The Business evaluates the recoverability of its goodwill annually (at year end) and more frequently whenever events or changes in circumstances indicate that the asset may be impaired. In assessing goodwill for impairment, the Business has the option to perform a qualitative or quantitative assessment. Under the qualitative assessment, the Business considers the totality of events and circumstances affecting a reporting unit in order to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount, including goodwill. The Business determines the fair value of its reporting units based on the present value of estimated future cash flows over a discrete projection period plus the residual value of the business at the end of the projection period. Management projects cash flows using estimated growth rates, operating margins and capital expenditures that are based on the Business’s internal forecasts of future performance, as well as historical trends, taking into consideration industry and market conditions. The discount rate used is based on the Business’s calculated weighted average cost of capital. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. In the second step, the implied fair value of the reporting unit’s goodwill is determined and compared to the carrying amount of that goodwill. An impairment loss is recognized to the extent the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill.

Investments in Investee Companies

Investments in businesses where the Business does not have control, but in which it exercises significant influence, are accounted for using the equity method. The Business reflects its net investments in joint ventures under the caption “Investments in investee companies”. Under the equity method of accounting, original investments are recorded at cost and are adjusted for the Business’s share of earnings or losses of the joint venture and for distributions received and contributions made. Equity in the earnings or losses of the joint ventures is recognized according to the percentage ownership in each joint venture. Distributions received from joint ventures that represent a return on investment are classified as cash flows from operating activities. Distributions that represent a return of the investment are classified as cash flows from investing activities and included in other income, net.

Investments of 20% or less, over which the Business has no significant influence, are accounted for under the cost method. These cost method investments are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. At December 31, 2013, the Business had $890,000 of cost investments that are included in “Security deposits and other assets” on the combined balance sheet.

Deferred Financing Costs

Costs associated with the issuance of debt are initially deferred and subsequently expensed, under the effective interest method, over the term of the related debt. These expenses are included in interest expense in the combined statement of operations.

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

Interest Rate Swap Agreements

The Business enters into interest rate swap agreements to manage the risks associated with its variable rate debt. Interest rate swap agreements are recorded at fair value and included in assets or liabilities, as appropriate. Changes in fair value at each balance sheet date and upon maturity are recorded in interest expense.

Equity-Based Compensation

The Business recognizes compensation expense for Class B interests in Holdings that are issued to employees of the Business (the “awards”), which vest immediately upon issuance. The Business has elected to measure awards using the intrinsic value method based on the formula value defined in Holding’s limited liability company agreement as amended and restated (the “Limited Liability Company Agreement”). Due to the nature of the awards, they are classified as a liability and the Business recognizes compensation expense (benefit), as applicable, for changes in the then-current formula value and amounts paid in excess of the then-current formula value to repurchase employees’ equity interests.

Income Taxes

Income taxes as presented are calculated on a separate return basis and may not be reflective of the results that would have occurred if tax returns were filed on a stand-alone basis.

The Business consists of limited liability companies (“LLCs”) and C corporations. The LLCs have elected to be treated as partnerships for federal and state income tax reporting purposes; accordingly, income and losses pass through to Communications’ member for income tax reporting purposes at the Holdings level. The Business is included in the New York City unincorporated business tax (“UBT”) filing of Holdings and recognizes UBT as if it filed on a separate return basis. The Business’s C corporations are subject to federal, state and local income taxes.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences and operating loss and tax credit carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. The Business records a valuation allowance against particular deferred income tax assets if it is more likely than not that those assets will not be realized. The provision for income taxes comprises the Business’s current tax liability and change in deferred income tax assets and liabilities.

Auditing Standards Codification 740 requires that all entities account for their uncertain tax positions using a prescribed recognition threshold and related measurement model. The Business recognizes the effect of income tax positions only if sustaining those positions is more likely than not. Taxable years 2010 through 2012 remain subject to examination.

Billboard Property Leases

The Business’s billboards are primarily located on leased real property. Lease agreements are negotiated for varying terms ranging from one month to multiple years. Lease terms vary considerably, but typically consist of fixed payments, contingent rents based on the revenues the Business generates from the leased

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

site or a combination of the two. The fixed component of lease costs is expensed on a straight line basis over the contract term, and contingent rent is expensed as it becomes probable, which is consistent with when the related revenues are recognized.

Concentration of Credit Risk

Financial instruments that subject the Business to credit risk are cash and cash equivalents and accounts receivable. The Business’s cash and cash equivalent balances were held primarily in bank deposit and money market accounts at two major money center banks. With respect to accounts receivable, approximately 88% of accounts receivable at December 31, 2013 were due from various advertising agencies. One advertising agency accounted for approximately 23% of the Business’s net revenues in 2013 and 24% of accounts receivable balance at December 31, 2013. No other individual advertising agency or customer comprised more than 10% of the Business’s net revenues for the year presented.

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board issued Accounting Standard Update 2014-09 Revenue from Contracts with Customers (the “Standard”). Under the Standard, all companies are required to use a new five-step model to recognize revenue from customer contracts. The Standard is effective for the Business for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The Business may elect to apply this Standard earlier if certain criteria are met. The Business is in the process of evaluating the impact this Standard will have on its combined financial statements.

4.	Business Combinations

The Business accounts for acquired businesses using the acquisition method of accounting, which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Acquisition-related expenses and restructuring costs are recognized separately from the business combinations and are expensed as incurred. In a business combination achieved in stages, the Business remeasures its previously-held equity interest in the acquiree at its acquisition date fair value and recognizes the resulting gain or loss, if any, in earnings when control is obtained.

Acquisition of CityLites

On October 1, 2013, the Business purchased substantially all of the assets of CityLites USA, LLC (“CityLites”). CityLites owns, leases, markets and sells advertising signage and displays in and around the Minneapolis metropolitan area. This acquisition significantly expanded the Business’s outdoor media advertising business in the Minneapolis market.

The Business purchased assets and assumed liabilities from CityLites for $9,204,356, of which $9,000,000 was paid at closing with the remainder payable to CityLites upon the settlement of various working capital items outstanding at the acquisition date. As of December 31, 2013, $159,483 remains to be paid as a part of the final settlement of working capital. The Business recognized $50,761 of expense related to this transaction for the year ended December 31, 2013.

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

The following table summarizes the estimated fair value determined by internal studies and an independent third party appraisal of the assets acquired and liabilities assumed at the acquisition date:

Current assets	$395,725
Property, plant and equipment	557,000
Intangibles	8,281,000
Goodwill	137,000

Total assets	9,370,725

Current liabilities	166,369

Total liabilities	166,369

Net assets acquired	$9,204,356

The purchase price allocation resulted in the recognition of $137,000 in goodwill and $8,281,000 of amortizable intangible assets with no residual value, including $8,171,000 of advertising properties and rights, $70,000 of trade names and $40,000 of noncompete agreements. The amounts assigned to advertising properties and rights, trade names and noncompete agreements are amortized over the life of the leases, contracts or agreements. The weighted average life over which these acquired intangibles will be amortized is approximately six years. Goodwill recognized from the acquisition relates to synergies and expected contributions of CityLites related to geographic expansion and is deductible for income tax purposes.

Acquisition of interest from Mediavision, Incorporated (“Mediavision”)

On September 30, 2013, the Business paid Mediavision, its joint venture partner in Boston Outdoor Ventures, LLC (“BOV”), cash and non cash consideration of $361,160 for the remaining 50% of two classes of member interests in BOV, resulting in the transfer of the assets associated with these member interests to the Business. As a result of this transaction, BOV no longer has an interest in these assets. The transaction was accounted for as a step acquisition and the 50% interests previously held by the Business were re-measured to fair value of $361,160 at the acquisition date, resulting in a gain of $312,958. The Business considers the purchase price an indication of fair value of the 50% interest at the acquisition date as it is a negotiated amount, derived from the cash flows of the assets acquired. The estimated fair value of the assets acquired was $722,320, determined by management’s internal studies. The purchase price allocation resulted in the recognition of $625,917 of amortizable intangible assets with no residual value. These intangible assets relate entirely to advertising properties and rights and are amortized over the life of the underlying leases. The weighted average life over which these acquired intangibles will be amortized is approximately 17 years.

Acquisition of New York City PPTs

On March 22, 2013, the Business acquired, from a telephone services provider, approximately 550 public pay telephones (“PPTs”), located in New York City, and related enclosures, permits and other contractual rights to operate the PPTs. The purchase price for acquiring the assets consisted of $2,100,000 in cash and contingent future payments with an acquisition date fair value of $529,130. Estimated contingent payments of up to approximately $1,100,000 commence in 2015. The payments, if any, are subject to whether the existing franchise agreement between New York City and the Business is extended, either on a permanent or temporary basis, beyond the current October 2014 expiration date. This transaction was accounted for as a

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

business combination; accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values, as determined by management.

The purchase price allocation resulted in the recognition of $697,000 in property, plant and equipment and $1,932,130 of amortizable intangible assets with no residual value, comprised entirely of permits and contractual rights that will be amortized over approximately two years.

Acquisition of Fuel

On November 15, 2012, the Business purchased all of the issued and outstanding membership interests of Fuel Outdoor Holdings, LLC (“Fuel”). Fuel provides outdoor advertising space on billboards, wallscapes and other advertising displays in major metropolitan U.S. markets, including New York, Miami, Chicago, Dallas, San Francisco and Philadelphia. Fuel markets its locations to major national and local advertisers primarily through advertising agencies. This acquisition expanded the Business’s outdoor media advertising business in existing and new domestic markets.

The Business purchased all of the membership interests of Fuel for cash of $40,500,432, net of cash acquired of $1,943,833. The purchase price for the Fuel acquisition was subject to settlement of post-closing adjustments. In 2013, the Business entered into a settlement agreement with the previous owners of Fuel whereby the previous owners repaid the Business $1,018,466 of the initial cash purchase price as full settlement of the post-closing adjustments and the remaining payable to the seller outstanding of $28,760.

The following table summarizes the revised fair value of the assets acquired and liabilities assumed at the acquisition date:

Restricted cash	$1,273,266
Accounts receivable	7,233,176
Other current assets	697,042
Property, plant and equipment	4,827,370
Intangibles	32,368,876
Other assets	342,650

Total assets	46,742,380

Current liabilities	6,759,712
Debt	529,462

Total liabilities	7,289,174

Net assets acquired	$39,453,206

The final purchase price allocation resulted in the recognition of $32,368,876 of amortizable intangible assets with no residual value, including $31,318,876 of advertising properties and rights, $610,000 of customer contracts, $330,000 of trade names and $110,000 of noncompete agreements. These amounts assigned to advertising properties and rights, customer contracts, trade names and noncompete agreements are amortized over the life of the leases, contracts or agreements. The weighted average life over which these acquired intangibles will be amortized is approximately 11 years.

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

5.	Property, Plant and Equipment

Property, plant and equipment at December 31, 2013 consist of the following:

Land	$976,613
Leasehold Improvements	10,392,484
Outdoor and indoor equipment	66,831,130
Office fixtures and equipment	7,747,642
Vehicles	3,007,727

88,955,596
Less: Accumulated depreciation	55,638,261

$33,317,335

Depreciation expense relating to property, plant and equipment amounted to $8,037,477 for the year ended December 31, 2013.

In 2013, the Business, in various transactions, sold certain property that had a cost of $891,097 and accumulated depreciation of $778,753 and realized an aggregate loss on sales of $109,344.

6.	Intangible Assets and Goodwill

Intangible assets, other than goodwill, at December 31, 2013 consist of the following:

Gross carrying amount
Customer contracts	$2,474,080
Leased location contracts	64,817,011
Customer relationships	1,957,581
Noncompete agreements	2,575,610
Leasehold rights	15,517,747
Kiosk advertising and permit rights	7,705,341
Other	200,000

95,247,370

Accumulated amortization
Customer contracts	2,209,099
Leased location contracts	18,762,034
Customer relationships	1,957,579
Noncompete agreements	2,524,300
Leasehold rights	7,058,980
Kiosk advertising and permit rights	5,985,353
Other	45,322

38,542,667

Total intangibles, net	$56,704,703

Amortization expense relating to intangible assets amounted to $10,193,848 for the year ended December 31, 2013.

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

Estimated amortization expense for the next five years ending December 31 is as follows:

Years Ending December 31,
2014	$10,204,866
2015	7,875,753
2016	7,402,287
2017	6,758,442
2018	5,593,584

The change in the carrying amount of goodwill for the year ended December 31, 2013 is as follows:

Balance, January 1, 2013	$2,393,989
Goodwill acquired during the period	137,000

Balance, December 31, 2013	$2,530,989

The Business performed qualitative assessments for the goodwill acquired during the year. Based on the qualitative assessments, considering the aggregation of the relevant factors, the Business concluded that it is not more likely than not that the fair values of the reporting unit is less that its respective carrying amounts. Therefore, performing the quantitative impairment test was unnecessary.

The Business performed the two-step quantitative goodwill impairment test for goodwill acquired prior to 2013. Based on the annual impairment test, the estimated fair value exceeded the carrying value of the reporting unit in excess of 20% and therefore the second step of the impairment test was unnecessary.

7.	Investments in Investee Companies

The Business is party to several joint ventures accounted for under the equity method, as the business has significant influence but not control, as of and for the year ended December 31, 2013 as follows:

	Investment in	Equity in Income, net
729 Seventh Sign, LLC(a)	$—	$195,489
Van Wagner/Capital, LLC(b)	—	313,542
932 Southern Boulevard, LLC(c)	104,158	30,165
Take Two Outdoor Media, LLC(d)	45,671	879,700
Boston Outdoor Ventures, LLC(e)	575,800	821,115
Other Investments, net	4,736	(2,554)

	$730,365	$2,237,457

a.

In February 1998, the Business and 729 Sign Company (“Sign Company”) organized a limited liability company, 729 Seventh Sign, LLC (“729 Sign”), to construct and operate an outdoor sign on Seventh Avenue in New York City. 729 Sign has one class of members’ capital and two members. Initial contributions to 729 Sign were made 85% by Sign Company and 15% by the Business. Profit and losses and excess cash flows are distributed in accordance with the Members Operating Agreement. For the year ended December 31, 2013 the allocable amount of excess cash flows was 65% to Sign Company and 35% to the Business. No member is liable for any debts of 729 Sign or required to contribute any additional capital related to deficits incurred. The Business recognized distributions of

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

$161,741 in excess of its investment in 729 Sign as other income in the combined statement of operations.
b.	In August 2000, the Business and two individuals organized a limited liability company, Van Wagner/Capital, LLC, to construct, install, maintain, operate and market advertising signs. The Business’s equity interest in Van Wagner/Capital, LLC as of December 31, 2013 was 50%. No member is liable for any debts of the joint venture or required to contribute any additional capital related to deficits incurred. The Business recognized distributions of $28,756 in excess of its investment in Van Wagner/Capital, LLC as other income in the combined statement of operations.
c.	In January 2001, the Business and affiliates of Sign Up USA, Inc. organized a limited liability company, 932 Southern Boulevard, LLC, to construct, install, operate and market advertising signs. The Business’s equity interest in 932 Southern Boulevard, LLC as of December 31, 2013 was 50%. No member is liable for any debts of the joint venture or required to contribute any additional capital related to deficits incurred.
d.	In September 2005, the Business and American Sign Company, LLC organized a limited liability company, Take Two Outdoor Media, LLC (“Take Two”), to construct, install, operate and market advertising signs. Take Two has one class of members’ capital and two members. The Business’s equity interest in Take Two as of December 31, 2013 was 50%. Profits and losses are shared by all members based on their respective percentage of ownership interests. No member is liable for any debts of the joint venture or required to contribute any additional capital related to deficits incurred.
e.	In June 2007, the Business and Mediavision organized a limited liability company, BOV, to construct, install, operate and market advertising signs in the Boston, Massachusetts metropolitan area. BOV has multiple classes of members’ ownership interests. The two members own 50% of the equity within each class. Each class represents the Business’s ownership in a different class of assets, as defined in the BOV limited liability company agreement. No member is liable for any debts of the joint venture or required to contribute any additional capital related to deficits incurred.

At any time following the five-year anniversary of the installation of a sign structure underlying a class of assets, Mediavision has put rights to require the Business to purchase such interests based on a multiple of cash flows derived from the class of assets underlying these interests. Such rights may not be exercised if there are less than fifteen years remaining on the term of any lease agreement relating to the class of assets and under various other conditions. In addition, following such five-year anniversary referred to above, the Business has call rights to purchase such interests, also based on a multiple of cash flows derived from the class of assets underlying these interests.

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

Summarized balance sheet and statement of operations information of the joint ventures as of and for the year ended December 31, 2013 accounted for under the equity method, are as follows:

Combined balance sheet
Assets
Current assets	$1,056,600
Property, plant and equipment, net	769,266
Other assets	422,876

Total assets	$2,248,742

Liabilities and joint ventures’ equity
Current liabilities	$1,547,593
Other long-term liabilities	1,168,155

Total liabilities	2,715,748

Joint ventures’ (deficit) equity	(467,006)

Total liabilities and joint ventures’ (deficit) equity	$2,248,742

Combined statement of operations
Net revenues	$8,556,537

Costs and expenses
Selling and operating expenses	2,685,070
General and administrative	674,196
Depreciation and amortization	131,128

Total expenses	3,490,394

Net income	$5,066,143

8.	Accrued Expenses

Accrued expenses at December 31, 2013 consist of the following:

Compensation and employee related benefits	$1,172,922
License and lease payments	15,387,132
Taxes payable	1,087,213
Professional fees	1,071,285
Other	2,752,679

$21,471,231

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

9.	Asset Retirement Obligations

The Business’s asset retirement obligations include the costs associated with the removal of its structures, if applicable, principally related to the Business’s outdoor advertising installations. The following table reflects information related to the asset retirement obligations:

Balance at January 1, 2013	$1,223,943
Additions to asset retirement obligations	30,187
Accretion expense	76,185
Liabilities settled	(353,187)

Balance at December 31, 2013	$977,128

10.	Income Taxes

The Business has deferred income tax benefit of $190,454 in 2013.

Deferred income tax balances at December 31, 2013 are as follows:

Deferred tax assets
Net operating loss carryforwards	$1,477,105
Temporary differences	911,133

Deferred tax assets	2,388,238
Deferred tax liabilities
Deferred tax liabilities—temporary differences	(38,879)

Deferred tax assets, net	$2,349,359

Deferred tax assets primarily relate to basis differences on property, plant and equipment, deferred rent, and net operating loss (“NOL”) carryforwards generated by the Business for the New York City UBT. The total amount of NOL carryforwards related to UBT at December 31, 2013 is approximately $31,000,000, which expire between 2024 and 2029. The deferred tax liability primarily relates to basis differences in intangible assets.

11.	Debt

Senior Secured Credit Facility Dated August 3, 2012

During 2012, the Business entered into a $250,000,000 Credit Agreement (the “Senior Secured Credit Facility”) to refinance outstanding debt under the prior facility, fund distributions to Holdings to redeem outstanding indebtedness of Holdings, fund acquisitions and provide working capital. The Senior Secured Credit Facility is guaranteed by Holdings and all of its direct and indirect subsidiaries and is collateralized by existing and after-acquired personal property and real property of Communications, including Holdings’ interest in Communications and Communications’ interests in its subsidiaries, which includes the Business.

The Senior Secured Credit Facility was comprised of the following facilities: a $225,000,000 Term Loan (“Term B Loan”) and a $25,000,000 Revolving Credit Facility (“Revolver”). The Term B Loan and the Revolver are collectively referred to as “Senior Secured Debt”. The Revolver contains a separate sublimit of $10,000,000 for letters of credits. Any outstanding letters of credit reduce, on a dollar-for-dollar basis, the amount of borrowing capacity under the Revolver. The Term B Loan has a final maturity date of August 3, 2018 and the Revolver commitments expire on August 3, 2017.

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

On August 6, 2013, the Business amended the Senior Secured Credit Facility principally to provide for a new tranche of term loans which replaced all prior term loans and included new term loans in a principal amount of $5,000,000; increase the letter of credit sublimit to $12,500,000; and reduce the interest rates on the facility. In connection with the amendment, the Business recognized expenses of $631,068. Following the amendment, the Business had outstanding aggregate term loan borrowings of $227,750,000, the entire balance of which will hereinafter be referred to as the Term B Loan. The maturity dates for the credit facility were not amended.

As of December 31, 2013, there was $2,000,000 in borrowings outstanding under the Revolver and $5,959,788 in letters of credit outstanding. The letters of credit are generally used in lieu of security deposits for municipal authorities and landlords under license and lease agreements.

As of December 31, 2013, the long-term debt outstanding balance is as follows:

Term B Loan principal balance	$225,472,500
Less: Unamortized discount	(2,680,231)

222,792,269
Less: Current portion	(4,555,000)

218,237,269
Revolver	2,000,000

Total long-term debt	$220,237,269

As of December 31, 2013, the Term B Loan required quarterly principal payments of $1,138,750, commencing March 31, 2014, with the remaining balance due on August 3, 2018. The Senior Secured Credit Facility also provides for a mandatory excess cash flow payment equal to 0%, 25%, 50% or 75% of annual excess cash flow, as defined, with the exact percentage dependent on leverage ratios. Any payments are to be made in the year following that for which the excess cash flow payment is calculated and applied to remaining installments of the principal balance of the Term B Loan, in order of maturity. The Business determined that an excess cash flow payment of $1,445,830 was due for the year ended December 31, 2013. The Business paid this amount in April 2014. This amount is included in short-term debt as of December 31, 2013.

At December 31, 2013, the Term B Loan and Revolver mature as follows:

2014	$4,555,000
2015	4,555,000
2016	4,555,000
2017	4,555,000
2018	209,252,500

$227,472,500

Interest payments on the various tranches of the facility are payable quarterly or at the end of the LIBOR period, as applicable, at the Business’s option, at either (i) LIBOR plus an applicable margin or (ii) a Base Rate, as defined, plus an applicable margin, provided, however, that both the LIBOR rate and Base Rate shall be subject to floors of 1.25% and 2.25%, respectively. The Base Rate is defined as the greater of a) the Prime Rate; b) the Federal Funds Rate plus 0.50%; and c) a Eurodollar based rate. The applicable margin for the Revolver shall be adjusted prospectively on a quarterly basis as determined by Communications’

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

consolidated leverage ratio, as defined in the credit facility agreement. On December 31, 2013, the blended average interest rate for borrowings under the Senior Secured Credit Facility (before the impact of the swap agreement) was 6.25%. The Business was required to enter into interest rate protection agreements covering a notional amount of not less than 50% of the Term B loans for at least two years from August 3, 2012.

The Senior Secured Credit Facility contains covenants that require Communications to maintain a Consolidated Senior Leverage Ratio, as defined, at or below 6.5x and restrict the ability of Communications to borrow additional amounts if such borrowings would cause the Consolidated Senior Leverage ratio to exceed that level or cause the Consolidated Total Leverage Ratio, as defined, to exceed 6.75x. At December 31, 2013, Communications Consolidated Senior Leverage Ratio was 5.75x and Consolidated Total Leverage Ratio was 5.86x. In addition, there are covenants that restrict, among other things, the ability of the Business to dispose of assets, create liens, make investments, and pay dividends or make other restricted payments. Communications was in compliance with its financial covenants at December 31, 2013.

Interest Rate Swap Agreements

The Business uses variable rate debt to finance its operations. The debt obligations expose the Business to variability in interest payments due to changes in interest rates. The Business believes that it is prudent to limit the variability of its interest payments. To meet this objective, the Business has in the past entered into interest rate swap agreements to manage fluctuations in cash flows resulting from interest rate risk. These swap agreements converted a portion of variable-rate cash flow exposure on the debt obligations to fixed cash flows.

By using derivative financial instruments to hedge exposures to changes in interest rates, the Business exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the interest rate swap agreement. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with the interest rate swap agreement is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

The Business assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposure that may adversely impact expected future cash flows and by evaluating hedging opportunities.

During 2012, the Business entered into a new interest rate swap agreement to pay a fixed rate of interest of 1.468% plus the applicable LIBOR margin (6.468% at December 31, 2013) on a total notional value of $125,000,000, which expires on September 30, 2016. This agreement had a fair value liability position of $34,032 at December 31, 2013, which is included in accrued expenses.

The Business has not contemporaneously assessed the effectiveness of its swap agreements. Accordingly, the decrease in the fair value of the liability under the swap agreement of $372,854 for the year ended December 31, 2013 was reflected as a decrease to interest expense.

Other Debt

The Business has other debt outstanding of $2,124,131 at December 31, 2013. The current portion of the debt was $555,140 at December 31, 2013. The debt consists primarily of subordinated debt and other obligations issued or assumed in connection with acquisitions. Such obligations have interest rates ranging up to 6% per annum.

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

At December 31, 2013, the other debt matures as follows:

Years Ending December 31,
2014	$586,640
2015	576,856
2016	385,635
2017	275,000
2018	75,000
Thereafter	225,000

$2,124,131

12.	Fair Value of Financial Instruments

At December 31, 2013, the Business’s financial instruments included cash and cash equivalents, accounts receivable, accounts payable and debt. The fair value of cash and cash equivalents, accounts receivable, accounts payable and short-term debt and notes payable approximate their carrying values because of the short-term nature of these instruments. The following table provides fair value information with respect to the Business’s Senior Secured Debt as of December 31, 2013:

	Carrying Amount	Fair Value
Revolver	$2,025,000	$2,025,000
Term B Loan	225,472,500	228,291,000

Fair value of other long term debt approximates its carrying value. Fair value information with respect to the Business’s other long-term liabilities is not presented as such balances are not deemed significant at December 31, 2013.

The Financial Accounting Standards Board established a fair value hierarchy, consisting of three broad levels, that prioritizes the inputs for valuation techniques used to measure fair value. Level 1 inputs consist of observable inputs, such as quoted prices in active markets for identical assets and liabilities. Level 2 inputs are inputs, observable either directly or indirectly, other than quoted prices in active markets included in Level 1. Level 3 inputs have the lowest priority, are generally less observable from objective sources and require the reporting entity to develop its own assumptions. The Business currently uses only Level 2 inputs to measure the fair value of the Term B Loan. The Term B Loan is traded in the secondary market for syndicated loans, although the debt trades infrequently and is highly illiquid. The fair values of these debt instruments are based on quotes obtained through major financial institutions and an analysis of trading levels of debt instruments of comparable media companies and comparable credits.

13.	Equity-Based Compensation

The Business awards Class B interests in Holdings to employees as incentive awards. Under the Limited Liability Company Agreement, the Class B members do not have the right to vote or grant consents with respect to any matters, and, upon the occurrence of certain events, Class B members may put their interests to Holdings and Holdings may call the Class B members’ interest. The Class B interests have an embedded put option and an embedded call option. The put option is triggered by one of the following events: death of the Class B member, termination of employment of the Class B member other than for cause (as defined), or failure to renew the employment contract of the Class B member (except under certain circumstances).

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

Upon the occurrence of the put event, the Class B member (or the Class B interest holder if the interest had been transferred) has 90 days to cause Holdings to purchase all of his Class B interests. Under the Limited Liability Company Agreement, such obligations to Class B members can be satisfied by Holdings by issuing unsecured notes to the Class B members payable interest-only for ten years or, upon mutual agreement of Holdings and the member, instruments with alternative deferred payment terms. Based on the characteristics of the awards, including the repurchase features, they have been classified as a liability of the Business.

At December 31, 2013, the Business has a liability for such awards of $1,958,042 included in other long-term liabilities, representing the appreciation in value of 86,485 Class B interests in Holdings since their date of issuance. Compensation expense was decreased by $861,347 in 2013 was recorded in selling, general and administrative expense for changes in the formula value of the Class B interests in Holdings held during the year.

Effective May 28, 2013, in connection with the termination of an employee of the Non-Outdoor Business who was also a Class B interest unitholder, 4,032 units held by such employee were purchased at the formula value of $280,734 by two employees of the Business, who were also existing interest unitholders. The Business recognized a liability with respect to such units in the amount of their formula value.

14.	Retirement Savings Plan

The Business maintains a retirement savings plan for certain of its employees. Under the plan (the “Retirement Savings Plan”), the Business makes 401(k) contributions of 3% of participant compensation, as defined, subject to certain limitations, annually. In addition, the Business may make annual discretionary contributions, as determined by management, also subject to certain limitations. The Business recognized $371,121 in expense for 2013 related to its contributions to the Retirement Savings Plan.

15.	Multiemployer Pension and Postretirement Benefit Plans

The Business contributes to three multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover its union-represented employees: National Electric Benefit Fund (“NEBF”), International Painters and Allied Trades Industry Pension Fund (“IUPAT”) and Sheet Metal Workers’ National Pension Fund (“NPF”). The other employers participating in these multiemployer plans are primarily in the painters, sheet metal working and electrical trade industries. The risks of participating in multiemployer plans are different from single-employer plans, as assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers and if a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. Additionally, if the Business chooses to stop participating in some of its multiemployer plans it may be required to pay those plans a withdrawal liability based on the underfunded status of the plan. Management does not intend to take any such action that would subject the Business to such liability.

The financial health of a multiemployer plan is indicated by the zone status, as defined by the Pension Protection Act of 2006, which represents the funded status of the plan as certified by the plan’s actuary. Plans in the red zone are less than 65% funded, the yellow zone are between 65% and 80% funded, and green zone are at least 80% funded. The percentage is obtained by dividing the plan’s assets by its liabilities on the valuation date of the plan year.

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

The table below presents information concerning the Business’s participation in multiemployer defined benefit plans:

Pension Plan	Collective Bargaining Expiration Date	Employer Identification Number/Pension Plan Number	Pension Protection Act Zone Status	Contributions
NEBF	July 31, 2015	53-0181657	Green	$206,267
IUPAT	July 31, 2015	52-6073909	Yellow	102,820
NPF	July 31, 2016	52-6112463	Red	424,180

				$733,267

Zone status for each individual plan listed above was certified by each plan’s actuary as of the beginning of the plan year. The plan year is the twelve months ending December 31 for each plan.

As a result of the above noted zone status for the NEBF plan, there was no funding improvement or rehabilitation plan implemented, as defined by the Employee Retirement Income Security Act of 1974 (“ERISA”), nor any surcharges imposed for the plan.

On April 2, 2009, the trustees of the IUPAT plan adopted a funding improvement plan which is in effect from January 1, 2012 through the earlier of either December 31, 2024, or until the plan is at least 80% funded. Surcharges are included in contributions, as required under the improvement plan.

The board of trustees for the NPF plan has issued and modified a rehabilitation plan that combines benefit reductions and contribution increases that are intended to enable the NPF plan to be at least 65% funded within a 13 year rehabilitation period. Surcharges are included in contributions, as required under the rehabilitation plan.

The Business’s contribution to each of these plans does not represent more than 5% of the total contributions received by each plan. The Business recognizes expense for the multiemployer pension and postretirement benefit plans based on the required contributions to the plans.

16.	Related-Party Transactions

In the ordinary course of business, the Business enters into transactions with related parties to rent certain sign locations from entities that are controlled by affiliates. The Business also rents certain office space from an affiliate. Total related rent expense for the year ending December 31, 2013 was $1,066,080. Additionally, the Business provides management services to related parties. Management fees earned from these related parties were immaterial for the period presented.

Outdoor Advertising has an amount receivable from the Non-Outdoor Businesses on the combined balance sheet of $2,052,846 at December 31, 2013 for sign construction services provided by employees of the Business. No services were provided during the year ended December 31, 2013.

Historically, Communications provided services to and funded 100% of certain corporate expenses for all businesses, including the Non-Outdoor Businesses. These services relate to accounting and finance, human resources, information technology, facilities, and legal, among others. These financial statements include the Outdoor Advertising share of corporate expenses which have been allocated to Outdoor Advertising on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues or headcount. The allocated expenses are included in the combined statement of operations in operating, selling, general and administrative, and depreciation and amortization expenses.

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating expenses, are reasonable.

The corporate allocations to the Business for the year ended December 31, 2013 were approximately $15.1 million.

Intercompany transactions other than services provided in the normal course of business operations between Outdoor Advertising and Non-Outdoor Businesses are considered to be effectively settled for cash. The total net effect of the settlement of these intercompany transactions is reflected in the combined statement of cash flows as a financing activity and in the combined balance sheet as invested equity. The net change in invested equity of Outdoor Advertising for the year ended December 31, 2013 of $4,299,192 primarily relates to cash pooling and general financing activities.

17.	Commitments and Contingencies

Operating Leases and License Agreements

The Business is obligated under various operating lease agreements for office space, office equipment and automobiles, which expire at various dates through 2022. Rent expense under these leases amounted to $3,177,619 for the year ended December 31, 2013, which is recorded on a straight-line basis.

Additionally, the Business is obligated under operating leases and license agreements for certain sign locations. Such space is leased or licensed by the Business for advertising purposes under leases or licenses that expire at various dates. Rent expense under such leases and licenses is recorded on a straight-line basis and amounted to $96,516,409 for the year ended December 31, 2013. Rent expense includes both guaranteed minimum payments and contingent rents based on advertising revenues from certain properties.

The following is a schedule of future noncancelable minimum lease and license payments as of December 31, 2013:

Years Ending December 31,
2014	$47,102,961
2015	44,678,334
2016	42,581,620
2017	30,726,436
2018	27,669,867
Thereafter	165,078,820

$357,838,038

Litigation

The Business is subject to claims and litigation in the normal course of its business for which management does not believe the outcome will have a material adverse effect upon its financial position, results of operations or cash flows.

On April 13, 2011, the City of Los Angeles, on behalf of itself and the People of the State of California (the “City”) initiated a lawsuit in the Superior Court of California against the Business and owners of certain properties on which the Business installed advertisements in Los Angeles. The suit alleged, among other things, that the Business violated certain state and local laws prohibiting such advertising signs. The suit

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

sought injunctive relief and monetary relief relating to the installation and display of supergraphic advertisements by the Business at 15 locations in Los Angeles primarily during the period 2008 to 2010. The Business operated at these advertising locations during this period subject to a stipulation it entered into with the City in October 2008, which was approved by the United States District Court for the Central District of California. The Business voluntarily removed the signs in the program, including those advertisements that are covered by the suit, in May 2010, even though it believed that it had the right at that time to continue to operate them under the Court-approved stipulation.

The Business filed an Answer to the City’s claims, denying liability. In addition, on January 13, 2012, the Business filed cross-claims against the City, seeking injunctive relief and monetary damages arising from the City’s Ordinance banning off-site signs and modifications thereto and its disparate treatment of the Business under the Ordinance.

In June 2013, the Business and the City entered into a settlement agreement, resolving their claims against one another. Pursuant to that settlement agreement, the Business paid and expensed $385,000 to the City, which is included in operating expenses in the combined statement of operations. Thereafter, the City dismissed its claims against the Business with prejudice, and the Business dismissed its cross-claims against the City with prejudice.

Commercial Rent Tax

On June 10, 2014, as part of an audit of the Business’s payment of New York City commercial rent tax, the City of New York (the “NYC”) presented the Business with preliminary workpapers indicating a proposed adjustment of approximately $9.6 million related to the Business’s commercial rent tax liability for the period from June 1, 2002 to May 31, 2013. The proposed adjustment amount includes proposed taxes, calculated based on commercial rent paid, as well as interest and penalties. Management strongly disagrees with the NYC’s preliminary calculations and supporting documentation and intends to vigorously defend its position.

Given the preliminary nature of this matter, management cannot yet determine an amount or range of potential liability, if any, that might result. Moreover, even if the Business owes additional commercial rent tax during the period, under applicable law, the Business may take a deduction from any taxes owed for subtenant rent received from its advertisers. If the Business elects to take such deduction, management believes that such deduction would offset the full amount any taxes owed.

18.	Business Segment

The Business is managed as a single business unit that develops markets and maintains sign structures, wall signs, telephone kiosks, bus wraps and other media types and structures for the purpose of advertising throughout the US. The Business consists of a number of different subsidiaries or divisions (collectively “Subsidiaries”) which are differentiated by either geographic market, media type, prior ownership or other. However, the Subsidiaries within the Business are operated as one. They share a common senior management and sales team and compensation plans for senior managers are based on aggregated results. When making resource allocation decisions, our chief operating decision maker evaluates profitability data but gives no weight to the financial impact of the resource allocation decision on an individual subsidiary. The Business’s objective in making resource allocation decisions is to maximize its combined financial results, not the individual results of the respective units.

Outdoor Advertising

Notes to Combined Financial Statements

December 31, 2013

19.	Subsequent Events

Management has evaluated all other events and transactions that occurred after December 31, 2013 through June 19, 2014, the date the combined financial statements were available to be issued and has determined that all material subsequent events or transactions that would require disclosure have been included in the combined financial statements.

20.	Subsequent Events (Unaudited)

On October 1, 2014, Holdings sold its right, title and interest in and all of the membership interests of the Business to CBS Outdoor Americas Inc. and CBS Outdoor LLC for $690 million. In connection with the sale, the Business spun off by way of distribution, or otherwise, the assets of the Business that did not primarily relate to the outdoor media and advertising business of Communications, including assets that relate to the general administrative and operational functions of the Business. Also in connection with the sale, on October 1, 2014, the entire principal balance of the Senior Secured Credit Facility, plus accrued interest, was repaid in full.

Outfront Media Capital LLC

and

Outfront Media Capital Corporation,

wholly owned subsidiaries of

OUTFRONT Media Inc.

OFFER TO EXCHANGE

Up to $550,000,000 aggregate principal amount of 5.250% Senior Notes due 2022 for any and all outstanding 5.250% Senior Notes due 2022

AND

Up to $400,000,000 aggregate principal amount of 5.625% Senior Notes due 2024 For any and all outstanding 5.625% Senior Notes due 2024

AND

Up to $450,000,000 aggregate principal amount of 5.875% Senior Notes due 2025 for any and all outstanding 5.875% Senior Notes due 2025

PROSPECTUS

                    , 2014

PART II

Information Not Required in Prospectus

Item 20.	Indemnification of Directors and Officers.

Maryland Corporations

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter will contain a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law requires us (unless our charter provides otherwise, which our charter will not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The Maryland General Corporation Law permits us to indemnify any present or former director or officer, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with any proceeding to which he or she may be made or threatened to be made a party by reason of his or her service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the Maryland General Corporation Law, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that a personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.

In addition, the Maryland General Corporation Law permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good-faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us, and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; and

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, trustee or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws will also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee of our company or a predecessor of our company.

The indemnification and payment or reimbursement of expenses provided by the indemnification provisions of our charter and bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any statute, bylaw, resolution, insurance, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, we intend to enter into separate indemnification agreements with each of our directors in the form filed as Exhibit 10.5 to this registration statement. Each indemnification agreement will provide, among other things, for indemnification as provided in the agreement and otherwise to the fullest extent permitted by law and our charter and bylaws against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees. The indemnification agreements will provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such advancement.

Outdoor Inc.’s articles of incorporation and bylaws generally provide for indemnification of its respective officers and directors to the fullest extent permitted under Maryland law.

Delaware Corporations

Pursuant to Section 145(a) of the Delaware General Corporation Law, or DGCL, Delaware corporations may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of a Delaware corporation or is or was serving at a Delaware corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding.

Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of each Delaware corporation, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), no Delaware corporation shall indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to it unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under Sections 145(a) and (b) of the DGCL applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Delaware corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was lawful.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The articles of incorporation and bylaws of Outfront Media Capital Corporation, Outfront Media L.A. Inc., Outfront Media Outernet Inc. and Outfront Media Sports Inc. generally provide for indemnification of their respective officers and directors to the fullest extent permitted under Delaware law.

Delaware Limited Liability Companies

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company agreements of Outfront Media Capital LLC, Fuel Outdoor Holdings LLC, Fuel Outdoor San Francisco LLC, Metro Fuel LLC, Outfront Media Group LLC, Outfront Media LLC, Outfront Media Miami LLC and Outfront Media Wall to Wall LLC generally provide for the indemnification of their respective officers and directors to the fullest extent permitted under Delaware law.

New York Corporations

Section 721 of the New York Business Corporation Law, or NYBCL, provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareowners or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such action or proceeding or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of a threatened or pending action which is settled or otherwise disposed of, or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized. Section 722 and Section 723 of the NYBCL contain certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by the corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of Article 7 of the NYBCL, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

The articles of incorporation and bylaws of Century Prince Street, Inc. and Mizey Realty Co., Inc. generally provide for the indemnification of their respective officers and directors to the fullest extent permitted under New York law.

New York Limited Liability Companies

Section 420 of the New York Limited Liability Company Law permits a limited liability company to indemnify and hold harmless, and advance expenses to, any member, manager, or other person, or any testator or intestate of such member, manager or other person, from and against any and all claims and demands whatsoever; provided, however, that no indemnification may be made to or on behalf of any member, manager or other person if a judgment or other final adjudication adverse to such person establishes (1) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (2) that he personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

The limited liability company agreements of Fuel Outdoor LLC, Millennium Billboards L.L.C., Motion Pictures Promotions, LLC, Outfront Media Boston LLC, Outfront Media Bus Advertising LLC, Outfront Media Chicago LLC, Outfront Media Citylites LLC, Outfront Media Electrical & Maintenance LLC, Outfront Media Kiosk Advertising LLC, Outfront Media Miami Holdings LLC, Outfront Media Minnesota LLC, Outfront Media San Francisco LLC, Outfront Media Sign Erectors LLC, Outfront Media Transportation Advertising LLC and Outfront Media VW Communications LLC generally provide for the indemnification of their respective officers and directors to the fullest extent permitted under New York law.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits: The list of exhibits is set forth under “Exhibit Index” at the end of the registration statement of which this prospectus forms a part and is incorporated herein by reference.

(b)	Financial Statement Schedules: See Index to Consolidated Financial Statements and the related notes thereto.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media Capital LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA CAPITAL LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2014

OUTDOOR INC.

By:

/s/ Donald R. Shassian Donald R. Shassian	Member Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media Capital Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA CAPITAL CORPORATION

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Director	December 22, 2014

/s/ Richard H. Sauer Richard H. Sauer	Director	December 22, 2014

/s/ George Wood George Wood	Director	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, OUTFRONT Media Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA INC.

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2014

/s/ Nicolas Brien Nicolas Brien	Director	December 22, 2014

/s/ Manuel Diaz Manuel Diaz	Director	December 22, 2014

/s/ Peter Mathes Peter Mathes	Director	December 22, 2014

/s/ Susan Tolson Susan Tolson	Director	December 22, 2014

/s/ Joseph H. Wender Joseph H. Wender	Director	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Century Prince Street, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

CENTURY PRINCE STREET, INC.

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Director	December 22, 2014

/s/ Richard H. Sauer Richard H. Sauer	Director	December 22, 2014

/s/ George Wood George Wood	Director	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Fuel Outdoor LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

FUEL OUTDOOR LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Fuel Outdoor Holdings LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

FUEL OUTDOOR HOLDINGS LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Fuel Outdoor San Francisco LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

FUEL OUTDOOR SAN FRANCISCO LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Metro Fuel LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

METRO FUEL LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Millennium Billboards L.L.C. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

MILLENNIUM BILLBOARDS L.L.C.

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Mizey Realty Co., Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

MIZEY REALTY CO., INC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Director	December 22, 2014

/s/ Richard H. Sauer Richard H. Sauer	Director	December 22, 2014

/s/ George Wood George Wood	Director	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Motion Pictures Promotions, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

MOTION PICTURES PROMOTIONS, LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outdoor Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTDOOR INC.

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Director	December 22, 2014

/s/ Richard H. Sauer Richard H. Sauer	Director	December 22, 2014

/s/ George Wood George Wood	Director	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media Boston LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA BOSTON LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media Bus Advertising LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA BUS ADVERTISING LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media Chicago LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA CHICAGO LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media Citylites LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA CITYLITES LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media Electrical & Maintenance LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA ELECTRICAL & MAINTENANCE LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media Group LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA GROUP LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2014

OUTFRONT MEDIA LLC		December 22, 2014

By:

/s/ Donald R. Shassian Donald R. Shassian	Member Manager

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media Kiosk Advertising LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA KIOSK ADVERTISING LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media L.A. Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA L.A. INC.

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Director	December 22, 2014

/s/ Richard H. Sauer Richard H. Sauer	Director	December 22, 2014

/s/ George Wood George Wood	Director	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2014

OUTFRONT MEDIA CAPITAL LLC		December 22, 2014

By:

/s/ Donald R. Shassian Donald R. Shassian	Manager

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media Miami Holdings LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA MIAMI HOLDINGS LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy S. Male Jeremy S. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media Miami LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA MIAMI LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media Minnesota LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA MINNESOTA LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media Outernet Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA OUTERNET INC.

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Director	December 22, 2014

/s/ Richard H. Sauer Richard H. Sauer	Director	December 22, 2014

/s/ George Wood George Wood	Director	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media San Francisco LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA SAN FRANCISCO LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media Sign Erectors LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA SIGN ERECTORS LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media Sports Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA SPORTS INC.

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Director	December 22, 2014

/s/ Richard H. Sauer Richard H. Sauer	Director	December 22, 2014

/s/ George Wood George Wood	Director	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media Transportation Advertising LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA TRANSPORTATION ADVERTISING LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media VW Communications LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA VW COMMUNICATIONS LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Outfront Media Wall to Wall LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2014.

OUTFRONT MEDIA WALL TO WALL LLC

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Donald R. Shassian, Richard H. Sauer and Louis Capocasale as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Jeremy J. Male Jeremy J. Male	Chief Executive Officer (Principal Executive Officer)	December 22, 2014

/s/ Donald R. Shassian Donald R. Shassian	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Manager	December 22, 2014

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization, dated as of January 15, 2014, by and among CBS Corporation, CBS Outdoor Americas Inc. and CBS Radio Media Corporation (incorporated herein by reference to Exhibit 2.1 to CBS Outdoor Americas Inc.’s Registration Statement on Form S-11 (File No. 333-189643), filed on January 31, 2014).

2.2	Master Separation Agreement, dated as of April 2, 2014, by and between CBS Outdoor Americas Inc. and CBS Corporation (incorporated herein by reference to Exhibit 2.1 to CBS Outdoor Americas Inc.’s Current Report on Form 8-K, filed on April 2, 2014).+

2.3	Membership Interest Purchase Agreement, dated as of July 20, 2014, by and among CBS Outdoor Americas Inc., CBS Outdoor LLC, Van Wagner Communications, LLC, Van Wagner Twelve Holdings, LLC and Richard M. Schaps (incorporated herein by reference to Exhibit 2.1 to CBS Outdoor Americas Inc.’s Current Report on Form 8-K, filed on July 21, 2014).+

3.1	Articles of Amendment and Restatement of OUTFRONT Media Inc. effective March 28, 2014, as amended by the Articles of Amendment of OUTFRONT Media Inc. effective November 20, 2014. (incorporated herein by reference to Exhibit 3.1 to OUTFRONT Media Inc.’s Current Report on Form 8-K, filed on November 20, 2014).

3.2	Amended and Restated Bylaws of OUTFRONT Media Inc. (incorporated herein by reference to Exhibit 3.2 to OUTFRONT Media Inc.’s Current Report on Form 8-K, filed on November 20, 2014).

3.3	Certificate of Formation of Outfront Media Capital LLC.

3.4	Operating Agreement of Outfront Media Capital LLC.

3.5	Certificate of Incorporation of Outfront Media Capital Corporation.

3.6	By-laws of Outfront Media Capital Corporation.

3.7	Certificate of Incorporation of Century Prince Street, Inc.

3.8	By-laws of Century Prince Street, Inc.

3.9	Certificate of Formation of Fuel Outdoor Holdings LLC.

3.10	Operating Agreement of Fuel Outdoor Holdings LLC.

3.11	Articles of Organization of Fuel Outdoor LLC.

3.12	Operating Agreement of Fuel Outdoor LLC.

3.13	Certificate of Formation of Fuel Outdoor San Francisco LLC.

3.14	Operating Agreement of Fuel Outdoor San Francisco LLC.

3.15	Certificate of Formation of Metro Fuel LLC.

3.16	Operating Agreement of Metro Fuel LLC.

3.17	Articles of Organization of Millennium Billboards L.L.C.

3.18	Operating Agreement of Millennium Billboards L.L.C.

3.19	Certificate of Incorporation of Mizey Realty Co., Inc.

3.20	By-laws of Mizey Realty Co., Inc.

3.21	Articles of Organization of Motion Picture Promotions, LLC.

3.22	Operating Agreement of Motion Picture Promotions, LLC.

3.23	Articles of Incorporation of Outdoor Inc.

3.24	Bylaws of Outdoor Inc.

3.25	Articles of Organization of Outfront Media Boston LLC.

3.26	Operating Agreement of Outfront Media Boston LLC.

3.27	Articles of Organization of Outfront Media Bus Advertising LLC.

3.28	Operating Agreement of Outfront Media Bus Advertising LLC.

3.29	Articles of Organization of Outfront Media Chicago LLC.

3.30	Operating Agreement of Outfront Media Chicago LLC.

3.31	Articles of Organization of Outfront Media Citylites LLC.

3.32	Operating Agreement of Outfront Media Citylites LLC.

3.33	Articles of Organization of Outfront Media Electrical & Maintenance LLC.

3.34	Operating Agreement of Outfront Media Electrical & Maintenance LLC.

3.35	Certificate of Formation of Outfront Media Group LLC.

3.36	Operating Agreement of Outfront Media Group LLC.

3.37	Articles of Organization of Outfront Media Kiosk Advertising LLC.

3.38	Operating Agreement of Outfront Media Kiosk Advertising LLC.

3.39	Certificate of Incorporation of Outfront Media L.A. Inc.

3.40	By-laws of Outfront Media L.A. Inc.

3.41	Certificate of Formation of Outfront Media LLC.

3.42	Operating Agreement of Outfront Media LLC.

3.43	Articles of Organization of Outfront Media Miami Holdings LLC.

3.44	Operating Agreement of Outfront Media Miami Holdings LLC.

3.45	Certificate of Formation of Outfront Media Miami LLC.

3.46	Operating Agreement of Outfront Media Miami LLC.

3.47	Articles of Organization of Outfront Media Minnesota LLC.

3.48	Operating Agreement of Outfront Media Minnesota LLC.

3.49	Certificate of Incorporation of Outfront Media Outernet Inc.

3.50	By-laws of Outfront Media Outernet Inc.

3.51	Articles of Organization of Outfront Media San Francisco LLC.

3.52	Operating Agreement of Outfront Media San Francisco LLC.

3.53	Articles of Organization of Outfront Media Sign Erectors LLC.

3.54	Operating Agreement of Outfront Media Sign Erectors LLC.

3.55	Certificate of Incorporation of Outfront Media Sports Inc.

3.56	By-laws of Outfront Media Sports Inc.

3.57	Articles of Organization of Outfront Media Transportation Advertising LLC.

3.58	Operating Agreement of Outfront Media Transportation Advertising LLC.

3.59	Articles of Organization of Outfront Media VW Communications LLC.

3.60	Operating Agreement of Outfront Media VW Communications LLC.

3.61	Certificate of Formation of Outfront Media Wall to Wall LLC.

3.62	Operating Agreement of Outfront Media Wall to Wall LLC.

4.1	Indenture, dated as of January 31, 2014, by and among CBS Outdoor Americas Capital LLC, CBS Outdoor Americas Capital Corporation, the guarantors named therein and Deutsche Bank Trust Company Americas (incorporated herein by reference to Exhibit 4.1 to CBS Outdoor Americas Inc.’s Registration Statement on Form S-11 (File No. 333-189643), filed on January 31, 2014).

4.2	Registration Rights Agreement, dated as of January 31, 2014, by and among CBS Outdoor Americas Capital LLC, CBS Outdoor Americas Capital Corporation, the guarantors named therein and Deutsche Bank Securities Inc., Wells Fargo Securities, LLC and Citigroup Global Markets Inc. (incorporated herein by reference to Exhibit 4.2 to CBS Outdoor Americas Inc.’s Registration Statement on Form S-11 (File No. 333-189643), filed on January 31, 2014).

4.3	Indenture, dated as of October 1, 2014, by and among CBS Outdoor Americas Capital LLC, CBS Outdoor Americas Capital Corporation, the guarantors named therein and Deutsche Bank Trust Company Americas (incorporated herein by reference to Exhibit 4.1 to CBS Outdoor Americas Inc.’s Current Report on Form 8-K, filed on October 2, 2014).

4.4	First Supplemental Indenture, dated as of October 1, 2014, by and among CBS Outdoor Americas Capital LLC, CBS Outdoor Americas Capital Corporation, the guarantors named therein and Deutsche Bank Trust Company Americas (incorporated herein by reference to Exhibit 4.2 to CBS Outdoor Americas Inc.’s Current Report on Form 8-K, filed on October 2, 2014).

5.1	Opinion of Jones Day.

5.2	Opinion of Venable LLP.

10.1	Tax Matters Agreement, dated as of April 2, 2014, by and between CBS Outdoor Americas Inc. and CBS Corporation (incorporated herein by reference to Exhibit 10.1 to CBS Outdoor Americas Inc.’s Current Report on Form 8-K, filed on April 2, 2014).

10.2	Transition Services Agreement, dated as of April 2, 2014, by and between CBS Outdoor Americas Inc. and CBS Corporation (incorporated herein by reference to Exhibit 10.2 to CBS Outdoor Americas Inc.’s Current Report on Form 8-K, filed on April 2, 2014).

10.3	Registration Rights Agreement, dated as of April 2, 2014, by and between CBS Outdoor Americas Inc. and CBS Corporation (incorporated herein by reference to Exhibit 10.4 to CBS Outdoor Americas Inc.’s Current Report on Form 8-K, filed on April 2, 2014).

10.4	License Agreement, dated as of April 2, 2014, by and between CBS Outdoor Americas Inc. and CBS Broadcasting Inc. (incorporated herein by reference to Exhibit 10.3 to CBS Outdoor Americas Inc.’s Current Report on Form 8-K, filed on April 2, 2014).

10.5	Form of Director Indemnification Agreement (incorporated herein by reference to Exhibit 10.5 to CBS Outdoor Americas Inc.’s Registration Statement on Form S-11 (File No. 333-189643), filed on February 18, 2014).

10.6	Commitment Letter, dated as of July 20, 2014, between CBS Outdoor Americas Capital LLC, CBS Outdoor Americas Capital Corporation, CBS Outdoor Americas Inc., Wells Fargo Securities, LLC and WF Investment Holdings, LLC (incorporated herein by reference to Exhibit 10.1 to CBS Outdoor Americas Inc.’s Current Report on Form 8-K, filed on July 21, 2014).

10.7	Amended and Restated Transition Services Agreement, dated as of July 16, 2014, by and between CBS Outdoor Americas Inc. and CBS Corporation (incorporated herein by reference to Exhibit 10.1 to CBS Outdoor Americas Inc.’s Current Report on Form 8-K, filed on July 16, 2014).

10.8	Amended and Restated License Agreement, dated as of July 16, 2014, by and between CBS Outdoor Americas Inc. and CBS Broadcasting Inc. (incorporated herein by reference to Exhibit 10.2 to CBS Outdoor Americas Inc.’s Current Report on Form 8-K, filed on July 16, 2014).

10.9	Credit Agreement, dated as of January 31, 2014, by and among CBS Outdoor Americas Capital LLC, CBS Outdoor Americas Capital Corporation, the guarantors party thereto, Citibank, N.A. and the other lenders party thereto from time to time.

10.10	CBS Outdoor Americas Omnibus Stock Incentive Plan, effective as of March 27, 2014 (incorporated herein by reference to Exhibit 10.6 to CBS Outdoor Americas Inc.’s Current Report on Form 8-K, filed on April 2, 2014).

10.11	CBS Outdoor Americas Inc. Executive Bonus Plan, effective as of March 27, 2014 (incorporated herein by reference to Exhibit 10.7 to CBS Outdoor Americas Inc.’s Current Report on Form 8-K, filed on April 2, 2014).

10.12	Outdoor Excess 401(k) Plan, effective as of January 1, 2014 (incorporated herein by reference to Exhibit 10.9 to CBS Outdoor Americas Inc.’s Registration Statement on Form S-11 (File No. 333-189643), filed on February 18, 2014).

10.13	Employment Agreement with Jeremy J. Male, dated as of September 6, 2013 (incorporated herein by reference to Exhibit 10.10 to CBS Outdoor Americas Inc.’s Registration Statement on Form S-11 (File No. 333-189643), filed on February 18, 2014).

10.14	Employment Agreement with Wally Kelly, dated as of August 21, 2013 (incorporated herein by reference to Exhibit 10.11 to CBS Outdoor Americas Inc.’s Registration Statement on Form S-11 (File No. 333-189643), filed on February 18, 2014).

10.15	Employment Agreement with Donald R. Shassian, dated as of November 20, 2013 (incorporated herein by reference to Exhibit 10.12 to CBS Outdoor Americas Inc.’s Registration Statement on Form S-11 (File No. 333-189643), filed on February 18, 2014).

10.16	Employment Agreement with Raymond Nowak, dated as of November 25, 2013 (incorporated herein by reference to Exhibit 10.13 to CBS Outdoor Americas Inc.’s Registration Statement on Form S-11 (File No. 333-189643), filed on February 18, 2014).

10.17	Employment Letter with Richard Sauer, dated as of October 26, 2006 (incorporated herein by reference to Exhibit 10.14 to CBS Outdoor Americas Inc.’s Registration Statement on Form S-11 (File No. 333-189643), filed on February 18, 2014).

10.18	Employment Agreement with Richard Sauer, dated as of February 17, 2014 (incorporated herein by reference to Exhibit 10.15 to CBS Outdoor Americas Inc.’s Registration Statement on Form S-11 (File No. 333-189643), filed on February 18, 2014).

10.19	Form of Certificate and Terms and Conditions for Performance-Based Restricted Share Units Awards with Time Vesting (incorporated herein by reference to Exhibit 10.11 to CBS Outdoor Americas Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014).

10.20	Form of Certificate and Terms and Conditions for Restricted Share Units Awards with Time Vesting (incorporated herein by reference to Exhibit 10.12 to CBS Outdoor Americas Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014).

10.21	Form of Certificate and Terms and Conditions for Restricted Share Units Awards with Time Vesting for Directors of CBS Outdoor Americas Inc. (incorporated herein by reference to Exhibit 10.13 to CBS Outdoor Americas Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014).

10.22	Summary of CBS Outdoor Americas Inc. Compensation for Outside Directors (incorporated herein by reference to Exhibit 10.14 to CBS Outdoor Americas Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014).

10.23	CBS Corporation 2004 Long-Term Management Incentive Plan (as amended and restated through May 25, 2006) (incorporated herein by reference to Exhibit 10 to CBS Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, File No. 001-09553).

10.24	CBS Corporation 2009 Long-Term Incentive Plan (effective February 21, 2008, as amended and restated May 23, 2013) (incorporated herein by reference to Exhibit 10(c) to CBS Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, File No. 001-09553).

10.25	Form of Certificate and Terms and Conditions for Converted Stock Options (incorporated herein by reference to Exhibit 10(c)(ii) to CBS Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, File No. 001-09553).

10.26	Form of Certificate and Terms and Conditions of Converted Performance-Based Restricted Share Units with Time Vesting (incorporated herein by reference to Exhibit 10(c)(v) to CBS Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, File No. 001-09553).

10.27	Form of Certificate and Terms and Conditions of Converted Restricted Share Units with Time Vesting (incorporated herein by reference to Exhibit 10(c)(vii) to CBS Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, File No. 001-09553).

10.28	Employment Agreement with Andy Sriubas, dated as of July 28, 2014 (incorporated herein by reference to Exhibit 10.2 to CBS Outdoor Americas Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014).

10.29	Registration Rights Agreement, dated as of October 1, 2014, by and among CBS Outdoor Americas Capital LLC, CBS Outdoor Americas Capital Corporation, the guarantors named therein and Wells Fargo Securities, LLC and Goldman, Sachs & Co. (incorporated herein by reference to Exhibit 10.1 to CBS Outdoor Americas Inc.’s Current Report on Form 8-K, filed on October 2, 2014).

10.30	Employment Agreement with Clive Punter, dated as of October 6, 2014.

10.31	Employment Agreement with Nancy Tostanoski, dated as of May 5, 2014.

10.32	Employment Agreement with Jodi Senese, dated as of April 15, 2013.

10.33	Letter Agreement with Wally Kelly, dated as of July 23, 2014.

10.34	Letter Agreement with Raymond Nowak, dated of as November 25, 2014 (incorporated herein by reference to Exhibit 10.1 to OUTFRONT Media Inc.’s Current Report on Form 8-K, filed on December 2, 2014).

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

21.1	List of Subsidiaries of OUTFRONT Media Inc.

23.1	Consent of PricewaterhouseCoopers LLP (with respect to OUTFRONT Media Inc.).

23.2	Consent of PricewaterhouseCoopers LLP (with respect to Outfront Media VW Communications LLC).

23.3	Consent of Jones Day (included in Exhibit 5.1).

23.4	Consent of Venable LLP (included in Exhibit 5.2).

24.1	Powers of Attorney (Included on the signature pages of this Form S-4 and incorporated herein by reference).

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 for the 2022 Notes.

25.2	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 for the 2024 Notes.

25.3	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 for the 2025 Notes.

99.1	Form of Letter of Transmittal.

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema

101.CAL	XBRL Taxonomy Calculation Linkbase

101.DEF	XBRL Taxonomy Definition Document

101.LAB	XBRL Taxonomy Label Linkbase

101.PRE	XBRL Taxonomy Presentation Linkbase

+	Schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. OUTFRONT Media Inc. agrees to furnish supplementally to the SEC a copy of any omitted schedule, annex or exhibit upon request.